                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                               FOUNDATION HEALTH SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
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     (4) Date Filed:
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
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    Foundation Health Systems, Inc. (the "Company") will hold its 1997 Annual Meeting of Stockholders (the "Annual Meeting") on Wednesday, August 6, 1997 at 2:00 p.m. (local time) at The Regent Beverly Wilshire Hotel, 9500 Wilshire Blvd., Beverly Hills, California 90212, for the following purposes:

    1. To elect four directors to serve until the 2000 Annual Meeting of Stockholders.

    2.  To approve the Foundation Health Systems, Inc. 1997 Stock Option Plan.

    3. To approve the Foundation Health Systems, Inc. Third Amended and Restated Non-Employee Director Stock Option Plan.

    4. To approve the Foundation Health Systems, Inc. Employee Stock Purchase Plan.

    5. To approve the availability of 650,000 shares of the Company's Class A Common Stock for purchase under the Foundation Health Corporation Employee Stock Purchase Plan.

    6. To approve material terms of the Foundation Health Systems, Inc. Performance-Based Annual Bonus Plan.

    7. To ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants.

    8.  To act upon any other matters that may properly come before the meeting.

    The Board of Directors has fixed July 3, 1997 as the Record Date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

    At the Annual Meeting, each share of Class A Common Stock, par value $.001 per share, of the Company represented at the Annual Meeting will be entitled to one vote on each matter properly brought before the Annual Meeting. The California Wellness Foundation holds all of the Class B Common Stock, par value $.001 per share, of the Company (which is non-voting) and has been invited to send representatives to attend the Annual Meeting. Malik M. Hasan, M.D., Jay M. Gellert and B. Curtis Westen have been appointed as proxy holders, with full rights of substitution, for the holders of Class A Common Stock.

                                          By Order of the Board of Directors,

                                                    [SIGNATURE]

                                          B. Curtis Westen, Esq.

                                          SENIOR VICE PRESIDENT, GENERAL COUNSEL

                                          AND SECRETARY

July 10, 1997

                             YOUR VOTE IS IMPORTANT

    All stockholders are cordially invited to attend the Annual Meeting. However, to ensure your representation at the Annual Meeting, please mark, sign, date and return the enclosed proxy as soon as possible in the enclosed self-addressed, postage-paid envelope. If you attend the Annual Meeting, you may vote in person even if you have returned a proxy.

            [LOGO]

                        FOUNDATION HEALTH SYSTEMS, INC.
                                PROXY STATEMENT

GENERAL; VOTING OF SHARES

    The accompanying proxy is solicited by the Board of Directors of Foundation Health Systems, Inc. (the "Company") for use at the 1997 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Wednesday, August 6, 1997 at 2:00 p.m. (local time) at The Regent Beverly Wilshire Hotel, 9500 Wilshire Blvd., Beverly Hills, California 90212, and at any adjournments or postponements thereof. This Proxy Statement and accompanying proxy card will be mailed beginning on or about July 10, 1997 to give holders of Class A Common Stock, par value $.001 per share ("Class A Common Stock"), of the Company of record on July 3, 1997 (the "Record Date") an opportunity to vote at the Annual Meeting. The Health Systems International Annual Report on Form 10-K for the fiscal year ended December 31, 1996, which serves as the Annual Report to Stockholders in connection with the Annual Meeting, accompanies this Proxy Statement as ANNEX I. Please note that the consolidated financial statements and other information included in the Annual Report on Form 10-K are only those of Health Systems International, Inc. ("HSI"), as the merger of equals transaction (the "FHS Combination") involving HSI and Foundation Health Corporation ("FHC") was not consummated until April 1, 1997 which was subsequent to the 1996 fiscal year end.

    Each share of Class A Common Stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the Annual Meeting. The Company also has outstanding non-voting Class B Common Stock, par value $.001 per share ("Class B Common Stock"), all of which is held by The California Wellness Foundation (the "CWF"). The Company's Fourth Amended and Restated By-Laws (the "By-Laws") require that the holders of a majority of the total number of shares entitled to vote be present in person or by proxy in order for the business of the Annual Meeting to be transacted.

    In voting, please specify your choices by marking the appropriate spaces on the enclosed proxy card, signing and dating the card and returning it in the accompanying envelope. If no directions are given and the signed card is returned, then the proxy holders will vote the shares for the election of all listed nominees, in accordance with the directors' recommendations on the other subjects listed on the proxy card, and at their discretion on any other matters that may properly come before the meeting. In situations where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called "broker non-votes"), the affected shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting but will not be included in the vote totals and, therefore, will have no effect on the outcome of the votes.

REVOCABILITY OF PROXIES

    Any stockholder giving a proxy has the power to revoke it at any time before the proxy is voted. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation bearing a later date than the proxy, by duly executing a subsequently dated proxy relating to the same shares of Class A Common Stock and delivering it to the Secretary of the Company or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any subsequently dated proxy or written notice revoking a proxy should be sent to the Secretary of Foundation Health Systems, Inc., at its executive offices at 21600 Oxnard Street, Woodland Hills, California 91367, or 225 North Main Street, Pueblo, Colorado 81003.

SHARES OUTSTANDING

    Only holders of record of Class A Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, the Company had outstanding 109,444,117 shares of Class A Common Stock. Each share of Class A Common Stock is entitled to one vote. As of the Record Date, the Company also had outstanding 11,747,642 shares of Class B Common Stock, all of which are held by the CWF and all of which are nonvoting. The CWF has been invited to send representatives to the Annual Meeting.

SOLICITATION

    The Company will bear the entire cost of the solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement, the proxy and any additional materials furnished to stockholders. Proxies may be solicited by directors, officers and a small number of regular employees of the Company personally or by mail, telephone or telegraph, but such persons will not be specially compensated for such service. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of Class A Common Stock of record for beneficial owners for forwarding to such beneficial owners. The Company has also engaged Morrow & Co. to assist in the solicitation of proxies. This firm will be paid a fee of under $10,000 and will be reimbursed for expenses incurred in connection with such engagement. The Company may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

    YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. HIGHLIGHTS OF THE ANNUAL MEETING AND THE VOTING RESULTS WILL BE INCLUDED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 1997.

                                  INTRODUCTION

    Foundation Health Systems, Inc. (the "Company" or "FHS"), is the nation's fourth-largest publicly traded managed health care company. Its mission is to enhance quality of life for its customers by offering products distinguished by their quality, service and affordability. The Company's health maintenance organization ("HMO"), insured preferred provider organization ("PPO") and government contracts subsidiaries provide health benefits to nearly five million individuals in 17 states through group, individual, Medicare risk, Medicaid and CHAMPUS programs. The Company's subsidiaries also offer managed health care products related to workers' compensation, PPO networks, behavioral health, dental, vision and prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

    The Company's current operations are a result of the merger of equals transaction (the "FHS Combination") between the Company (then named Health Systems International, Inc.) and Foundation Health Corporation ("FHC") which was consummated on April 1, 1997.

                      NOMINATION AND ELECTION OF DIRECTORS

    The Board of Directors of the Company currently consists of 11 persons, divided into three classes with four directors designated in each of Class I and Class III and three directors designated in Class II. At the Annual Meeting, stockholders will elect four directors for Class I.

    The Class I nominees are Malik M. Hasan, M.D., Daniel D. Crowley, Gov. George Deukmejian and Adm. Earl B. Fowler. Each Class I director will be elected for a three-year term and will hold office until the 2000 Annual Meeting of Stockholders. In each case, the elected director will continue in office until such director's successor is elected and has been qualified, or until such director's earlier death, resignation or removal. In this connection, pursuant to an Employment Agreement Termination Agreement (described below) between the Company and Mr. Crowley, Mr. Crowley has agreed to resign from the Company's Board of Directors effective May 7, 1998.

    The Fourth Amended and Restated By-Laws of the Company (the "By-Laws") require the affirmative vote of the holders of a majority of Class A Common Stock represented at the Annual Meeting and entitled to vote to elect each named nominee. Stockholders eligible to vote at the Annual Meeting do not have cumulative voting rights with respect to the election of directors. Shares represented by proxies marked "withhold authority" for one or more nominees will be counted as a negative vote.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                            FOR EACH NAMED NOMINEE.

NOMINEES AND CONTINUING DIRECTORS

    The Company's Fourth Amended and Restated Certificate of Incorporation (the "Certificate") provides that the Board of Directors will consist of not less than three nor more than twenty members, the exact number to be determined in accordance with the By-Laws. The By-Laws provide that from April 1, 1997 until April 1, 2002, the Board of Directors will consist of 11 members, six of whom initially were selected by FHC (Messrs. Crowley, Foley, Fowler, Hanselman, Stegemeier and Troubh, collectively the "FHC Designees") and five of whom initially where selected by HSI (Dr. Hasan and Messrs. Bouchard, Deukmejian, Farley and Greaves, collectively, the "HSI Designees"); provided that if at any time during the period beginning on April 1, 1997 and up to, but not including, the election of directors at the May 2000 Annual Meeting of Stockholders (the "Transition Period"), Dr. Hasan is not the Chief Executive Officer of the Company and a member of the Board of Directors, then prior to the next meeting of the Board of Directors following such occurrence, the other HSI Designees will select another individual to replace Dr. Hasan, and either (i) an FHC Designee will resign so that the Board of Directors will consist of 10 directors, of whom five will be HSI Designees and five will be FHC Designees, or
(ii) the directors will take action to increase the size of the Board of Directors to 12 and the HSI Designees will select a director to fill the vacancy created by such increase in the size of the Board of Directors. Following any date that the Board of Directors consists of 10 or 12 directors, as the case may be pursuant to the preceding sentence, the Board of Directors will be entitled to increase the size of the Board of Directors by one in order to fill the new directorship with the new Chief Executive Officer of the Company.

    The Certificate provides for the Board of Directors to be divided into three classes, each class to serve for staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the directors. The By-Laws further provide that the designees for the classes of the Board of Directors expiring in 1997, 1998 and 1999 shall consist of: (i) for Class I, four members, consisting of Mr. Crowley, Dr. Hasan (or their respective replacements, if applicable), one independent director appointed from the HSI Designees and one independent director appointed from the FHC Designees; (ii) for Class II, three members, consisting of two independent directors appointed from the FHC Designees and one independent director appointed from the HSI Designees; and
(iii) for Class III, four members, consisting of two independent directors appointed from the HSI Designees and two independent directors appointed from the FHC Designees. During the Transition Period, in the event of death, resignation, removal or failure to stand for reelection of any of the directors originally designated by FHC or HSI, the vacancy on the Board of Directors and any committee will be filled with a replacement FHC Designee or HSI Designee, as the case may be, selected by the remaining FHC Designees or HSI Designees, respectively. The Board of Directors believes that a classified Board of Directors with staggered terms will help to assure the continuity and stability of the Board of Directors and the business strategies and policies of the Company.

    The nominees were designated for election, pursuant to the By-Laws, by the Committee on Directors of the Board of Directors of the Company (the "Committee on Directors"). Each of the nominees has consented to serve as a director if elected. The following table sets forth certain information with respect to the nominees as well as to those other directors in Class II and Class III whose terms continue after the Annual Meeting:

                                    NOMINEES

                                                                                                                   TERM TO
NAME                                           PRINCIPAL OCCUPATION OR EMPLOYMENT                       AGE        EXPIRE
-----------------------------  -------------------------------------------------------------------      ---      -----------
CLASS I
Malik M. Hasan, M.D.           Chairman of the Board of Directors and Chief Executive Officer of            58         2000
                                the Company

Daniel D. Crowley              Former Chairman of the Board of Directors of the Company                     49         2000

Gov. George Deukmejian         Partner of Sidley & Austin and former Governor of the State of               69         2000
                                California

Adm. Earl B. Fowler            President and owner of Fowler International Corporation and                  71         2000
                                Chairman of the Board of SPD Technologies, Inc.

                              CONTINUING DIRECTORS

                                                                                                                   TERM TO
NAME                                           PRINCIPAL OCCUPATION OR EMPLOYMENT                       AGE        EXPIRE
-----------------------------  -------------------------------------------------------------------      ---      -----------
CLASS II
Richard W. Hanselman           Director and Consultant to various companies                                 69         1998

Raymond S. Troubh              Financial Consultant to and Director of various companies                    71         1998

Roger F. Greaves               Former Co-Chairman of the Board of Directors, Co-President and               59         1998
                                Co-Chief Executive Officer of the Company and Director of various companies

CLASS III
J. Thomas Bouchard             Senior Vice President, Human Resources of International Business             57         1999
                                Machines Corporation

Thomas T. Farley               Senior Partner of Petersen, Fonda, Farley, Mattoon, Crockenberg and          62         1999
                                Garcia, P.C.

Patrick Foley                  Chairman, President and Chief Executive Officer of DHL Airways,              65         1999
                                Inc.

Richard J. Stegemeier          Chairman Emeritus of the Board of Directors of Unocal Corporation            69         1999

INFORMATION CONCERNING MEMBERS OF THE BOARD OF DIRECTORS AND NOMINEES

    DR. HASAN became Chairman of the Board of Directors and Chief Executive Officer of the Company on May 7, 1997. From consummation of the FHS Combination until May 7, 1997, Dr. Hasan served as Chief Executive Officer and President of the Company. Prior to the FHS Combination, Dr. Hasan served as Chairman of the Board of Directors and Chief Executive Officer of the Company commencing in March 1995. Dr. Hasan also assumed the position of President of the Company in March 1995, an office he held until June 1996. In addition, Dr. Hasan served as Treasurer of the Company from November 1996 until consummation of the FHS Combination. Dr. Hasan was the Co-Chairman, Co-President and Co-

Chief Executive Officer of the Company from January 1994 until March 1995. Dr. Hasan has served as Chairman of the Board of Directors of QualMed, Inc. (a predecessor to the Company) ("QualMed") since its formation in 1985. Dr. Hasan assumed the additional position of Chief Executive Officer of QualMed in June 1990. Effective March 1991, Dr. Hasan also became President of QualMed, an office he held until February 1995. A board-certified neurologist in Pueblo, Colorado since June 1975, Dr. Hasan maintained a limited practice until July 1992. From 1980 to 1984, Dr. Hasan was a director of the Colorado Medical Society and Parkview Episcopal Medical Center. In 1989, he was appointed by the Governor of Colorado to the Colorado Health Data Commission, on which he continued to serve until 1993. Dr. Hasan served as a Clinical Assistant Professor of Neurology at the University of Colorado from 1976 until 1990 and has been a member of the London Royal College of Physicians since 1964.

    MR. BOUCHARD became a director of the Company in January 1994 upon consummation of the merger transaction involving Health Net and QualMed which created HSI (the "HSI Combination"). Mr. Bouchard served as a director of QualMed from May 1991 until February 1995. Since October 1994, Mr. Bouchard has served as Senior Vice President, Human Resources of International Business Machines Corporation. From June 1989 until October 1994, Mr. Bouchard served as Senior Vice President & Chief Human Resources Officer of U.S. West, Inc., a diversified global communications company, and prior to that time he was Senior Vice President--Human Resources and Organization for United Technologies Corp. Mr. Bouchard has served on the Board of Directors of the Labor Policy Association since March 1991 and Nordstrom National Credit Bank since April 1991.

    MR. CROWLEY, who serves as a consultant to the Company, became a director of the Company in April 1997 (upon consummation of the FHS Combination). From April 1997 until May 7, 1997, Mr. Crowley served as Chairman of the Board of Directors of the Company. Prior to the FHS Combination, Mr. Crowley served as a director and the President and Chief Executive Officer of FHC since May 1989. In May 1990, Mr. Crowley was appointed Chairman of the Board of Directors of FHC.

    MR. DEUKMEJIAN became a director of the Company in January 1994 (upon consummation of the HSI Combination). Mr. Deukmejian served as a director of QualMed from April 1992 until February 1995. Mr. Deukmejian has been a partner in the law firm of Sidley & Austin, Los Angeles, California since February 1991. Mr. Deukmejian served as Governor of the State of California for two terms, from January 1983 to January 1991. Mr. Deukmejian also served the State of California as Attorney General from 1979 to 1982, as a State Senator from 1967 to 1978 and as a State Assemblyman from 1963 to 1966. Mr. Deukmejian has been a director of Burlington Northern Santa Fe Pacific Corporation, a railroad company, since September 1995, and was a director of one of its predecessors, Santa Fe Pacific Corporation, from January 1991 until September 1995.

    MR. FARLEY became a director of the Company in January 1994 (upon consummation of the HSI Combination). Mr. Farley served as a director of QualMed from February 1991 until February 1995 and is a senior partner in the law firm of Petersen, Fonda, Farley, Mattoon, Crockenberg and Garcia, P.C., Pueblo, Colorado. Mr. Farley was formerly President of the governing board of Colorado State University, the University of Southern Colorado and Ft. Lewis College and Chairman of the Colorado Wildlife Commission. He served as Minority Leader of the Colorado House of Representatives from 1967 to 1975. Mr. Farley has been a director of the Public Service Company of Colorado, a public gas and electric company, since 1983 and a director/advisor of Norwest Banks of Pueblo and Sunset since 1985. Mr. Farley has been a member of the Board of Regents of Santa Clara University, a Jesuit institution, since 1987.

    MR. FOLEY became a director of the Company in April 1997 (upon consummation of the FHS Combination). Mr. Foley served as a director of FHC from 1996 until the FHS Combination. He has been Chairman, President and Chief Executive Officer of DHL Airways, Inc. since 1988. Mr. Foley is also a director of Continental Airlines and Glenborough Realty Trust.

    MR. FOWLER became a director of the Company in April 1997 (upon consummation of the FHS Combination). Mr. Fowler served as a director of FHC from 1988 until the FHS Combination. He is President and owner of Fowler International Corporation, an international consulting firm, and Chairman of the Board of SPD Technologies, Inc., an electrical equipment manufacturer. Prior thereto, Mr. Fowler served in the United States Navy and retired as Vice Admiral, U.S. Navy, and Commander of the Naval Sea Systems Command.

    MR. GREAVES served as Co-Chairman of the Board of Directors, Co-President and Co-Chief Executive Officer of the Company from January 1994 (upon consummation of the HSI Combination) until March 1995. Prior to January 1994, Mr. Greaves served as Chairman of the Board of Directors, President and Chief Executive Officer of H.N. Management Holdings, Inc. (a predecessor to the Company) since its incorporation in June 1990. Mr. Greaves is the former Chairman of the Board of Directors, President and Chief Executive Officer of Health Net, a subsidiary of the Company. Prior to joining Health Net, Mr. Greaves held various management roles at Blue Cross of Southern California, including Vice President of Human Resources and Assistant to the President, and held various management positions at Allstate Insurance Company from 1962 until 1968. Mr. Greaves is a founding member of (and continues to serve on) the Board of Governors of California State University at Long Beach, and he is a member of the board of directors of Quidel Corporation and Zymed Corporation.

    MR. HANSELMAN became a director of the Company in April 1997 (upon consummation of the FHS Combination). Mr. Hanselman served as a director of FHC from 1990 until the FHS Combination. He has been a corporate director of and consultant to various companies since 1986. Mr. Hanselman is also a director of Arvin Industries, Becton, Dickinson and Company, BEC Group, Inc., the Bradford Funds, Gryphon Holdings Inc. and IMCO Recycling, Inc.

    MR. STEGEMEIER became a director of the company in April 1997 (upon consummation of the FHS Combination). Mr. Stegemeier served as a director of FHC from 1993 until the FHS Combination. He is Chairman Emeritus of the Board of Directors of Unocal Corporation and served as Chairman and Chief Executive Officer of Unocal Corporation from July 1988 until his retirement in May 1994. Mr. Stegemeier is also a director of Wells Fargo Bank, Halliburton Company, Northrop Grumman Corporation, Outboard Marine Corporation and Pacific Enterprises.

    MR. TROUBH became a director of the Company in April 1997 (upon consummation of the FHS Combination). Mr. Troubh served as a director of FHC from 1991 until the FHS Combination. He is a financial consultant in New York City. Mr. Troubh is also a director of ADT Limited, America West Airlines, Inc., Applied Power, Inc., ARIAD Pharmaceuticals, Inc., Becton, Dickinson and Company, Diamond Offshore Drilling, Inc., General American Investors Company, Olsten Corporation, Petrie Stores Corporation, Time Warner, Inc., Triarc Companies, Inc. and WHX Corporation.

                               EXECUTIVE OFFICERS

    The following sets forth certain information with respect to the current executive officers of the Company. Please refer to the information contained under the heading "Nominees" and "Continuing Directors" for biographical information of executive officers who are also directors of the Company.

NAME                               AGE      POSITION
-----------------------------      ---      -----------------------------------------------------------------------
Malik M. Hasan, M.D.                   58   Chairman of the Board of Directors and Chief Executive Officer

Jay M. Gellert                         43   President and Chief Operating Officer

Dale T. Berkbigler, M.D.               48   Executive Vice President of Medical Affairs and Chief Medical Officer

Jeffrey L. Elder                       49   Senior Vice President and Chief Financial Officer

B. Curtis Westen, Esq.                 36   Senior Vice President, General Counsel and Secretary

Douglas C. Werner                      52   Acting President of FHS Eastern Division

Arthur M. Southam, M.D.                40   President of FHS California Division

Michael D. Pugh                        44   President of FHS Western Division

Garry Garrison                         50   President of FHS Specialty Services Division

Maurice Costa                          49   President of FHS Workers' Compensation Division

Gary Velasquez                         37   President of FHS Government Operations Division

    MR. GELLERT became President and Chief Operating Officer of the Company on May 7, 1997. From consummation of the FHS Combination until May 7, 1997, Mr. Gellert served as Executive Vice President and Chief Executive Officer of the Company. Mr. Gellert served as a director and President and Chief Operating Officer of the Company from June 1996 until consummation of the FHS Combination. Mr. Gellert also holds the position of Chairman of the Board of Directors for the Company's principal operating subsidiaries, Health Net and QualMed. Prior to joining the Company, Mr. Gellert directed Shattuck Hammond Partners Inc.'s strategic advisory engagements in the area of integrated delivery systems development, managed care network formation and physician group practice integration. Prior to joining Shattuck Hammond Partners, Mr. Gellert was an independent consultant, and from 1988 to 1991, he served as President and Chief Executive Officer of Bay Pacific Health Corporation. From 1985 to 1988 Mr. Gellert was Senior Vice President and Chief Operating Officer for California Healthcare System.

    DR. BERKBIGLER became Executive Vice President of Medical Affairs and Chief Medical Officer of the Company upon consummation of the FHS Combination. Prior to consummation of the FHS Combination, Dr. Berkbigler served as Executive Vice President of Medical Affairs of the Company and as a director of the Company from January 1994 until consummation of the FHS Combination. Dr. Berkbigler has been a director of QualMed since July 1987 and has served as the Executive Vice President of Medical Affairs of QualMed since July 1989. Dr. Berkbigler became President of QualMed in February 1995, an office he held until July 1996. He was appointed Vice Chairman of the Board, Executive Vice President and Chief Medical Officer of the Company in July 1996. Prior to 1986, Dr. Berkbigler served as the President of San Luis Valley Physicians Service Corporation, and from August 1986 to March 1991 held the position of San Luis Valley HMO Medical Director. He was promoted to QualMed Medical Director in April 1987, and assumed the title of Vice President of Medical Affairs of QualMed in January 1988. He also served as a member of the Board of Directors of St. Joseph Hospital, Del Norte, Colorado, from September 1983 through September 1989 and as its Chairman of the Board from October 1986 through September 1988. Dr. Berkbigler was a practicing internist in Del Norte, Colorado from 1979 until 1991.

    MR. ELDER became Senior Vice President and Chief Financial Officer of the Company upon consummation of the FHS Combination. Prior to the FHS Combination, Mr. Elder served as Senior Vice President and Chief Financial Officer of FHC. Mr. Elder joined FHC in 1989, was promoted to Chief Financial

Officer in March 1990 and was named a Senior Vice President for FHC in 1991. Prior to joining FHC, Mr. Elder was an officer with Medical Life Insurance Company of Ohio, where he held the post of Vice President of Administration and Chief Financial Officer.

    MR. WESTEN has served as Senior Vice President, General Counsel and Secretary of the Company since March 1995. Mr. Westen also serves as a director of certain subsidiaries of the Company. Mr. Westen has served as Senior Vice President, General Counsel and Secretary of QualMed since February 1994, and served as Vice President of Administration of QualMed from August 1993 until February 1994. Since February 1995, he has served as a director of QualMed. Mr. Westen served as Assistant General Counsel and Assistant Secretary of QualMed since joining QualMed in March 1992. From September 1986 until March 1992, Mr. Westen was an attorney with the firm of Lord, Bissell & Brook in Chicago, Illinois.

    MR. WERNER became Acting President of FHS Eastern Division upon consummation of the FHS Combination. Prior to consummation of the FHS Combination, Mr. Werner served as Senior Vice President, Strategic Planning and Business Development of HSI since October 1996. Mr. Werner is also the acting executive responsible for all of the Company's eastern operations. Since 1987, Mr. Werner was employed by Aetna Health Plans in several regional vice president positions, most recently as Regional Vice President, western region, for Aetna Health Plans, where he developed and led commercial and government health plan operations. He has also served in executive positions at Western Health Plans, National Medical Enterprises, Healthcare Affiliates, Inc. and CIGNA Healthplans.

    DR. SOUTHAM became President of FHS California Division upon consummation of the FHS Combination. Prior to consummation of the FHS Combination, Dr. Southam served as Senior Vice President of HSI and the President and Chief Executive Officer of Health Net from July 1996. Prior to accepting this position, Dr. Southam was President and Chief Executive Officer for CareAmerica Health Plans. He currently serves as Chairman of the California Association of HMOs, an organization representing 32 health plans throughout the State of California. Dr. Southam earned his medical degree from the University of California at Los Angeles School of Medicine and served his residency in internal medicine at Cedars-Sinai Medical Center in Los Angeles.

    MR. PUGH became President of FHS Western Division upon consummation of the FHS Combination. Prior to the FHS Combination, Mr. Pugh served as Senior Vice President of the Company and the President and Chief Executive Officer of QualMed since July 1996. Mr. Pugh is responsible for all of the Company's western operations outside the State of California. He currently serves as a Commissioner of the Joint Commission on Accreditation of Health Care Organizations. Prior to 1996, Mr. Pugh was President/CEO of Columbia Hospital at Medical City Dallas in Dallas, Texas. From June 1984 to July 1995 he was President/CEO of Parkview Health System, Pueblo, Colorado and from September 1979 to June 1984 he was Administrator/CEO of United General Hospital, Sedro Woolley, Washington.

    MR. GARRISON became President of FHS Specialty Services Division upon consummation of the FHS Combination. Prior to the FHS Combination, Mr. Garrison served in this capacity for FHC. Mr. Garrison joined FHC in 1989 as Vice President of Health Affairs. He later served as Senior Vice President of Health Affairs, Senior Vice President and Chief Operating Officer of State and Federal Government Programs, and as President and Chief Operating Officer of FHC's Integrated Pharmaceutical Services subsidiary. Prior to joining FHC, Mr. Garrison served for 14 years at Blue Cross/Blue Shield of Ohio, working in the areas of provider relations and development, health affairs and costs containment and utilization. He also served as a Bureau Chief in the office of Capital Expenditure Review for the Department of Health in Columbus, Ohio.

    MR. COSTA became President of FHS Workers' Compensation Division upon consummation of the FHS Combination. Prior to the FHS Combination, Mr. Costa served in this capacity for FHC's workers' compensation subsidiaries. Mr. Costa was a founder of Business Insurance Corporation, and he played a significant role in its acquisition of California Compensation Insurance Company (Cal Comp) in 1988 and its ultimate sale to FHC in August of 1993.

    MR. VELASQUEZ became President of FHS Government Operations Division upon consummation of the FHS Combination. Prior to the FHS Combination, Mr. Velasquez served as President and Chief Operating Officer of FHC's California HMO. Prior to this position, Mr. Velasquez served as President and Chief Operating Officer of FHC's managed behavioral health care organization and as President and COO of Specialty Services for FHC. Prior to joining FHC, Mr. Velasquez served as Chief Financial Officer/General Manager of Managed Health Network (now a FHS subsidiary). He also served as Vice President, Controller of Equitor, Inc., a national employee benefits company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The following information relates to transactions by HSI during 1996 and the first three months of 1997 prior to the consummation of the FHS Combination and by the Company after consummation of the FHS Combination through April of 1997 with certain directors and executive officers of the Company.

    Mr. Crowley and the Company entered into an Employment Agreement (the "Crowley Employment Agreement") and a Consulting Agreement (the "Crowley Consulting Agreement") each effective as of April 1, 1996. The Company and Mr. Crowley entered into an Employment Agreement Termination Agreement effective May 7, 1997 (the "Crowley Termination Agreement"), pursuant to which Mr. Crowley resigned as Chairman of the Board of Directors and in settlement of all amounts to be received by Mr. Crowley under the Crowley Employment Agreement. Pursuant to the Crowley Termination Agreement, Mr. Crowley was paid $13,083,191.53, which amount was paid as a cash lump sum and represented a restructuring of the timing of payments of the consideration payable under the Crowley Employment Agreement (and did not result in a change in the amount of such consideration).

    Under the terms of the Crowley Termination Agreement, Mr. Crowley has agreed to resign as a director of the Company effective May 7, 1998. In addition, the Company agreed to accelerate the payment of the first year consulting fee in return for Mr. Crowley's agreement to provide significantly greater consulting services during the first twelve months of the Crowley Consulting Period (as defined below). Pursuant to the Crowley Consulting Agreement, Mr. Crowley will serve the Company as a consultant for the three year period ending May 8, 2000 (the "Crowley Consulting Period").

    The Crowley Consulting Agreement provides that the Company will pay Mr. Crowley a consulting fee of $6 million for the first 12 months of the Crowley Consulting Period, $2 million for the second 12 months of the Crowley Consulting Period and $1 million for the third 12 months of the Crowley Consulting Period. The Company will also reimburse Mr. Crowley for reasonable business expenses and Mr. Crowley will continue to receive certain fringe benefits. In addition, Mr. Crowley has agreed to certain provisions that do not allow him to compete with the Company during the Crowley Consulting Period.

    On April 14, 1995, the Company loaned Mr. Braden, a director of HSI prior to the FHS Combination, $1 million in consideration for a Secured Promissory Note in the principal amount of $1 million made by Mr. Braden in favor of the Company (the "Braden Note"). The principal of the Braden Note and accrued interest thereon were due on the earlier of (a) December 31, 1996 or (b) the date on which the Company repurchased shares of its Class A Common Stock of which Mr. Braden held a beneficial interest pursuant to the terms of the Trust Agreement (as defined and described below) or otherwise and bore interest at a rate per annum adjusted on the first day of each month, equal to the lesser of (i) the most favorable rate then available to the Company under the Company's revolving credit facility (or such other revolving credit facility as was then in effect) or (ii) the applicable Federal rate under Section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Code"), compounded semiannually, in effect on April 14, 1995. The Braden Note was secured by 188,000 shares of Class A Common Stock pursuant to a security and pledge agreement. On February 29, 1996, the Company repurchased 15,540 shares of Class A Common Stock from Mr. Braden for an aggregate purchase price of $490,240, $313,754 of which was used to pay-down outstanding interest and principal pursuant to the terms of such note. In addition, on May 15, 1996 in connection with the Company public offering of Class A Common Stock, the Company repurchased 75,278 shares of Class A Common Stock from Mr. Braden for an aggregate purchase price of $2,175,594, $805,324 of which was used to pay down all remaining principal and interest on such note. As of such time the Braden Note was fully paid.

    Mr. Braden is President of CBS Associates, Inc. The Company paid CBS Associates, Inc. approximately $242,000 and approximately $72,000 in 1996 and in the first four months of 1997, respectively, for certain warehouse, printing, purchasing and real estate services. Mr. Braden has also provided consulting services to a Company subsidiary. Such subsidiary paid Mr. Braden fees of $27,000 and $3,500 for such consulting services rendered in 1996 and in the first four months of 1997, respectively.

    Gov. Deukmejian, a director of the Company, is a partner in the law firm of Sidley & Austin. The Company and certain of its subsidiaries paid Sidley & Austin approximately $733,000 and $183,000 in fees for legal services in 1996 and in the first four months of 1997, respectively.

    Mr. Mancino, a former director of HSI and currently a director of a subsidiary of the Company, is a partner in the law firm of McDermott, Will & Emery. The Company paid McDermott, Will & Emery approximately $302,000 and approximately $325,000 in fees for legal services rendered to the Company and certain of its subsidiaries in 1996 and the first four months of 1997, respectively.

    Mr. Montgomery, a former director of HSI and currently a director of a subsidiary of the Company, is the President and Chief Executive Officer of Alta Bates Health System, a health system holding company. Subsidiaries of Alta Bates Health System have provided hospital and other services to a Company subsidiary since December 1990. Payments by such subsidiary for such services totaled approximately $58.7 million in 1996 and approximately $20.6 million for the first four months of 1997, respectively. In addition, Alta Bates Health System was an employer group of a Company subsidiary in 1996 and continues to be such an employer group. Premiums paid by Alta Bates Health System to such subsidiary totaled approximately $3.4 million and approximately $11.1 million in 1996 and the first four months of 1997, respectively.

    Mr. Farley, a director of the Company, is a partner in the law firm of Petersen, Fonda, Farley, Mattoon, Crockenberg and Garcia, P.C. The Company and certain of its subsidiaries paid to Petersen, Fonda, Farley, Mattoon, Crockenberg and Garcia, P.C. approximately $13,000 in fees for legal services in 1996. In addition, Petersen, Fonda, Farley, Mattoon, Crockenberg and Garcia, P.C. was an employer group of a Company subsidiary in 1996 and continues to be such an employer group. Premiums paid by such firm to this Company subsidiary totaled approximately $27,000 and approximately $12,500 in 1996 and in the first four months of 1997, respectively.

    The Company entered into a termination agreement with Roger F. Greaves as of March 31, 1997 (the "Greaves Termination Agreement"), which provided for the termination of the Company's consulting agreement with Mr. Greaves, which was entered into as of March 31, 1995 (the "Greaves Consulting Agreement"). The Greaves Termination Agreement provides that Mr. Greaves will be subject to the provisions relating to non-competition and Company confidential information, and the Company will be obligated to pay Mr. Greaves a "gross-up payment" in respect of excise taxes imposed by Section 4999 of the Code, which may be assessed against payments received by Mr. Greaves under the Consulting Agreement or any other Company plan in which he participates. Mr. Greaves received a payment of approximately $1,744,000, which amount constitutes full satisfaction of the Company's obligations under the Consulting Agreement and the value of certain retirement benefits. In addition, the value of Mr. Greaves' accounts under the Company's Executive Retirement Program were satisfied by the delivery to Mr. Greaves of the insurance policy purchased by the Company for the purpose of providing such benefits and payment to Mr. Greaves of its gross-up obligation associated therewith (the value of such accounts and gross-up obligations were equal to approximately $2,578,000). Under the terms of the Greaves Termination Agreement, Mr. Greaves will have the use of facilities and secretarial and clerical assistance at the Company's offices in Woodland Hills, California until December 31, 1997 and will be entitled to purchase from the Company for an aggregate price of $1 certain items of equipment (including, but not limited to, certain items of office furniture and computer equipment and an automobile). As a result of such Greaves Termination Agreement, Mr. Greaves became qualified as an "independent director" of the Company under the By-Laws.

    Pursuant to the Amended California Wellness Foundation Shareholder Agreement, dated as of January 28, 1992 (the "CWF Shareholder Agreement") by and among the Company, The California Wellness Foundation (the "CWF") and certain stockholders of HN Management Holdings, Inc., a predecessor to the Company ("HNMH"), named therein, the CWF is subject to various volume and manner of sale restrictions specified in the CWF Shareholder Agreement which limit the number of shares that the CWF may dispose of prior to December 31, 1998. In addition, the CWF Shareholder Agreement, in conjunction with the Letter Agreement executed by the Company and the Trustees of the Trust (each as defined below) on March 9, 1995 and ratified by the Company's Board of Directors on March 16, 1995 (the "Letter Agreement") requires the CWF to offer its shares of Class B Common Stock to the Company prior to selling such shares to any other person. In this respect, the CWF Shareholder Agreement permits the CWF to offer and sell up to 80% of the CWF's interest in the Class B Common Stock (or all but 5,136,830 of such shares) to the Company prior to December 31, 1998. The CWF Shareholder Agreement, in conjunction with the Letter Agreement, requires the CWF to provide the Company with notice on or before January 31 of each year setting forth the number of shares, if any, being offered to the Company. The Company then has 45 days following receipt of such notice to notify the CWF of its intention to purchase such number of shares pursuant to this right of first refusal. On January 27, 1997, the CWF provided the Company with notice of its offer to sell 3,852,653 shares of Class B Common Stock, with the right to the Company's increase the number of shares to not more than 5,000,000 shares. On June 27, 1997, the Company exercised its right of first refusal and redeemed 4,550,000 shares of Class B Common Stock from the CWF at a price of $24.469 per share. The total purchase price of approximately $111.3 million was financed by using internal cash. In addition, the Company consented to the CWF's sale of an additional 3,000,000 shares of Class B Common Stock to an unrelated third party on June 18, 1997. Pursuant to the Certificate, such 3,000,000 shares of Class B Common Stock automatically converted into shares of Class A Common Stock upon such sale.

    On March 9, 1995, the Company and Roger F. Greaves, Stephen D. Vogt and Gerald M. Cooper (in their capacities as such, the "Trustees") as Trustees of the trust (the "Trust") created pursuant to an Amended and Restated Trust Agreement dated as of May 1, 1994 (the "Trust Agreement"), on behalf of the founding stockholders of HNMH who were stockholders as of the conversion (the "Conversion") of Health Net (a predecessor to the Company) from nonprofit to for-profit corporate status (the "Original Stockholders"), executed a Letter Agreement (the "Letter Agreement"), which agreement was ratified by the Board of Directors of the Company on March 16, 1995. The following persons were directors or executive officers of the Company in 1996 and are among the Original
Stockholders: Roger F. Greaves, Charles T. Braden and James Wilk. Pursuant to the Letter Agreement, the Original Stockholders agreed to waive their right to purchase shares of Class B Common Stock from the CWF pursuant to the CWF Shareholder Agreement through the term of the CWF Shareholder Agreement. The Letter Agreement provided that, during the 10-day period commencing immediately after the 120-day period following Board approval of the Letter Agreement, the Original Stockholders could have elected to sell to the Company a number of shares of Class A Common Stock up to the entire number of shares of Class A Common Stock owned by such stockholder under the Trust at a purchase price equal to the average closing price of Class A Common Stock on the NYSE over the last 20 trading days occurring in the 120-day period. However, the Company currently has no such obligation to repurchase shares from the Original Stockholders pursuant to the terms of the Letter Agreement because, prior to the end of the 120-day period, the Board of Directors of the Company approved a proposed business combination (the "HSI/WellPoint Transaction") with WellPoint Health Networks Inc. ("WellPoint") and certain commercial operations of Blue Cross of California ("BCC"). Nevertheless, the Letter Agreement also provided that, because the proposed HSI/WellPoint Transaction was not ultimately consummated, the Company and the Original

Stockholders were to commence good faith discussions to determine a procedure, consistent with the terms and conditions of the Letter Agreement, whereby each such Original Stockholder could elect to sell to the Company a number of shares of Class A Common Stock up to the entire number of such shares beneficially owned by such Original Stockholder under the Trust. In accordance with such good faith discussions, in February 1996 the Company repurchased an aggregate of 303,879 shares of Class A Common Stock at a price of $31.547 per share (or $9,586,470 in the aggregate) from the Original Stockholders. In this transaction the Company repurchased 15,540 shares from Mr. Braden for an aggregate purchase price of $490,240, and 3,108 shares from Mr. Wilk for an aggregate purchase price of $98,048. In addition, in connection with the Offering in May 1996, the Company repurchased an aggregate of 3,194,374 shares of the Company's Class A Common Stock at a price of $28.92, including 425,000 shares from Mr. Greaves, 75,228 shares from Mr. Braden and 15,000 shares from Mr. Wilk. Pursuant to the terms of the Trust Agreement the Trust was terminated effective February 7, 1997.

    On September 30, 1996 the Board of Directors terminated all of the Company's stock repurchase programs in connection with the FHS Combination.

    Mr. Gallagher, a director of HSI prior to the FHS Combination, is a general partner of Shamrock Investments. The Company paid Shamrock Investments approximately $900,000 in fees for financial advisory services in connection with potential business transactions in 1996. Mr. Gallagher served as Chairman, President and Chief Executive Officer of Health Net (a subsidiary of the Company) from May 1995 until May 1996, during which time the Company and Health Net had in place an arrangement with Shamrock Investments (a financial advisory firm of which Mr. Gallagher is a general partner) pursuant to which Mr. Gallagher was retained to serve in such capacity. Pursuant to such arrangement, during such service Mr. Gallagher and Shamrock Investments received a fee of approximately $67,390 per month. During such time, Mr. Gallagher was also eligible to participate in all insurance, pension and other fringe benefit plans and programs of the Company, and receives certain other perquisites.

    In August 1995, the Company loaned to Philip Katz, Ph.D., an executive officer of HSI prior to the FHS Combination, an amount of $125,000 to facilitate the relocation of Dr. Katz from the Philadelphia, Pennsylvania area to the Company's Woodland Hills, California office. The loan did not bear interest and was due upon the sale of Dr. Katz's home in Philadelphia. Accordingly, such loan was paid off in full in March 1996.

            ACTIVITIES OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

    Members of the Board of Directors are elected by the holders of Class A Common Stock of the Company and represent the interests of all stockholders. The Board of Directors meets periodically to review significant developments affecting the Company and to act on matters requiring board approval. Although the Board of Directors delegates many matters to others, it reserves certain powers and functions to itself.

    During 1996, HSI's Board of Directors met a total of 13 times. Each member of the Board of Directors was present for 75% or more of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served, except for Dr. Kizer who was present for nine of the 13 meetings of the Board of Directors. Because the FHS Combination was not consummated until April 1997 after the end of the 1996 fiscal year, the foregoing information relates only to the Board of Directors of HSI during the applicable period.

COMMITTEES OF THE BOARD OF DIRECTORS

    The By-Laws provide that during the Transition Period, the Audit Committee, the Committee on Directors and the Compensation and Stock Option Committee (the "Compensation Committee") of the Board of Directors will each consist of four independent directors, two of whom shall be HSI Designees and two of whom shall be FHC Designees. During the Transition Period, the Chairman of each of the

Committee on Directors and the Audit Committee will be selected from the FHC Designees and the Chairman of the Compensation Committee will be selected from the HSI Designees. Following the Transition Period, a majority of the Board of Directors may select the directors (who do not have to be independent directors unless required by law or applicable stock exchange regulations) to serve on the committees of the Board of Directors.

    AUDIT COMMITTEE. The Audit Committee of the Board of Directors of the Company currently consists of Messrs. Deukmejian, Farley, Fowler (Chairman) and Stegemeier, each of whom is a non-employee director. This committee is directed: to review the scope, cost and results of the independent audit of the Company's books and records, the results of the annual audit with management and the internal auditors and the adequacy of the Company's accounting, financial and operating controls; to recommend annually to the Board of Directors the selection of the independent auditors; to approve the appointment or removal of the independent audit manager; to consider proposals made by the Company's independent auditors for consulting work; and to report to the Board of Directors, when so requested, on any accounting or financial matters. The HSI Audit Committee (the predecessor committee to the Audit Committee of the Company) functioned in substantially the same capacity and held five meetings during 1996.

    COMMITTEE ON DIRECTORS OF THE BOARD. The Committee on Directors of the Board of Directors of the Company currently consists of Messrs. Deukmejian, Greaves, Hanselman (Chairman) and Foley. The Committee on Directors is responsible for reviewing qualifications of individuals suggested as possible candidates for election as directors of the Company from whatever sources such suggestions arise. In connection with that direction, the Committee on Directors nominated for reelection each of the four Class I directors, all of whose current terms expire at the Annual Meeting. Stockholders who wish to propose nominations for directors for consideration at the 1998 Annual Meeting of Stockholders may do so in accordance with the procedures described below under "REQUIREMENTS AND PROCEDURES FOR SUBMISSION OF PROXY PROPOSALS AND NOMINATIONS OF DIRECTORS BY STOCKHOLDERS--Nominations for the Board of Directors." The HSI Nominating Committee (the predecessor committee to the Committee on Directors) functioned in substantially the same capacity and held two meetings by unanimous written consent during 1996.

    COMPENSATION AND STOCK OPTION COMMITTEE. The Compensation Committee currently consists of Messrs. Bouchard (Chairman), Farley, Hanselman and Troubh. Each of the current members is a "non-employee director" of the Company as such term is defined in Rule 16b-3 adopted under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, each of the current members is an "outside director" as such term is defined in Section 162(m) of the Code. The By-Laws and the policies of the Board of Directors direct the Compensation
Committee: (a) to recommend to the Board of Directors the compensation, including direct regular compensation, stock options or other appropriate incentive plans, and perquisites, if any, of the two most highly compensated Corporate Officers (as defined in the By-Laws) of the Company, which recommendations are subject to ratification, modification or rejection by the Board of Directors; (b) to approve the compensation, including direct regular compensation, stock options or other appropriate incentive plans, and perquisites, if any, of up to thirty-five senior officers of the Company and its subsidiaries including the two Corporate Officers covered in (a) above, which senior officers are designated by the Compensation Committee in consultation with management; (c) to review and approve, on a general policy level basis only, the compensation and benefits of officers, managers and employees other than those covered in (a) and (b) above, based on management's presentation of all relevant factors of proposed actions in totality, and advise the Board of Directors of actions taken, and such compensation and benefit matters shall be deemed within the Compensation Committee's general oversight; (d) to recommend to the Board of Directors corporate-wide policies with respect to direct regular compensation, stock options or other appropriate incentive plans, and perquisites, if any; (e) to administer and implement the Company's stock option or other stock-based and equity-based benefit plans (the "Plans"), including the review and approval of all grants thereunder; (f) to fulfill the purposes of the

Plans including, without limitation, through the conditional grant of options and other benefits under the Plans; (g) to recommend to the Board of Directors any revisions or additions to the Plans; (h) to recommend to the Board of Directors appropriate actions with respect to modification, revision or termination of trusteed employee benefit or welfare plans (such as 401(k) or pension plans), with action with respect to such trusteed plans being reserved to the Board of Directors; and (i) to review and report to the Board of Directors, when so requested, on any compensation matter.

    In 1996, the HSI Compensation Committee (the predecessor committee to the Compensation Committee of the Company) functioned in substantially the same capacity and consisted of the following individuals: (i) until February 23, 1996, Dr. Austin and Messrs. Bouchard (Chairman), Mancino and Montgomery and
(ii) commencing February 23, 1996, Messrs. Bouchard (Chairman), Farley and Murphy. The HSI Compensation Committee held 27 meetings during 1996, most of which meetings were not held in person but were held by means of teleconference equipment pursuant to which all participants could hear each other to discuss specific issues relating to the FHS Combination and other transactions pending during the year.

            REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE ON
                  EXECUTIVE COMPENSATION FOR FISCAL YEAR 1996

INTRODUCTION AND BACKGROUND

    The following report is provided in accordance with the rules of the Securities and Exchange Commission and covers compensation policies applicable to the executive officers of HSI during 1996. The report has been approved by the members of the Compensation Committee, which functions in substantially the same capacity as the Compensation and Stock Option Committee of HSI (the "Predecessor Committee").

    In 1996, until February 23, 1996 the Predecessor Committee was comprised of the following four non-employee directors of HSI: Dr. Austin and Messrs. Bouchard (Chairman), Mancino and Montgomery. On February 23, 1996, the Predecessor Committee's size was reduced to three members, each of whom was an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The members of the Predecessor Committee following this change were Messrs. Bouchard (Chairman), Farley and Murphy. Following the FHS Combination the Compensation Committee's membership was increased to four "outside directors" (within the meaning of Section 162(m) of the Code). On the date of this report, the members of the Compensation Committee are Messrs. Bouchard (Chairman), Hanselman, Farley and Troubh.

    Under the By-Laws of HSI, the Predecessor Committee was responsible for setting the compensation levels of the Chief Executive Officer and the most highly compensated officer other than the Chief Executive Officer (in each case subject to Board ratification) and certain other senior executives, including the "Named Executive Officers" listed below in the Summary Compensation Table. The Predecessor Committee was also responsible for the administration of HSI's stock option and other stock-based and equity-based plans.

COMPENSATION PHILOSOPHY

    The Predecessor Committee designed the compensation system to include three components: base salary, short-term incentive pay in the form of an annual cash bonus opportunity and long-term equity based incentive compensation. Compensation decisions were based upon competitive market pay practices, corporate or unit performance and individual contributions. The Predecessor Committee, with the assistance of independent consultants, developed base line and target compensation levels based on pay practices of a group of eight healthcare organizations with annual revenues ranging from $2.4 billion to $4.0 billion. All of these companies whose stock is currently publicly traded are included in the "Selected Peer Group" in the stock performance graph set forth later in this Proxy Statement.

    The Predecessor Committee desired over time to establish base salaries at or below the median for the peer group, but to provide an opportunity for total cash compensation (base salary plus annual cash bonus) to reach the top quartile based on corporate performance. In this way, the Predecessor Committee sought to have a significant portion of annual compensation at risk. In addition, the Predecessor Committee awarded a meaningful number of stock options in 1996 with a view to directly aligning each executive's long-term financial interests with the shareholders and to retaining talented senior executives. The options granted in 1996 provided for termination and a "clawback" of realized gains if the executive resigned and joined a competitor.

    The Compensation Committee intends to continue the philosophy of the Predecessor Committee by placing a significant portion of each year's compensation at risk and by using equity appreciation as the primary element of long-term incentive compensation. Like the Predecessor Committee, the Compensation Committee will make adjustments during the first several compensation periods to balance the pay practices of the constituent companies in the merger in accordance with competitive benchmarking.

BASE SALARY

    During 1996 the base salary levels of Dr. Hasan (the Chief Executive Officer) and Dr. Berkbigler were governed by their respective employment agreements that became effective as part of the merger involving Health Net and QualMed, Inc. that formed HSI, which employment agreements provided for salary increases of 7% per year. The base salaries of the other Named Executive Officers were not changed in 1996. The base salaries of the Named Executive Officers in 1996, on average, slightly exceeded the median level of the peer group of healthcare companies. Dr. Southam's base salary was negotiated when he was hired during 1996 and was within the range established by the Predecessor Committee's guidelines.

ANNUAL INCENTIVES

    Pursuant to HSI's Performance-Based Annual Bonus Plan adopted by its stockholders, annual incentives for the Named Executive Officers, including the Chief Executive Officer, were based on consolidated income from operations before taxes, as determined in accordance with generally accepted accounting principles. Under the plan, the annual bonuses are based on a maximum cash bonus pool equal to 2.5% of consolidated income from operations before taxes provided that an annual performance goal of $62.5 million of such consolidated income is met.

    Subject to review and certification by the Predecessor Committee, each participant was eligible to receive a pro rata share of the bonus pool based on the relationship of his salary determined at the beginning of the relevant year to the combined salaries of all participants at the beginning of the relevant year. Under the terms of the Performance-Based Annual Bonus Plan, the Predecessor Committee retained the discretion to reduce or eliminate awards to any participant based on its consideration of any extraordinary changes which may have occurred during the year as well as business performance criteria such as net income, cash flow, earnings per share and other relevant strategic considerations.

    As shown in the table, no cash bonuses were paid (through the exercise of the Predecessor Committee's negative discretion under the plan) to the Chief Executive Officer or the other Named Executive Officers (other than Dr. Southam) for the 1996 plan year because HSI failed to achieve the net income and other performance criteria reviewed by the Predecessor Committee. As set forth elsewhere in this Proxy Statement, the current Compensation Committee also intends to exercise appropriate negative discretion in administering the Performance-Based Annual Bonus Plan (and the new Performance-Based Annual Bonus Plan proposed for stockholder approval).

    Dr. Southam's bonus was a predetermined amount negotiated as part of his employment contract. In addition, Dr. Hasan (as shown in the "All Other Compensation" column of the table) was credited with an employer contribution under the prior HSI SERP in the amount of $818,918 to reflect amounts that would have accrued under such SERP had his employment with QualMed been taken into account, as required under his employment contract.

STOCK COMPENSATION

    During early 1996, HSI granted a significant number of stock options to the Chief Executive Officer and other Named Executive Officers. The size of the option grants reflected the fact that no options had been granted during 1995 because of a pending merger that was not consummated and the fact that previously granted options had vested in connection with the proposed merger. In determining the number of options to be granted, the Predecessor Committee considered the advice of outside consultants, which was based upon the competitive practices at the group of peer companies, as well as each individual executive's position and potential for helping the Company to achieve its long-term objectives. This review of competitive practices was the primary consideration in establishing the number of options to be granted to Dr. Southam as part of his employment contract and to Dr. Berkbigler following his promotion and assumption of greater responsibilities.

    During 1996, the Predecessor Committee awarded 300,000 options to Dr. Hasan. The size of this grant was established in part by reference to the peer group survey and with a view toward incentivizing Dr. Hasan in his key role in establishing the future direction of HSI and implementing its goals. The grant was structured to maximize the incentive for Dr. Hasan to increase shareholder value by setting the strike price of one-third of the options at 115% of the market price of HSI's stock on the date of grant and another one-third of the options at 125% of such market price.

    Stock options are also considered effective long-term incentives by the Compensation Committee because an executive receives a gain only if the Company's stock value increases and its stockholders also receive a gain. The Compensation Committee intends to continue to use options and other equity-based incentives as the primary element of long-term compensation for the Company's executive officers.

COMPENSATION DEDUCTIBILITY POLICY

    The Compensation Committee's policy with respect to the tax deductibility of compensation in excess of $1 million payable to each of the Named Executive Officers is to comply with the requirements of Section 162(m) of the Code applicable to qualified performance-based compensation to the extent such compliance is practicable and in the best interest of the Company and its stockholders.

                               J. Thomas Bouchard, Chairman

                               Richard W. Hanselman

                               Thomas T. Farley

                               Raymond S. Troubh

                                                            Dated: July 10, 1997

STOCK PERFORMANCE GRAPH

    The following graph compares the performance of the Company's Class A Common Stock with the performance of the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index") and a peer group index from January 31, 1994 (the first trading day of HSI Class A Common Stock) to December 31, 1994, 1995 and 1996 and to June 30, 1997. The graphs assume that $100 was invested on January 31, 1994 in each of the Class A Common Stock, the S&P 500 Index and the peer group index, and that all dividends were reinvested.

    The Company has created a peer group index that includes the following companies: Humana Inc., PacifiCare Health Systems, Inc., WellPoint Health Networks Inc., United Healthcare Corporation, Oxford Health Plans, Inc., Mid-Atlantic Medical Services, Inc., Coventry Corporation, Aetna, Inc., Tenet Healthcare Corporation and Columbia/HCA Healthcare Corporation. The peer group index weighs the constituent companies' stock performance on the basis of market capitalization at the beginning of the period.

         COMPARISON OF CUMULATIVE TOTAL RETURN AMONG FOUNDATION HEALTH
               SYSTEMS, INC., S&P 500 INDEX AND PEER GROUP INDEX
                     FROM JANUARY 31, 1994 TO JUNE 30, 1997

                                                      FOUNDATION HEALTH     S&P 500      SELECTED
                                                        SYSTEMS, INC.        INDEX      PEER GROUP
                                                     -------------------  -----------  -------------
January 31, 1994                                          $     100        $     100     $     100
December 31, 1994                                         $     147        $      95     $      99
December 31, 1995                                         $     156        $     128     $     136
December 31, 1996                                         $     120        $     154     $     138
June 30, 1997                                             $     147        $     184     $     157

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                    FOUNDATION HEALTH                      SELECTED
                         Systems, Inc.    S&P 500 Index    Peer Group
January 31, 1994                  $100             $100          $100
December 31, 1994                 $147              $95           $99
December 31, 1995                 $156             $128          $136
December 31, 1996                 $120             $154          $138
June 30, 1997                     $147             $184          $157

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following tables and descriptive materials set forth separately, for the fiscal years indicated, each component of compensation paid or awarded to, or earned by, (i) Dr. Hasan, the Chief Executive Officer of the Company in 1996, and (ii) each of the four other most highly compensated executive officers serving as of the end of the 1996 fiscal year (collectively, the "Named Executive Officers"). Because the FHS Combination was not consummated until April 1997, the following tables and other information provided in this section, Executive Compensation and Other Information, provides information only with respect to those persons who served as executive officers of HSI during the applicable period, except where noted otherwise. In addition, Jay Gellert, currently the President and Chief Operating Officer of the Company and President and Chief Operating Officer of HSI for the last two quarters of 1996, is not included on the following table since he joined HSI mid-year (but he would have been included on such table had he been employed for the full 1996 fiscal year).

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM COMPENSATION
                                                                                --------------------------
                                                                                  AWARDS
                                                                                -----------
                                                                                SECURITIES      PAYOUTS
                                                  ANNUAL COMPENSATION           UNDERLYING   -------------    ALL OTHER
          NAME AND PRINCIPAL             -------------------------------------   OPTIONS/    LTIP PAYOUTS    COMPENSATION
   POSITION WITH THE COMPANY IN 1996       YEAR      SALARY ($)    BONUS ($)      SARS(#)         ($)           ($)(1)
---------------------------------------  ---------  ------------  ------------  -----------  -------------  --------------
Malik M. Hasan, M.D.                          1996    937,417             0        300,000        --            825,343(2)
  Chairman of the Board                       1995    910,441       800,000         --            --            181,274(3)
  of Directors, Treasurer                     1994    833,221       585,000        350,000        --          1,237,120(4)
  and Chief Executive Officer

Dale T. Berkbigler, M.D.                      1996    360,000             0         92,000        --              2,633(5)
  Vice Chairman of the Board,                 1995    359,099       115,000         --            --             79,478(6)
  Executive Vice President and                1994    304,558       208,234         25,000        --            382,524(7)
  Chief Medical Officer

James J. Wilk                                 1996    273,535             0         22,000        --              3,941(8)
  Senior Vice President,                      1995    279,804        69,999         --            --             38,455(9)
  Human Resources of Health Net               1994    247,546       101,250         12,000        --             43,008(10)

Andrew Wang                                   1996    258,060             0         18,000        --              6,086(11)
  Senior Vice President and                   1995    265,100        66,300         --            --             20,345(12)
  Chief Actuary                               1994    229,309        97,500          6,000        --             24,039(13)

Arthur M. Southam, M.D.                       1996    174,519(14)   137,500(15)     65,000        --                459(16)
  Senior Vice President of the                1995       --            --           --            --              --
  Company and President and                   1994       --            --           --            --              --
  CEO of Health Net

------------------------

 (1) The figures contained in this column do not include the value of the following number of shares of the Company's Class A Common Stock which were awarded to the named individuals for the 1995 plan year under the Company's profit sharing component of its 401(k) plan: Dr. Hasan (265 shares), Dr. Berkbigler (172 shares), Mr. Wilk (254 shares), Mr. Wang (254 shares) and Dr. Southam (no shares). No such shares were awarded for the 1996 plan year to any of the named individuals.

 (2) This amount includes $818,918 in accrued employer contributions under the Company's prior SERP, $2,375 in matching contributions under the Company's 401(k) plan and $4,050 in premiums paid by the Company on life insurance policies.

 (3) This amount includes $178,046 in accrued employer contributions under the Company's prior SERP, $2,310 in matching contribution under the Company's 401(k) plan and $918 in premiums paid by the Company on a life insurance policy.

 (4) This amount includes $1,232,500 paid to Dr. Hasan in connection with the HSI Combination with respect to the termination of a change in control agreement.

 (5) This amount includes $1,067 in matching contributions under the Company's 401(k) plan and $1,566 in premiums paid by the Company on a life insurance policy.

 (6) This amount includes $75,486 in accrued employer contributions under the Company's prior SERP, $2,310 in employer matching contributions made under the Company's 401(k) plan and $1,682 in premiums paid by the Company on a life insurance policy.

 (7) This amount includes $377,730 paid to Dr. Berkbigler with respect to the termination of a change in control agreement in connection with the HSI Combination.

 (8) This amount includes $2,375 in a matching contributions under the Company's 401(k) and $1,566 in premiums paid by the Company on a life insurance policy.

 (9) This amount includes $35,337 in accrued employer contributions under the Company's prior SERP, $2,310 in employer matching contributions made under the Company's 401(k) plan and $808 in premiums paid by the Company on a life insurance policy.

(10) This amount includes $35,337 in accrued employer contributions under the Company's prior SERP, $6,930 in employer matching contributions made under the Company's 401(k) plan and $741 in premiums paid by the Company on a life insurance policy.

(11) This amount includes $2,036 in matching contributions under the Company's 401(k) plan and $4,050 in premiums paid by the Company on a life insurance policy.

(12) This amount includes $16,083 in accrued employer contributions under the Company's prior SERP, $1,980 in employer matching contributions made under the Company's 401(k) plan and $2,282 in premiums paid by the Company on a life insurance policy.

(13) This amount includes $16,083 in accrued employer contributions under the Company's prior SERP, $5,940 in employer matching contributions made under the Company's 401(k) plan and $2,016 in premiums paid by the Company on a life insurance policy.

(14) Dr. Southam became an officer of Health Net in July 1996 and this base salary therefore represents only the six months of 1996 during which he was so employed.

(15) This amount includes $75,000 paid to Dr. Southam as a signing bonus upon his hire and $62,500 as a guaranteed bonus earned in 1996.

(16) This amount represents premiums paid by the Company on a life insurance policy.

OPTION GRANTS IN 1996

    The following table summarizes option grants in 1996 to the Named Executive Officers of HSI.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                   POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED ANNUAL
                                     NUMBER OF       % OF TOTAL                                    RATES OF STOCK PRICE
                                    SECURITIES      OPTIONS/SARS                                 APPRECIATION FOR OPTION
                                    UNDERLYING       GRANTED TO       EXERCISE OR                        TERM(D)
                                   OPTIONS/SARS       EMPLOYEES      BASE PRICE(A)  EXPIRATION   ------------------------
              NAME                 GRANTED(#)(A)   IN FISCAL YEAR      ($/SHARE)       DATE         5%($)       10%($)
---------------------------------  -------------  -----------------  -------------  -----------  -----------  -----------
Malik M. Hasan, M.D.(b)                100,000              6.9%       $   35.25      02/23/06   $ 2,216,854  $ 5,617,942
                                       100,000              6.9%       $   40.54      02/23/06   $ 1,688,104  $ 5,089,192
                                       100,000              6.9%       $   44.06      02/23/06   $ 1,335.604  $ 4,736,692
Arthur Southam, M.D.(c)                 50,000              3.5%       $   21.75      07/15/06   $   683,923  $ 1,733,195
                                        15,000              1.0%       $   26.10      07/15/06   $   139,927  $   454,708
James J. Wilk                           22,000              1.5%       $   35.25      02/23/06   $   487,709  $ 1,235,947
Dale T. Berkbigler, M.D.                92,000              6.4%       $   35.25      02/23/06   $ 2,039,505  $ 5,168,507
Andrew Wang                             18,000              1.2%       $   35.25      02/23/06   $   399,034  $ 1,011,230

------------------------

(a) All options granted in 1996 were non-qualified stock options pursuant to the Health Systems International, Inc. Second Amended and Restated 1991 Stock Option Plan. All grants in 1996 to the Named Executive Officers (except for the grant to Dr. Southam (see note (c)) provide for vesting of 33 1/3% of the options during each of the third, fourth and fifth years of the term of the options. Except for grants to Dr. Hasan (see note (b)) and Dr. Southam (see note (c)), all 1996 grants to the Named Executive Officers were at an exercise price equal to the closing price of Class A Common Stock on the NYSE on the date on which such grants were made. Under the terms of the Health Systems International, Inc. Second Amended and Restated 1991 Stock Option Plan, all options became exercisable on October 1, 1996 as a result of approval by the Board of Directors of the FHS Combination.

(b) Dr. Hasan was granted stock options on February 23, 1996 to purchase (1) 100,000 shares at an exercise price equal to the fair market value of Class A Common Stock on the date on which the options were granted, (2) an additional 100,000 shares at an exercise price set equal to 115% of the fair market value of Class A Common Stock on the date on which the options were granted and (3) an additional 100,000 shares at an exercise price equal to 125% of the fair market value of Class A Common Stock on the date on which the options were granted.

(c) Dr. Southam was granted stock options on July 15, 1996 to purchase (1) 50,000 shares at an exercise price equal to the fair market value of Class A Common Stock on the date on which the options were granted which were subject to the 33 1/3% vesting schedule described in note (a) above and (2) 15,000 shares at an exercise price equal to 120% of the fair market value of Class A Common Stock on the date on which the options were granted which were immediately exercisable.

(d) The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with exercise. The amounts shown are the assumed rates of appreciation only, do not constitute projections of future stock price performance, and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of Class A Common Stock, continued employment of the optionee through the term of the option, and other factors.

OPTION EXERCISES IN 1996

    The following table summarizes the number and value of options exercised during 1996, as well as the number and value of unexercised options as of December 31, 1996, held by the Named Executive Officers of HSI.

             AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                NUMBER OF SECURITIES UNDERLYING
                                                                                                      VALUE OF UNEXERCISED IN-
                                                                 UNEXERCISED OPTIONS/SARS AS OF     THE-MONEY OPTIONS/SARS AS OF
                                    SHARES                            DECEMBER 31, 1996(B)              DECEMBER 31, 1996(D)
                                 ACQUIRED ON        VALUE      ----------------------------------  ------------------------------
             NAME                EXERCISE (#)   REALIZED ($)   EXERCISABLE    UNEXERCISABLE(C)     EXERCISABLE    UNEXERCISABLE
------------------------------  --------------  -------------  -----------  ---------------------  -----------  -----------------
Malik M. Hasan, M.D...........       5,367(a)   $   240,000(a)    710,000                 0         $ 757,500       $       0
Dale T. Berkbigler, M.D.......       1,742(a)   $    84,768(a)    137,000                 0         $ 197,500       $       0
James J. Wilk.................           0                0        34,000                 0         $       0       $       0
Andrew Wang...................           0                0        24,000                 0         $       0       $       0
Arthur M. Southam, M.D........           0                0        65,000                 0         $ 150,000       $       0

------------------------

(a) An aggregate of 14,633 shares and 3,258 shares otherwise issuable were withheld from the exercises by Dr. Hasan and Dr. Berkbigler, respectively, of non-qualified stock options to purchase 20,000 shares and 5,000 shares, respectively, of the Company's Class A Common Stock at exercise prices of $12.125 (in the case of Dr. Hasan) and $14.875 (in the case of Dr. Berkbigler) per share (all of which exercise prices were equal to the fair market value of the underlying shares on the date of grant) to satisfy exercise price and tax withholding obligations, with the result that 5,367 net shares of Class A Common Stock were issued to Dr. Hasan and 1,742 net shares of Class A Common Stock were issued to Dr. Berkbigler in these exercises.

(b) The exercise price of outstanding options at December 31, 1996 ranges from $12.125 to $44.06 per share. Options to purchase an aggregate of 400,000 shares held by Dr. Hasan have an exercise price of either 115% or 125% of the fair market value of the underlying shares on the date of grant, options to purchase an aggregate of 15,000 shares held by Dr. Southam have an exercise price of 120% of the fair market value of the underlying shares on the date of grant and all other options held by Dr. Hasan, Dr. Southam and the other Named Executive Officers have exercise prices equal to the fair market value of the underlying shares on the date of grant.

(c) Under the terms of the Health Systems International, Inc. Second Amended and Restated 1991 Stock Option Plan, all outstanding options became exercisable on October 1, 1996 as a result of approval by the Board of Directors of the FHS Combination.

(d) Based on the difference between the closing price of $24.75 of Class A Common Stock on the NYSE on December 31, 1996 (the last trading day in 1996) and the option exercise price.

SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAMS

    HSI had in effect through December 31, 1995 a Supplemental Executive Retirement Plan ("SERP") program that allowed executives to defer income on a non-qualified pre-tax basis. The Company matched 100% of the deferral amounts up to a pre-set limit. These amounts accumulated earnings based upon executive investment elections. Under the program an additional 78.5% of the accumulated deferral and Company match amounts became payable to an executive upon termination of his employment. Contributions, including executive deferral and company match, were terminated December 31, 1995 and participating executives will be eligible for a payment equal to their account value as of December 31, 1995 upon termination of employment. The total value under the prior SERP as of December 31, 1996 for Drs. Hasan and Berkbigler, and Messrs. Wilk and Wang, including deferral amounts, matching amounts and the 78.5% termination award, is approximately $1,185,000, $109,000, $420,000 and $192,000, respectively. Dr. Southam is not a participant in the prior SERP.

    A new SERP was approved by HSI effective January 1, 1996. The new SERP ensures that executives who retire at age 62 or older and have worked for HSI or a predecessor organization for at least 15 years receive 50% of average pay (salary and bonus) when combined with Social Security and all other employer provided retirement benefits provided under current and prior programs, including the accumulated value of Company contributions to the Company's 401(k) plan (and the profit sharing component of such plan) for the account of such executives, and benefits accrued under the prior SERP. Executives with less than 15 years of service at age 62 will receive a reduced benefit under the new SERP, and executives must accrue at least five years of service to receive a partial benefit. Those terminating with between 5 and 10 years of service are entitled to receive a partial benefit, and executives who terminate with 10 or more years of service will be 100% vested on earned benefits.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS

    EMPLOYMENT AGREEMENTS WITH DRS. HASAN AND BERKBIGLER. Each of Drs. Hasan and Berkbigler has an Employment Agreement with the Company (collectively, the "Employment Agreements"). Each of the Employment Agreements became effective and was assumed by the Company upon consummation of the HSI Combination. Each of the Employment Agreements has a five-year term, with an automatic one-year extension on each anniversary of the agreement.

    The Employment Agreements provide for a minimum 7% increase in annual salary each year. During the term of his employment, each of Drs. Hasan and Berkbigler is eligible to participate in the various insurance, stock option, pension, incentive compensation and other fringe benefit plans and programs of the Company. Each of Drs. Hasan and Berkbigler also is reimbursed for reasonable business expenses in performing his duties.

    If the Company terminates the employment of either of Drs. Hasan or Berkbigler without "cause" or if such executive terminates his employment for "good reason" (each as defined in the Employment Agreements), during the period commencing on the effective date of such termination and ending 36 months after the date of such termination, the Company will pay such executive his base salary and shall continue such executive's medical, health and accident insurance at the same coverage level maintained for such executive's benefit immediately prior to the date of termination. In the event that payments to Dr. Hasan would be subject to the "golden parachute" excise tax under Section 4999 of the Code, the Company is obligated to provide him with a tax gross-up payment in an amount sufficient to offset the effects of such excise tax.

    On March 10, 1997, in connection with the FHS Combination, Dr. Hasan's Employment Agreement was amended and restated effective as of January 1, 1997 (the "Amended Employment Agreement"). The Amended Employment Agreement has a five-year term beginning on the Effective Date, with an automatic one-year extension on each anniversary of the agreement. The Amended Employment Agreement provides for a three-year stay bonus to be paid for the fiscal years ending 1997, 1998 and 1999. The stay bonus is subject to certain performance objectives as set forth in the Amended Employment Agreement. In addition, the Amended Employment Agreement provides that the base amount of the 36-month severance benefit provided for in the Employment Agreement will include an amount equal to the average of the annual bonus paid to Dr. Hasan (excluding the stay bonus referred to above) for the three fiscal years ending before the date of his resignation or termination.

    EMPLOYMENT AGREEMENTS WITH DR. SOUTHAM AND MR. GELLERT. Each of Dr. Southam and Mr. Gellert has an Employment Letter Agreement with the Company dated June 4, 1996 and June 24, 1996, respectively (the "Employment Letter Agreements"). During the term of his employment, each of Dr. Southam and Mr. Gellert is eligible to participate in various insurance, stock option, pension, incentive compensation and other fringe benefit plans and programs of the Company. Each of Dr. Southam and Mr. Gellert also is reimbursed for reasonable business expenses in performing his duties and is provided with a monthly automobile allowance.

    The Employment Letter Agreements provide each of Dr. Southam and Mr. Gellert with two potential severance arrangements. If during a two-year period following a "change-of-control" transaction, the Company terminates the employment of either Dr. Southam or Mr. Gellert or such executive voluntarily resigns for "good reason" (each as defined in the Employment Letter Agreements) he will receive severance pay equal to three years of his then current annual base salary. Such severance pay will not exceed the lesser of (i) $1.2 million in the case of Dr. Southam or $1.5 million in the case of Mr. Gellert or (ii) the applicable limitations under Section 280G of the Code (to avoid penalty taxes and deduction limitations on "excess parachute payments").

    If the Company terminates the employment of either Dr. Southam or Mr. Gellert other than following a change-of-control or for "just cause" or if such an executive terminates his employment for "good reason" (each as defined in the Employment Letter Agreements) he will be entitled to receive a severance payment equal to two years of his then current annual base salary. Such severance payment will not exceed $800,000 in the case of Dr. Southam or $1,000,000 in the case of Mr. Gellert. These severance payments will be made to Dr. Southam and Mr. Gellert, as the case may be, on a monthly basis for a two-year period. Such severance payments are contingent upon Dr. Southam's and Mr. Gellert's compliance with the non-compete provisions set forth in their respective Employment Letter Agreements.

    SEVERANCE PAYMENT AGREEMENT WITH MR. WILK. Mr. Wilk entered into a Severance Payment Agreement (the "Severance Agreement") with the Company and Health Net, effective as of March 31, 1997. The Severance Agreement has a two-year term. If during the term of the Severance Agreement, the Company terminates the employment of Mr. Wilk without "cause" or Mr. Wilk terminates his employment for "good reason" within 12 months after a change of control (each as defined in the Severance Agreement), for a period of six months from the date of termination Mr. Wilk will be entitled to a continuation of his base salary and all medical, health, disability, life and accident insurance maintained for his benefit immediately prior to the date of termination. In addition, in the event the Company terminates the employment of Mr. Wilk without "cause" or Mr. Wilk terminates his employment for "good reason" during the term of the Severance Agreement, Mr. Wilk will be entitled to executive outplacement services and to exercise any fully vested and exercisable stock options for one year.

    SETTLEMENT AGREEMENT WITH MR. WANG. In connection with Mr. Wang's resignation as Senior Vice President and Chief Actuary of the Company on May 19, 1997, Mr. Wang and the Company are currently negotiating a Confidential Settlement and Separation Agreement and General Release.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Decisions regarding the Company's executive compensation are made by the Compensation Committee, which in 1996 consisted of: (i) until February 23, 1996, Dr. Austin and Messrs. Bouchard (Chairman), Mancino and Montgomery and (ii) commencing February 23, 1996 (at which time the Compensation Committee was reconstituted), Messrs. Bouchard (Chairman), Farley and Murphy, each of whom was a "disinterested person" as defined in Rule 16b-3 adopted under the Exchange Act, with respect to the plans administered by the Compensation Committee at the time of service on such committee. The composition of the Compensation Committee was modified effective February 23, 1996 to comply with certain requirements of
Section 162(m) of the Code.

    Effective April 1, 1997 upon consummation of the FHS Combination, the Compensation Committee was recomposed pursuant to the By-Laws to consist of Messrs. Bouchard (Chairman), Farley, Hanselman and Troubh, each of whom is a "Non-Employee Director" of the Company as defined in Rule 16b-3 adopted under the Exchange Act, with respect to the plans administered by the Compensation Committee.

    The following information relates to transactions by HSI during 1996 and the first three months of 1997 prior to consummation of the FHS Combination and by the Company after consummation of the FHS Combination through April of 1997 with the foregoing members of the Compensation Committee of HSI and of the Company during such time.

    Mr. Mancino, a former director of HSI and currently a director of a subsidiary of the Company, is a partner in the law firm of McDermott, Will & Emery. The Company paid McDermott, Will & Emery approximately $302,000 and approximately $325,000 in fees for legal services rendered to the Company and certain of its subsidiaries in 1996 and the first four months of 1997, respectively.

    Mr. Montgomery, a former director of HSI and currently a director of a subsidiary of the Company, is the President and Chief Executive Officer of Alta Bates Health System, a health system holding company. Subsidiaries of Alta Bates Health System have provided hospital and other services to a Company subsidiary since December 1990. Payments by such subsidiary for such services totaled approximately $58.7 million in 1996 and approximately $20.6 million for the first four months of 1997, respectively. In addition, Alta Bates Health System was an employer group of a Company subsidiary in 1996 and continues to be such an employer group. Premiums paid by Alta Bates Health System to such subsidiary totaled approximately $3.4 million and approximately $1.1 million in 1996 and the first four months of 1997, respectively.

    Mr. Farley, a director of the Company, is a partner in the law firm of Petersen, Fonda, Farley, Mattoon, Crockenberg and Garcia, P.C. The Company and certain of its subsidiaries paid to Petersen, Fonda, Farley, Mattoon, Crockenberg and Garcia, P.C. approximately $13,000 in fees for legal services in 1996. In addition, Petersen, Fonda, Farley, Mattoon, Crockenberg and Garcia, P.C. was an employer group of a Company subsidiary in 1996 and continues to be such an employer group. Premiums paid by such firm to this Company subsidiary totaled approximately $27,000 and approximately $12,500 in 1996 and the first four months of 1997, respectively.

                        DIRECTORS' COMPENSATION FOR 1996

    Because the FHS Combination was not consummated until April 1997 which was after the end of the 1996 fiscal year, the following information relates only to HSI during the applicable period. In 1996, the annual retainer payable to non-employee directors of HSI was $20,000 per year, and each non-employee director who chaired a committee of the HSI Board of Directors was eligible to receive an annual additional retainer of $4,000. Such non-employee directors also received a $1,000 fee for each meeting of the Board of Directors or committee thereof attended. No fees were paid to employees of the Company for service as a director.

    In addition, in 1996 non-employee directors of HSI participated in the Health Systems International, Inc. Second Amended and Restated Non-Employee Director Stock Option Plan (the "Director Plan"), which provided for initial grants and automatic annual grants of nonqualified stock options to such directors. Each such grant entitled the optionee to purchase 5,000 shares of Class A Common Stock at an exercise price equal to the fair market value of Class A Common Stock on the date of grant. Each grant vests as to 20% of the shares each year on the anniversary of the date of grant, provided that the options become immediately exercisable in the event of a "change in control" of the Company, as defined in the Director Plan. Under the Director Plan, 300,000 shares of Class A Common Stock have been reserved for grant. Under the terms of the Director Plan, all options granted prior to October 1, 1996 became fully exercisable on such date as a result of approval by the Board of Directors of the FHS Combination.

    On each of February 26, 1996 and May 21, 1996, options to purchase 5,000 shares at an exercise price of $34.25 per share and $28.875 per share, respectively, were granted to each of Drs. Austin and Kizer, and to each of Messrs. Bouchard, Braden, Deukmejian, Farley, Greaves, Mancino, Montgomery and Murphy pursuant to the formula provisions of the Director Plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    Set forth below is a tabulation indicating those persons or groups who are known to the Company to be beneficial owners of more than 5% of the outstanding shares of the Company's Class A Common Stock as of the Record Date. The following information is based on reports on Schedule 13D or 13G filed with the Securities and Exchange Commission or other reliable information.

                                                                               AMOUNT AND NATURE OF
                                                                                  PERCENTAGE OF
                                                                                    BENEFICIAL        PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                               OWNERSHIP(1)           CLASS
----------------------------------------------------------------------------  ----------------------  -------------
Sanford C. Bernstein & Co., Inc.............................................        9,627,547(2)             8.8%
  767 Fifth Avenue
  New York, New York 10153

Franklin Resources, Inc.....................................................        8,992,200(3)             8.2%
  777 Mariners Island Blvd.
  San Mateo, California 94403

Neuberger & Berman L.P......................................................        7,535,970(4)             6.9%
  605 Third Avenue
  40th Floor
  New York, New York 10158

------------------------

(1) The nature of beneficial ownership for shares shown in this column is sole voting and investment power unless otherwise indicated herein, subject to community property laws where applicable.

(2) Sanford C. Bernstein & Co., Inc. ("SBC") is a registered investment advisor/broker dealer. An aggregate of 2,664,980 shares of the Company's Class A Common Stock are held for the accounts of one or more discretionary clients of SBC. SBC has sole power to dispose of all such shares. SBC has sole voting authority with respect to 1,331,434 of such shares. In addition, one or more of SBC's clients have appointed an independent voting agent with instructions to vote an additional 381,875 of such shares in the same manner as SBC, SBC's clients have the right to receive dividends from and the proceeds of the sale of such shares.

(3) Franklin Resources, Inc. ("FRI") is a parent holding company whose wholly-owned subsidiaries Franklin Mutual Advisers, Inc. ("FMAI") and Franklin Advisers, Inc. ("FAI") are investment advisors registered under the Investment Advisors Act of 1940. One or more of FMAI's advisory clients is the legal owner of an aggregate of 8,704,700 shares of the Company's Class A Common Stock and one or more of FAI's advisory clients is the legal owner of 287,500 shares of the Company's Class A Common Stock. Pursuant to investment advisory agreements with its respective advisory clients, each of FMAI and FAI has sole investment discretion and voting authority with respect to such shares. Charles B. Johnson and Rupert H. Johnson, Jr. (the "Principal Stockholders") each owns in excess of 10% of the outstanding common stock of FRI and are the principal shareholders of FRI. Each of the Principal Stockholders, therefore, may be deemed to have indirect beneficial ownership over such shares. Neither the Principal Stockholders, FRI, FMAI nor FAI has any interest in dividends or proceeds from the sale of such shares, owns any such shares for his or its own account, and disclaims beneficial ownership of all the shares owned by FMAI's and FAI's advisory clients. The address of each of the Principal Stockholders and FRI is as set forth in the table above. The address for FMAI is: 51 John F. Kennedy Parkway, Short Hills, NJ 94404.

(4) Neuberger & Berman L.P is deemed to be a beneficial owner for purposes of Rule 13(d) of the Exchange Act, since it has shared power to make decisions whether to retain or dispose of the securities of many unrelated clients. Neuberger & Berman L.P. does not, however, have any economic interest in the securities of those clients. The clients are the actual owners of the securities and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. Partners of Neuberger & Berman L.P. own 38,090 shares. Partners own these shares in their own personal securities account. Neuberger & Berman L.P. disclaims beneficial ownership of these shares since these shares were purchased with each partner's personal funds and each partner has exclusive dispositive and voting power over the shares held in their respective accounts. With regard to 3,932,500 shares, Neuberger & Berman L.P. and Neuberger & Berman Management Inc. are deemed to be beneficial owners for purposes of Rule 13(d) since they both have shared power to make decisions whether to retain or dispose of the securities. Neuberger & Berman L.P. and Neuberger & Berman Management Inc. serve as sub-adviser and investment manager, respectively, of Neuberger & Berman's various Funds which hold such shares in the ordinary course of their business and not with the purpose nor with the effect of changing or influencing the control of the issuer. No other Neuberger & Berman L.P. advisory client has an interest of more than 5% of the outstanding Class A Common Stock of the Company.

    The foregoing information relates only to the ownership of the Company's Class A Common Stock. In addition, the CWF holds 11,747,642 shares of the Company's Class B Common Stock, constituting all of the shares of that class and approximately 9.7% of the Company's aggregate equity. Under the Certificate, the shares held of record by the CWF are entitled to the same economic benefits as all shares of Class A Common Stock, but are non-voting in nature. Upon the sale or other transfer of any such shares by the CWF to an unrelated third party, such shares are automatically converted on a one-to-one basis into fully voting shares of Class A Common Stock. Until 1998, transfer of such shares is subject to certain restrictions set forth in the CWF Shareholder Agreement.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the number of shares of Class A Common Stock beneficially owned by each of the current directors of the Company, by each Named Executive Officer of HSI in 1996 and by all current directors and executive officers as a group as of the Record Date, and the percentage that these shares bear to the total number of shares of Class A Common Stock outstanding as of such date:

                                                                                  AMOUNT OF SHARES
                         NAME OF INDIVIDUAL OR NUMBER                               BENEFICIALLY       PERCENTAGE OF
                             OF PERSONS IN GROUP                                      OWNED(1)             CLASS
------------------------------------------------------------------------------  --------------------  ---------------
Malik M. Hasan, M.D...........................................................       5,014,637(2)             4.6%

J. Thomas Bouchard............................................................          25,000(3)            *

Daniel D. Crowley.............................................................       1,223,555(4)             1.1%

George Deukmejian.............................................................          26,399(5)            *

Thomas T. Farley..............................................................          60,000(6)            *

Patrick Foley.................................................................           6,500(7)            *

Earl B. Fowler................................................................          42,150(8)            *

Roger F. Greaves..............................................................          38,943(9)            *

Richard W. Hanselman..........................................................          30,028(10)           *

Richard J. Stegemeier.........................................................          26,000(11)           *

Raymond S. Troubh.............................................................          45,953(12)           *

Dale T. Berkbigler, M.D.......................................................         509,292(13)           *

Arthur Southam, M.D...........................................................          65,300(14)           *

Andrew Wang...................................................................           1,153(15)           *

James Wilk....................................................................          53,374(16)           *

All current executive officers and directors
  as a group (21 persons).....................................................       7,709,188(17)            6.9%

------------------------

 *  The amount shown is less than 1% of the outstanding shares of each class.

 (1) The information contained in this table is based upon information furnished to the Company by the persons named above or obtained from records of the Company. The nature of beneficial ownership for shares shown in this column is sole voting and investment power unless otherwise indicated herein, subject to community property laws where applicable.

 (2) Includes 710,000 shares of Class A Common Stock with respect to which Dr. Hasan has the right to acquire beneficial ownership by virtue of outstanding vested options, 265 shares under the profit sharing plan component of the Company's 401(k) plan and an aggregate of 182,815 shares owned by Dr. Hasan's wife (982 shares) or held by the Hasan Family Foundation (a private charitable foundation of which Mrs. Hasan is the chairperson) (181,833 shares), as to which shares Dr. Hasan disclaims beneficial ownership. This number of shares does not include 138,036 shares held by three trusts, the beneficiaries of which are the three children of Dr. and Mrs. Hasan and the sole trustee of which is an unrelated third party.

 (3) Includes 25,000 shares with respect to which Mr. Bouchard has the right to acquire beneficial ownership by virtue of outstanding vested options.

 (4) Includes 1,130,995 shares with respect to which Mr. Crowley has the right to acquire beneficial ownership by virtue of outstanding vested options.

 (5) Includes 25,699 shares with respect to which Mr. Deukmejian has the right to acquire beneficial ownership by virtue of outstanding vested options. Such amount also includes 700 shares held in the C. George Deukmejian Defined Benefit Pension Plan, of which Mr. Deukmejian is a trustee.

 (6) Includes 30,000 shares with respect to which Mr. Farley has the right to acquire beneficial ownership by virtue of outstanding vested options. Such amount also includes 10,000 shares held by the Farley Family Trust over which trust Mr. Farley has investment power. Mr. Farley disclaims beneficial ownership of the shares held by the Farley Family Trust.

 (7) Includes 6,500 shares with respect to which Mr. Foley has the right to acquire beneficial ownership by virtue of outstanding vested options.

 (8) Includes 28,728 shares with respect to which Adm. Fowler has the right to acquire beneficial ownership by virtue of outstanding vested options.

(9) Includes 10,000 shares with respect to which Mr. Greaves has the right to acquire beneficial ownership by virtue of outstanding vested options.

(10) Includes 28,728 shares with respect to which Mr. Hanselman has the right to acquire beneficial ownership by virtue of outstanding vested options.

(11) Includes 26,000 shares with respect to which Mr. Stegemeier has the right to acquire beneficial ownership by virtue of outstanding vested options.

(12) Includes 28,728 shares with respect to which Mr. Troubh has the right to acquire beneficial ownership by virtue of outstanding vested options.

(13) Includes 132,000 shares with respect to which Dr. Berkbigler has the right to acquire beneficial ownership by virtue of outstanding vested options, 373,086 shares held by Berkbigler Family Partners, Ltd., of which Dr. Berkbigler is the general partner, and 172 shares held by Dr. Berkbigler under the profit sharing component of the Company's 401(k) plan.

(14) Includes 65,000 shares with respect to which Mr. Southam has the right to acquire beneficial ownership by virtue of outstanding vested options.

(15) Includes 254 shares held by Mr. Wang under the profit sharing component of the Company's 401(k) plan.

(16) Includes 34,000 shares with respect to which Mr. Wilk has the right to acquire beneficial ownership by virtue of outstanding vested options and 254 shares held by Mr. Wilk under the profit sharing component of the Company's 401(k) plan.

(17) Includes an aggregate of 2,828,558 shares with respect to which all current executive officers and directors as a group have the right to acquire beneficial ownership by virtue of outstanding vested options.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Under the Exchange Act, the Company's directors, certain executive and other officers, and any person holding more than ten percent of the Company's Class A Common Stock are required to report their ownership and any changes in that ownership to the Securities and Exchange Commission (the "SEC") and any exchange or quotation system on which the Class A Common Stock is listed or quoted. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure by directors, officers and ten percent holders to file such reports on a timely basis. Based solely on a review of the copies of reports furnished to the Company as filed with the SEC, the Company believes that its executive officers and directors have complied with the filing requirements applicable to them for the year ended December 31, 1996.

         PROPOSAL 2 -- APPROVAL OF THE FOUNDATION HEALTH SYSTEMS, INC.
                             1997 STOCK OPTION PLAN

GENERAL

    The Board of Directors is proposing for stockholder approval the Foundation Health Systems, Inc. 1997 Stock Option Plan (the "1997 Plan"). The purposes of the 1997 Plan are (i) to align the interests of the Company's stockholders and recipients of awards under the 1997 Plan by increasing the proprietary interest of such recipients in the Company's growth and success, (ii) to advance the interests of the Company by attracting and retaining key salaried employees and
(iii) to motivate such employees to act in the long-term best interests of the Company's stockholders. Under the 1997 Plan, the Company may grant non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights ("SARs"), restricted stock and bonus stock. Approximately 600 key salaried employees will be eligible to participate in the 1997 Plan. Reference is made to EXHIBIT A to this Proxy Statement for the complete text of the 1997 Plan which is summarized below.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE FOUNDATION HEALTH
                                 SYSTEMS, INC.
             1997 STOCK OPTION PLAN (PROPOSAL 2 ON THE PROXY CARD).

DESCRIPTION OF THE 1997 PLAN

    ADMINISTRATION. The 1997 Plan will be administered by the Compensation Committee, which consists of not less than two directors who are "outside directors" within the meaning of Section 162(m) of the Code and "Non-Employee Directors" within the meaning of Rule 16b-3 under the Exchange Act. Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation's chief executive officer and four most highly compensated executive officers other than the chief executive officer. However, "qualified performance-based compensation" is not subject to the $1 million deduction limit. Qualified performance-based compensation is compensation that satisfies the following requirements: (i) the compensation is payable after the attainment of performance goals determined by a committee consisting solely of two or more "outside directors," (ii) the material terms under which the compensation is to be paid, including the performance goals, are approved by a majority of the corporation's stockholders and (iii) payment is not made before the committee certifies that the applicable performance goals were satisfied. The Compensation Committee will consist solely of "outside directors" as defined for purposes of Section 162(m) of the Code. As a result, and based on regulations issued by the United States Department of the Treasury, certain compensation under the 1997 Plan, such as that payable with respect to options and SARs, is not expected to be subject to the $1 million deduction limit under
Section 162(m) of the Code, but other compensation payable under the 1997 Plan, such as restricted stock and bonus stock awards, would be subject to such limit.

    Subject to the express provisions of the 1997 Plan, the Compensation Committee will have the authority to select eligible key salaried employees who will receive awards and determine all of the terms and conditions of each award. All awards will be evidenced by a written agreement containing such provisions not inconsistent with the 1997 Plan as the Compensation Committee shall approve. The Compensation Committee will also have authority to prescribe rules and regulations for administering the 1997 Plan and to decide questions of interpretation or application of any provision of the 1997 Plan. Except with respect to grants to executive officers of the Company and persons whose compensation is likely to be subject to the $1 million deduction limit under
Section 162(m) of the Code, the Compensation Committee may delegate some or all of its power and authority to administer the 1997 Plan to executive officers of the Company.

    AVAILABLE SHARES. Under the 1997 Plan, 10 million shares of Class A Common Stock are available for awards, subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, spin-off or other similar change or event. The number of available shares will be reduced by the sum of the aggregate number of shares of Class A Common Stock (i) that are issued upon the grant of a restricted stock or bonus stock award and (ii) which become subject to outstanding options and SARs. To the extent that shares of Class A Common Stock subject to an outstanding option (except to the extent shares of Class A Common Stock are issued or delivered by the Company in connection with the exercise of an SAR) or stock award are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award or by reason of the delivery or withholding of shares of Class A Common Stock to pay all or a portion of the exercise price of an award, if any, or to satisfy all or a portion of the tax withholding obligations relating to an award, then such shares of Class A Common Stock shall again be available under the 1997 Plan. The maximum number of shares of Class A Common Stock with respect to which options, SARs and restricted stock or bonus stock awards may be granted during the term of the 1997 Plan to any person is three million shares, subject to adjustment as described above.

    CHANGE IN CONTROL. In the event of a "Change in Control," all outstanding options and SARs will be exercisable in full and all restricted stock awards will vest. A "Change in Control" means (i) the approval by stockholders of a reorganization, merger or consolidation or sale or disposition of all or substantially all of the assets of the Company (unless, among other conditions, the Company's stockholders receive the same proportionate interest of the stock of the surviving company), (ii) the approval by stockholders of a liquidation or dissolution of the Company, (iii) certain acquisitions of 20% or more of the Class A Common Stock, (iv) a change during any two-year period in a majority of the Board of Directors or (v) certain other transactions as determined by the Board of Directors.

    EFFECTIVE DATE, TERMINATION AND AMENDMENT. If approved by stockholders at the Annual Meeting, the 1997 Plan will become effective as of the date of such approval, and will terminate at such time as there are no shares available for awards under the 1997 Plan, unless terminated earlier by the Board of Directors. The Board of Directors may amend the 1997 Plan at any time, subject to any requirement of stockholder approval required by applicable law, rule or regulation and provided that no amendment may be made without stockholder approval if such amendment would, among other things, (i) increase the maximum number of shares of Class A Common Stock available under the 1997 Plan, (ii) effect any change inconsistent with Section 422 of the Code or (iii) extend the term of the 1997 Plan.

    STOCK OPTIONS--GENERAL. The Compensation Committee will determine the conditions to the exercisability of an option. Upon exercise of an option, including an incentive stock option, the purchase price may be paid in cash, by delivery of previously acquired shares of Class A Common Stock, by certification of ownership of previously acquired shares of Class A Common Stock or by delivery of an irrevocable notice of exercise to a broker acceptable to the Company.

    NON-QUALIFIED STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. The period for the exercise of a non-qualified stock option or SAR, including the period during which a non-qualified stock option or SAR is exercisable following termination of employment, will be determined by the Compensation Committee. The exercise price of a non-qualified stock option will not be less than the fair market value of the Class A Common Stock on the date of grant of such option, and the base price of an SAR will be the exercise price of the related option. The exercise of an SAR entitles the holder thereof to receive (subject to withholding taxes) shares of Class A Common Stock, cash or a combination thereof with a value equal to the difference between the fair market value of the Class A Common Stock on the exercise date and the base price of the SAR.

    INCENTIVE STOCK OPTIONS. No incentive stock option will be exercisable more than ten years after its date of grant, unless the recipient of the incentive stock option owns greater than ten percent of the voting power of all shares of capital stock of the Company (a "ten percent holder"), in which case the option will be exercisable for no more than five years after its date of grant. The exercise price of an incentive stock option will not be less than the fair market value of the Class A Common Stock on the date of grant of such option, unless the recipient of the incentive stock option is a ten percent holder, in which case the option exercise price will be at least 110% of the fair market value of the Class A Common Stock on the date of grant of such option.

    In the event of the termination of an optionee's employment by reason of death or permanent and total disability (as defined in Section 22(e)(3) of the Code), incentive stock options will be exercisable to the extent exercisable on the date of termination for a period of one year after such termination (or such shorter period as specified by the Compensation Committee in the option agreement), but in no event after the expiration of the incentive stock option. In the event of the termination of an optionee's employment for any other reason, incentive stock options will be exercisable to the extent exercisable on the date of termination for a period of three months after such termination, but in no event after the expiration of the incentive stock option. If the holder of an incentive stock option dies during the applicable exercise period following termination of employment, each incentive stock option will be exercisable only to the extent such option was exercisable on the date of the holder's death, and may thereafter be exercised for a period of one year (or such shorter period as specified by the Compensation Committee in the option agreement), but in no event after expiration of the incentive stock option.

    BONUS STOCK AND RESTRICTED STOCK AWARDS. The 1997 Plan provides for the grant of (i) bonus stock awards, which are vested upon grant, and (ii) stock awards which may be subject to a restriction period ("restricted stock"). Shares of restricted stock will be non-transferable and subject to forfeiture if the holder does not remain continuously in the employment of the Company during the restriction period. In the event of termination of employment for any reason, the portion of a restricted stock award which is then subject to forfeiture will be forfeited and canceled by the Company. Unless otherwise determined by the Compensation Committee, the holder of a restricted stock award will have rights as a stockholder of the Company, including the right to vote and receive dividends with respect to the shares of restricted stock. In connection with a restricted stock award, the Compensation Committee may authorize the payment of a cash award to the holder of the restricted stock at any time after the restricted stock becomes vested. The cash award with respect to a share of restricted stock cannot exceed the average fair market value of a share of Class A Common Stock during the sixty consecutive trading days ending on the valuation date specified in the restricted stock agreement.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the 1997 Plan.

    A participant will not recognize any income upon the grant of an option. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company will be entitled to a corresponding deduction. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon such disposition and (ii) the fair market value of such shares on the date of exercise over the exercise price, and the Company will be entitled to a corresponding deduction.

    A participant who is granted SARs will not recognize any taxable income upon the grant of the SARs. Upon exercise, the participant recognizes taxable compensation in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount is deductible by the Company as compensation expense.

    A participant receiving restricted stock will not recognize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at such time, unless the participant makes an election to be taxed at the time restricted stock is granted. If such election is not made, the participant will recognize taxable income at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The amount of ordinary income recognized by a participant by making the above-described election or upon the lapse of the restrictions is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize taxable compensation, rather than dividend income, in an amount equal to the dividends paid and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

    A participant receiving bonus stock will recognize taxable income at the time the bonus stock is awarded in an amount equal to the then fair market value of such stock. This amount is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

         PROPOSAL 3 -- APPROVAL OF THE FOUNDATION HEALTH SYSTEMS, INC.
                    THIRD AMENDED AND RESTATED NON-EMPLOYEE
                           DIRECTOR STOCK OPTION PLAN

GENERAL

    The Board of Directors is proposing for stockholder approval the Foundation Health Systems, Inc. Third Amended and Restated Non-Employee Director Stock Option Plan (the "Director Plan"). The purposes of the Director Plan are (i) to align the interests of the Company's stockholders and recipients of awards under the Director Plan by increasing the proprietary interest of such recipients in the Company's growth and success, (ii) to advance the interests of the Company by attracting and retaining well qualified directors who are not employees of the Company or any of its subsidiaries ("Non-Employee Directors") and (iii) to motivate such Non-Employee Directors to act in the long-term best interests of the Company's stockholders. Under the Director Plan, non-qualified options to purchase 7,500 shares of Class A Common Stock will be granted automatically to each Non-Employee Director on the date of the Annual Meeting (or on the date thereafter that a person first becomes a Non-Employee Director) and on the day immediately following each annual meeting of stockholders of the Company after such date. Ten Non-Employee Directors are eligible to participate in the Director Plan. Reference is made to EXHIBIT B to this Proxy Statement for the complete text of the Director Plan which is summarized below.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE FOUNDATION HEALTH
                                 SYSTEMS, INC.
       THIRD AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                        (PROPOSAL 3 ON THE PROXY CARD).

DESCRIPTION OF THE DIRECTOR PLAN

    ADMINISTRATION. The Director Plan will be administered by the Board of Directors. All awards will be evidenced by a written agreement containing such provisions not inconsistent with the Director Plan as the Board shall approve. The Board will also have authority to prescribe rules and regulations for administering the Director Plan and to decide questions of interpretation or application of any provision of the Director Plan. Except with respect to the power to appoint members of the Compensation Committee or to amend or terminate the Director Plan, the Board may delegate some or all of its power and authority to administer the Director Plan to a committee of two or more directors.

    AVAILABLE SHARES. Under the Director Plan, 500,000 shares of Class A Common Stock are available for awards, subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, spin-off or other similar change or event. The number of available shares will be reduced by the sum of the aggregate number of shares of Class A Common Stock which become subject to outstanding options. To the extent that shares of Class A Common Stock subject to an outstanding option are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award or by reason of the delivery or withholding of shares of Class A Common Stock to pay all or a portion of the exercise price of an award, if any, or to satisfy all or a portion of the tax withholding obligations relating to an award, then such shares of Class A Common Stock shall again be available under the Director Plan.

    CHANGE IN CONTROL. In the event of a "Change in Control," all outstanding awards will be exercisable in full. A "Change in Control" means (i) the approval by stockholders of a reorganization, merger or consolidation or sale or disposition of all or substantially all of the assets of the Company (unless, among other conditions, the Company's stockholders receive the same proportionate interest of the stock of the surviving company), (ii) the approval by stockholders of a liquidation or dissolution of the Company, (iii) certain acquisitions of 20% or more of the Class A Common Stock, (iv) a change during any two-year period in a majority of the Board of Directors or (v) certain other transactions as determined by the Board of Directors.

    EFFECTIVE DATE, TERMINATION AND AMENDMENT. If approved by stockholders at such meeting, the Director Plan will become effective as of the date of the Annual Meeting and will terminate at such time as there are no shares available under the Director Plan, unless terminated earlier by the Board of Directors. The Board of Directors may amend the Director Plan at any time, subject to any requirement of stockholder approval required by applicable law, rule or regulation.

    STOCK OPTIONS. Each Non-Employee Director will automatically be granted, on the date of the Annual Meeting (or on the date he or she first becomes a director) and on the date of each annual meeting of stockholders thereafter, non-qualified options to purchase 7,500 shares of Class A Common Stock at an option exercise price per share equal to the fair market value of a share of Class A Common Stock on the date of grant. Such options will become exercisable on the date one year after the date of grant to the extent of 20% of the shares subject to the option and shall become exercisable on each subsequent anniversary of the date of grant to the extent of an additional 20% of the shares subject to the option until the option becomes fully exercisable. Each option will expire ten years after the date of grant.

    If a Non-Employee Director ceases to be a director by reason of death or disability, each of such director's vested options may be exercised for a period of one year after the date of such director's termination of service as a director, but in no event after the expiration of the option. In the event a Non-Employee Director dies during the one-year period after termination of service as a director by reason of disability, each vested option may be exercised during the remainder of the exercise period had the director not died, but in no event after the expiration of the option. If a Non-Employee Director's term of office expires (without renomination or reelection), all outstanding options become exercisable as of the last day of such term and may be exercised for three months thereafter. If the Non-Employee Director is removed from office without cause or resigns upon expiration of his or her term, all vested options will be exercisable during the three-month period following such termination of service as a director, but in no event after the expiration of the option. If a Non-Employee Director is removed from the Board of Directors for cause, all options shall immediately cease to be exercisable. If a Non-Employee Director terminates service as a director for any reason not described above, including resignation prior to the end of his or her term, each of such director's vested options may be exercised for a period of one month thereafter, but in no event after the expiration of the option.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a brief summary of certain U.S. federal income tax consequences generally arising with respect to awards under the Director Plan.

    A Non-Employee Director will not recognize any income upon the grant of an option. A Non-Employee Director will recognize compensation taxable as ordinary income upon exercise of an option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company will be entitled to a corresponding deduction.

    The following table sets forth the number of shares of Class A Common Stock underlying options which would be granted automatically to Non-Employee Directors on the date of each annual meeting of stockholders beginning with the Annual Meeting.

           FOUNDATION HEALTH SYSTEMS, INC. THIRD AMENDED AND RESTATED
                    NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

POSITION                                                                         STOCK OPTIONS
-------------------------------------------------------------------------------  -------------
All Non-Employee Directors as a Group..........................................       75,000(1)
  (10 persons)

------------------------

(1) The option exercise price per share would be the closing sale price of the Class A Common Stock on the New York Stock Exchange on the date of grant. On July 3, 1997, the closing sale price of Class A Common Stock on the New York Stock Exchange was $31 1/16 per share.

         PROPOSAL 4 -- APPROVAL OF THE FOUNDATION HEALTH SYSTEMS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

GENERAL

    The Board of Directors is proposing for stockholder approval the Foundation Health Systems, Inc. Employee Stock Purchase Plan (the "ESPP"). The purpose of the ESPP is to encourage and facilitate the purchase of shares of Class A Common Stock by eligible employees of the Company and its subsidiaries and to provide an additional incentive to promote the best interests of the Company and its subsidiaries and an additional opportunity to participate in their economic success. The ESPP was adopted by the Board of Directors on June 11, 1997, to become effective September 1, 1997, subject to the approval of the stockholders of the Company within twelve months after its adoption by the Board of Directors. Reference is made to EXHIBIT C to this Proxy Statement for the complete text of the ESPP which is summarized below.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE FOUNDATION HEALTH
                                 SYSTEMS, INC.
          EMPLOYEE STOCK PURCHASE PLAN (PROPOSAL 4 ON THE PROXY CARD).

DESCRIPTION OF THE ESPP

    ADMINISTRATION. The ESPP will be administered by the Compensation Committee. Subject to the express provisions of the ESPP, the Compensation Committee will have complete authority to interpret the ESPP, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of the ESPP.

    TERMINATION AND AMENDMENT. The ESPP will terminate upon the purchase by participants of all shares that may be issued under the ESPP, unless terminated earlier by the Board of Directors. The date on which the ESPP terminates will be treated as a "Purchase Date" under the ESPP, as described below. The Board of Directors may at any time, and from time to time, amend the ESPP in any respect, except that no amendment may be made without stockholder approval that would increase the number of shares available under the ESPP (unless certain changes occur in the Company's capital structure as described in the ESPP).

    ELIGIBILITY. In general, any employee of the Company or any of its subsidiaries, other than the top 35 senior officers of the Company and its subsidiaries, is eligible to participate in the ESPP as of any entry date of the ESPP, provided that such employee is scheduled to work at least 20 hours per week and has at least 30 days of continuous service with the Company or a subsidiary immediately prior to such entry date (a "Participant"). Notwithstanding anything to the contrary in the ESPP, no employee may be granted an option under the ESPP to purchase shares of Class A Common Stock if such employee, immediately after the grant of the option, would own stock (including shares subject to the option) possessing five percent or more of the total combined voting power or value of all classes of issued and outstanding stock of the Company or any of its subsidiaries. Under the ESPP, an entry date occurs on September 1, 1997 and on the first day of each subsequent calendar month (each, a "Participation Period"). It is estimated that approximately 12,500 employees will be eligible to participate in the ESPP as of September 1, 1997.

    AVAILABLE SHARES; LIMITATIONS ON PURCHASE. The maximum number of shares available for purchase under the ESPP will be 1,000,000 shares of Class A Common Stock, subject to adjustment in the event of certain changes to the Company's capital structure, as described in the ESPP. Notwithstanding anything to the contrary in the ESPP, no Participant may be granted an option to purchase shares of Class A Common Stock that permits the Participant to purchase in any calendar year under the ESPP and all other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company and its subsidiaries shares of Class A Common Stock with an aggregate fair market value (determined at the time such option is granted) in excess of $25,000.

    At least 15 days (or such other period as may be prescribed by the Compensation Committee) prior to any entry date as of which an employee is eligible to participate in the ESPP, an employee may file an election specifying his or her chosen rate of payroll deduction contributions. Under the ESPP, an employee may elect to make payroll deduction contributions for each payroll period in an amount equal to a whole dollar amount or a whole percentage of such employee's compensation (in either case not less than two percent of the employee's compensation and not more than such amount as the Compensation Committee may determine), beginning with the first pay date which occurs on or after the entry date as of which such employee commences participation in the ESPP. At least 15 days (or such other period as may be prescribed by the Compensation Committee) prior to any entry date, a Participant will have the right to elect to increase or decrease his or her designated rate or amount of payroll deductions under the ESPP.

    PURCHASE OF SHARES. The Compensation Committee will cause to be established a separate "Employee Stock Purchase Account" on behalf of each Participant to hold payroll deduction contributions made under the ESPP. Subject to a Participant's right of abandonment described below, the balance of each Participant's Employee Stock Purchase Account will be applied on each Purchase Date to purchase the number of whole or fractional shares of Class A Common Stock determined by dividing the balance of such Participant's Employee Stock Purchase Account as of such date by the Purchase Price. Under the ESPP, a "Purchase Date" occurs on September 30, 1997 and the last day of each subsequent Participation Period. The "Purchase Price" under the ESPP is, with respect to a Purchase Date, the lesser of 85% of the fair market value of a share of Class A Common Stock on such date and 85% of the fair market value of a share of Class A Common Stock on the first day of the Purchase Period ending on such date, rounded up to the nearest whole cent.

    ISSUANCE OF SHARES; RESTRICTIONS ON SALE. Following each Purchase Date, each Participant will be issued a certificate representing the shares of Class A Common Stock purchased by the Participant under the ESPP on such date, or a notation of noncertificated shares will be made on the stock records of the Company. In the event the amount of shares to be purchased on behalf of all Participants collectively would exceed the shares available for purchase under the ESPP, the number of shares of Class A Common Stock to be purchased by each Participant will be reduced in a manner described in the ESPP. Shares of Class A Common Stock purchased under the ESPP may not be sold or otherwise disposed of (other than by will or the laws of descent and distribution) before the first anniversary of the Purchase Date on which the shares were purchased. All certificates issued to Participants will bear a legend containing this restriction.

FEDERAL INCOME TAX CONSEQUENCES

    The Company believes that the ESPP qualifies under Section 423 of the Code as an employee stock purchase plan. The following is a brief summary of the federal income tax consequences under the ESPP.

    Under Section 423 of the Code a Participant does not recognize any taxable income at the time options are granted or shares of Class A Common Stock are purchased under the ESPP. If a Participant disposes of shares of Class A Common Stock purchased under the ESPP within two years after the first day (the "grant date") of the Purchase Period during which such shares were purchased (a "disqualifying disposition"), the Participant will recognize ordinary compensation income in the amount of the excess of the fair market value of the shares of Class A Common Stock on such Purchase Date over the Purchase Price of the shares of Class A Common Stock. The Participant's cost basis in the shares of Class A Common Stock will be increased by the amount of such ordinary compensation income. If the amount realized upon such disposition exceeds the Participant's cost basis in the shares of Class A Common Stock (as so increased), the Participant will recognize capital gain in the amount of the difference between the amount realized and such adjusted cost basis. Under current tax law, gain on capital assets held for less than the applicable holding period is treated as "short-term" capital gain which is not eligible for certain preferential tax treatment afforded "long-term" capital gain. In the event the amount realized is less than the cost basis in the shares of Class A Common Stock (as so increased), the Participant will recognize capital loss in the amount of the difference between the adjusted cost basis and the amount realized.

    If a Participant disposes of shares of Class A Common Stock purchased under the ESPP two years or more after the grant date (a "qualifying disposition"), the tax treatment will be different. The Participant will recognize ordinary compensation income in the amount of the lesser of (i) the excess of the fair market value of the shares of Class A Common Stock on the grant date over an amount equal to 85% of the closing price for such shares of Class A Common Stock on the New York Stock Exchange on the grant date, and (ii) the excess of the amount realized over the Purchase Price of the shares of Class A Common Stock. The Participant's cost basis in the shares of Class A Common Stock will be increased by the amount of such ordinary compensation income. In addition, the Participant will recognize capital gain equal to the difference (if any) between the amount realized upon such disposition and the cost basis in the shares of Class A Common Stock (as so increased). In the event the amount realized is less than the Purchase Price, the Participant will recognize capital loss in the amount of the difference between the Purchase Price and the amount realized.

    The Company will not be entitled to a deduction for any excess of the fair market value of the shares of Class A Common Stock over the Purchase Price, except to the extent the Participant recognizes ordinary compensation income upon a disqualifying disposition.

             PROPOSAL 5 -- APPROVAL OF THE AVAILABILITY OF 650,000
               SHARES OF CLASS A COMMON STOCK FOR PURCHASE UNDER
         THE FOUNDATION HEALTH CORPORATION EMPLOYEE STOCK PURCHASE PLAN

    The Board of Directors is proposing for stockholder approval the availability of 650,000 shares of Class A Common Stock for purchase under the Foundation Health Corporation Employee Stock Purchase Plan (the "FHC Plan"). The FHC Plan is an employee stock purchase plan within the meaning of Section 423 of the Code that was originally adopted by FHC effective October 1, 1990 and was originally intended to terminate on June 30, 2000. The FHC Plan operates for the benefit of FHC employees in essentially the same manner as the ESPP described above, except that (i) such employees must complete six months of service and customarily be employed for more than five months per calendar year to be eligible to participate in the FHC Plan, (ii) the purchase price for shares acquired under the FHC Plan is 85% of the fair market value of such shares on the last trading day in the monthly participation period and (iii) shares of FHC Common Stock acquired under the FHC Plan can be sold or otherwise disposed of immediately after they are purchased and (iv) no more than 167 shares of FHC Common Stock can be purchased by a participant in any monthly participation period. Approximately 8,500 FHC employees are eligible to participate in the FHC Plan. Following the FHS Combination, the Company desired to allow FHC to continue the FHC Plan until such time as the FHC Plan was replaced by the ESPP, but substituting shares of Class A Common Stock of the Company for the shares of FHC common stock previously available for purchase under the FHC Plan. The Board of Directors of the Company approved the substitution of shares of Class A Common Stock of the Company for shares of FHC common stock for purposes of the FHC Plan and, subject to approval and ratification by the stockholders of the Company, authorized 650,000 shares of Class A Common Stock of the Company to be made available for purchase under the FHC Plan effective as of April 1, 1997. The FHC Plan will be replaced by the ESPP effective September 1, 1997. Accordingly, the last purchase date under the FHC Plan will be August 31, 1997.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AVAILABILITY OF 650,000 SHARES OF CLASS A COMMON STOCK FOR PURCHASE UNDER THE FOUNDATION HEALTH
                                  CORPORATION
         EMPLOYEE STOCK PURCHASE PLAN. (PROPOSAL 5 ON THE PROXY CARD).

                PROPOSAL 6 -- PROPOSAL TO APPROVE MATERIAL TERMS
                     OF THE FOUNDATION HEALTH SYSTEMS, INC.
                      PERFORMANCE-BASED ANNUAL BONUS PLAN

GENERAL

    On recommendation of the Compensation Committee, the Board of Directors is proposing for stockholder approval certain terms of the Foundation Health Systems, Inc. Performance-Based Annual Bonus Plan (the "Performance-Based Plan"). Section 162(m) of the Code precludes a publicly held corporation from deducting, for tax purposes, compensation in excess of $1,000,000 per year paid to its chief executive officer and certain other officers. As applied to the Company, Section 162(m) of the Code places this limit on the Company's Chief Executive Officer and four highest compensated officers (other than the Chief Executive Officer). Under Section 162(m) of the Code, however, the $1,000,000 limitation does not apply to certain categories of stock options and other performance-based compensation grants which meet the applicable statutory requirements, including obtaining stockholder approval of material terms. Reference is made to EXHIBIT D to this Proxy Statement for the complete text of the Performance-Based Plan, which is summarized below.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF MATERIAL TERMS OF THE FOUNDATION HEALTH SYSTEMS, INC. PERFORMANCE-BASED ANNUAL BONUS PLAN (PROPOSAL 6
                              ON THE PROXY CARD).

DESCRIPTION OF THE MATERIAL TERMS OF THE PERFORMANCE-BASED PLAN

    The material terms of the Performance-Based Plan include: (i) the individuals eligible to receive compensation, (ii) the business criteria on which annual performance incentives are based and (iii) the formula by which the awards will be determined under the Performance-Based Plan.

ELIGIBLE OFFICERS

    The officers who will be eligible for performance-based incentive awards are the Company's Chief Executive Officer or any employee who is acting in such capacity and the Company's four highest compensated executive officers (other than the Chief Executive Officer or other persons who are acting in such capacity) who are employed by the Company on the last day of the applicable year.

BUSINESS CRITERIA AND FORMULA FOR AWARDS

    The Board of Directors believes that a primary objective of management is the long-term creation of stockholder value. Consistent with this belief, the Compensation Committee has been empowered to prescribe annual performance-based incentives. The Performance-Based Plan provides for a bonus pool to be allocated among eligible officers if the Company attains in a particular year a minimum level of consolidated net income from operations before income taxes, as determined in accordance with generally accepted accounting principles ("Net Income"), excluding any nonrecurring or extraordinary charges. Specifically, under the Performance-Based Plan, if the Company's Net Income exceeds $250 million in a particular year, a cash bonus pool equal to $7.5 million will be available for bonuses to eligible officers. Subject to review and certification by the Compensation Committee, each participant will be eligible to receive a pro rata share of the cash bonus pool based on the relationship of his or her base salary at the beginning of the year to the combined base salaries of all participants at the beginning of such year. Under the terms of the Performance-Based Plan, the Compensation Committee retains the discretion to reduce or eliminate awards to any participant based upon its consideration of
(i) any extraordinary changes which may have occurred in the Company during the year and (ii) business performance criteria such as net income, cash flow, earnings per share and other relevant operating and strategic considerations. In this connection, the Compensation Committee has indicated that it will exercise such negative discretion in administering the Performance-Based Plan.

                   PROPOSAL 7 -- RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

    Upon recommendation of the Audit Committee, the Board of Directors of the Company has selected Deloitte & Touche LLP to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 1997. Deloitte & Touche LLP has served in this capacity since June 3, 1994. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions of stockholders and to make a statement if they desire.

    The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of Deloitte & Touche LLP to serve in this capacity.

    The Board of Directors is submitting the approval of Deloitte & Touche LLP to stockholders as a matter of good corporate practice, although it is not required to do so. Should the stockholders fail to provide such ratification, the Board of Directors will reconsider its approval of Deloitte & Touche LLP as the Company's independent public accountants for the year ended December 31, 1997. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the fiscal year if the Board of Directors feels that such a change would be in the best interests of the Company and its stockholders.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 7
       TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S
                        INDEPENDENT PUBLIC ACCOUNTANTS.

       REQUIREMENTS AND PROCEDURES FOR SUBMISSION OF PROXY PROPOSALS AND
                    NOMINATIONS OF DIRECTORS BY STOCKHOLDERS

    NOMINATIONS FOR THE BOARD OF DIRECTORS. The Company expects to hold its 1998 Annual Meeting of Stockholders in May of 1998, although the Company retains the right to change this date, as it may determine. The By-Laws provide that written notice of proposed stockholder nominations for the election of directors at the 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company not less than sixty days nor more than ninety days prior to the meeting. Notice to the Company from a stockholder who proposes to nominate a person for election as a director must satisfy the requirements of the Securities and Exchange Commission (the "SEC") and the By-Laws. Stockholders wishing to nominate persons should contact the Company's Secretary at 21600 Oxnard Street, Woodland Hills, California 91367 or 225 North Main Street, Pueblo, Colorado 81003.

    PROPOSALS. Any stockholder who intends to present a proposal to be included in the Company's proxy materials to be considered for action at the 1998 Annual Meeting of Stockholders must satisfy the requirements of the SEC and the proposal must be received by the Secretary of the Company on or before December 1, 1997 for review and consideration for inclusion in the Company's proxy statement and proxy card relating to that meeting.

    The Chairman of the Annual Meeting may decline to allow the transaction of any business or the consideration of any nomination which was not properly presented in accordance with these requirements. The requirements with respect to the nomination of director candidates do not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement, nor do they apply to questions a stockholder may wish to ask at a meeting.

                                 OTHER MATTERS

    The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                                    [SIGNATURE]

                                          B. Curtis Westen, Esq.
                                          SENIOR VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY

                                                                       EXHIBIT A

                        FOUNDATION HEALTH SYSTEMS, INC.
                             1997 STOCK OPTION PLAN

                                I.  INTRODUCTION

    The purposes of the Foundation Health Systems, Inc. 1997 Stock Option Plan (the "Plan") are (i) to align the interests of the stockholders of Foundation Health Systems, Inc. (the "Company") and the recipients of awards under the Plan by increasing the proprietary interest of such recipients in the Company's growth and success, (ii) to advance the interests of the Company by attracting and retaining key salaried employees of the Company and its subsidiaries and
(iii) to motivate such employees to act in the long-term best interests of the Company's stockholders.

                                II.  DEFINITIONS

    For purposes of the Plan, the following capitalized terms shall have the meanings set forth in this Article.

2.1 "Agreement" shall mean the written instrument evidencing an award hereunder between the Company and the recipient of such award, the terms of which may be amended or modified as provided in Section 6.3.

2.2   "Board" shall mean the Board of Directors of the Company.

2.3 "Bonus Stock" shall mean shares of Common Stock which are not subject to a Restriction Period.

2.4   "Bonus Stock Award" shall mean an award of Bonus Stock.

2.5   "Code" shall mean the Internal Revenue Code of 1986, as amended.

2.6 "Committee" shall mean the Compensation and Stock Option Committee of the Board.

2.7 "Common Stock" shall mean the Class A Common Stock, $.001 par value, of the Company.

2.8 "Company" shall mean Foundation Health Systems, Inc., a Delaware corporation, or any successor thereto.

2.9 "Disability" shall mean the inability, as determined solely by the Committee, of the holder of an award to perform substantially such holder's duties and responsibilities for a continuous period of at least six months.

2.10  "Employer" shall mean the Company and each Subsidiary.

2.11 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.12  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

2.13 "Fair Market Value" shall mean the closing price of a share of Common Stock as reported in THE WALL STREET JOURNAL on the New York Stock Exchange Composite Transactions list for the date as of which such value is being determined or, if there shall be no reported transaction for such date or if such date is not a trading day, on the next immediately preceding date for which a transaction was reported or which was a trading day; PROVIDED, HOWEVER, that Fair Market Value may be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate.

2.14 "Incentive Stock Option" shall mean an option to purchase shares of Common Stock that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.

2.15 "Mature Shares" shall mean previously acquired shares of Common Stock for which the holder thereof has good title, free and clear of all liens and encumbrances and which such holder either (i) has held for at least six months or (ii) has purchased on the open market.

2.16 "Maturity Value" shall mean, unless the Committee shall determine otherwise, the average of the Fair Market Value of a share of Common Stock for a period of sixty consecutive trading days ending on the Valuation Date with respect to each Restricted Stock Award, or if the Valuation Date is not a trading day, the sixty consecutive trading days ending on the last trading day before the Valuation Date.

2.17 "Merger" shall mean any merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving or resulting parent corporation immediately after the merger.

2.18 "Nonqualified Stock Option" shall mean a stock option which is not an Incentive Stock Option.

2.19  "Permanent and Total Disability" shall have the meaning set forth in
Section 22(e)(3) of the Code or any successor thereto.

2.20 "Restricted Stock" shall mean shares of Common Stock which are subject to a Restriction Period.

2.21  "Restricted Stock Award" shall mean an award of Restricted Stock.

2.22 "Restriction Period" shall mean any period designated by the Committee during which the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in the Plan or the Agreement relating to such award.

2.23 "SAR" shall mean a stock appreciation right which is granted in tandem with, or by reference to, an option (including a Nonqualified Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such option, shares of Common Stock, cash or a combination thereof with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such option, or portion thereof, which is surrendered.

2.24  "Securities Act" shall mean the Securities Act of 1933, as amended.

2.25  "Stock Award" shall mean a Restricted Stock Award or a Bonus Stock Award.

2.26 "Subsidiary" shall mean any corporation other than the Company in an unbroken chain of corporations beginning with the Company if, at the time of reference, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.27  "Ten Percent Holder" shall have the meaning set forth in Section 4.2(a).

2.28 "Valuation Date" with respect to any Restricted Stock Award shall mean the date designated in the Agreement with respect to each Restricted Stock Award pursuant to Section 5.2(a).

                      III.  ELIGIBILITY AND ADMINISTRATION

3.1 ELIGIBILITY. Participants in the Plan shall consist of such key salaried employees of the Employers as the Committee in its sole discretion may select from time to time. The Committee's selection of an

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employee to participate in the Plan at any time shall not require the Committee to select such employee to participate in the Plan at any other time.

3.2   ADMINISTRATION.

    (a) IN GENERAL. The Plan shall be administered by the Committee. The Committee may grant to eligible employees any one or a combination of the following awards under the Plan: (i) options to purchase shares of Common Stock in the form of Incentive Stock Options or Nonqualified Stock Options, (ii) SARs and (iii) Stock Awards in the form of Restricted Stock or Bonus Stock. The Committee shall, subject to the terms of the Plan, select eligible key salaried employees for participation in the Plan and determine the form, amount and timing of each award to such employees and, if applicable, the number of shares of Common Stock and the number of SARs subject to such an award, the exercise price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. The Committee may, in its sole discretion and for any reason at any time, subject to the requirements imposed under Section 162(m) of the Code and regulations promulgated thereunder in the case of an award intended to be qualified performance-based compensation, take action such that (i) any or all outstanding options and SARs shall become exercisable in part or in full and
(ii) all or a portion of the Restriction Period applicable to any outstanding Restricted Stock Award shall lapse. The Committee shall, subject to the terms of the Plan, interpret the Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of the Plan, make any determinations necessary or desirable to effectuate the purposes of the Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations, determinations and conditions shall be final, binding and conclusive. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a majority of the Committee members is present or (ii) acts approved in writing by a majority of the members of the Committee without a meeting.

    (b) DELEGATION. The Committee may delegate some or all of its power and authority hereunder to such executive officer or officers of the Company as the Committee deems appropriate; PROVIDED, HOWEVER, that the Committee may not delegate its power and authority with regard to (i) the grant of an award to any person who is a "covered employee" within the meaning of Section 162(m) of the Code or who, in the Committee's judgment, is likely to be a covered employee at any time during the period an award hereunder to such employee would be outstanding or (ii) the selection for participation in the Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer or other person.

    (c) INDEMNIFICATION. No member of the Board of Directors or Committee, nor any executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith, and the members of the Board of Directors and the Committee and any such executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the full extent permitted by law, except as otherwise may be provided in the Company's Certificate of Incorporation or By-laws, and under any directors' and officers' liability insurance that may be in effect from time to time.

3.3 SHARES AVAILABLE. Subject to adjustment as provided in Section 6.7, 10,000,000 shares of Common Stock shall be available under the Plan. Such shares of Common Stock and shares of each other class of stock which become available under the Plan shall be reduced by the sum of the aggregate number of shares of such stock then subject to awards under the Plan. To the extent that shares of Common Stock subject to an outstanding option (except to the extent shares of Common Stock are issued or delivered by the Company in connection with the exercise of an SAR) or Stock Award are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award or by reason of the delivery or withholding of shares of Common Stock to satisfy all or a portion of the tax withholding obligations relating to an award, then such shares of Common Stock shall again be available under the Plan. Shares of Common Stock shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

    To the extent required by Section 162(m) of the Code and the regulations thereunder, the maximum number of shares of Common Stock with respect to which options, SARs, Stock Awards, or a combination thereof may be granted during the term of the Plan to any employee shall be 3,000,000, subject to adjustment as provided in Section 6.7.

                IV.  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

4.1 STOCK OPTIONS. The Committee may, in its discretion, grant options to purchase shares of Common Stock to such eligible employees as may be selected by the Committee. Each option, or portion thereof, that is not an Incentive Stock Option, shall be a Nonqualified Stock Option. Each Incentive Stock Option shall be granted within ten years of the effective date of the Plan. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as Incentive Stock Options are exercisable for the first time by an option holder during any calendar year (under the Plan or any other plan of the Company or any Subsidiary) exceeds $100,000 (or any other applicable dollar limitation established under the federal tax laws) such options shall constitute Nonqualified Stock Options.

4.2 TERMS OF STOCK OPTIONS. Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.

    (a) NUMBER OF SHARES AND PURCHASE PRICE. The number of shares of Common Stock subject to an option and the purchase price per share of Common Stock purchasable upon exercise of the option shall be determined by the Committee; PROVIDED, HOWEVER, that the purchase price per share of Common Stock purchasable upon exercise of an option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option; PROVIDED FURTHER, that if an Incentive Stock Option shall be granted to an employee who, at the time such option is granted, owns capital stock possessing more than ten percent of the total combined voting power of all classes of capital stock of the Company (or of any Subsidiary) (a "Ten Percent Holder"), then the purchase price per share of Common Stock shall be the price (currently 110% of Fair Market Value) required under the Code in order to constitute an Incentive Stock Option.

    (b) OPTION PERIOD AND EXERCISABILITY. The period during which an option may be exercised shall be determined by the Committee; PROVIDED, HOWEVER, that no Incentive Stock Option shall be exercised later than ten years after its date of grant; PROVIDED FURTHER, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, establish performance measures which must be satisfied as a condition either to a grant of an option or to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or noncumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.

    (c) METHOD OF EXERCISE. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of Mature Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (D) a combination of (A) and (B) , (ii) if applicable, by surrendering to the Company any SARs which are canceled by reason of the exercise of the option and
(iii) by executing such documents as the Company may reasonably request. Cash payments shall be made by wire transfer, certified or bank check or personal check, in each case payable to the order of the Company. If payment is to be made by delivery of Mature Shares, any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. The Company shall not be required to deliver certificates for shares of Common Stock until the Company has confirmed the receipt of good and available funds in payment of the full purchase price therefor.

4.3 STOCK APPRECIATION RIGHTS. The Committee may, in its discretion, grant SARs to such eligible employees as may be selected by the Committee. Any SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted.

4.4 TERMS OF SARS. SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.

    (a) NUMBER OF SARS AND BASE PRICE. The number of SARs subject to an award shall be determined by the Committee. The base price of an SAR shall be the purchase price per share of Common Stock of the related option.

    (b) EXERCISE PERIOD AND EXERCISABILITY. The Agreement relating to an award of SARs shall specify whether such award may be settled in shares of Common Stock or cash or a combination thereof. The period for the exercise of an SAR shall be determined by the Committee; PROVIDED, HOWEVER, that no SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related option. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised only with respect to whole shares of Common Stock. Prior to the exercise of an SAR for shares of Common Stock, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR and shall have rights as a stockholder of the Company in accordance with Section 6.11.

    (c) METHOD OF EXERCISE. An SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any options which are canceled by reason of the exercise of the SAR and (iii) by executing such documents as the Company may reasonably request.

4.4   TERMINATION OF EMPLOYMENT.

    (a)  IN GENERAL.  Subject to Sections 6.9 and 4.4(b) and as described in
Section 4.4(c) in the case of an Incentive Stock Option, all of the terms relating to the exercise, cancellation or other disposition of an option or SAR in the event the holder of such option or SAR, as the case may be, is no longer employed by an Employer, whether by reason of Disability, retirement, death or other termination of employment, shall be determined by the Committee. Such determination shall be made at the time of the grant of such option or SAR, as the case may be, and shall be specified in the Agreement relating to such option or SAR.

    (b) INCENTIVE STOCK OPTIONS. Each Incentive Stock Option held by an optionee who ceases to be employed by any Employer by reason of Permanent and Total Disability or death shall be exercisable only to the extent that such option is exercisable on the date of such optionee's termination of employment. In the case of the optionee's Permanent and Total Disability, the option may thereafter be exercised by such optionee (or such optionee's legal representative) for a period of one year (or such shorter period as the Committee may specify in the Agreement) after the effective date of such optionee's termination of employment by reason of Permanent and Total Disability or until the expiration of the term of such Incentive Stock Option, whichever period is shorter. In the case of the optionee's death, the option may thereafter be exercised by the beneficiary or beneficiaries duly designated by the optionee or, if none, the executor or administrator of the optionee's estate or, if none, the person to whom the optionee's rights under such option shall pass by will or by the applicable laws of descent and distribution for a period of one year (or such other period as the Committee may specify in the Agreement) after the date of such optionee's death or until the expiration of the term of such Incentive Stock Option, whichever period is shorter.

    Each Incentive Stock Option held by an optionee who ceases to be employed by any Employer for any reason other than Permanent and Total Disability or death shall be exercisable only to the extent such option is exercisable on the effective date of such optionee's termination of employment, and may thereafter be exercised by such optionee (or such optionee's legal representative) for a period of three months after the effective date of such optionee's termination of employment or until the expiration of the term of the Incentive Stock Option, whichever period is shorter.

    If an optionee dies during the exercise period specified in the Agreement evidencing the award of such option following the termination of the optionee's employment by reason of Permanent and Total Disability, or if the optionee dies during the three-month period following termination of employment for any reason other than death or Permanent and Total Disability, each Incentive Stock Option held by such optionee shall be exercisable only to the extent such option is exercisable on the date of the optionee's death and may thereafter be exercised by the beneficiary or beneficiaries duly designated by the optionee or, if none, the executor or administrator of the optionee's estate or, if none, the person to whom the optionee's rights under such option shall pass by will or by the applicable laws of descent and distribution for a period of one year (or such shorter period as the Committee may specify in the Agreement) after the date of death or until the expiration of the term of such Incentive Stock Option, whichever period is shorter.

                                V.  STOCK AWARDS

5.1 STOCK AWARDS. The Committee may, in its discretion, grant Stock Awards to such eligible employees as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award or Bonus Stock Award.

5.2 TERMS OF STOCK AWARDS. Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.

    (a) NUMBER OF SHARES AND OTHER TERMS. The Committee shall determine the number of shares of Common Stock subject to a Restricted Stock Award or Bonus Stock Award conditions. In the case of a Restricted Stock Award, the Committee shall designate a Valuation Date and shall determine the price, if any, to be paid by the holder for each share of Restricted Stock subject to the Award.

    (b) VESTING AND FORFEITURE. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of the Plan, (i) for the vesting of the shares of Common Stock subject to such award if the holder of such award remains continuously in the employment of any one or more Employers during the specified Restriction Period and satisfies any other applicable conditions and
(ii) for the forfeiture of the shares of Common Stock subject to such award if the holder of such award does not remain continuously in the employment of any one or more Employers during the specified Restriction Period or does not satisfy any other applicable condition. Bonus Stock Awards shall not be subject to any Restriction Periods.

    (c) SHARE CERTIFICATES. In the case of a Restricted Stock Award, during the Restriction Period, a certificate or certificates representing the award may be registered in the holder's name and may bear a legend, in addition to any legend which may be required pursuant to Section 6.6, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of the Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any applicable Restriction Period, or upon the grant of a Bonus Stock Award, in each case subject to the Company's right to require payment of any taxes in accordance with Section 6.5, either (i) a certificate or certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award or (ii) a notation of noncertificated shares shall be made on the stock records of the Company.

    (d) RIGHTS WITH RESPECT TO RESTRICTED STOCK AWARDS. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award and the Plan, the holder of such award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; PROVIDED, HOWEVER, that a distribution with respect to shares of Common Stock, other than a regular cash dividend or any other distribution as the Committee may in its sole discretion designate, shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made. Any such distributions on deposit with the Company shall not be segregated in separate accounts and shall not bear interest. Any breach of any restrictions, terms or conditions applicable to a Restricted Stock Award by the holder of such award shall cause a forfeiture of Restricted Stock, any related distributions, and all rights under the Agreement.

    (e) CASH AWARDS. In connection with any Restricted Stock Award, the Committee may authorize (either at the time such award is made or subsequently) the payment of a cash amount (a "Cash Award") to the holder of such Restricted Stock at any time after such Restricted Stock shall have become vested; PROVIDED, HOWEVER, that the amount of the cash payment, if any, that a holder shall be entitled to receive shall not exceed 100 percent of the aggregate Maturity Value of the Restricted Stock Award. Such Cash Awards shall be payable in accordance with such additional restrictions, terms and conditions as shall be prescribed by the Committee and shall be in addition to any other salary, incentive, bonus or other compensation payments which holders shall be otherwise entitled or eligible to receive from the Company.

5.3 TERMINATION OF EMPLOYMENT. Subject to Section 6.9, all of the terms relating to the termination of the Restriction Period or other conditions relating to a Restricted Stock Award, or any cancellation or forfeiture of such Restricted Stock Award in the event the holder of such Restricted Stock Award is no longer employed by an Employer, whether by reason of Disability, retirement, death or other termination of employment, shall be specified in the Agreement relating to such Restricted Stock Award.

                                  VI.  GENERAL

6.1 EFFECTIVE DATE AND TERM OF PLAN. The Plan shall be submitted to the stockholders of the Company for approval and, if approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the 1997 annual meeting of stockholders, shall become effective on the date of such meeting. The Plan shall terminate when shares of Common Stock are no longer available for the grant of awards, unless terminated earlier by the Board. Termination of the Plan shall not affect the terms or conditions of any award granted prior to termination.

    In the event that the Plan is not approved by the stockholders of the Company on or before June 11, 1998, the Plan and any awards granted hereunder shall be null and void.

6.2 AMENDMENTS. The Board may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) and

Section 422 of the Code; PROVIDED, HOWEVER, that no amendment shall be made without stockholder approval if such amendment would (a) increase the maximum number of shares of Common Stock available under the Plan (subject to Section 6.7), (b) effect any change inconsistent with Section 422 of the Code or (c) extend the term of the Plan. No amendment may impair the rights of a holder of an outstanding award without the consent of such holder.

6.3 AGREEMENT. Each award under the Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. No award shall be valid until an Agreement is executed by a duly authorized representative of the Company and the recipient of such award and, upon execution by each party and delivery of the Agreement to the Company, such award shall be effective as of the effective date set forth in the Agreement. No award under the Plan shall be effective unless the Agreement evidencing such award is executed by the recipient and delivered to the Company. An Agreement may be modified or amended at any time by the Committee, PROVIDED that no modification or amendment may adversely affect the rights of the holder of the award evidenced by the Agreement without the holder's consent.

6.4 NON-TRANSFERABILITY OF AWARDS. Unless otherwise specified in the Agreement relating to an award, no award (or rights thereunder) shall be transferable other than by will, the laws of descent and distribution, a qualified domestic relations order or pursuant to beneficiary designation or assignment procedures approved by the Company. Except to the extent permitted by the foregoing sentence or the Agreement relating to an award, each award may be exercised or settled during the holder's lifetime only by the holder or the holder's legal representative or similar person. Except to the extent permitted by the second preceding sentence or the Agreement relating to an award, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, such award and all rights thereunder and its related Agreement shall immediately become null and void.

6.5 TAX WITHHOLDING. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. The holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date the obligation to withhold or pay taxes arises in connection with the award (the "Tax Date"), or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation, (C) by delivery (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (D) in the case of the exercise of an option, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C); PROVIDED, HOWEVER, that the Company shall have sole discretion to disapprove of an election pursuant to any of clauses (B)-(E), and PROVIDED FURTHER that no shares of Common Stock shall be withheld or delivered in excess of the minimum statutory requirements with respect to such tax obligation unless such shares are Mature Shares. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

6.6 RESTRICTIONS ON SHARES. Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the exercise or settlement of such award or the delivery of shares thereunder, such award shall not be exercised or settled and such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act.

6.7 ADJUSTMENT. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities available under the Plan, the number and class of securities subject to each outstanding option and the purchase price per security, the terms of each outstanding SAR, and the number and class of securities subject to each outstanding Stock Award shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs without an increase in the aggregate purchase price or base price. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any such adjustment would result in a fractional security being (a) available under the Plan, such fractional security shall be disregarded, or (b) subject to an award under the Plan, the Company shall pay the holder of such award, in connection with the vesting, exercise or settlement of such award in whole or in part occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the vesting, exercise or settlement date over (B) the exercise or base price, if any, of such award.

6.8   ACCELERATION OF AWARDS.

    (a) IN GENERAL. Notwithstanding any provision in the Plan, upon the occurrence of a Change in Control, as defined below, (i) all outstanding options and SARs shall immediately become exercisable in full and (ii) the Restriction Period applicable to any outstanding Restricted Stock Award shall lapse, except as otherwise provided in the applicable Agreement.

    (b)  DEFINITION OF CHANGE IN CONTROL.  A "Change in Control" shall mean:

        (i) APPROVED TRANSACTION. An action of the Board (or, if approval of the Board is not required as a matter of law, the stockholders of the Company) approving (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a Merger, or (b) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (c) the adoption of any plan or proposal for the liquidation or dissolution of the Company;

        (ii) CONTROL PURCHASE. The purchase by any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company or any employee benefit plan sponsored by an Employer) of any Common Stock of the Company (or securities convertible into the Company's Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board and, after such purchase, such person shall be the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Section (d) of such Rule 13d-3 in the case of rights to acquire the Company's securities);

        (iii) BOARD CHANGE. A change in the composition of the Board during any period of two consecutive years, such that individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

        (iv) OTHER TRANSACTIONS. The occurrence of such other transactions involving a significant issuance of voting stock or change in the composition of the Board that the Board determines to be a Change in Control for purposes of the Plan.

    The Agreement evidencing options or Restricted Stock granted under the Plan may contain such provisions limiting the acceleration of the exercisability of options and the acceleration of the vesting of Restricted Stock as provided in this Section as the Committee deems appropriate to ensure that the penalty provisions of Section 4999 of the Code, or any successor thereto in effect at the time of such acceleration, will not apply to any stock, cash or other property received by the holder from the Company.

    (c) CERTAIN BUSINESS COMBINATIONS. (1) With respect to any optionee who is subject to Section 16 of the Exchange Act, (i) notwithstanding the exercise periods set forth in any Agreement to which such optionee is a party, and (ii) notwithstanding the expiration date of the term of such option (other than an Incentive Stock Option), in the event the Company is involved in a business combination which is intended to be treated as a pooling of interests for financial accounting purposes (a "Pooling Transaction") or pursuant to which such optionee receives a substitute option to purchase securities of any entity, including an entity directly or indirectly acquiring the Company, then each option (or option in substitution thereof) held by such optionee shall be exercisable to the extent set forth in the Agreement evidencing such option until and including the latest of (x) the expiration date of the term of the option or, in the event of such optionee's termination of employment, the last exercise date prescribed by the optionee's Agreement, (y) the date which is six months and one day after the consummation of such business combination and (z) the date which is ten business days after the date of expiration of any period during which such optionee may not dispose of a security issued in the Pooling Transaction in order for the Pooling Transaction to be accounted for as a pooling of interests; and

    (2) With respect to any holder of an SAR (other than an SAR which may be settled only for cash) who is subject to Section 16 of the Exchange Act, (i) notwithstanding the exercise periods set forth in any Agreement to which such holder is a party, and (ii) notwithstanding the expiration date of the term of such SAR (other than an SAR which is related to an Incentive Stock Option), in the event the Company is involved in a Pooling Transaction or pursuant to which such holder receives a substitute SAR relating to any entity, including an entity directly or indirectly acquiring the Company, then each such SAR (or SAR in substitution thereof) held by such holder shall be exercisable to the extent set forth in the Agreement evidencing such SAR until and including the latest of
(x) the date set forth pursuant to the optionee's Agreement or the expiration date of the term of such SAR, as the case may be, (y) the date which is six months and one day after the consummation of such business combination and (z) the date which is ten business days after the date of expiration of any period during which such holder may not dispose of a security issued in the Pooling Transaction in order for the Pooling Transaction to be accounted for as a pooling of interests.

6.9   TERMINATION OF EMPLOYMENT.

    (a) ACCELERATION OF EXERCISABILITY OR VESTING. Notwithstanding any provisions to the contrary in an Agreement, if the employment of the holder of an option or Stock Award shall terminate for any reason (including, without limitation, the holder's death, Permanent and Total Disability, retirement (either pursuant to any retirement plan of the Company or any Subsidiary or, in the absence of any such plan, pursuant to the Committee's discretionary determination that such termination of employment shall be treated as retirement for purposes of the Plan), resignation or voluntary termination other than for "Cause" (as defined in subsection (b) hereof) as determined by the Committee in its sole discretion, the Committee may determine the following:

        (i) Any Restriction Period applicable to any Restricted Stock Award shall be deemed to have expired upon the holder's termination of employment, and all Restricted Stock subject to such award shall become vested, and any Cash Award payable pursuant to the applicable Restricted Stock Award shall be adjusted in such manner as is provided in the Agreement; and

        (ii) Any option shall become exercisable in full upon the holder's termination of employment.

    (b) TERMINATION BY COMPANY FOR CAUSE. If the employment with an Employer of a holder of a Restricted Stock Award shall terminate for Cause during the Restriction Period, then all Restricted Stock and any Cash Awards shall be forfeited immediately. All options held by such holder shall immediately terminate. For purposes of this subsection, "Cause" shall have the meaning ascribed thereto in any employment agreement to which such holder is a party or, in the absence thereof, shall include, but not be limited to, insubordination, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform his or her duties and responsibilities for any reason other than illness or incapacity; PROVIDED, HOWEVER, that if such termination occurs within 12 months after an Approved Transaction, Control Purchase or Board Change (as such terms are defined in Section 6.8(a)), termination for Cause shall only mean a felony conviction for fraud, misappropriation or embezzlement.

    (c) GENERAL. For purposes of the Plan, a leave of absence, unless otherwise determined by the Committee prior to the commencement thereof, shall not be considered a termination of employment. Awards made under the Plan shall not be affected by any change of employment so long as the holder continues to be an employee of an Employer.

6.10 NO RIGHT OF PARTICIPATION OR EMPLOYMENT. No person shall have any right to participate in the Plan. Neither the Plan nor any award made hereunder shall confer upon any person any right to continued employment by any Employer or affect in any manner the right of an Employer to terminate the employment of any person at any time without liability hereunder.

6.11 RIGHTS AS STOCKHOLDER. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

6.12 GOVERNMENTAL AND OTHER REGULATIONS. The obligations of the Company with respect to awards under the Plan and related Agreements shall be subject to such rules, regulations and approvals as may be required, including rules, regulations and approvals relating to registration statements under the Securities Act, and those of the New York Stock Exchange. No option shall be exercisable, no Restriction Period shall expire and no Common Stock shall be delivered under the Plan until the Company has obtained such consent and approval from regulatory bodies (federal, state or self-regulatory organizations) having jurisdiction over such matters as the Committee deems advisable.

6.13 NON-EXCLUSIVITY. The Plan shall not be construed as creating any limitations on the Company or the Committee to adopt such other incentive arrangements as it may deem desirable, including the granting of stock options and the awards of either shares of Common Stock or cash to any individual.

6.14 GOVERNING LAW. The Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

                                                                       EXHIBIT B

                        FOUNDATION HEALTH SYSTEMS, INC.
                           THIRD AMENDED AND RESTATED
                    NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                                I.  INTRODUCTION

    The purposes of the Foundation Health Systems, Inc. Third Amended and Restated Non-Employee Director Stock Option Plan (the "Plan") are (i) to align the interests of the stockholders of Foundation Health Systems, Inc. (the "Company") and the recipients of awards under the Plan by increasing the proprietary interest of such recipients in the Company's growth and success,
(ii) to advance the interests of the Company by attracting and retaining non-employee directors of the Company and (iii) to motivate such persons to act in the long-term best interests of the Company's stockholders.

                                II.  DEFINITIONS

    For purposes of the Plan, the following capitalized terms shall have the meanings set forth in this Article.

2.1 "Agreement" shall mean the written instrument evidencing an Option awarded hereunder between the Company and the recipient of such Option, the terms of which may be amended or modified as provided in Section 5.3.

2.2   "Board" shall mean the Board of Directors of the Company.

2.3   "Code" shall mean the Internal Revenue Code of 1986, as amended.

2.4 "Committee" shall mean the Committee, if any, designated by the Board pursuant to Section 3.2(b).

2.5 "Common Stock" shall mean the Class A Common Stock, $.001 par value, of the Company.

2.6 "Company" shall mean Foundation Health Systems, Inc., a Delaware corporation, or any successor thereto.

2.7   "Director" shall mean a member of the Board.

2.8 "Eligible Director" shall mean a Director who is not an employee of the Company or any of its subsidiaries.

2.9   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

2.10 "Fair Market Value" shall mean the closing transaction price of a share of Common Stock as reported in THE WALL STREET JOURNAL on the New York Stock Exchange Composite Transactions list for the date as of which such value is being determined or, if there shall be no reported transaction for such date or if such date is not a trading day, on the next immediately preceding date for which a transaction was reported or which was a trading day; PROVIDED, HOWEVER, that Fair Market Value may be determined by the Board by whatever means or method as the Board, in the good faith exercise of its discretion, shall at such time deem appropriate.

2.11 "Grant Date" shall mean the date on which an Option is automatically granted to an Eligible Director under the Plan pursuant to Section 4.1 or 4.2.

2.12 "Holder" shall mean an Eligible Director who has received an Option under the Plan.

2.13 "Mature Shares" shall mean previously acquired shares of Common Stock for which the Holder thereof has good title, free and clear of all liens and encumbrances and which such Holder either (i) has held for at least six months or (ii) has purchased on the open market.

2.14 "Merger" shall mean any merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving or resulting parent corporation immediately after the merger.

2.15 "Nonqualified Stock Option" shall mean a stock option which is not an Incentive Stock Option under Section 422 of the Code, or any successor provision.

2.16  "Option" shall mean any Nonqualified Option granted under the Plan.

2.17  "Permanent and Total Disability" shall have the meaning set forth in
Section 22(e)(3) of the Code or any successor thereto.

2.18  "Securities Act" shall mean the Securities Act of 1933, as amended.

                      III.  ELIGIBILITY AND ADMINISTRATION

3.1 ELIGIBILITY. Subject to the terms and conditions of the Plan, participation in the Plan shall be limited to Eligible Directors. All Eligible Directors of the Company shall automatically be participants in the Plan.

3.2   ADMINISTRATION.

    (a) POWERS. Subject to Section 3.2(b) hereof, the Plan shall be administered by the Board. The Board shall have plenary authority to administer the Plan in accordance with its terms, including, without limitation, to: (i) interpret all terms and provisions of the Plan consistent with law; (ii) set aside the number of shares of Common Stock to be subject to each Option granted;
(iii) determine the terms of each Agreement; (iv) prescribe the documents and procedures necessary to be followed in effecting the exercise of Options granted under the Plan, or in effecting the replacement of an Agreement in the event that an Agreement should become lost, stolen, destroyed, misplaced, or otherwise missing; (v) cause Options to be granted and issued in accordance with the terms of the Plan; (vi) adopt, amend and rescind general and special rules and regulations for the Plan's administration; and (vii) make all other determinations necessary or advisable for the administration of the Plan. Notwithstanding the above, the Board shall have no authority to exercise any discretion in determining the time of grant, time of exercise, recipient, price per share of Common Stock at the time of exercise, or amount of shares of Common Stock subject to any grant of Options under the Plan. All Options granted shall conform in all respects to the requirements of the terms of the Plan. No Director shall be liable to the Company, to any stockholder of the Company, or to any other Director for any action taken or determination made in good faith.

    (b) DELEGATION TO COMMITTEE. Notwithstanding anything to the contrary contained herein, the Board may at any time, or from time to time, appoint a Committee of at least two Directors and delegate to such Committee the authority of the Board to administer the Plan. Upon such appointment and delegation, the Committee shall have all the powers, privileges and duties of the Board, and shall be substituted for the Board, in the administration of the Plan, except the power to appoint members of the Committee and to terminate, modify or amend the Plan. The Board may from time to time appoint members of any such Committee in substitution for or in addition to members previously appointed, may fill vacancies in the Committee and may discharge the Committee. The Committee shall select one of its members as its chairman and shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum and all determinations shall be made by a majority of such quorum. Any determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.

3.3 SHARES AVAILABLE. Subject to adjustment as provided in Section 5.7, 500,000 shares of Common Stock shall be available under the Plan, reduced by the sum of the aggregate number of shares of Common Stock which become subject to outstanding Options. To the extent that shares of Common Stock subject to an outstanding Option are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such Option or by reason of the delivery or withholding of shares of Common Stock to satisfy all or a portion of the tax withholding obligations relating to the Option, then such shares of Common Stock shall again be available under the Plan. Shares of Common Stock shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

                               IV.  STOCK OPTIONS

4.1 AUTOMATIC INITIAL GRANT OF OPTIONS. Each person who is an Eligible Director on the date the Plan becomes effective pursuant to Section 5.1 shall be automatically awarded and issued on such date, and without further action of the Board, a Nonqualified Stock Option to purchase 7,500 shares of Common Stock of the Company. Each person who thereafter becomes an Eligible Director shall be automatically awarded and issued on the date of his or her first election to the Board, and without further action of the Board, a Nonqualified Stock Option to purchase 7,500 shares of Common Stock of the Company. An Option described in this Section shall hereinafter be referred to as an "Initial Grant." If the date the Plan becomes effective or the date of such Eligible Director's first election to the Board is not a trading day for the Common Stock, such Eligible Director's Initial Grant shall be made on the first trading day which follows the date the Plan becomes effective or the date of such election, as the case may be.

4.2 AUTOMATIC ANNUAL GRANT OF OPTIONS. On the day immediately following the date of each annual meeting of stockholders of the Company (the "Current Annual Meeting"), beginning with the annual meeting that occurs in 1998, each Eligible Director (other than an Eligible Director who received an Initial Grant at the Current Annual Meeting) shall be automatically awarded and issued on such date, without further action of the Board, a Nonqualified Stock Option to purchase 7,500 shares of Common Stock of the Company (an "Annual Grant"); PROVIDED THAT IN the case of an Annual Grant to an Eligible Director (other than an Eligible Director who receives an Initial Grant on the date the Plan becomes effective) who received an Initial Grant within the twelve-month period ending on the date of the Current Annual Meeting, the number of shares subject to such Annual Grant shall be 7,500 multiplied by a fraction, the numerator of which is the number of days in the period beginning on the day after the date of such Initial Grant and ending on the day of the Current Annual Meeting, and the denominator of which is
365. If the day immediately following a Current Annual Meeting is not a trading day for the Common Stock, Annual Grants to be awarded on such day shall be awarded on the first trading day which follows the day immediately following the Current Annual Meeting. No Options shall be awarded to an individual following his or her termination of service as an Eligible Director, even if such individual becomes a member of a board of directors of a subsidiary of the Company.

4.3 OPTION PRICES. The purchase price of the Common Stock subject to each Option granted under the Plan shall be 100 percent of the Fair Market Value of the Common Stock on the Grant Date.

4.4 TERM OF OPTIONS. The term of each Option shall be for a period of ten years from the Grant Date and, except as set forth in Section 4.7 hereof, shall expire upon termination of service as a Director. Notwithstanding the immediately preceding sentence, if upon an individual's termination of service as a Director such individual becomes a member of a board of directors of a subsidiary of the Company, then such Option shall not expire until such individual's termination of service as member of the board of directors of such subsidiary.

4.5 VESTING OF OPTIONS. Each Option shall become exercisable on the date one year after the Grant Date to the extent of 20 percent of the shares of Common Stock subject to the Option, and shall become exercisable on each subsequent anniversary of the Grant Date to the extent of an additional 20 percent of the shares of Common Stock subject to the Option until the Option becomes fully exercisable.

4.6 METHOD OF EXERCISE. An Option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of Mature

Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) in cash by a broker-dealer acceptable to the Company to whom the Holder has submitted an irrevocable notice of exercise or (D) a combination of
(A) and (B) , and (ii) by executing such documents as the Company may reasonably request. Cash payment shall be made by wire transfer, certified or bank check or personal check, in each case payable to the order of the Company. If payment is to be made by delivery of Mature Shares, any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the Holder. The Company shall not be required to deliver certificates for shares of Common Stock until the Company has confirmed the receipt of good and available funds in payment of the full purchase price therefor.

4.7   TERMINATION OF SERVICE.

    (a) DEATH OF HOLDER. If a Holder shall die prior to the exercise of any Option, then:

        (i) if the Holder dies while serving as a Director, then such Option (subject to clause (iv) below) may be exercised by the legatee(s) or personal representative of such Holder at any time within one year after such Holder's death;

        (ii) if the Holder's service as a Director was terminated due to Permanent and Total Disability and such Holder dies within one year after termination of service, then such Option (subject to clause (iv) below) may be exercised by the legatee(s) or personal representative of such Holder at any time during the remainder of the period during which such Holder would have been able to exercise such Option had the Holder not died;

        (iii) if the Holder dies within three months after termination of service as a Director and clause (ii) is not applicable, then such Option (subject to clause (iv) below) may be exercised by the legatee(s) or personal representative of such Holder at any time within one year after such Holder's death; and

        (iv) the exercise of Options after the termination of service of the Holder as a Director for any reason is subject to the following: (a) no Option may be exercised after the expiration date of such Option; and (b) Options may be exercised by the Holder only to the extent such Options were exercisable at the time of such termination.

    (b) PERMANENT AND TOTAL DISABILITY. If a Holder's service as a Director shall terminate prior to the exercise of any Option as a result of Permanent and Total Disability, then such Option (subject to clause (a)(iv) above) may be exercised by such Holder (or his or her personal representative) at any time within one year after such termination of service as a Director.

    (c) REMOVAL BY STOCKHOLDERS FOR CAUSE. If a Holder shall be removed from the Board by the Company's stockholders prior to the exercise of any Option for cause (for these purposes, if such termination occurs within 12 months after a Change in Control, as defined in Section 5.8, removal for cause shall only mean a felony conviction for fraud, misappropriation or embezzlement), then upon such removal all Options held by such Holder shall immediately terminate.

    (d)  REMOVAL BY STOCKHOLDERS WITHOUT CAUSE AND EXPIRATION OF TERM OF
OFFICE. If prior to the exercise of any Option, a Holder's service as a Director shall be terminated as a result of expiration of the Director's term of office without an accompanying renomination or reelection of such Director, then all Options held by such Holder shall become exercisable at the time of such termination and may be exercised at any time within three months after such Holder's termination of service as a Director. If prior to the exercise of any Option, a Holder's service as a Director shall be terminated as a result of (i) removal by the Company's stockholders without cause or (ii) the tendering of the Director's resignation upon expiration of such Director's term of office, then all Options (subject to clause (a)(iv) above) held by such

Holder may be exercised at any time within three months after such Holder's termination of service as a Director.

    (e) TERMINATION FOR OTHER REASON. If prior to the exercise of any Option, a Holder's service as a Director shall be terminated for any reason other than as set forth in subsections (a) through (d) above, including as a result of the tendering of the Director's resignation during the then current term of office of the Director, then all Options (subject to clause (a)(iv) above) held by such Holder may be exercised at any time within one month after such Holder's termination of service as a Director.

                                  V.  GENERAL

5.1 EFFECTIVE DATE AND TERM OF PLAN. The Plan as amended and restated herein shall be submitted to the stockholders of the Company for approval and, if approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the 1997 annual meeting of stockholders, shall become effective on the date of such meeting. The Plan shall terminate when shares of Common Stock are no longer available for the grant of awards, unless terminated earlier by the Board. Termination of the Plan shall not affect the terms or conditions of any award granted prior to termination.

5.2 AMENDMENTS. The Board may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation. No amendment may impair the rights of a Holder of an outstanding Option without the consent of such Holder.

5.3 AGREEMENT. Each Option under the Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such Option, which shall be consistent with the terms of the Plan. No Option shall be valid until an Agreement is executed by the Company and the recipient of such Option and, upon execution by each party and delivery of the Agreement to the Company, such Option shall be effective as of the effective date set forth in the Agreement. No Option under the Plan shall be effective unless the Agreement evidencing such Option is executed by the recipient and delivered to the Company. An Agreement may be modified or amended at any time by the Board or Committee, provided that no modification or amendment may adversely affect the rights of the Holder of the Option evidenced by the Agreement without the Holder's consent.

5.4 NON-TRANSFERABILITY OF OPTIONS. No Option shall be transferable other than by will, the laws of descent and distribution, a qualified domestic relations order or pursuant to beneficiary designation or assignment procedures approved by the Company. Except to the extent permitted by the foregoing sentence, each Option may be exercised or settled during the Holder's lifetime only by the Holder or the Holder's legal representative or similar person. Except to the extent permitted by the second preceding sentence, no Options may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such Options, such Options and all rights thereunder and under its related Agreement shall immediately become null and void.

5.5 TAX WITHHOLDING. The Company shall have the power to withhold, or to require a Holder to remit to the Company, an amount sufficient to satisfy any withholding or other tax due with respect to the Holder's exercise of an Option.

5.6 RESTRICTIONS ON SHARES. Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the exercise or settlement of such award or the delivery of shares thereunder, such award shall not be exercised or settled and such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the Holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

5.7 ADJUSTMENT. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to Holders of Common Stock other than a regular cash dividend, the number and class of securities available under the Plan, the number and class of securities subject to each outstanding Option and the purchase price per security shall be appropriately adjusted by the Board, such adjustments to be made in the case of outstanding Options without an increase in the aggregate purchase price. The decision of the Board regarding any such adjustment shall be final, binding and conclusive. If any such adjustment would result in a fractional security being (a) available under the Plan, such fractional security shall be disregarded, or (b) subject to an Option under the Plan, the Company shall pay the Holder of such Option, in connection with the exercise of such Option in whole or in part occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the exercise date over (B) the exercise price of such Option.

5.8   ACCELERATION OF OPTIONS.

    (a) IN GENERAL. Notwithstanding any provision in the Plan or any Agreement, upon the occurrence of a Change in Control, as defined below, all outstanding Options shall immediately become exercisable in full.

    (b)  DEFINITION OF CHANGE IN CONTROL.  A "Change in Control" shall mean:

        (i) APPROVED TRANSACTION. An action of the Board (or, if approval of the Board is not required as a matter of law, the stockholders of the Company) approving (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a Merger, or (b) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (c) the adoption of any plan or proposal for the liquidation or dissolution of the Company;

        (ii) CONTROL PURCHASE. The purchase by any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company or any employee benefit plan sponsored by the Company or any of its subsidiaries) of any Common Stock of the Company (or securities convertible into the Company's Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board, and, after such purchase, shall the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Section (d) of such Rule 13d-3 in the case of rights to acquire the Company's securities);

        (iii) BOARD CHANGE. A change in the composition of the Board during any period of two consecutive years, such that individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

        (iv) OTHER TRANSACTIONS. The occurrence of such other transactions involving a significant issuance of voting stock or change in the composition of the Board that the Board determines to be a Change in Control for purposes of the Plan.

    (c) CERTAIN BUSINESS COMBINATIONS. With respect to any Holder who is subject to Section 16 of the Exchange Act, (i) notwithstanding the exercise periods set forth in Section 4.5 of the Plan and (ii) notwithstanding the expiration date of the term of such Option, in the event the Company is involved in a business combination which is intended to be treated as a pooling of interests for financial accounting purposes (a "Pooling Transaction") or pursuant to which such Holder receives a substitute option to purchase securities of any entity, including an entity directly or indirectly acquiring the Company, then each Option (or option in substitution thereof) held by such Holder shall be exercisable to the extent set forth in Section 4.5 until and including the latest of (x) the expiration date of the term of the Option or, in the event of such Holder's termination of service as a Director, the date determined pursuant to Section 4.7, (y) the date which is six months and one day after the consummation of such business combination and (z) the date which is ten business days after the date of expiration of any period during which such Holder may not dispose of a security issued in the Pooling Transaction in order for the Pooling Transaction to be accounted for as a pooling of interests.

5.9 NO RIGHT TO CONTINUE AS DIRECTOR. Neither the adoption of the Plan nor its amendment, restatement or operation, nor any document describing or referring to the Plan, or any part thereof, shall confer upon any participant under the Plan any right to continue as a Director, or shall in any way affect the right and power of the shareholders of the Company to remove such participant as a Director at any time with or without assigning a reason therefor, to the same extent as might have been done if the Plan had not been adopted.

5.10 RIGHTS AS STOCKHOLDER. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

5.11 GOVERNMENTAL AND OTHER REGULATIONS. The obligations of the Company with respect to Options granted under the Plan and related Agreements shall be subject to such rules, regulations and approvals as may be required, including rules, regulations and approvals relating to registration statements under the Securities Act and those of the New York Stock Exchange. No Option shall be exercisable, and no Common Stock shall be delivered under the Plan until the Company has obtained such consent and approval from regulatory bodies (federal, state or self-regulatory organizations) having jurisdiction over such matters as the Board deems advisable.

5.12 NON-EXCLUSIVITY. The Plan shall not be construed as creating any limitations on the Board or the Committee to adopt such other incentive arrangements as it may deem desirable, including the granting of stock options or awarding of stock or cash to any Director otherwise than under the Plan.

5.13 GOVERNING LAW. The Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

                                                                       EXHIBIT C

                        FOUNDATION HEALTH SYSTEMS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                                I.  INTRODUCTION

    Foundation Health Systems, Inc. (the "Company") hereby establishes the Foundation Health Systems, Inc. Employee Stock Purchase Plan (the "Plan") to encourage and facilitate the purchase of shares of common stock of the Company by eligible employees of the Company and its subsidiaries.

                                II.  DEFINITIONS

    For purposes of the Plan, the following capitalized terms shall have the meanings set forth in this Article.

2.1 "Benefits Representative" means the Human Resources Department of the Company or such other person or persons designated by the Committee to assist the Committee with the administration of the Plan.

2.2 "Board" means the Board of Directors of the Company as from time to time constituted.

2.3   "Committee" means the Compensation and Stock Option Committee of the
Board.

2.4 "Common Stock" means the Class A Common Stock, par value $.001 per share, of the Company.

2.5 "Company" means Foundation Health Systems, Inc., a Delaware corporation, and any successor thereto.

2.6 "Compensation" means the base compensation paid to a Participant by an Employer, including shift differentials but excluding bonuses, commissions, overtime or any other pay outside the regular work schedule, as determined by the Committee.

2.7   "Effective Date" means September 1, 1997.

2.8 "Employee Stock Purchase Account" means the account established pursuant to Section 5(c) of the Plan to which a Participant's payroll deductions are credited.

2.9 "Employer" means the Company and each Subsidiary, other than a Subsidiary, if any, which the Committee excludes from participation in the Plan.

2.10 "Entry Date" means a date which is September 1, 1997, or the first day of each subsequent month.

2.11 "Excluded Employee" means an employee of an Employer who (i) is one of up to thirty-five senior officers of the Company and its Subsidiaries whose compensation is subject to Committee approval under the by-laws of the Company or (ii) is scheduled to work less than 20 hours a week.

2.12 "Fair Market Value" means the closing price of a share of Common Stock as reported in THE WALL STREET JOURNAL on the New York Stock Exchange Composite Transactions list for the date as of which such value is being determined or, if there shall be no reported transaction on such date or if such date is not a trading day, on the next immediately preceding date for which a transaction was reported or which was a trading day, PROVIDED that if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate.

2.13 "Participant" means any employee of an Employer who meets the eligibility requirements of Article III and has elected to participate in the Plan as described in such Article. An individual shall cease to be a

Participant as of the date he or she terminates employment with all Employers, for whatever reason, or abandons his or her election pursuant to Article VII hereof.

2.14 "Plan" means the Foundation Health Systems, Inc. Employee Stock Purchase Plan herein set forth, and any amendment hereto.

2.15 "Purchase Date" means a date which is September 30, 1997, or the last day of each subsequent month.

2.16  "Purchase Period" means a monthly period ending on a Purchase Date.

2.17 "Purchase Price" means, with respect to a share of Common Stock purchased on a Purchase Date, the lesser of (i) 85 percent of the Fair Market Value of a share of Common Stock on the first day of the Purchase Period ending on such Purchase Date or (ii) 85 percent of the Fair Market Value of a share of Common Stock on such Purchase Date, PROVIDED that if such price includes a fraction of a cent, the Purchase Price shall be rounded up to the next whole cent.

2.18 "Subsidiary" means a corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. Any corporation that satisfies the conditions set forth in the immediately preceding sentence after the date the Plan is adopted by the Board shall be a "Subsidiary" beginning on the date such corporation satisfies such conditions.

2.19 "Termination Date" means the earlier of (i) the date as of which the Board terminates the Plan or (ii) the Purchase Date on which all shares available for issuance under the Plan shall have been purchased by Participants under the Plan.

                      III.  ELIGIBILITY AND ADMINISTRATION

3.1   ELIGIBILITY AND PARTICIPATION.

    (a) Any employee of an Employer who is not an Excluded Employee shall be eligible to participate in the Plan as of the first Entry Date following such employee's satisfaction of the "eligibility service requirement" (as defined below in this Section 4(a)), or, if later, the first Entry Date following the date on which the employee's Employer adopted the Plan. An employee shall have satisfied the eligibility service requirement on the Entry Date following his or her completion of at least 30 days of continuous service with an Employer. For the sole purpose of calculating days of continuous service under the Plan, employees shall be credited with service for an Employer or a Subsidiary (even though such service may have been performed prior to (i) the Effective Date or
(ii) the Company's acquisition of such Subsidiary. No eligibility provision hereof shall permit participation in the Plan in a manner contrary to the applicable requirements of the Code and the regulations promulgated thereunder.

    (b) At least 15 days (or such other period as may be prescribed by the Committee) prior to any Entry Date, an employee who is eligible to participate in the Plan pursuant to subsection (a) of this Section may execute and deliver to the Benefits Representative an application on the prescribed form specifying his or her chosen rate of payroll deductions, as described in Article IV. Such application shall authorize the employee's Employer to reduce the employee's Compensation by the amount of any such payroll deductions. The application shall also evidence the employee's acceptance of and agreement to all provisions of the Plan.

    (c) If a Participant is transferred from one Employer to another Employer, such transfer shall not terminate the Participant's participation in the Plan. Such Participant shall continue to make payroll deductions under the Plan, PROVIDED that such Participant completes any forms as the Committee may require, in the time and manner prescribed by the Committee.

    (d) If an individual terminates employment with all Employers so as to discontinue participation in the Plan, and such individual is subsequently reemployed by an Employer, such individual shall be required to satisfy the eligibility service requirement described in subsection (a) of this Section as if he or she were a new employee.

    (e) Notwithstanding anything herein to the contrary, no employee shall be entitled to participate in the Plan for a Purchase Period if such employee, on the first day of such Purchase Period would own shares (including shares which may be purchased under the Plan during such Purchase Period) possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries. For purposes of the foregoing sentence, the rules of stock attribution set forth in Section 424(d) of the Code shall apply in determining share ownership.

3.2 ADMINISTRATION. The Plan shall be administered by the Committee. Subject to the express provisions hereof, the Committee shall have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for its administration. Such determinations made by the Committee shall be conclusive. No member of the Committee shall be personally liable for any decision or determination made in good faith under the Plan.

                      IV.  PARTICIPANT PAYROLL DEDUCTIONS

4.1 ELECTIONS. Each Participant may elect, in the manner described in Section 4, to make payroll deductions under the Plan in an amount equal to a whole dollar amount or a whole percentage, of such Participant's Compensation for each payroll period, beginning with the first pay date which occurs on or after the Entry Date as of which such Participant commences participation in the Plan. Payroll deductions for each payroll period under the Plan shall be at least two percent of a Participant's Compensation for such payroll period and may be limited by such maximum percentage or whole dollar amount, if any, as the Committee may designate from time to time. Once a Participant's participation in the Plan commences, such Participant shall continue to participate in the Plan for each succeeding Purchase Period until he or she withdraws from the Plan pursuant to Article VII or ceases to be an eligible employee.

4.2 ELECTION CHANGES. At least 15 days (or such other period as may be prescribed by the Committee) prior to the first day of any Purchase Period, a Participant shall have the right to elect to increase or decrease his or her designated rate of payroll deductions under the Plan by executing and delivering to the Benefits Representative an application on the prescribed form specifying his or her chosen rate of payroll deductions.

4.3 ACCOUNTS. The Committee shall cause to be established a separate Employee Stock Purchase Account on behalf of each Participant. Such Employee Stock Purchase Accounts shall be solely for accounting purposes, and there shall be no segregation of assets among the separate accounts. Such accounts shall not be credited with interest or other investment earnings.

                         V.  PURCHASE OF COMMON SHARES

5.1 NUMBER OF SHARES PURCHASED. Subject to a Participant's right of abandonment described in Article VII, the balance of each Participant's Employee Stock Purchase Account shall be applied on each Purchase Date to purchase the number of whole and fractional shares of Common Stock determined by dividing the balance of such Participant's Employee Stock Purchase Account as of such date by the Purchase Price. The Participant's Employee Stock Purchase Account shall be debited accordingly.

5.2   MAXIMUM SHARES PURCHASED.

    (a) Notwithstanding any provision of the Plan to the contrary, the maximum number of shares which shall be available for purchase under the Plan shall be 1,000,000 shares of Common Stock, subject to adjustment as provided in Section
9.2. The shares of Common Stock available under the Plan may be treasury shares, shares originally issued for such purpose or shares purchased by the Company, as the

Company may decide. In the event that the aggregate number of shares of Common Stock which all Participants elect to purchase during a Participation Period exceeds the number of shares remaining available for issuance under the Plan, then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the number of shares which such Participant has elected to purchase and the denominator of which is the number of shares which all Participants have elected to purchase.

    (b) Notwithstanding any provision contained herein to the contrary, no Participant shall be permitted to purchase shares of Common Stock in any calendar year under the Plan and other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company and its Subsidiaries with an aggregate fair market value (determined at the time the options to purchase such shares are granted) in excess of $25,000, all determined in the manner provided by Section 423(b)(8) of the Code. Any portion of the balance of a Participant's Employee Stock Purchase Account that is not applied to purchase shares of Common Stock due to the application of this subsection shall be refunded to such Participant as soon as administratively practicable.

5.3   TERMINATION OF EMPLOYMENT.

    (a) If a Participant's employment is transferred to a Subsidiary that is not an Employer, then the Participant's payroll deductions shall be suspended and the balance of the Participant's Employee Stock Purchase Account shall be applied to purchase shares of Common Stock on the Purchase Date next occurring after the effective date of such transfer, except to the extent the Participant abandons his or her election to purchase shares of Common Stock as described in
Article VII.

    (b) Upon termination of employment with all Employers, the Participant's participation in the Plan shall cease and the entire balance of the Participant's Employee Stock Purchase Account for the then current Purchase Period that has not yet been used to purchase shares of Common Stock shall be refunded to him or her as soon as administratively practicable.

                         VI.  ISSUANCE OF CERTIFICATES

    As soon as administratively practicable after each Purchase Date, the Company, in its sole discretion, shall purchase or issue shares of Common Stock and at the election of the Company, a certificate representing the shares of Common Stock purchased by such Participant under the Plan on such date shall be issued and delivered to such Participant or a notation of noncertificated shares shall be made on the stock records of the Company. Shares of Common Stock purchased by a Participant under the Plan shall be registered in the name of the Participant. Shares of Common Stock purchased hereunder may not be sold, assigned, transferred, pledged, exchanged, encumbered or otherwise disposed of in any way (other than by will or the laws of descent and distribution) for a period commencing on the Purchase Date and ending one year thereafter (the "Holding Period"); PROVIDED, HOWEVER, that the Committee, in its discretion, may shorten the Holding Period or otherwise provide for the lapse of any restrictions outstanding on any shares. All certificates issues to Participants following each Purchase Date shall bear a legend in substantially the following form:

        The shares represented by this certificate may not be sold, assigned, transferred, pledged, exchanged, encumbered or otherwise disposed of in any way (other than by will or the laws of descent and distribution) for a period commencing on [insert applicable Purchase Date] and ending one year thereafter (the "Holding Period"); provided, however, that the committee administering the Foundation Health Systems, Inc. Employee Stock Purchase Plan, in its discretion, may shorten the Holding Period or otherwise provide for the lapse of any restrictions outstanding on any such shares.

            VII.  PARTICIPANT'S RIGHT TO ABANDON PURCHASE OF SHARES

    At any time during a Purchase Period, but in no event later than 15 days (or such shorter period prescribed by the Committee) prior to a Purchase Date, a Participant may elect to abandon his or her election to purchase shares of Common Stock under the Plan. Such abandonment election shall be made on forms prescribed by the Committee and delivered to the Benefits Representative. Upon such an election by a Participant, the amount credited to the Participant's Employee Stock Purchase Account for the current Purchase Period shall be refunded to the Participant as soon as is administratively practicable, and such Participant's participation in the Plan shall terminate.

              VIII.  SUSPENSION ON ACCOUNT OF HARDSHIP WITHDRAWAL

    If a Participant makes a hardship withdrawal from any plan with a cash or deferred arrangement qualified under Section 401(k) of the Code, which plan is sponsored, or participated in, by the Participant's Employer, such Participant shall be suspended from making payroll deductions under the Plan for a period of twelve months from the date of such withdrawal. The balance of such Participant's Employee Stock Purchase Account shall be applied to purchase shares of Common Stock on the Purchase Date next occurring after the effective date of such withdrawal, except to the extent the Participant abandons his or her election to purchase shares of Common Stock as described in Article VII. After the expiration of such twelve-month period, the Participant may resume his or her payroll deductions in accordance with Article IV.

                                  IX.  GENERAL

9.1 RIGHTS NOT TRANSFERABLE. The right to purchase shares of Common Stock under the Plan shall not be transferable by any Participant other than by will or the laws of descent and distribution, and must be exercisable, during his or her lifetime, only by the Participant.

9.2   CHANGES IN THE COMPANY'S CAPITAL STRUCTURE.

    (a) The existence of the Plan shall not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock that affects the shares of Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

    (b) If, during the term of the Plan, the Company shall effect (i) a distribution or payment of a dividend on its Common Stock in shares of the Company, (ii) a subdivision of its outstanding Common Stock by a stock split or otherwise, (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares by a reverse stock split or otherwise, or (iv) an issuance by reclassification or other reorganization of its Common Stock (other than by merger or consolidation) of any shares of the Company, then each Participant shall be entitled to receive upon the purchase of shares of Common Stock pursuant to the Plan such shares of the Company which the Participant would have owned or would have been entitled to receive after the happening of such event had the Participant purchased shares of Common Stock pursuant to the Plan immediately prior to the happening of such event. If any other event shall occur that, in the judgment of the Board, necessitates adjusting the Purchase Price, the number of shares of Common Stock offered or other terms of the Plan, the Board shall take any action that in its judgment shall be necessary to preserve each Participant's rights substantially proportionate to the rights existing prior to such event. To the extent that any event or action pursuant to this paragraph shall entitle Participants to purchase additional shares of Common Stock or other shares of the Company, the shares available under the Plan shall be deemed to include such additional shares of Common Stock or such other shares.

    (c) In the event of a merger of one or more corporations into the Company, or a consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, each Participant in the Plan shall, at no additional cost, be entitled, upon his or her payment for all or part of the shares of Common Stock purchasable by him or her under the Plan, to receive (subject to any required action by shareholders) in lieu of the number of shares of Common Stock which he or she was entitled to purchase, the number and class of shares of stock or other securities to which such holder would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, such holder had been the holder of record of the number of shares of Common Stock equal to the number of shares paid for by the Participant.

    (d) If the Company is merged into or consolidated with another corporation under circumstances where the Company is not the surviving corporation, or if the Company sells or otherwise disposes of substantially all its assets to another corporation during the term of the Plan, each holder of a right to purchase shall be entitled to receive, upon his or her payment for all or part of the shares of Common Stock purchasable by him or her under the Plan and in lieu of such shares of Common Stock, shares of such stock or other securities as the holders of shares of Common Stock received pursuant to the terms of the merger, consolidation or sale.

    (e) Except as heretofore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then available for purchase under the Plan.

9.3 SHAREHOLDER APPROVAL. The Plan shall be submitted to the stockholders of the Company for approval and, if approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the 1997 annual meeting of stockholders, shall become effective as of September 1, 1997.

9.4 RIGHTS OF A SHAREHOLDER. No Participant shall have rights or privileges of a shareholder of the Company with respect to shares purchasable under the Plan unless and until the Participant shall become the holder of record of one or more shares of Common Stock.

9.5 NO REPURCHASE OF COMMON STOCK BY COMPANY. The Company is not obligated to repurchase any shares of Common Stock acquired under the Plan.

9.6 AMENDMENT OF THE PLAN. The Board may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 423 of the Code; provided, however, that no amendment shall be made without stockholder approval if such amendment would increase the maximum number of shares of Common Stock available under the Plan (subject to Section 9.2). No amendment may impair the rights of a holder of an outstanding award without the consent of such holder.

9.7 TERMINATION OF THE PLAN. While it is intended that the Plan remain in effect as long as shares of Common Stock are available for purchase under the Plan, the Board may terminate the Plan at any time in its discretion by resolutions duly adopted. Upon termination of the Plan, the Committee shall terminate payroll deductions and shall apply the balance of each Participant's Employee Stock Purchase Account to purchase shares of Common Stock as described in Section 6 as if such termination date were a Purchase Date under the Plan. Notwithstanding the foregoing, in the event of the termination of the Plan, a Participant may elect, in the time and manner prescribed by the Committee, to abandon his or her right to purchase all or a portion of the shares of Common Stock purchasable by him. As soon as administratively practicable after the termination of the Plan, the Committee shall refund to each Participant who elects to abandon his or her right to purchase shares of Common Stock, the entire balance of in his or her Employee Stock Purchase Plan Account, or the applicable portion thereof.

    Notwithstanding any provision in the Plan to the contrary, the Plan shall automatically terminate as of the Purchase Date on which all shares available for issuance under the Plan shall have been purchased by Participants under the Plan.

9.8 COMPLIANCE WITH STATUTES AND REGULATIONS. The sale and delivery of Common Stock under the Plan shall be in compliance with relevant statutes and regulations of governmental authorities, including state securities laws and regulations, and with the regulations of applicable stock exchanges.

9.9 GOVERNING LAW. The Plan and all determinations made hereunder and actions taken pursuant hereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

9.10 COMPANY AS AGENT FOR THE EMPLOYERS. Each Employer, by adopting the Plan, appoints the Company, the Board and the Committee as its agents to exercise on its behalf all of the powers and authorities hereby conferred upon the Company, the Board and the Committee by the terms of the Plan, including, but not by way of limitation, the power to amend and terminate the Plan. The authority of the Company, the Board and the Committee to act as such agents shall continue for as long as necessary to carry out the purposes of the Plan.

                                                                       EXHIBIT D

                        FOUNDATION HEALTH SYSTEMS, INC.
                      PERFORMANCE-BASED ANNUAL BONUS PLAN

1.  PURPOSE OF THE PLAN

    The purpose of the Foundation Health Systems, Inc. Performance-Based Annual Bonus Plan (the "Plan") is to provide certain key executives of Foundation Health Systems, Inc. ("FHS") and of its affiliated group of corporations (collectively, with FHS, the "Company") with an annual incentive compensation opportunity based upon achievement of preestablished performance goals. The Plan is intended to provide compensation which is not subject to the limitation on deductions for federal income tax purposes contained in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Plan should be construed to the extent possible as providing for remuneration which is "performance-based compensation" within the meaning of Section 162(m) of the Code and regulations thereunder.

2.  PLAN ADMINISTRATION

    The Compensation and Stock Option Committee of the Board of Directors (the "Board") of FHS or a subcommittee thereof (the "Committee") shall have full discretion, power and authority to administer and interpret the Plan and to establish rules and procedures for its administration as the Committee may deem necessary or appropriate. Any interpretation of the Plan or other act of the Committee in administering the Plan shall be final and binding upon all employees of the Company.

3.  PARTICIPANTS

    The Participants in the Plan are the Company's Chief Executive Officer(s) (or any employee or employees acting in such capacity within the meaning of Section 162(m) of the Code and the regulations thereunder) and the other four highest compensated officers of the Company (other than the Chief Executive Officer(s) or other persons who are acting in such capacity) who are employed by the Company on the last day of the applicable Performance Period.

4.  PERFORMANCE PERIOD

    A Performance Period shall be a calendar year, commencing on January 1, and terminating on December 31.

5.  PERFORMANCE AWARDS

    a. IN GENERAL. If the "Performance Goal" for a Performance Period has been achieved, the Committee shall determine the amount of each Participant's Performance Award according to subparagraph 5(b). The "Performance Goal" for each Performance Period is that consolidated income from operations before taxes, as determined under generally accepted accounting principles consistently applied, excluding any nonrecurring or extraordinary charges, shall exceed $250 million.

    b. DETERMINATION OF AMOUNT OF EACH PERFORMANCE AWARD. Each Participant shall be eligible to receive a Performance Award if the Performance Goal for the Performance Period is achieved. The maximum amount of a Participant's Performance Award shall be equal to his or her "pro rata share" of the "Cash Bonus Pool" for the Performance Period. The "Cash Bonus Pool" shall be equal to $7.5 million. A Participant's "pro rata share" of the Cash Bonus Pool shall be equal to the Cash Bonus Pool multiplied by a fraction, the numerator of which is the Participant's base salary on the first day of the Performance Period and the denominator of which is the aggregate of the base salaries of all Participants on the first day of the Performance Period. The Committee, in its sole discretion, may reduce the amount of, or eliminate, a Performance Award of any Participant. In determining whether a Performance Award will be reduced or eliminated, the Committee shall consider any extraordinary changes which may have occurred during the Performance Period, such as changes in accounting practices or the law, and shall consider such business performance criteria that it deems appropriate, including, but not limited to, the Company's net income, cash flow, earnings per share and other relevant operating and strategic business results and such business performance criteria that are applicable to an individual Participant.

6.  PAYMENT OF PERFORMANCE AWARDS

    Payment of any Performance Award for a Performance Period shall be made to a Participant who is employed by the Company on the last day of such period after the Committee shall have certified in writing that the Performance Goal for the Performance Period was achieved and any other material terms of the Performance Award have been satisfied.

7.  PLAN AMENDMENT AND TERMINATION

    The Committee may amend or terminate the Plan by resolution at any time as it shall deem advisable, subject to any shareholder approval required by law, provided that the Committee may not amend the Plan to change the Performance Goal without the approval of a majority of the votes cast by shareholders in a separate vote. No amendment may impair the rights of a Participant to a Performance Award granted in respect of a Performance Period.

8.  MISCELLANEOUS PROVISIONS

    a. NONTRANSFERABILTY OF PERFORMANCE AWARD. No Performance Award may be transferable in any manner other than by will or the laws of descent and distribution, and any attempt to transfer a Performance Award shall be void.

    b. WITHHOLDING TAXES. The Company shall have the right to deduct from a Participant's Performance Award any federal, state, local or other taxes which may be required to be withheld or paid in connection with such Performance Award.

    c. NO EMPLOYMENT RIGHTS. Nothing in the Plan or in any Performance Award shall confer on any individual any claim or right to be granted a Performance Award or any right to be or to continue in the employ of the Company or shall interfere in any way with the right of the Company to terminate the employment of any individual at any time.

    d. GOVERNING LAW. The Plan shall be interpreted and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

    e. SEVERABILITY. If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal and invalid provision had not been included in the Plan.

9.  EFFECTIVE DATE

    The Effective Date of the Plan shall be January 1, 1998.

                                                                         ANNEX I
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM 10-K

               /X/  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)

     OF THE SECURITIES EXCHANGE ACT OF 1934

     (FEE REQUIRED)

                  FOR THE FISCAL YEAR ENDED: DECEMBER 31, 1996

                / /  TRANSITION REPORT PURSUANT TO SECTION 13(d)

     OF THE SECURITIES EXCHANGE ACT OF 1934

     (NO FEE REQUIRED)

            FOR THE TRANSITION PERIOD FROM           TO           .

                        COMMISSION FILE NUMBER: 1-12718
                            ------------------------
                       HEALTH SYSTEMS INTERNATIONAL, INC.

             (Exact name of registrant as specified in its charter)

               DELAWARE                                95-4288333
   (State or other jurisdiction of        (I.R.S. Employer Identification No.)
    incorporation or organization)
 21600 OXNARD STREET, WOODLAND HILLS,                    91367
                  CA                                     81003
  225 NORTH MAIN STREET, PUEBLO, CO                   (Zip Codes)
   (Address of principal executive
               offices)

              REGISTRANT'S TELEPHONE NUMBERS, INCLUDING AREA CODE:
                          (818) 719-6978 (California)

                           (719) 542-0500 (Colorado)
                            ------------------------

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

         TITLE OF EACH CLASS                     NAME OF EACH EXCHANGE
--------------------------------------            ON WHICH REGISTERED
                                        ----------------------------------------
Class A Common Stock, $.001 par value        New York Stock Exchange, Inc.

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                      None
                            ------------------------

    Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes _X_ No ____

    Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. Yes _X_ No ____

    The aggregate market value of the voting stock held by non-affiliates of the registrant at March 24, 1997 was $696,654,299 (which represents 23,817,241 shares of Class A Common Stock held by such non-affiliates multiplied by $29.25, the closing price of such stock on the New York Stock Exchange on March 24,
1997).

    The number of shares outstanding of the registrant's Class A Common Stock as of March 24, 1997 was 29,144,331 (excluding 3,194,374 shares held as treasury stock), and 19,297,642 shares of the registrant's Class B Common Stock were outstanding as of such date.

                      DOCUMENTS INCORPORATED BY REFERENCE:
                                     None.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       HEALTH SYSTEMS INTERNATIONAL, INC.
                           ANNUAL REPORT ON FORM 10-K
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996

                                                                                                             PAGE NO.
                                                                                                             ---------
PART I
    Item 1.      Business..................................................................................        I-1
    Item 2.      Properties................................................................................       I-13
    Item 3.      Legal Proceedings.........................................................................       I-13
    Item 4.      Submission of Matters to a Vote of Security Holders.......................................       I-15
                 Other Information.........................................................................       I-15

PART II
    Item 5.      Market for Registrant's Common Equity and Related Stockholder Matters.....................       I-23
    Item 6.      Selected Financial Data...................................................................       I-24
    Item 7.      Management's Discussion and Analysis of Financial Condition and Results of Operations.....       I-25
    Item 8.      Financial Statements and Supplementary Data...............................................       I-31
    Item 9.      Changes in and Disagreements with Accountants on Accounting and Financial Disclosure......       I-56

PART III
    Item 10.     Directors and Executive Officers of the Registrant........................................       I-57
    Item 11.     Executive Compensation....................................................................       I-63
    Item 12.     Security Ownership of Certain Beneficial Owners and Management............................       I-70
    Item 13.     Certain Relationships and Related Transactions............................................       I-74

PART IV
    Item 14.     Exhibits, Financial Statements, Schedules, and Reports on Form 8-K........................       I-79

                                     PART I

ITEM 1.  BUSINESS

    Health Systems International, Inc. (the "Company" or "HSI") is one of the largest managed health care companies in the United States, with more than 1.9 million full-risk and administrative services only ("ASO") members. The Company provides a comprehensive range of health care services through health maintenance organizations ("HMOs") located in the following four regions: the California region, the Northeast region (Connecticut, Pennsylvania and New Jersey), the Northwest region (Washington, Oregon and Idaho) and the Southwest region (Colorado and New Mexico). Health Net, the Company's HMO subsidiary in California, is the second largest provider of managed health care services in California with approximately 1,340,000 members. The Company also operates a preferred provider organization ("PPO") network providing access to health care services to over 4.6 million persons in 48 states and owns two health and life insurance companies licensed to sell insurance in 33 states and the District of Columbia.

    The Company's HMOs market traditional HMO products to employer groups and Medicare and Medicaid products directly to individuals. Health care services that are provided to the Company's commercial and individual members include primary and specialty physician care, hospital care, laboratory and radiology services, prescription drugs, dental and vision care, skilled nursing care, physical therapy and mental health. The Company's HMO service networks include approximately 19,300 primary care physicians, 42,000 specialists and 554 hospitals. The Company utilizes sophisticated medical management systems to reduce excess utilization of health care services. The Company continues to develop a new generation medical management system which utilizes clinical protocols and triage procedures to direct members to the most appropriate provider. The Company believes that this new system, which it calls "Fourth Generation Medical Management," will represent a major advance in applying sophisticated information systems to the practice of medicine.

    The Company's strategy for growth combines revenue and member increases in existing markets with expansion into new geographic markets principally through acquisitions. The Company's internal growth has been achieved through the introduction of Medicare, Medicaid and other products, and the Company has targeted the Northeastern United States for expansion due to the relatively low penetration of managed health care in the region and such region's relatively higher average premiums as compared to the Company's western regions. In conformance with this strategy, the Company is in the process of acquiring Advantage Health, a group of managed health care companies headquartered in Pittsburgh, with operations in West Virginia, Ohio and Pennsylvania. The Company has also recently entered into definitive agreements to acquire debentures convertible into 71% of the total equity of First Option Health Plan, Inc. ("FOHP"), a managed health care company located in Red Bank, New Jersey. The Company expects to continue to make health-care related acquisitions in the Northeastern United States and other geographic regions.

    On October 1, 1996 the Company entered into an Agreement and Plan of Merger with Foundation Health Corporation ("FHC"), an integrated managed health care organization. Under the definitive agreement, FH Acquisition Corp., a wholly-owned subsidiary of HSI, will merge with and into FHC with FHC surviving the merger as a wholly-owned subsidiary of HSI (the "FHC Merger"). Each company's stockholders voted to approve the FHC Merger at their respective special meetings held on February 12, 1997. Completion of the transaction, which will be accounted for as a pooling-of-interests, is subject to regulatory approvals as well as other customary conditions and is expected to be completed in April of 1997. FHC's stockholders will receive 1.3 shares of HSI Class A Common Stock for each share of FHC common stock owned resulting in the issuance of approximately 77 million additional shares of HSI Class A Common Stock.

    The Company was incorporated in 1990. The Company is the successor to the business conducted by Health Net, which became a subsidiary of the Company in 1992, and the HMO and PPO networks operated by QualMed, Inc. ("QualMed"), which combined with the Company in 1994 (the "HSI Combination"). The Company operates and conducts its HMO and other businesses through its wholly and majority owned subsidiaries. Except as the context otherwise requires, the term the "Company" refers to HSI and its subsidiaries.

THE MANAGED HEALTH CARE INDUSTRY

    In response to the rapid increases in health care costs, employers, insurers and government entities have sought cost-effective alternatives to conventional indemnity insurance for the delivery of and payment for quality health care services. The integration of the delivery of, and payment for, health care services distinguishes HMOs from conventional health insurance plans. The goals of HMOs are to provide their members with access to quality health care, while employing a business strategy and management systems designed to encourage more cost-effective use of health care delivery systems. Such cost containment strategies include providing access to primary physician care and other services on a fixed, prepaid basis, monitoring hospital admissions and lengths of stay, using a system of specialist referrals, using non-hospital based medical services, and emphasizing preventive care. To accomplish these objectives, the following basic HMO models have evolved:

    - Network Model HMOs contract with several physician groups and independent or individual practice associations ("IPAs").

    - Individual or Independent Practice Association HMOs ("IPA Model HMOs") contract through one or more IPAs, which are physician entities that in turn subcontract with individual physicians to provide HMO patient services. Those physicians continue to provide services to non-HMO patients in their separate private practices, while also providing services to HMO patients (and often PPO patients as well) through an IPA.

    - Staff Model HMOs directly employ physicians and usually own the offices and clinics utilized by the physician staff.

    - Group Model HMOs contract, often on an exclusive basis, with a physician group practice. In many cases, the HMO also owns the offices and clinics.

    Health Net is a Network Model HMO and the Company's other HMOs operate under the IPA Model.

MARKETS

    As of December 31, 1996, the Company owned and operated HMOs in four regional areas of the United States: The California region, the Northeast region (Connecticut, Pennsylvania and New Jersey), the Northwest region (Washington, Oregon and Idaho) and the Southwest region (Colorado and New Mexico). The following table contains certain information relating to commercial HMO members,

Medicare members and employer groups under contract as of December 31, 1996 in each region in which the Company operates:

                                                  CALIFORNIA    NORTHEAST     NORTHWEST     SOUTHWEST
                                                    REGION        REGION        REGION        REGION
                                                 ------------  ------------  ------------  ------------
Commercial HMO Members.........................     1,218,562       172,210       146,237        78,920
Medicare Members...............................       117,225        13,659         2,805        12,021
Medicaid Members...............................             0        42,634        16,834             0
ASO............................................             0       156,935             0        11,855

Number of Employer Groups......................         3,733         5,707         2,243         2,916
Largest Employer Group as
  % of enrollment..............................            10%           27%           19%            9%
10 largest Employer Groups as
  % of enrollment..............................            32%           35%           32%           26%
% of Members in Employer Groups
  with fewer than 50 Eligible Members..........             5%           15%           15%           21%

    CALIFORNIA REGION. The California market is characterized by a concentrated population and a relatively high proportion of large employer groups (over 1,000 employees). Health Net is the second-largest HMO in the State of California in terms of membership. As of December 31, 1996, Health Net was licensed to operate its commercial HMO business in 47 of the 58 counties in the State of California, which counties represent over 81% of the population in California. HMO enrollment represented 43% of the population of California in 1996. The Company's commercial HMO membership in California at December 31, 1996 was 1,218,562 which represented a decrease of 3.1% during 1996. The Company's Medicare risk membership in California at December 31, 1996 was 117,225 which represented an increase of 8.7% during 1996.

    NORTHEAST REGION. The Northeast region currently includes Connecticut, Pennsylvania and New Jersey. The Company commenced operations in this region in 1994 with the acquisition of a PPO network and significantly expanded its operations with the acquisition of M.D. Health Plan of Connecticut in March 1995 and Greater Atlantic Health Services of Pennsylvania (now named QualMed Plans for Health, Inc.) in December 1995. HMO enrollment represented 31% and 34% of the population of Connecticut and Pennsylvania, respectively, in 1996. The Company believes its Pennsylvania HMO is the fourth-largest HMO in terms of membership in the state of Pennsylvania. The Company's commercial HMO membership in Pennsylvania was 42,217 at December 31, 1996 which represented a decrease of 17.1% during 1996. The Company's Medicare risk membership in Pennsylvania was 13,659 at December 31, 1996 which represented an increase of 3.4% during 1996. The Company's Medicaid risk membership in Pennsylvania was 20,317 at December 31, 1996, a 28.3% decrease in 1996. The Company believes M.D. Health Plan is the fifth-largest HMO in terms of membership in the State of Connecticut. M.D. Health Plan's commercial HMO membership in Connecticut was 129,993 at December 31, 1996 which represented an increase of 11.4% during 1996. Medicaid risk membership for M.D. Health Plans was 22,317 at December 31, 1996, an increase of 177% in 1996.

    NORTHWEST REGION. The Northwest region's population is principally concentrated in Portland, Oregon and Seattle and Spokane, Washington. The Company's Washington HMO also services a limited number of residents who reside in the State of Idaho. Portland, Seattle and Spokane have experienced population growth rates greater than the national average over the last several years. In addition, an increasing percentage of the population in each of these areas has enrolled in HMOs in the last several years. HMO enrollment represented 43% and 24% of the population of Oregon and Washington, respectively, in 1996. In Washington and Oregon, the Company believes that it ranks second and seventh, respectively, with respect to total membership; the Company believes that it ranks second in Washington and second in Oregon with respect to the size of its primary care physician and specialist networks. The

Company's commercial HMO membership in Oregon was 50,808 at December 31, 1996 which represented an increase of 20.5% during 1996. The Company's commercial HMO membership in Washington was 95,429 at December 31, 1996 which represented a decrease of 16.1% during 1996. The Company's Medicare risk membership in Washington was 2,805 at December 31, 1996 which represented an increase of 92.8% during 1996. The Company's Medicaid risk membership in Washington was 16,055 at December 31, 1996 which represented an increase of 46.9% during 1996.

    SOUTHWEST REGION. The Southwest region includes the States of Colorado and New Mexico. The Company's employer groups in the Southwest region consist predominantly of companies with fewer than 50 employees. HMO enrollment represented 31% and 17% of the population of Colorado and New Mexico, respectively, in 1996. The Company believes that it is the fifth-largest HMO in Colorado as measured by total membership and the seventh largest as measured by the size of its primary care physician and specialist provider networks. The Company's commercial HMO membership in Colorado was 51,869 at December 31, 1996 which represented an increase of 16.1% during 1996. The Company's Medicare membership in Colorado was 9,954 at December 31, 1996 which represented an increase of 11.6% during 1996. In New Mexico, the Company believes that its ranks fourth, as measured by total membership and the size of its provider network. The Company's commercial HMO membership in New Mexico was 27,051 at December 31, 1996 which represented an increase of 3.1% during 1996. The Company's Medicare risk membership in New Mexico was 2,067 at December 31, 1996 which represented an increase of 17.0% during 1996.

SERVICES AND PRODUCTS

    COMMERCIAL MANAGED HEALTH CARE PRODUCTS. The Company's HMOs, through their health care providers, offer members a comprehensive range of health care services, including ambulatory and outpatient physician care, hospital care, pharmacy services, eye care, mental health and ancillary diagnostic and therapeutic services. The Company offers a full spectrum of managed health care products including conventional HMO, managed indemnity, point-of-service and customized HMO products. The Company's strategy is to offer a wide range of managed health care products and services to employers to assist employers in containing health care costs. The pricing of the products offered is designed to provide incentives to both employers and employees to select and enroll in the products with greater managed health care and cost containment elements. While a majority of the Company's members are covered by conventional HMO products, the Company is continuing to expand its other product lines, thereby enabling it to offer flexibility to an employer and to tailor its product to an employer's particular needs.

    The integrated health care programs offered by the Company's HMOs include traditional Network and IPA Model HMO products, which are intended to offer quality care, cost containment and comprehensive coverage; a matrix package which allows employees to select their desired coverage from alternatives that have interchangeable outpatient and inpatient co-payment levels; point-of-service programs which offer a multi-tier design that provides both conventional HMO and indemnity-like (in-network and out-of-network) tiers; a PPO-like tier which allows members to self-refer to the network physician of their choice; and a managed indemnity plan, which is provided for employees who reside outside of its HMO service areas.

    MEDICARE RISK. The Company expanded its Medicare risk business in 1996 through the addition of 12,484 Medicare risk enrollees and, as of December 31, 1996, the Company's Medicare risk plans had a combined membership of approximately 146,000. The Company expects its Medicare risk business to continue to increase in the future.

    The Company offers its Seniority Plus, Senior Security and Wise Choice Medicare risk products directly to individuals and to employer groups. To enroll in a Company Medicare risk plan covered persons must be eligible for Medicare. Health care services normally covered by Medicare are provided or arranged for by the Company, in conjunction with a broad range of preventive health care services. The federal Health Care Financing Administration ("HCFA") pays to the Company for each enrolled member a monthly fee based, in part, upon the "Adjusted Average Per Capita Cost," as determined by HCFA's analysis of fee-for-service costs related to beneficiary demographics. Depending on plan design and other factors, the Company may charge a member a premium or prepaid charge.

    The Company's Health Net subsidiary introduced a Medicare risk point-of-service product in the first half of 1996. The two-tier product combines features of a standard Medicare risk HMO with an option for the member to seek health care services outside of the HMO network, which outside services carry higher co-payments and co-insurance compared with services provided inside the HMO network. The Company believes that this product will provide additional marketing opportunities to retirees of large employers, Health Net's largest market segment.

    The Company's California Medicare risk product, Seniority Plus, was licensed and certified to operate in 31 California counties (20 full counties and 11 partial counties) as of December 31, 1996. The Company's other HMOs are licensed and certified to offer Medicare risk plans in 7 counties in Colorado, 5 counties in New Mexico, 6 counties in Washington and 5 counties in Pennsylvania. The Company is currently applying for a Medicare risk contract in Oregon and Connecticut. The Company has contracted with more than 7,200 primary care physicians, more than 16,400 specialty physicians and 213 hospitals to provide services to its Medicare risk members in California, and the Company's HMOs in the Southwest, Northwest and Northeast regions have contracted with approximately 3,200 primary care physicians, 8,500 specialty physicians and 113 hospitals to provide services to its Medicare risk members.

    MEDICAID PRODUCTS. With the acquisitions of M. D. Health Plan and Greater Atlantic in 1995, the Company significantly expanded its Medicaid business and, at December 31, 1996, the Company had an aggregate of approximately 59,000 Medicaid members. To enroll in these Medicaid products, an individual must be eligible for Medicaid benefits under the appropriate state regulatory requirements. These HMOs offer, in addition to standard Medicaid coverage, certain additional services including dental and vision benefits. The applicable state agency pays the Company's HMOs a monthly fee for each Medicaid member enrolled on a percentage of fee-for-service costs. As of December 31, 1996, Greater Atlantic had approximately 20,000 Medicaid members in Pennsylvania, M.D. Health Plan had approximately 22,000 Medicaid members in Connecticut, and the Company's HMOs in Washington and Oregon had approximately 16,000 and 1,000 Medicaid members in their service areas, respectively. Effective March 1997 the Company has discontinued its participation in the Pennsylvania Medicaid program.

    ADMINISTRATIVE SERVICES ONLY BUSINESS. The Company also provides third party administrative services to large employer groups throughout its service areas. Under these arrangements, the Company provides claims processing, customer service, medical management and other administrative services without assuming the risk for medical costs. The Company is generally compensated for these services on a fixed per member per month basis.

    WORKERS' COMPENSATION PRODUCT. Health Net Comp.24, the Company's workers' compensation product in California, is an integrated full service managed care workers' compensation program designed to deliver managed medical care to reduce workers' compensation medical expenses for insurance carriers and self-insured employers. Comp.24 combines medical cost-saving techniques and workers' compensation disability management with the goal of halting inflationary trends and reducing overall costs in workers' compensation. The initial strategy of Comp.24, which began operations in July 1994, is to create multiple alliances with large, well-established regional and national insurance carriers and to provide administrative services to large self-insured employers. Consumers of the Comp.24 product will have access to a specialized provider network and tailored medical management, quality controls, and other specialized administrative capabilities. Currently, Comp.24 provides administrative workers' compensation services to American International Group Claim Services, Republic Indemnity and ITT Hartford. The Company has expanded its Comp.24 product line by offering a "24 hour" workers' compensation coverage.

    INSURANCE PRODUCTS. The Company offers indemnity products as part of multiple option products in California, Colorado, New Mexico and Washington. These products are offered by the Company's health and life insurance subsidiaries which are licensed to sell insurance in 33 states and the District of Columbia. Through these subsidiaries, the Company also offers HMO members certain auxiliary non-health products such as group life, accidental death and disability and short-term disability insurance, in conjunction with its managed care products.

    SPECIALTY PRODUCTS. The Company's comprehensive product offering also includes supplemental programs for managed chiropractic care, vision coverage, a managed mental health/substance abuse program and a prescription drug program.

    WELLNESS PROGRAMS. The Company emphasizes the importance of health education, disease prevention and adoption of healthier lifestyles through its "Wellness Programs." Management believes that health awareness can be a factor in the reduction of health care costs. Wellness Programs are offered directly to employees at the employees' work site or through primary medical groups ("PMGs"). PMGs are required and encouraged (in the form of increased capitation payments) to offer educational programs and preventive health care information. To date, Wellness Programs have focused on topics such as prenatal care, smoking cessation, weight management, back care, diabetes and exercise. In addition to the health care benefits, the Company believes that its Wellness Programs are unique and provide it with a marketing advantage which differentiates it from its competitors.

    PPO NETWORK SERVICES. As of December 31, 1996, the Company's PPO network subsidiary, Preferred Health Networks, Inc. ("PHN"), provided PPO and workers' compensation network services to over 4.6 million covered persons in 48 states and the District of Columbia. In January 1996, PHN acquired Midwest Business Medical Association ("MBMA"), a PPO network operating in the states of Illinois, Indiana, Nebraska and Wisconsin. MBMA included more than 200 hospitals and 9,500 physicians covering more than one million members. The Company intends to continue to expand such operations into additional states, as appropriate.

PROVIDER SERVICES AND ARRANGEMENTS

    PHYSICIAN RELATIONSHIPS. Upon enrollment in one of the Company's HMO plans, each member selects a primary care physician or PMG from the HMO's provider panel. The primary care physicians and PMGs assume overall responsibility for the care of members and determine the nature and extent of services provided to any given member. Medical care provided directly by such physicians includes the treatment of illnesses not requiring referral, as well as physical examinations, routine immunizations, maternity and child care and other preventive health services. In conjunction with medical director review, the primary care physicians and PMGs are responsible for making referrals to specialists and hospitals. In Connecticut, the M. D. Health Plan HMO is offered on an "open panel" basis under which members may access any physician in the network without first consulting a primary care physician.

    The following table sets forth the number of primary care and specialist physicians with whom the Company's HMOs (and certain of such HMOs' PMGs) contracted as of December 31, 1996 by its plans in each of the geographic regions in which it had active HMO operations:

                                                  CALIFORNIA    NORTHEAST     NORTHWEST     SOUTHWEST
                                                    REGION        REGION        REGION        REGION
                                                 ------------  ------------  ------------  ------------
Primary Care Physicians........................        10,370         4,011         3,809         1,129
Specialist Physicians..........................        20,877         8,689         9,493         3,010
                                                 ------------  ------------  ------------  ------------
Total..........................................        31,247        12,700        13,302         4,139
                                                 ------------  ------------  ------------  ------------
                                                 ------------  ------------  ------------  ------------

    Physician contracts are generally for a period of one year and are automatically renewable unless terminated, with certain requirements for maintenance of good professional standing and compliance with the Company's quality, utilization and administrative procedures. Market pressures have caused the Company to undertake a review of the financial terms of contracts with certain of its physician providers. In California, the primary care physicians and PMGs generally receive a monthly "capitation" fee for every member served. The capitation fee represents payment in full for all medical and ancillary services specified in the service agreements. The non-physician component of all hospital services is covered by a combination of capitation and/or per diem charges. In such capitated arrangements, in cases where the capitated provider cannot provide the health care services needed, such providers generally contract with specialists and other ancillary service providers to furnish the requisite services pursuant to capitation agreements or negotiated fee schedules with specialists. The Company's HMOs outside California generally reimburse physicians according to a discounted fee-for-service schedule.

    HOSPITAL RELATIONSHIPS. The Company's HMOs provide hospital care primarily under contracts with selected hospitals in their service areas. Such hospital contracts generally provide for multi-year terms, with limited annual reimbursement increases, and provide for payments on a variety of bases, including capitation, per diem rates, case rates and discounted fee-for-service schedules.

    Covered hospital inpatient care for a member is comprehensive; it includes the services of physicians, nurses and other hospital personnel, room and board, intensive care, laboratory and x-ray services, diagnostic imaging and generally all other services normally provided by acute-care hospitals. Once a member is admitted to a hospital, nurses employed or designated by the HMO monitor the progress of the member's continued hospitalization by reviewing medical charts in the hospital, consulting with the attending physician and reporting back to the physician medical director. The nurse updates the member's status on a daily basis into the Company's management information system. In the Company's IPA Model HMOs, a daily hospitalization report is generated, and the status of each hospitalized member is reviewed by a medical director on a daily basis. The HMO nurses and medical directors are actively involved in discharge planning and case management, which often involves the coordination of community support services, including visiting nurses, physical therapy, durable medical equipment and home intravenous therapy.

    OTHER MEDICAL SERVICES. Certain medical and surgical procedures, including laboratory tests, diagnostic radiology services and ambulatory surgery, are performed on an outpatient basis. Other outpatient services include crisis intervention, group therapy and counseling services, substance-abuse services, physical therapy and other similar services for which hospitalization is not medically necessary. These services, as well as optional riders for pharmaceuticals and eye care, are provided to members through contracting physicians and other health care providers, who are generally paid according to a discounted fee-for-service schedule.

MANAGEMENT INFORMATION SYSTEMS

    The Company operates a sophisticated management information system that gathers and stores data on its members and physician and hospital providers. It contains all of the Company's necessary membership and claims-processing capabilities as well as marketing and medical utilization programs. An effective management information system is critical to the Company's operation. In 1995 the Company commenced the installation of the AMISYS operating and MACESS document imaging systems at its HMOs outside of California. These systems provide the Company with an integrated and efficient system of billing, reporting, member services and claims processing and the ability to examine member encounter information for the optimization of clinical outcomes.

    In 1995, the Company embarked on a multi-year project to develop and install a new information system designed to facilitate the seamless management of patients throughout the entire health care continuum. This "Fourth Generation Medical Management" project includes regional data repositories containing clinical and demographic data about each of the Company's health plan members, which data serves as the basis for enhanced clinical decision making. Physicians, hospitals and the Company's case managers will have access to expert systems and an ever-expanding library of clinical protocols which will help in optimizing the diagnosis and treatment decisions for each health plan member. In addition, the Company is building regional, comprehensive member support centers which it believes will strengthen the connection between members and the Company. These centers will serve as the primary contact for members 24 hours a day, seven days a week, offering expert triage by nurses and directing members to the most appropriate provider. Outbound activities of the call centers include clinical reminder calls to members and consultive support for self-care protocols. The Fourth Generation Medical Management system has been undergoing testing since July 1996. In its Philadelphia "beta" site, six hospitals, two physician practices and a comprehensive Member Support Center servicing 300,000 of the Company's members are running on a single integrated "Fourth Generation" system. The Company anticipates that this system will see expanded use in its health plans by the end of 1997 and will be installed in all the Company's plans within three years.

COST CONTAINMENT

    The primary care physician or PMG is responsible for authorizing all needed medical care except for emergency medical services. By coordinating care through such physicians in cases where reimbursement includes risk-sharing arrangements, the Company believes that inappropriate use of medical resources is reduced and efficiencies are achieved.

    To limit possible abuse in utilization of hospital services, a certification process precedes the admission of each non-emergency patient member, followed by continuing review during the patient's hospital stay. In addition to reviewing the appropriateness of hospital admission and continued hospital care, the Company plays an active role in evaluating alternative means of providing care to enrollment members and encourages the use of outpatient care, when appropriate, to reduce the cost that would otherwise be associated with an inpatient hospital admission.

QUALITY ASSURANCE

    Quality assurance is a continuing priority for the Company. Each of the Company's HMOs has a quality assurance plan administered by a committee comprised of medical directors and primary care and specialist physicians. The committees' responsibilities include periodic review of medical records, development and implementation of standards of care based on current medical literature and community standards and the collection of data relating to results of treatment. All of the Company's HMOs also have a subscriber grievance procedure and/or a member satisfaction program designed to respond promptly to member grievances. Aspects of such member service programs take place both with the participating physicians and the Company's HMOs. They are coordinated with other aspects of the Company's operations, including quality assurance and utilization management, medical policy and marketing. The following projects and reviews help to access the Company's progress in this area.

    NCQA ACCREDITATION. The National Committee for Quality Assurance ("NCQA") is an independent, non-profit organization that reviews and accredits HMOs. NCQA assesses an HMOs quality improvement, utilization management, credentialing process, commitment to members' rights and preventive health services. HMOs that comply with NCQA's review requirements and quality standards receive NCQA accreditation. Health Net received full one year accreditation from the NCQA in 1995. Health Net had its 1996 NCQA site visit in December 1996 and it is awaiting the results. The Company's Seattle region of its Washington HMO had its initial NCQA accreditation site visit in July 1995 and received provisional accreditation. The health plan's second visit from NCQA occurred in January 1997 and is awaiting the results. The Company's Philadelphia, Pennsylvania HMO was also evaluated in July 1996 and is likewise awaiting the final determination. The Company's Spokane region of its Washington HMO is scheduled for its initial accreditation site visit in March 1997. The Company's remaining HMOs have already submitted or are currently preparing applications for NCQA accreditation, and such HMOs anticipate that NCQA accreditation site visits will take place in early 1997. See also "Government Regulation--National Committee for Quality Assurance" herein.

    HEDIS. In 1996, the Company's HMOs continued their participation in a nationwide program known as the Health Plan Employer Data and Information Set ("HEDIS"). The purpose of HEDIS is to test the ability of health plans to collect and report on a wide variety of measures that point toward quality of care and service. The project was developed under the auspices of the NCQA. NCQA modified the required quality measures for the 1996 HEDIS submission which was filed electronically as part of a voluntary NCQA pilot program called "Quality Compass", a CD-ROM publication tool for HEDIS results. The results of these submissions indicated that the quality, performance and member satisfaction of the Company's HMOs were comparable to or exceeded its major competing plans.

MARKETING AND SALES

    Marketing is a two-step process in which the Company first markets to employer groups and then provides information directly to employees once the employer has selected the HMO. The Company typically uses its internal sales staff to serve the large employer groups while independent brokers work with the Company's internal sales staff to develop business with smaller employer groups. Once selected by an employer, the Company solicits enrollees from the employee base directly. In 1996, the Company marketed its programs and services primarily through its direct sales staff and independent brokers, agents and consultants. During "open enrollment" periods when employees are permitted to change health care programs, the Company uses direct mail, worksite and health fair presentations, telemarketing, and outdoor, print, radio and television advertisements to attract new enrollees. The Company's sales efforts are supported by its marketing division which includes research and product development, corporate communications, public relations and marketing services.

    Premiums for each employer group are generally contracted for on a yearly basis. Numerous factors are considered by the Company in fixing its monthly premiums, including employer group needs, and anticipated health-care utilization rates as forecasted by the Company's management based on the demographic composition of, and the Company's prior experience in, its service areas. Premiums are also affected by applicable regulations that prohibit experience rating of group accounts (i.e., setting the premium for the group based on its past use of health care services) and by state regulations governing the manner in which premiums are structured and the plan's overall financial viability.

COMPETITION

    HMOs operate in a highly competitive environment in an industry currently subject to significant changes from business consolidations, new strategic alliances, legislative reform and market pressures brought about by a better informed and better organized customer base. The Company's HMOs face substantial competition from for-profit and nonprofit HMOs, PPOs, self-funded plans (including self-insured employers and union trust funds), Blue Cross/Blue Shield plans and traditional indemnity insurance carriers, some of which have substantially larger enrollments and greater financial resources than the Company. The Company believes that the principal competitive features affecting its ability to retain and increase membership include the range and prices of benefit plans offered, provider network, quality of service, responsiveness to user demands, financial stability, comprehensiveness of coverage, diversity of product offerings and market presence and reputation. The relative importance of each of these features and key competitors vary by market. The Company believes that it competes effectively with respect to all of these factors.

    CALIFORNIA REGION. Kaiser Foundation Health Plan ("Kaiser") is the largest HMO in California and in the United States and the Company's principal competitor in the California HMO industry. In addition to Kaiser, the Company's other HMO competitors include PacifiCare of California (which recently purchased FHP Health Plan) California Care (Blue Cross), CIGNA Healthplans of California, Inc. and Foundation Health Plan. In addition, there are a number of other types of competitors including self-directed plans, traditional indemnity insurance plans and other managed care plans.

    The Company competes in California for employers and members against other HMOs, self-funded plans, traditional health insurers and a variety of PPOs. The establishment of PPOs has been encouraged by legislation in California that enables insurance companies to negotiate fees with health care providers and to extend economic incentives to insureds to utilize such providers without significant legal restrictions. However, the California Department of Corporations (the "DOC"), which regulates all California HMOs, has interpreted California law to prohibit California PPOs that lack an HMO license from compensating providers on a capitated or other prepaid or periodic basis unless those providers themselves have an HMO license. Thus, only HMOs may legally enter into such financial arrangements with providers, while PPOs are limited to fee-for-service arrangements.

    SOUTHWEST REGION. The Company's Colorado HMO competes primarily against other area HMOs including Kaiser and FHP of Colorado, Inc., as well as with a Blue Cross/Blue Shield HMO, other commercial carriers and various hospital or physician-owned HMOs. The Company's largest competitor in New Mexico is Lovelace Health Plan, an HMO owned by CIGNA Corporation. The Company's New Mexico HMO also competes with Presbyterian Health Plan, FHP Healthcare and Blue Cross/Blue Shield.

    NORTHWEST REGION. The Company's Oregon HMO competes primarily against other HMOs including Kaiser, PacifiCare of Oregon, The Good Health Plan, PACC Health Plans and a Blue Cross/Blue Shield HMO, and with various PPOs. The Company's Washington HMO competes primarily with Group Health Cooperative of Puget Sound, Kaiser, HealthPlus (Blue Cross), and with commercial carriers, self-funded plans and other Blue Cross/Blue Shield organizations.

    NORTHEAST REGION. The Company's HMO in Connecticut competes for business with commercial insurance carriers, Blue Cross and Blue Shield of Connecticut and more than ten HMOs. The Company's main competitors in Pennsylvania and New Jersey are AETNA/U.S. Healthcare, Independence Blue Cross, Oxford Health Plans, AmeraHealth and Keystone East.

GOVERNMENT REGULATION

    The Company believes it is in compliance in all material respects with all current state and federal regulatory requirements applicable to the business to be conducted by its subsidiaries. Certain of these requirements are discussed below.

    FEDERAL HMO STATUTES. Under the Federal Health Maintenance Organization Act of 1973 (the "HMO Act"), services to members must be provided substantially on a fixed, prepaid basis without regard to the actual degree of utilization of services. Although premiums established by an HMO may vary from account to account through composite rate factors and special treatment of certain broad classes of members, traditional experience rating of accounts (i.e., retrospective adjustments for a group account based on that group's past use of health care services) is not permitted under the HMO Act; prospective rating adjustments are, however, allowed. All of the Company's HMOs (other than M.D. Health Plan) are federally qualified in certain parts of their respective service areas under the HMO Act and are therefore subject to the requirements of such act to the extent federally qualified products are offered and sold.

    The Company's Seniority Plus, Senior Security and Wise Choice products provided under Medicare risk contracts are subject to regulation by HCFA. Under these contracts and HCFA regulations, if premiums received for Medicare-covered health care services provided to senior plan members are more than the premiums received for the same health care services provided to non-senior plan members, then the Company must provide senior plan members with additional benefits beyond those required by Medicare, or reduce their premiums, deductibles or copayments, if any. Such products are not permitted to account for more than one-half of the Company's total HMO members in each of their geographic markets. HCFA has the right to audit HMOs operating under Medicare contracts to determine the quality of care being rendered and the degree of compliance with HCFA's contracts and regulations.

    CALIFORNIA HMO REGULATIONS. California HMOs such as Health Net are subject to state regulation, principally by the DOC under the Knox-Keene Health Care Service Plan Act of 1975, as amended (the "Knox-Keene Act"). Among the areas regulated by the Knox-Keene Act are: (i) adequacy of management, (ii) the scope of benefits required to be made available to members, (iii) the manner in which premiums are structured, (iv) procedures for review of quality assurance, (v) enrollment requirements, (vi) composition of policy making bodies to assure that plan members have access to representation, (vii) procedures for resolving grievances, (viii) the interrelationship between HMOs and their health care providers, (ix) adequacy and accessibility of the network of health care providers, (x) provider contracts and (xi) initial and continuing financial viability. Any material modifications to the organization or operations of Health Net are subject to prior review and approval by the DOC. This approval process can be lengthy and there is no certainty of approval. In addition, under the Knox-Keene Act, Health Net must file periodic reports with, and is subject to periodic review by, the DOC.

    OTHER HMO REGULATIONS. In each state in which the Company does business, HMOs must file periodic reports with, and their operations are subject to periodic examination by, state licensing authorities. In addition, each HMO must meet numerous state licensing criteria and secure the approval of state licensing authorities before implementing certain operational changes, including the development of new product offerings and, in some states, the expansion of service areas. To remain licensed, each HMO must continue to comply with state laws and regulations and may from time to time be required to change services, procedures or other aspects of its operations to comply with changes in applicable laws and regulations. HMOs are required by state law to meet certain minimum capital and deposit and/or reserve requirements in each state and may be restricted from paying dividends to their parent corporations under certain circumstances from time to time. Several states have increased minimum capital requirements, which increases are typically phased in over a period of time. Regulations in these and other states may be changed in the future to further increase equity requirements. Such increases could require the Company to contribute additional capital to its HMOs. Any adverse change in governmental regulation or in the regulatory climate in any state could materially impact the HMOs operating in that state. The HMO Act and state laws place various restrictions on the ability of HMOs to price their products freely. The Company must comply with certain provisions of certain state insurance and similar laws, especially as it seeks ownership interests in new HMOs, PPOs and insurance companies, or otherwise expands its geographic markets or diversifies its product lines.

    INSURANCE REGULATIONS. State departments of insurance (the "DOIs") regulate insurance and third party administrator business conducted by certain subsidiaries of the Company (the "Insurance Subsidiaries") pursuant to various provisions of state insurance codes and regulations promulgated thereunder. The Insurance Subsidiaries are subject to various capital reserve and other financial requirements established by the DOIs. The Insurance Subsidiaries must also file periodic reports regarding their activities regulated by the DOIs and are subject to periodic reviews of those activities by the DOIs. The Company must also obtain approval from or file with the DOIs for all of its group and individual policies prior to issuing those policies. The Company does not believe that the requirements imposed by the DOIs will have a material impact on the ability of the Insurance Subsidiaries to conduct their business profitably.

    NATIONAL COMMITTEE FOR QUALITY ASSURANCE. NCQA, an independent, non-profit organization that reviews and accredits HMOs, assesses an HMO's quality improvement, utilization management, credentialing process, commitment to members' rights and preventive health services. HMOs that comply with NCQA's review requirements and quality standards receive NCQA accreditation. See also "Quality Assurance--NCQA Accreditation" herein. After an NCQA review is completed, NCQA will issue one of four designations. These are (i) full accreditation for three years; (ii) full accreditation for one year;

(iii) provisional accreditation for twelve to eighteen months to correct certain problems with a follow-up review to determine qualification for accreditation; and (iv) not accredited.

RISK MANAGEMENT

    The Company currently manages risk through various mechanisms including premium structure, reinsurance and liability coverage.

    PREMIUM STRUCTURE. The Company's premiums are based on the estimated average medical and administrative costs per member for the expected utilization and cost of services provided to members under the benefit plans and the benefit riders selected by an employer. These rates are formulated by the Company with the assistance of outside actuarial consulting firms as required. The Company also calculates the capitation rate, where applicable, for the coverage and optional riders chosen by each employer group.

    All employer group premium rates generally are contracted for on a yearly basis unless the Company and the employer agree to adjust the contract term so that the effective date coincides with the beginning of the group's health benefit plan year or to accommodate an established open enrollment period. The Company may, from time to time, guarantee limits on premiums with employers if contracts are renewed. Based on its marketing experience, the Company believes that the rates established at the present time are competitive with rates presently paid by employers in its service areas for similar health benefit coverage. The Company's methodology for determining premium rates is in accordance with federal guidelines, which provide for community rating, community rating by class and adjusted community rating.

    REINSURANCE. With respect to reinsurance, the Company pursues the most appropriate approach for each operating HMO subsidiary within the combined enterprise based on financial considerations and regulatory requirements. Historically, the Company's HMOs outside of California have obtained reinsurance to limit the risk for an individual member's hospital expenses in excess of certain amounts, subject to deductibles per member per contract year. Each of these HMOs (other than QualMed Plans for Health (PA)) has entered into a reinsurance agreement with QualMed Health & Life Insurance Company, a wholly owned second-tier subsidiary of the Company, under which QualMed Health & Life Insurance Company reinsures each such HMO as described in the preceding sentence, with the specific reinsurance coverage terms and conditions based upon the size, loss history and other relevant circumstances of the particular HMO. Health Net, on the other hand, has historically self-insured for these risks, and QualMed Plans for Health (PA) obtains such reinsurance through an unrelated third party.

    LIABILITY COVERAGE. The Company maintains general liability, professional liability, workers compensation, property and casualty and directors' and officers' liability coverage subject to customary deductibles, limitations and exclusions. The Company also requires participating physicians, PMGs and participating hospitals to maintain malpractice insurance coverage. The Company verifies malpractice insurance coverage as part of its credentialing and recredentialing processes.

SERVICE MARKS

    The Company's service marks and/or trademarks include: BabyWell-SM- Being Well-Registered Trademark-, Feetbeat Worksite Walking Program-SM-, FLEX NET-SM-, Health Net-Registered Trademark-, Health Net ACCESS-SM-, Health Net Comp.24-SM-, Health Net ELECT-SM-, Health Net INSIGHT-SM-, Health Net OPTIONS-SM-, Health Net SELECT-SM-, Health Net Seniority Plus-SM-, Heart & Soul-SM-, M.D. Health Plan Personal Medical Management-SM-, QualAssist-SM-, QualAdmit-SM-, Qual-Med-Registered Trademark-, QualMed-SM-, QualMed Health & Life Insurance Company-Registered Trademark-, QualMed Plans for Health-Registered Trademark-, Rapid Access-SM- Senior Security-Registered Trademark-, "The Final Piece of the Healthcare Puzzle"-SM- and "Well Managed Care Right from the
Start-Registered Trademark-" and certain designs related to the foregoing.

    The Company utilizes these marks in connection with the marketing and identification of products and services. The Company believes such marks are valuable and material to its marketing efforts.

EMPLOYEES

    At December 31, 1996, the Company employed approximately 3,700 full-time employees and approximately 125 part-time employees. Such employees perform a variety of functions, including administrative services for employers, providers, and members, negotiation of agreements with physician groups, hospitals, pharmacies and other health care providers, handling claims for payment of hospital and other services and providing data processing services. The Company's employees are not unionized and the Company has not experienced any work stoppage since its organization. The Company considers its relations with its employees to be very good.

ITEM 2.  PROPERTIES

    The Company owns its principal executive offices in Pueblo, Colorado and leases office space for its principal executive offices in Woodland Hills, California. The Pueblo facility, with approximately 72,000 square feet, is subject to a mortgage in the aggregate principal amount of approximately $1.4 million. The Company also received three properties in 1996 with approximately 188,400 aggregate square feet and will receive approximately $4.5 million for such properties' renovation from the City of Pueblo in return for certain employment commitments. The Woodland Hills facility, with approximately 275,000 square feet, is leased pursuant to a ten year lease expiring in 2001 on an anchor full-service gross basis with annual rent in 1996 of approximately $7.8 million. The Company and its subsidiaries also lease an aggregate of approximately 450,000 square feet of additional office space. The Company's aggregate rent obligations under these leases were approximately $10.7 million in 1996. Management believes that its ownership and rental costs are consistent with those available for similar space in the applicable local area. The Company's properties are well maintained, considered adequate and are being utilized for their intended purposes.

ITEM 3.  LEGAL PROCEEDINGS

CLASS ACTION LAWSUIT

    On January 4, 1995, a purported class action lawsuit was filed in the Delaware Court of Chancery under the caption PHILIP LAUFER V. ROGER F. GREAVES, ET AL., C.A. No. 13952 (the "Laufer Complaint"), against the Company and the members of its Board of Directors. The Laufer Complaint alleged that the individual directors breached their fiduciary duties to the Company's public stockholders by allegedly refusing to seriously consider certain acquisition bids for the Company. The Laufer Complaint further alleged that the individual directors had put their own interest before the interests of the Company's public stockholders and deprived the public stockholders of the opportunities to operate competitively in the HMO marketplace and maximize the value of their investment. The Laufer Complaint requested an injunction ordering the Company's directors: to evaluate alternatives to maximize shareholder value; to ensure that no conflicts exist between the individual directors' interests and their fiduciary obligations to the public stockholders; and to account for all damages allegedly suffered by the class members. The Laufer Complaint also requested that the Court order the defendants to pay plaintiffs' costs and disbursements including attorneys' and expert fees.

    On January 5, 1995, a second purported class action lawsuit was brought in the Delaware Court of Chancery under the caption, JOHN E. KOVALCHICK V. HEALTH SYSTEMS INTERNATIONAL, INC. ET AL., C.A. No. 13953 (the "Kovalchick Complaint"), against the Company and the members of its Board of Directors. The Kovalchick Complaint made allegations similar to those in the Laufer Complaint and sought similar relief. By order of the Court of Chancery dated March 6, 1995, the Laufer and Kovalchick actions were consolidated under the caption IN RE HEALTH SYSTEMS INTERNATIONAL, INC. SHAREHOLDERS LITIGATION, CONSOLIDATED C.A. No. 13952 (the "Consolidated Action"). On March 31, 1995, all defendants filed answers in the Consolidated Action.

    On April 19, 1996, the Court entered a Stipulation and Order of Dismissal dismissing the Consolidated Action without prejudice.

RESTRICTED STOCK DISPUTE

    Following the conversion of Health Net to a for-profit subsidiary of the Company (the "Conversion"), a restricted stock plan (the "Restricted Stock Plan") was adopted and restricted shares were issued to certain management employees of Health Net. In February 1993, the DOC informed Health Net that it believed the issuance of such restricted shares ("Restricted Shares") of the Company to persons who were stockholders of the Company as of the date of the Conversion (the "Restricted Share Recipients") violated certain provisions and terms imposed by the DOC in connection with the Conversion. In March 1993, the DOC insisted that such restricted shares be rescinded and stated that the DOC would take steps necessary to revoke the approval of the Conversion if the issuance of the Restricted Shares was not rescinded (the "Conditional Revocation Order"). In April 1993 the Restricted Share Recipients agreed to rescind all of the Restricted Shares issued to them, under express protest to the DOC. Subsequently, a formal protest was filed with the DOC which requested a hearing regarding the correctness of the decision.

    On September 14, 1994, Health Net, the Company and certain of the Restricted Stock Recipients, on behalf of all the Restricted Stock Recipients (the "Petitioners"), filed a Petition for Writ of Administrative Mandamus in the Superior Court of the County of Los Angeles (Case No. BS030426) (the "Writ Proceeding"). The Writ Proceeding sought to overturn the Conditional Revocation Order and to require the Commissioner of the DOC to follow procedures set forth in the Administrative Procedures Act which would result in an administrative hearing regarding the correctness of the Conditional Revocation Order or, in the alternative, to treat the Conditional Revocation Order as a final agency action and to have the Court order the Commissioner of the DOC to rescind the Conditional Revocation Order.

    On May 25, 1995, the Petitioners filed an amended petition expanding the original claims and adding a new cause of action for a declaratory judgment that would revoke the rescission of the issuance of the Restricted Shares. The DOC and the Foundation filed new demurrers to the amended petition on July 3, 1995. At a hearing on July 28, 1995, the Court sustained the demurrers without leave to amend. On August 7, 1995, the Petitioners filed objections to the Court's Statement of Decision. On August 15, 1995, the Court overruled the objections of the Petitioners to the Court's Statement of Decision. On September 8, 1995, the Court entered an Order of Dismissal, and the Amended Petition for Writ of Mandate and Complaint for Declaratory Relief of the Petitioners was dismissed. On September 19, 1995, the DOC served notice of the entry of the Order of Dismissal. On October 18, 1995, the Petitioners filed a Notice of Appeal. The opening brief was filed on March 15, 1996, and the Respondents' briefs were filed on or around June 13, 1996. The reply briefs to the Respondents' briefs were timely filed on August 19, 1996 and the Court set oral arguments on the appeal for November 13, 1996.

    On November 26, 1996, the California Court of Appeals entered an order affirming the trial court decision. During the first week of January 1997, the Petitioners filed a petition for review asking the California Supreme Court to consider the matter. The DOC and the California Wellness Foundation filed oppositions to the petition for review on January 21, 1997 and January 23, 1997, respectively. On March 12, 1997, the California Supreme Court issued a ruling denying the petition for review. This case is now resolved.

MEDAPHIS CORPORATION

    On November 7, 1996 the Company filed a lawsuit against Medaphis Corporation ("Medaphis") and its former Chairman and Chief Executive Officer Randolph G. Brown entitled HEALTH SYSTEMS INTERNATIONAL, INC. V. MEDAPHIS CORPORATION, RANDOLPH G. BROWN AND DOES 1-50, case number BC 160414. Superior Court of California, County of Los Angeles. The lawsuit arises out of the acquisition of Health Data Sciences Corporation ("HDS") by Medaphis. In July 1996, the Company, the owner of 1,234,544 shares (or

77%) of Series F Preferred Stock of HDS, representing over sixteen percent of the total outstanding equity of HDS, voted its shares in favor of the acquisition of HDS by Medaphis. The Company received as the result of the acquisition 976,771 shares of Medaphis Common Stock in exchange for its Series F Preferred Stock.

    In its complaint, the Company alleges that Medaphis was actually a poorly run company with sagging earnings in its core business, and had artificially maintained its stock prices through a series of acquisitions and accounting maneuvers which provided the illusion of growth while hiding the reality of its weakening financial and business condition. The Company alleges that Medaphis, Brown and other insiders deceived the Company by failing to reveal that Medaphis would shortly reveal a "write off" of up to $40 million in reorganization costs and would lower its earnings estimate for the following year, thereby more than halving the value of the Medaphis shares received by the Company. The Company alleges that these false and misleading statements were contained in oral communications with the Company, as well as in the prospectus provided by Medaphis to all HDS shareholders in connection with the HDS acquisition. Further, despite knowing of the Company's discussions to form a strategic alliance of its own with HDS, Medaphis and the individual defendants wrongfully interfered with that prospective business relationship by proposing to acquire HDS using Medaphis stock whose market price was artificially inflated by false and misleading statements. The Company alleges that the defendants' actions constitute violations of both federal and state securities laws, as well as fraud and other torts under state law. The Company is seeking either rescission of the transaction or damages in excess of $38 million The defendants have denied the allegations in the complaint, and the Company is vigorously pursuing its claims against Medaphis.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    There were no matters submitted to a vote of the security holders of the Company, either through solicitation of proxies or otherwise, during the fourth quarter of the year ended December 31, 1996.

OTHER INFORMATION

    PUBLIC OFFERING

    On May 15, 1996, the Company completed a public offering (the "Offering") in which the Company sold 3,194,374 shares of Class A Common Stock and the Foundation sold 6,386,510 shares of Class A Common Stock (constituting 6,386,510 shares of Class B Common Stock which automatically converted into shares of Class A Common Stock upon the sale) for a per share purchase price to the public of $30.00. The proceeds received by the Company from the sale of the 3,194,374 shares of Class A Common Stock were approximately $92.4 million after deducting underwriting discounts and commissions and estimated expenses of the Offering payable by the Company. The Company used its net proceeds from the Offering to repurchase 3,194,374 shares of Class A Common Stock held pursuant to the Amended and Restated Health Net Associate Trust Agreement dated as of May 1, 1994 (the "Associate Trust Agreement"), on behalf of certain founding stockholders of the Company at the date of the conversion of Health Net to for-profit status (the "Class A Stockholders"). The repurchase price per share paid by the Company to repurchase these shares of Class A Common Stock from the Class A Stockholders was $28.92, which represented the net proceeds per share received by the Company in the Offering. All 3,194,374 of such shares repurchased by the Company are currently held as treasury stock. The Company did not receive any of the proceeds from the sale of shares of Class A Common Stock by the Foundation.

    REVOLVING CREDIT FACILITY

    On April 26, 1996 the Company executed the Credit Agreement which provides an unsecured five-year $700 million revolving credit facility. A copy of the Credit Agreement was attached as Exhibit 10.1 to the Company's Current Report on Form 8-K dated April 26, 1996. Amendment No. 1 to the Credit Agreement was attached as Exhibit 10.33 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, Amendment No. 2 to the Credit Agreement was attached as Exhibit 10.33 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 and Amendment No. 3 to the Credit Agreement is attached hereto as Exhibit
10.33 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996. Capitalized terms used but not defined herein have the meanings set forth in the Credit Agreement.

    Approximately $319 million which was borrowed under the Company's prior $400 million credit facility was rolled into the new facility under the Credit Agreement. The new facility is available to the Company and its subsidiaries for general corporate purposes including Permitted Acquisitions and Joint Ventures and, if the Company should elect, to repurchase or redeem the Company's capital stock to the extent allowed by the Federal Reserve Board Regulations and other requirements of law and as set forth in the Credit Agreement. As of December 31, 1996, the Company had drawn approximately $319 million under the facility of which approximately $135 million had been applied to pay a portion of the notes payable to the Foundation, approximately $100 million had been drawn to fund the Company's acquisition of M.D. Enterprises of Connecticut, Inc., approximately $75 million has been drawn to fund the Company's acquisition of G.H. Holding Corporation and approximately $9 million had been drawn to fund certain stock repurchases from the Class A Stockholders in February 1996 and certain acquisitions.

    Bank of America is the lead bank and agent for the other participating banks named in the Credit Agreement. At the election of the Company, and subject to customary covenants, loans can be initiated on a bid or committed basis and will carry interest at offshore or domestic rates, but subject to the applicable LIBOR Rate or the Base Rate, of .50% above the Federal Funds Rate or the Bank of America "reference rate." Actual rates on borrowings under the facility will vary based on competitive bidding, sources of funds and the Company's senior leverage ratio at the time of the borrowing. The facility is available for five years, until April 2001, but may be extended, under certain circumstances, for two additional years until April 2003.

    Loans under the facility are unsecured but the Company and its subsidiaries are subject to affirmative and negative covenants. These include limitations on the payment of cash dividends on the Company's capital stock and, in certain cases, the redemption or repurchase of capital stock or securities. In addition to obligations incurred under the facility, the Company and its subsidiaries are entitled to incur Permitted Subordinated Indebtedness for seller financing of Permitted Acquisitions and certain other items so long as the sum of such acquisitions does not exceed $150 million plus 25% of the net income of the Company and its subsidiaries in fiscal 1995 plus 50% of the net income of the Company and its subsidiaries in fiscal 1996 and subsequent years (calculated on a cumulative consolidated basis) and to incur unsecured indebtedness to repurchase the Company's Class A Common Stock.

    Under the Credit Agreement, the Company is (i) obligated to maintain at all times a Total Leverage Ratio not to exceed 3 to 1, a Fixed Charge Coverage of not less than 2.75 to 1 and to preserve its combined net worth and Permitted Class A Subordinated Indebtedness (as defined in the Credit Agreement) at not less than $100 million plus 50% of net income after December 31, 1994 on a cumulative consolidated basis, (ii) obligated to limit liens on its assets to those incurred in the normal course and for taxes and other similar obligations, and (iii) subject to customary covenants to dispose of assets only in the ordinary course and generally at fair value, to restrict mergers and consolidations to those permitted under the Credit Agreement, and to limit loans, leases, joint ventures and contingent obligations and certain transactions with affiliates. Upon the occurrence of a default or an event of default, the Company and its subsidiaries would be subject to further restrictions, including with respect to the operating HMO subsidiaries, an obligation to advance to the parent company reserves in excess of those held to comply with state and similar administrative requirements.

    In connection with the Agreement and Plan of Merger (the "Merger Agreement") with FHC, the Company entered into Amendment No. 3 to the Credit Agreement which, among other things, deemed the FHC Merger to be a Permitted Acquisition and waived certain compliance requirements through June 30,

1997 in order to enable the Company to negotiate and enter into a new credit agreement combining the Credit Agreement and the FHC's existing credit agreement.

    SHAREHOLDER RIGHTS PLAN

    On May 20, 1996, the Board of Directors of the Company declared a dividend distribution of one right (a "Right") for each outstanding share of the Company's Class A Common Stock and Class B Common Stock (collectively, the "Common Stock"), to stockholders of record at the close of business on July 31, 1996 (the "Record Date"). The Board of Directors of the Company also authorized the issuance of one Right for each share of Common Stock issued after the Record Date and prior to the earliest of the Distribution Date (as defined below), the redemption of the Rights and the expiration of the Rights and in certain other circumstances. Rights will attach to all Common Stock certificates representing shares then outstanding and no separate Rights Certificates will be distributed. Subject to certain exceptions contained in the Rights Agreement dated as of June 1, 1996 by and between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agreement"), the Rights will separate from the Common Stock in the event any person acquires 15% or more of the outstanding Class A Common Stock, the Board of Directors of the Company declares a holder of 10% or more to the outstanding Class A Common Stock to be an "Adverse Person," or any person commences a tender offer for 15% of the Class A Common Stock (each event causing a "Distribution Date").

    Except as set forth below and subject to adjustment as provided in the Rights Agreement, each Right entitles its registered holder, upon the occurrence of a Distribution Date, to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, at a price of $170.00 per one-thousandth share. However, in the event any person acquires 15% or more of the outstanding Class A Common Stock, or the Board of Directors of the Company declares a holder of 10% or more of the outstanding Class A Common Stock to be an "Adverse Person," the Rights (subject to certain exceptions contained in the Rights Agreement) will instead become exercisable for Class A Common Stock having a market value at such time equal to $340.00. The Rights are redeemable under certain circumstances at $.01 per Right and will expire, unless earlier redeemed, on July 31, 2006.

    A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as Exhibit 99.1 to the Company's Registration Statement on Form 8-A (File No. 001-12718). In connection with its execution of the Merger Agreement, the Company entered into Amendment No. 1 (the "Rights Amendment") to the Rights Agreement to exempt the Merger Agreement and related transactions from triggering the Rights. In addition, the Rights Amendment modifies certain terms of the Rights Agreement applicable to the determination of certain "Adverse Persons," which modifications become effective upon consummation of the transactions provided for under the Merger Agreement. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

    CAUTIONARY STATEMENTS

    In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby filing cautionary statements identifying important risk factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements of the Company made by or on behalf of the Company.

    The Company wishes to caution readers that these factors, among others, could cause the Company's actual financial or enrollment results to differ materially from those expressed in any projected, estimated or forward-looking statements relating to the Company. The following factors should be considered in conjunction with any discussion of operations or results by the Company or its representatives, including any forward-looking discussion, as well as comments contained in press releases, presentations to securities analysts or investors, or other communications by the Company.

    In making these statements, the Company is not undertaking to address or update each factor in future filings or communications regarding the Company's business or results, and is not undertaking to address how any of these factors may have caused changes to discussions or information contained in previous filings or communications. In addition, certain of these matters may have affected the Company's past results and may affect future results.

    HEALTH CARE COSTS. A large portion of the revenue received by the Company is expended to pay the costs of health care services or supplies delivered to its members. The total health care costs incurred by the Company are affected by the number of individual services rendered and the cost of each service. Much of the Company's premium revenue is set in advance of the actual delivery of services and the related incurring of the cost, usually on a prospective annual basis. While the Company attempts to base the premiums it charges at least in part on its estimate of expected health care costs over the fixed premium period, competition, regulations and other circumstances may limit the Company's ability to fully base premiums on estimated costs. In addition, many factors may and often do cause actual health care costs to exceed those costs estimated and reflected in premiums. These factors may include increased utilization of services, increased cost of individual services, catastrophes, epidemics, seasonality, general inflation, new mandated benefits or other regulatory changes and insured population characteristics.

    MARKETING. The Company markets its products and services through both employed sales people and independent sales agents. Although the Company has a number of such sales employees and agents, if certain key sales employees or agents or a large subset of such individuals were to leave the Company, its ability to retain existing customers and members could be impaired. In addition, certain of the Company's customers or potential customers consider rating, accreditation or certification of the Company by various private or governmental bodies or rating agencies necessary or important. Certain of the Company's health plans or other business units may not have obtained or may not desire or be able to obtain or maintain such accreditation or certification which could adversely affect the Company's ability to obtain or retain business with such customers.

    The managed health care industry has recently received a significant amount of negative publicity. Such general publicity, or any negative publicity regarding the Company in particular, could adversely affect the Company's ability to sell its products or services or could create regulatory problems for the Company.

    COMPETITION. The Company competes with a number of other entities in the geographic and product markets in which it operates, some of which other entities may have certain characteristics or capabilities which give them an advantage in competing with the Company. The Company believes there are few barriers to entry in these markets, so that the addition of new competitors can occur relatively easily. Certain of the Company's customers may decide to perform for themselves functions or services formerly provided by the Company, which could result in a decrease in the Company's revenues. Certain of the Company's providers may decide to market products and services to Company customers in competition with the Company. In addition, significant merger and acquisition activity has occurred in the industry in which the Company operates as well as in industries which act as suppliers to the Company such as the hospital, physician, pharmaceutical and medical device industries. This activity may create stronger competitors and/or result in higher health care costs. To the extent that there is strong competition or that competition intensifies in any market, the Company's ability to retain or increase customers, its revenue growth, its pricing flexibility, its control over medical cost trends and its marketing expenses may all be adversely affected.

    PROVIDER RELATIONS. One of the significant techniques the Company uses to manage health care costs and utilization and monitor the quality of care being delivered is contracting with physicians, hospitals and other providers. Because of the large number of providers with which the Company's health plans contract, the Company currently believes it has a limited exposure to provider relations issues. In any particular market, however, providers could refuse to contract with the Company, demand higher payments or take other actions which could result in higher health care costs, less desirable products for customers and members or difficulty in meeting regulatory or accreditation requirements.

    In some markets, certain providers, particularly hospitals, physician/hospital organizations or multi-specialty physician groups, may have significant market positions or even monopolies. Many of these providers may compete directly with the Company. If such providers refuse to contract with the Company or utilize their market position to negotiate favorable contracts or place the Company at a competitive disadvantage, the Company's ability to market products or to be profitable in those areas could be adversely affected.

    ADMINISTRATION AND MANAGEMENT. The level of administrative expense is a partial determinant of the Company's profitability. While the Company attempts to effectively manage such expenses, increases in staff-related and other administrative expenses may occur from time-to-time due to business or product start-ups or expansions, growth or changes in business, acquisition, regulatory requirements or other reasons. Such expense increases are not clearly predictable and increases in administrative expenses may adversely affect results.

    The Company's business is significantly dependent on effective information systems. The Company has many different information systems for its various businesses. The Company is in the process of attempting to reduce the number of systems and also upgrade and expand its information systems capabilities. Failure to maintain an effective information system could result in loss of existing customers and difficulty in attracting new customers, customer and provider disputes, regulatory problems, increases in administrative expenses or other adverse consequences. In addition, the Company may, from time-to-time, obtain significant portions of its systems-related or other services or facilities from independent third parties which may make the Company's operations vulnerable to such third parties' failure to perform adequately.

    The Company currently believes it has a relatively experienced, capable management staff. Loss of certain managers or a number of such managers could adversely affect the Company's ability to administer and manage its business.

    MANAGEMENT OF GROWTH. The Company has made several large acquisitions in recent years, and has an active ongoing acquisition program. Failure to effectively integrate acquired operations could result in increased administrative costs or customer confusion or dissatisfaction. The Company may also not be able to manage this growth effectively, including not being able to continue to develop processes and systems to support its growing operations. There can be no assurance that the Company will be able to maintain its historical growth rate.

    GOVERNMENT PROGRAMS AND REGULATION. The Company's business is heavily regulated. The laws and rules governing the Company's business and interpretations of those laws and rules are subject to frequent change. Existing or future laws and rules could force the Company to change how it does business and may restrict the Company's revenue and/or enrollment growth and/or increase its health care and administrative costs. Regulatory approvals must be obtained and maintained to market many of the Company's products and services. Delays in obtaining or failure to obtain or maintain such approvals could affect the Company's revenue or the number of its members, or could increase costs.

    A significant portion of the Company's revenues relate to federal, state and local government health care coverage programs. These types of programs, such as Medicare and Medicaid programs, are generally subject to frequent change including changes which may reduce the number of persons enrolled or eligible, reduce the revenue received by the Company or increase the Company's administrative or health care costs under such programs. Such changes may in the future adversely affect the Company's results and its willingness to participate in such programs.

    The Company is also subject to various governmental audits and investigations. Such activities could result in the loss of licensure or the right to participate in certain programs, or the imposition of fines, penalties and other sanctions. In addition, disclosure of any adverse investigation or audit results or sanctions could negatively affect the Company's reputation in various markets and make it more difficult for the Company to sell its products and services.

    LOSS RESERVES. The Company's loss reserves are estimates of future costs based on various assumptions. The accuracy of these estimates may be affected by external forces such as changes in the rate of inflation, the regulatory environment, the judicial administration of claims, medical costs and other factors. Included in the loss reserves are estimates for incurred but not reported ("IBNR") claims which are established for unreported claims and adverse loss developments relating to current and prior years. On an annual basis, the Company and an independent actuary review the adequacy of its loss reserves using generally accepted actuarial methods, and an opinion is used by the actuary as to the adequacy of the reserves. If the assumptions on which the estimates are based prove to be incorrect and reserves are inadequate to cover the Company's actual experience, the Company's profitability could be adversely affected.

    LITIGATION AND INSURANCE. The Company is subject to a variety of legal actions to which any corporation may be subject, including employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims, shareholder suits, including for securities fraud, and intellectual property related litigation. In addition, because of the nature of its business, the Company incurs and likely will continue to incur potential liability for claims related to its business, such as failure to pay for or provide health care, poor outcomes for care delivered or arranged, provider disputes, including disputes over withheld compensation and claims related to self-funded business. In some cases, substantial non-economic or punitive damages may be sought. While the Company currently has insurance coverage for some of these potential liabilities, others may not be covered by insurance, the insurers may dispute coverage or the amount of insurance may not be enough to cover the damages awarded. In addition, certain types of damages, such as punitive damages, may not be covered by insurance and insurance coverage for all or certain forms of liability may become unavailable or prohibitively expensive in the future.

    STOCK MARKET. Recently, the market prices of the securities of certain of the publicly-held companies in the industry in which the Company operates have shown volatility and sensitivity in response to many factors, including public communications regarding managed care, legislative or regulatory actions, health care cost trends, pricing trends, competition, earning or membership reports of particular industry participants, and acquisition activity. There can be no assurances regarding the level of stability of the Company's share price at any time or the impact of these or any other factors on the share price.

    RECENT DEVELOPMENTS

    Foundation Health Corporation. On October 1, 1996, the Company and FH Acquisition Corp., a wholly owned subsidiary of the Company ("Merger Sub"), entered into the Merger Agreement with FHC, whereby Merger Sub will merge with and into FHC and FHC will survive as a wholly owned subsidiary of the Company. Pursuant to the Merger Agreement FHC stockholders will receive 1.3 shares of the Company's Class A Common Stock for every share of FHC common stock held resulting in the issuance of approximately 77 million additional shares of HSI Class A Common Stock. The shares of the Company's Class A Common Stock issued to FHC's stockholders in the Merger will constitute approximately 61% of the outstanding stock of the Company after the Merger and the Company's current stockholders will hold approximately 39% of the outstanding stock of the Company after the Merger.

    Pursuant to the Merger Agreement, the Company will amend its Certificate of Incorporation to change the name of the Company to Foundation Health Systems, Inc. and to increase the number of authorized shares of the Company's Common Stock to 380,000,000 shares consisting of 350,000,000 shares of Class A Common Stock and 30,000,000 shares of Class B Common Stock.

    The Merger Agreement also provides for, among other things, amendment of the Company's By-Laws to effect certain changes to the governance provisions of the Company following the Merger, including provisions related to the structure of the Company's Board of Directors and the committees of the Company's Board of Directors. Except in certain circumstances, during a transaction period following the consummation of the Merger and up to, but not including, the election of directors at the Company's May 2000 Annual Meeting of Stockholders, the Company's Board of Directors will consist of 11 members, six of whom (Daniel
D. Crowley and five other independent directors) are to be designated by FHC and five of whom (Malik M. Hasan, M.D. and four other independent directors) are to be designated by the Company. Pursuant to such designations the new Company board of directors will initially be comprised of the following members: J. Thomas Bouchard, Daniel D. Crowley, George Deukmejian, Thomas T. Farley, Patrick Foley, Earl B. Fowler, Roger F. Greaves, Richard W. Hanselman, Malik M. Hasan, M.D., Richard J. Stegmeier and Raymond S. Troubh.

    Each company's stockholders voted to approve the FHC Merger at their respective special meetings held on February 12, 1997. Completion of the transaction, which will be accounted for as a pooling-of-interests, is subject to regulatory approvals as well as other customary conditions and is expected to be completed in April of 1997.

    ADVANTAGE HEALTH. On May 14, 1996, the Company announced that it had reached a definitive agreement with the St. Francis Health System to acquire Advantage Health, a group of managed care companies, headquartered in Pittsburgh, Pennsylvania, with approximately 60,000 members for approximately $12.5 million in cash (less the dollar amount of certain investments to be retained by Advantage Health). The transaction is subject to final approvals from regulatory authorities, and other customary conditions of closing. The transaction is expected to close in early 1997.

    FIRST OPTION HEALTH PLAN. Pursuant to an Amended and Restated Securities Purchase Agreement, dated February 10, 1997, as amended, and effective on March 19, 1997 (the "Amended FOHP Agreement"), among the Company, FOHP, Inc., a New Jersey corporation ("FOHP") and First Option Health Plan of New Jersey, Inc., a New Jersey corporation ("FOHP-NJ"), the Company agreed to invest an initial amount of approximately $43 million in FOHP. FOHP (headquartered in Red Bank, New Jersey) is owned by physicians, hospitals and other health care providers and is the sole shareholder of FOHP-NJ, a managed health care company providing a full line of commercial products for businesses and individuals, along with Medicare, Medicaid and Workers' Compensation programs. FOHP-NJ currently has approximately 168,000 HMO members in New Jersey, 141,000 of which are commercial and 27,000 of which are in Medicare and Medicaid programs. In addition, FOHP-NJ has more than 70,000 Workers' Compensation members and 60,000 PPO members. The Company's original agreement with FOHP contemplated that the Company would infuse $30 million in exchange for convertible subordinated debentures and an option to buy FOHP stock for $11 million pursuant to a Securities Purchase Agreement dated October 24, 1996 (the "Original FOHP Agreement")

    At closing, the Company will purchase approximately $43 million worth of FOHP convertible subordinated debentures (the "Initial Principal Amount"). A portion of the Initial Principal Amount will reflect fees owed to the Company by FOHP pursuant to a management agreement to be entered into by the Company and FOHP concurrently with the Amended FOHP Agreement. This portion of the Initial Principal Amount (estimated to be approximately $1.5 million as of the closing) will immediately be converted into FOHP stock. The Initial Principal Amount, and further amounts to be forwarded by the Company to FOHP prior to December 31, 1997 (such further amounts not to exceed $8.4 million), shall be convertible into 71% of the outstanding equity of FOHP at the Company's discretion. The timing of payment for these contractual obligations may be subject to revision pursuant to required regulatory approvals. In 1999, the Company may affect either a cash offer for shares or a merger, business combination or consolidation transaction for the remaining shares of FOHP not owned by the Company.

    As part of the transaction the Company will also provide a variety of management services to FOHP, including utilization review, quality assurance and strategic planning and, at HSI's option, information systems, among others. The Company will receive management fees from FOHP for these services.

    All of these transactions are subject to FOHP shareholder approval and other conditions of closing (including certain membership commitments from FOHP's hospital and other institutional shareholders).

                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED
       STOCKHOLDER MATTERS

    The following table sets forth the high and low sales prices of the Company's Class A Common Stock, par value $.001 per share (the "Class A Common Stock") on The New York Stock Exchange, Inc. ("NYSE") since January 31, 1994, the day the Class A Common Stock first commenced trading.

                                             HIGH       LOW
                                            -------   -------
          Calendar Quarter--1994
            First Quarter (commencing
              January 31, 1994)...........   29 7/8    20
            Second Quarter................   36 3/4    24 1/2
            Third Quarter.................   29 1/4    22
            Fourth Quarter................   30 5/8    20 3/4
          Calendar Quarter--1995
            First Quarter.................   33 7/8    24 7/8
            Second Quarter................   34 1/8    25
            Third Quarter.................   30 3/8    27 7/8
            Fourth Quarter................   34 1/4    29 1/4
          Calendar Quarter--1996
            First Quarter.................   37 1/8    30 3/8
            Second Quarter................   37 1/8    26 7/8
            Third Quarter.................   28 7/8    19 3/8
            Fourth Quarter................   29 1/8    22 5/8
          Calendar Quarter--1997
            First Quarter (through March
              24, 1997)...................   30 3/4    23 1/8

    On March 24, 1997, the last reported sales price per share of the Class A Common Stock was $29 1/4 per share.

DIVIDENDS

    No dividends have been paid by the Company during the preceding two fiscal years. The Company has no present intention of paying any dividends on its Common Stock.

    The Company is a holding company and, therefore, its ability to pay dividends depends on distributions received from its subsidiaries, which are subject to regulatory net worth requirements and certain additional state regulations which may restrict the declaration of dividends by HMOs, insurance companies and licensed managed health care plans. The payment of any dividend is at the discretion of the Company's Board of Directors and depends upon the Company's earnings, financial position, capital requirements and such other factors as the Company's Board of Directors deems relevant.

    Under a revolving credit agreement initially entered into in 1995 and amended and restated in 1996 with Bank of America National Trust and Savings Association, as agent (the "Credit Agreement"), the Company cannot declare or pay cash dividends to its stockholders or purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire such shares for cash in excess, in the aggregate, of the sum of (i) $150 million plus
(ii) 25% of net income of the Company and its subsidiaries arising from January 1, 1995 through December 31, 1995 plus (iii) 50% of net income of the Company and its subsidiaries arising after December 31, 1995, in each case, computed on a cumulative consolidated basis.

HOLDERS

    As of March 24, 1997, there were approximately 1,800 holders of record of Class A Common Stock. The California Wellness Foundation (the "Foundation") is the only holder of record of the Company's Class B Common Stock, par value $.001 per share (the "Class B Common Stock") which constitutes approximately 40% of the Company's aggregate equity. Under the Restated Certificate, shares of the Company's Class B Common Stock have the same economic benefits as shares of the Company's Class A Common Stock, but are non-voting. Upon the sale or other transfer of shares of Class B Common Stock by the Foundation to an unrelated third party, such shares automatically convert into Class A Common Stock.

ITEM 6. SELECTED FINANCIAL DATA

              HEALTH SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    YEAR ENDED DECEMBER 31
                                             --------------------------------------------------------------------
                                                 1996          1995          1994          1993        1992(1)
                                             ------------  ------------  ------------  ------------  ------------
Revenues:
  Premium revenue..........................  $  3,134,014  $  2,692,335  $  2,290,601  $  1,943,730  $  1,528,500
  ASO and other............................        70,142        39,717        15,561        13,530         9,642
                                             ------------  ------------  ------------  ------------  ------------
                                                3,204,156     2,732,052     2,306,162     1,957,260     1,538,142
Operating expenses:
  Health care..............................     2,611,527     2,180,277     1,838,235     1,567,232     1,245,780
  Marketing, general and administrative....       326,401       302,870       266,764       262,927       182,650
  Depreciation and amortization............        52,626        48,140        39,692        34,187        32,677
  ASO and other............................        58,447        37,453        15,623        10,837         8,327
Restructuring and other charges............        44,108
Merger-related costs.......................                      20,164           672        29,725
                                             ------------  ------------  ------------  ------------  ------------
Operating income...........................       111,047       143,148       145,176        52,352        68,708
Interest income (expense), net.............        14,163        13,495         5,592          (114)         (679)
Income taxes...............................       (51,720)      (67,307)      (62,759)      (28,438)      (27,753)
Minority interest in loss of subsidiary....           102           256            66
                                             ------------  ------------  ------------  ------------  ------------
Net income.................................  $     73,592  $     89,592  $     88,075  $     23,800  $     40,276
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
Primary earnings per share.................  $       1.52  $       1.83  $       1.77  $       0.48  $       0.81
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
Weighted average common shares outstanding
  (primary)................................        48,332        48,831        49,691        49,517        49,456
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
Balance sheet data:
  Cash and equivalents and marketable
    securities.............................  $    589,614  $    592,561  $    512,372  $    465,602  $    351,268
Total assets...............................     1,211,880     1,213,711       894,397       822,221       771,679
Long-term debt.............................       362,465       354,080       158,340       219,922       224,493
Stockholders' equity.......................       364,976       285,527       223,605       154,352       127,316

------------------------

(1) All data prior to February 6, 1992 reflects only QualMed data since Health Net prior to the conversion was not considered a predecessor company. See
    Note 1 to the consolidated financial statements.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

INTRODUCTION

    Since the HSI Combination in January 1994, the Company has experienced significant growth in revenue. Revenue increased to $3.2 billion in 1996, from $2.7 billion in 1995 and $2.3 billion in 1994. Net income totaled $73.6 million in 1996, compared to $89.6 million in 1995 and $88.1 million in 1994, after pretax restructuring and other charges of $44.1 million in 1996, and merger related costs of $20.2 and $.7 million in 1995 and 1994 respectively. With continued commercial premium rate pressures in California, the Company has focused on increasing its presence in the Medicare market in California and, through strategic acquisitions, entering new geographic markets. Medicare membership grew by 9.4% in 1996 and 69% in 1995. As initial steps in its Northeast expansion, the Company in 1995 acquired M.D. Health Plan, a managed health care company operating in the state of Connecticut, and Greater Atlantic, a managed health care company operating in Pennsylvania and New Jersey. In addition, the Company has entered into agreements to acquire an interest in managed care companies operating in Pennsylvania, West Virginia, Ohio and New Jersey.

    Revenue growth in 1996 over 1995 has been due in large part to full-year revenues contributed by acquisitions in the Northeast during 1995, accounting for $215.3 million of the $441.7 million premium revenue increase in 1996 as compared to 1995. In 1995, those acquisitions contributed $173 million in premium revenue. The remaining 1996 increase in premium revenue of $226.4 million was primarily a result of increases in Medicare risk membership, making up $161.6 million of such increase. The majority of this increase occurred in the Company's California market, where the Medicare risk product was initially offered in 1993. The acquisition of M.D. Health Plan initially added 59,000 commercial members, which increased to 117,000 by December 1995, primarily due to the conversion of approximately 52,000 State of Connecticut employees from ASO to full risk membership in July 1995. As of December 31, 1996, commercial membership in M.D. Health Plan totaled 130,000. The Company subsequently acquired Greater Atlantic, a 90,000 member HMO with operations in Pennsylvania and New Jersey. Greater Atlantic's business includes a substantial number of Medicare and Medicaid members. Revenue growth in 1995 was due in large part to significant increases in Medicare risk membership which accounted for $191 million of increases for that year. The majority of this increase occurred in the Company's California market. The Company believes that modest commercial premium rate pressures, particularly in California, will continue in 1997 and, accordingly, the Company will continue to emphasize the growth of its Medicare risk business and expansion into other geographic markets.

    The Company's overall medical loss ratio (medical expenses as a percentage of premium revenue) ("MLR"), increased to 83.3% in 1996 from 81.0% in 1995. The increase in MLR is the result of escalating health care costs coupled with a relatively flat premium environment, particularly in the California market. The increased health care costs reflect continued high pharmacy cost trends on a company-wide basis and increased outpatient costs in certain of the Company's markets outside of California. In addition, a high MLR was experienced in the Company's Philadelphia Medicaid business in 1996 as a result of a significant reduction in Medicaid reimbursement rates in February 1996. As of March 1997, the Company is no longer participating in the Pennsylvania Medicaid program. In 1995, effective medical management and the recontracting of its largely capitated provider network in California enabled the Company to maintain a stable MLR. The Company's overall MLR increased slightly to 81.0% in 1995 from 80.3% in 1994, primarily due to the increased Medicare risk business in 1995. Medicare risk MLRs typically run higher than commercial ratios due to the higher utilization of services in the senior population. A stable commercial MLR of 79.4% was achieved by the Company in 1995 by renegotiating its provider contracts in California, to offset premium pricing pressures, and quickly implementing its medical management system in its newly acquired HMO operations in the Northeast.

    Declining marketing, general and administrative expenses (excluding merger-related costs and ASO business) as a percentage of premium revenue over the period of 1994 through 1996 (11.6%, 11.2%, and 10.4% respectively) reflect the realization in part of the benefits of the Company's restructuring of both California and non-California operations, as well as its ongoing efforts to control costs and increase its membership growth in the higher premium Medicare business.

    In 1996, the Company recorded a restructuring charge of approximately $35.6 million and an accrual for anticipated losses on certain customer contracts amounting to approximately $8.5 million. The restructuring charges relate to the Company's restructuring of administrative operations and the loss contract accrual relates primarily to government contracts in the Company's non-California operations.

SUMMARY OF OPERATING RESULTS

                                                                              1996          1995          1994
                                                                          ------------  ------------  ------------
  Membership at year end:
    Commercial..........................................................     1,615,929     1,647,201     1,392,317
    Medicare............................................................       145,710       133,226        78,690
    Medicaid............................................................        59,468        50,120
    ASO.................................................................       168,790       104,010         2,815
                                                                          ------------  ------------  ------------
                                                                             1,989,897     1,934,557     1,473,822
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
  Revenues:
    Commercial..........................................................          71.3%         79.5%         86.0%
    Medicare............................................................          23.2%         18.2%         13.3%
    Medicaid............................................................           3.3%           .8%
    ASO.................................................................           2.2%          1.5%           .7%
                                                                          ------------  ------------  ------------
                                                                                 100.0%        100.0%        100.0%
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
  Medical Loss Ratio:
    Commercial..........................................................          81.4%         79.4%         79.4%
    Medicare............................................................          89.4%         88.0%         85.6%
                                                                          ------------  ------------  ------------
        Total...........................................................          83.3%         81.0%         80.3%
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
  Marketing, general and administrative expenses as a percentage of
    premium revenue (exclusive of ASO)..................................          10.4%         11.2%         11.6%
  Depreciation and amortization as a percentage of premium revenue
    (exclusive of ASO)..................................................           1.7%          1.8%          1.7%
  Net income as a percentage of revenue.................................           2.3%          3.3%          3.8%

PREMIUM REVENUE

    Premium revenue, excluding administrative services only ("ASO") revenue, increased by $441.7 million or 16.4% from 1995 to 1996, and by $402 million or 17.5% from 1994 to 1995. The factors that contributed to these increases included acquisitions completed in 1995 in the Northeast, continued growth in Medicare risk membership in the Company's existing service areas and limited premium rate increases in certain markets. Increased membership, particularly in higher premium Medicare business in California, was offset in part by premium rate reductions in the California commercial market.

    The acquisitions in the Northeast contributed $215.3 million in premium revenue in 1996, and $173 million in 1995. Premium revenue increases in the Company's existing markets are attributable to a combination of membership increases and premium rate changes. Increases in commercial and Medicare risk membership accounted for $369 million of premium revenue increases in 1996 from 1995. Commercial membership increases accounted for $175.8 million of the increase and Medicare risk membership increases accounted for $193.2 million. Limited premium rate increases in certain markets and growth in the higher premium Northeast markets resulted in an increase in commercial premium revenue of $21.7 million in 1996, while increases in Medicare rates increased premium revenue by $50.9 million in 1996. The Medicare premium rate increases reflect average overall Medicare reimbursement rate increases of 10% in 1996. On a per member per month ("PMPM") basis, the premium rate changes resulted in an increase of 1% in commercial premium revenue to $119.69 and an increase in Medicare premium revenue of 10.2% to $434.79 in 1996. Overall, Medicare risk business accounted for an increase of $244.1 million of premium revenue in 1996 over 1995 and commercial business accounted for an increase of $197.5 million of premium revenue in 1996 over 1995.

    Increases in commercial and Medicare risk membership accounted for $316 million of premium revenue increases in 1995 from 1994. Of this increase, $145 million represented commercial membership increases and $171 million resulted from Medicare risk membership increases. Changes in premium rates in both the commercial business and Medicare risk business accounted for a decrease of $86.5 million of premium revenue in 1995. On an overall PMPM basis, the premium rate changes resulted in a decrease of 3% in commercial premium revenue to $118.51 and a increase in Medicare premium revenue of 4.5% to $394.42 in 1995. Overall, Medicare risk business accounted for an increase of $191 million of premium revenue in 1995 compared to 1994 and commercial business accounted for an increase of $211 million of premium revenue in 1995 compared to 1994.

    Management of the Company believes that in 1997 there will continue to be premium pressures on HMOs from increasingly sophisticated consumers, particularly in the California marketplace. While it is not possible to predict with certainty the ultimate financial impact of such pressures on premiums, the Company believes that it is well-positioned to offset such pressures by increasing its volume and containing costs.

    The Company's ASO business accounted for $70.1 million, $39.7 million and $15.6 million of revenue in 1996, 1995 and 1994, respectively. Included in ASO revenue in 1996 was revenue totaling $25.1 that relates to certain businesses providing ancillary healthcare services. These business were acquired as part of the acquisition of Greater Atlantic in Philadelphia and were sold in October 1996.

HEALTH CARE EXPENSES

    Healthcare expenses increased by $431.3 million, or 19.8%, to $120.39 PMPM in 1996 compared to $110.23 PMPM in 1995. The Company's overall MLR increased to 83.3% from 81% in 1995. If the $8.5 million loss contract charge, which was recorded in the fourth quarter of 1996 but not included in the MLR calculation, had been included in health care expenses, then the MLR for 1996 would have increased by .3%. Impacting the Company's overall PMPM healthcare expense and MLR was the growth in Medicare business, increased pharmacy costs and high costs associated with the Company's Medicaid business in Philadelphia. In addition, the Company's MLR in the Medicare risk business increased to 89.4% in 1996 from 88% in 1995 due to Medicare risk membership growth in higher cost areas. Commercial healthcare expenses on a PMPM basis increased from $94.09 in 1995 to $97.48 in 1996 and the Company's commercial MLR increased to 81.4% in 1996 from 79.4% in 1995.

    Healthcare expenses increased by $342 million, or 18.6%, to $110.23 PMPM in 1995 compared to $107.82 PMPM in 1994. The Company's overall MLR increased slightly to 81.0% from 80.3% in 1994. Impacting the Company's overall healthcare expense PMPM and MLR was the growth in Medicare business and the associated higher utilization experience. The Company's MLR in the Medicare risk business increased to 88.0% in 1995 from 85.6% in 1994 due to Medicare risk membership growth in higher cost areas. Commercial healthcare expenses on a PMPM basis decreased from $97.03 in 1994 to $94.09 in 1995 and the Company's commercial MLR remained flat in 1995, at 79.4%, relative to 1994.

    The Company's recontracting in 1995 of its largely capitated commercial provider network in California enabled it to maintain its relatively consistent MLR despite the reduced commercial premium rates experienced in that market in 1995. The implementation of the Company's medical management system in its newly acquired HMO operations in the Northeast also contributed to the stable 1995 MLR. Significant and ongoing cost savings have been achieved through effective utilization management in the Company's Connecticut operations.

MARKETING, GENERAL AND ADMINISTRATIVE EXPENSES

    Marketing, general and administrative expenses (excluding ASO expenses) were $326.4 million or 10.4% of premium revenue in 1996, compared to $302.9 million or 11.2% of premium revenue in the prior year. Marketing, general and administrative expenses were $266.8 million, or 11.6% of premium revenue in 1994. The decreases in marketing, general and administrative expenses as a percentage of premium revenue from 1994 through 1996 reflect ongoing efforts to streamline operations and maximize efficiencies and the effects of the Company's restructuring plan.

DEPRECIATION AND AMORTIZATION EXPENSES

    Depreciation and amortization expenses as a percentage of premium revenue decreased slightly from 1.8% in 1995 to 1.7% in 1996 ($48.1 million in 1995 and $52.6 million in 1996). The decrease in depreciation and amortization expenses resulted primarily from write-downs of fixed assets related to the Company's restructuring of its operations.

RESTRUCTURING, MERGER AND OTHER CHARGES

    In the fourth quarter of 1996, the Company recorded $44.1 million or $.53 per share, in restructuring and other charges. These charges included restructuring charges of $35.6 million, the components of which are: executive, workforce and facilities consolidation costs of approximately $11.9 million, software and hardware write-offs of approximately $15.0 million, and other components which aggregate approximately $8.7 million. In addition, the Company recorded $8.5 million in the fourth quarter related to estimated losses that the Company anticipates will occur through the remaining term of certain customer contracts.

    Throughout 1995, the Company incurred merger-related costs of $20.2 million in connection with the proposed HSI/WellPoint Transaction that was ultimately terminated. Such costs included legal, accounting and consulting fees, and certain severance-related costs totaling $12.2 million.

FOUNDATION MERGER

    On October 1, 1996 the Company entered into a merger agreement with Foundation Health Corporation ("FHC"), an integrated managed health care organization. Under the definitive agreement, FH Acquisition Corp., a wholly-owned subsidiary of the Company, will merge with and into FHC with FHC surviving the merger as a wholly-owned subsidiary of the Company. The merger will be accounted for as a pooling-of-interest transaction and, accordingly, after the merger, the financial statements of the Company and FHC will be presented on a combined basis for financial reporting purposes. As previously announced, negotiation and consummation of the FHC Merger as well as additional charges associated with and related to integrating the operations of HSI and FHC will result in material non-recurring costs and expenses to the new combined company. Such costs cannot be determined until the transition plan related to the integration of operations is completed, but they are estimated at this time by the Company to be in the range of $175 million to $225 million.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's primary source of cash is premium revenue. Its primary uses of cash are claims and capitation payments. Estimates of future cash flows include a component to account for the delay between providing medical services and reporting their cost. These estimates are based on actuarial projections of claims and other costs, claims paid history, membership growth, inflation, seasonality, claims inventory and reserves.

    The Company's capital resources are managed according to certain guidelines intended to ensure liquidity and maximum total return by assuming prudent investment risks. The Company's liquidity requirements consist of the need to service medical claims in a timely manner and to satisfy shared risk and other obligations. Such requirements are the principal factors in determining the appropriate investment portfolio mix. The Company presently invests primarily in a variety of fixed income obligations according to established investment guidelines.

    For the year ended December 31, 1996, cash provided by operating activities decreased to $20.3 million from $111.6 million in the prior year. In part this decrease is due to normal fluctuations in operating assets and liabilities from year to year caused by timing differences in the payment of liabilities and collection of receivables at each respective year end. The remainder of the decrease in cash provided by operations in 1996 was due to a significant reduction of claims inventory which had accumulated in late 1995. Net cash used by investing activities was $74.8 million in 1996, a decrease over the prior year cash used of $282.3 million. The reduction in cash used by investing activities was primarily the result of 1995 acquisitions in the Northeast and a reduction in the purchase of marketable securities in 1996. Net cash provided by financing activities in 1996 was $16.1 million versus $128.7 million in 1995. The decrease in 1996 is attributable to reduced borrowings under the credit facility; in 1995 such borrowings were used to fund the Northeast acquisitions. The financing of these 1995 acquisitions was through additional borrowings on the Credit Facility (see below).

    Management of the Company believes that its cash from operations and existing working capital are adequate to fund existing obligations, introduce new products and services and continue to develop health care related businesses. The Company regularly evaluates cash requirements for current operations, commitments, development activities and strategic acquisitions. The Company may elect to raise additional funds for these purposes, either through the issuance of additional debt or equity, sale of investment securities or otherwise, as appropriate.

    On April 26, 1996, the Company replaced its five-year unsecured $400 million revolving credit facility with a $700 million revolving credit facility (the "Credit Facility") from a lending syndicate led by Bank of America. Under the new Credit Facility, the Company may incur permitted subordinated indebtedness in a maximum aggregate amount not to exceed $150 million which is available for acquisition purposes and to provide short-term financing to repurchase shares of stock. The Company may elect from various short-term interest rates based upon a spread above the LIBOR rate or the greater of the bank's reference rate or the federal funds rate plus 1/2%. In addition, the Company may elect a "competitive bid auction" in which participating banks are offered an opportunity to bid alternative rates. The Credit Facility is for a term of five years from the date of execution, with two one year extension options. At December 31, 1996, $319 million had been borrowed against the new $700 million Credit Facility. The Company used $310 million of the Credit Facility in 1995 to fund the prepayment by its Health Net subsidiary of $135 million in debt to the Foundation, and to fund the MDEC and GHH acquisitions in the amount of $100 million and $75 million, respectively. In 1996, an additional $9 million was borrowed from the Credit Facility.

    The Company's subsidiaries must comply with certain minimum capital requirements under applicable state laws and regulations. The long-term portion of principal and interest payments under the Foundation Notes is subordinated to Health Net meeting tangible net equity ("TNE") requirements under applicable California laws and regulations. As of December 31, 1996, the Company's subsidiaries were in compliance with minimum capital requirements.

IMPACT OF INFLATION AND OTHER ELEMENTS

    The managed health care industry is labor intensive and its profit margin is low. Hence, it is especially sensitive to inflation. Increases in health care costs without corresponding increases in premiums could have a material adverse effect on the Company.

    Various federal and state legislative initiatives regarding the health care industry have been proposed during recent legislative sessions, and health care reform and similar issues continue to be in the forefront of social and political discussion. If health care reform or similar legislation is enacted, such legislation could impact the Company. Management cannot at this time predict whether any such initiative will be enacted or, if enacted, the impact on the financial condition or operations of the Company.

    Reference is also made to the disclosures contained under the heading "Cautionary Factors" included elsewhere in this Annual Report on Form 10-K, which could cause the Company's actual results to differ from those projected in forward looking statements of the Company made by or on behalf of the Company. In addition, certain of these factors may have affected the Company's past results and may affect future results.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders of
Health Systems International, Inc.
Pueblo, Colorado Woodland Hills, California

    We have audited the accompanying consolidated balance sheets of Health Systems International, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedules listed in the index at Item 14(a)(2). These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Health Systems International, Inc. and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Deloitte & Touche LLP
Los Angeles, California
March 21, 1997

              HEALTH SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                            DECEMBER 31  DECEMBER 31
                                                               1996         1995
                                                            -----------  -----------
Current assets
  Cash and equivalents....................................  $  187,486   $  225,932
  Marketable securities held for sale.....................     402,128      366,629
  Premiums receivable, net of allowances of $11,370 in
    1996 and $13,408 in 1995..............................      86,598       91,106
  Prepaid expenses and other..............................      52,895       34,849
  Deferred income taxes...................................      24,370       18,902
                                                            -----------  -----------
Total current assets......................................     753,477      737,418
  Property and equipment, net.............................      71,786       84,743
  Goodwill and other intangible assets, net...............     328,719      336,365
  Deferred income taxes...................................       4,976        1,958
  Other assets............................................      52,922       53,227
                                                            -----------  -----------
        TOTAL ASSETS......................................  $1,211,880   $1,213,711
                                                            -----------  -----------
                                                            -----------  -----------
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Estimated claims payable................................  $  243,144   $  310,392
  Accounts payable and accrued expenses...................     108,057      120,161
  Shared risk and other settlements.......................      27,235       30,664
  Unearned subscriber premiums............................      88,605       91,596
  Federal and state income taxes payable..................       9,689       13,196
  Notes payable, current portion..........................       1,608        2,340
                                                            -----------  -----------
Total current liabilities.................................     478,338      568,349
  Notes payable...........................................     362,465      354,080
  Other...................................................       6,101        5,755
                                                            -----------  -----------
                                                               846,904      928,184

Commitments and contingencies (Notes 6, 7 and 8)
  Stockholders' equity
    Preferred stock, $.001 par value
      Authorized shares--10,000,000.......................
      Issued and outstanding shares--none
    Class A common stock, $.001 par value
      Authorized shares--135,000,000......................
      Issued and outstanding shares--32,329,684 in 1996
        and 22,643,030 in 1995............................          32           23
    Class B nonvoting convertible common stock, $.001 par
      value
      Authorized shares--30,000,000
      Issued and outstanding shares--19,297,642 in 1996
        and 25,684,152 in 1995............................          19           26
    Additional paid-in capital............................     187,086       66,147
    Treasury Stock, 3,194,374 shares of Class A common
      stock...............................................     (95,831 )
    Advances to repurchase 574,869 shares of Class A
      common stock........................................                  (16,330 )
    Retained earnings.....................................     282,091      233,711
    Unrealized gain (loss) on marketable securities held
      for sale, net.......................................      (8,421 )      1,950
                                                            -----------  -----------
        Total stockholders' equity........................     364,976      285,527
                                                            -----------  -----------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $1,211,880   $1,213,711
                                                            -----------  -----------
                                                            -----------  -----------

          See accompanying notes to consolidated financial statements

              HEALTH SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   YEAR ENDED DECEMBER 31
                                                                          ----------------------------------------
                                                                              1996          1995          1994
                                                                          ------------  ------------  ------------
Revenues:
  Premium revenue.......................................................  $  3,134,014  $  2,692,335  $  2,290,601
  ASO and other.........................................................        70,142        39,717        15,561
                                                                          ------------  ------------  ------------
      Total revenues....................................................     3,204,156     2,732,052     2,306,162
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Operating expenses:
  Health care expenses:
    Physician...........................................................     1,195,148     1,053,630       911,476
    Hospital............................................................     1,079,837       883,100       742,248
    Pharmacy and other..................................................       336,542       243,547       184,511
                                                                          ------------  ------------  ------------
      Total health care expenses........................................     2,611,527     2,180,277     1,838,235
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
  Marketing, general and administrative.................................       326,401       302,870       266,764
  Depreciation and amortization.........................................        52,626        48,140        39,692
  ASO and other.........................................................        58,447        37,453        15,623
  Restructuring and other charges.......................................        44,108
  Merger-related costs..................................................                      20,164           672
                                                                          ------------  ------------  ------------
      Total operating expenses..........................................     3,093,109     2,588,904     2,160,986
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Operating income........................................................       111,047       143,148       145,176
Investment income.......................................................        38,702        33,170        20,143
Interest expense........................................................       (24,539)      (19,675)      (14,551)
                                                                          ------------  ------------  ------------
Income before income taxes and minority interest........................       125,210       156,643       150,768
Income taxes............................................................        51,720        67,307        62,759
Minority interest in loss of subsidiary.................................           102           256            66
                                                                          ------------  ------------  ------------
NET INCOME..............................................................  $     73,592  $     89,592  $     88,075
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Earnings per share:
  PRIMARY AND FULLY DILUTED.............................................  $       1.52  $       1.83  $       1.77
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Weighted average common shares outstanding:
  PRIMARY...............................................................        48,332        48,831        49,691
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
  FULLY DILUTED.........................................................        48,338        48,883        49,792
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

          See accompanying notes to consolidated financial statements

              HEALTH SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    YEAR ENDED DECEMBER 31
                                                                             -------------------------------------
                                                                                1996         1995         1994
                                                                             -----------  -----------  -----------
OPERATING ACTIVITIES
  Net income...............................................................  $    73,592  $    89,592  $    88,075
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization..........................................       52,626       48,140       39,692
    Write-down of fixed assets.............................................       14,963
    Deferred income taxes..................................................       (2,207)       7,585           70
  Changes in operating assets and liabilities:
    Premiums receivable and unearned subscriber premiums...................        1,517       25,582        1,946
    Prepaid expenses and other assets......................................      (42,476)     (18,523)      (7,967)
    Estimated claims payable, shared risk and other settlements............      (72,242)     (30,000)      31,856
    Accounts payable and accrued liabilities...............................       (5,798)     (20,833)         308
    Federal and state income taxes payable.................................          357       10,082        6,781
                                                                             -----------  -----------  -----------
      Net cash provided by operating activities............................       20,332      111,625      160,761
INVESTING ACTIVITIES
Sale or redemption of marketable securities held for sale..................      224,199      249,506      295,943
Purchases of marketable securities held for sale...........................     (254,373)    (328,957)    (235,043)
Purchases of property and equipment, net...................................      (37,619)     (35,647)     (28,883)
Acquisition of subsidiaries, net of cash acquired..........................       (4,113)    (139,462)        (795)
Investment in other companies..............................................       (4,146)     (21,949)
Other......................................................................        1,205       (5,798)
                                                                             -----------  -----------  -----------
Net cash provided (used) by investing activities...........................      (74,847)    (282,307)      31,222
FINANCING ACTIVITIES
Purchase of treasury stock.................................................     (105,419)     (24,418)     (18,940)
Proceeds from sale of stock................................................       95,831
Advances to repurchase shares of Class A common stock......................                   (16,330)
Proceeds from exercise of stock options and employee stock plan
  purchases................................................................       17,483        4,524        4,686
Borrowings.................................................................        9,000      310,000
Repayment of debt and other non-current liabilities........................         (826)    (145,039)     (60,011)
                                                                             -----------  -----------  -----------
Net cash provided (used) by financing activities...........................       16,069      128,737      (74,265)
Increase (decrease) in cash and equivalents................................      (38,446)     (41,945)     117,718
Cash and equivalents, beginning of period..................................      225,932      267,877      150,159
                                                                             -----------  -----------  -----------
CASH AND EQUIVALENTS, END OF PERIOD........................................  $   187,486  $   225,932  $   267,877
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

          See accompanying notes to consolidated financial statements

              HEALTH SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

       SUPPLEMENTAL SCHEDULE TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                       YEAR ENDED DECEMBER 31
                                                                                  --------------------------------
                                                                                    1996        1995       1994
                                                                                  ---------  ----------  ---------
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
  Income taxes..................................................................  $  51,191  $   39,600  $  53,335
  Interest......................................................................     24,272      19,472     14,462
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Issuance of notes and assumption of liabilities as consideration in acquisition
  of GHH........................................................................  $          $   28,200  $
Profit sharing plan shares issued...............................................     (4,558)
DETAILS OF BUSINESSES ACQUIRED IN PURCHASE TRANSACTIONS
Fair value of assets acquired...................................................  $   4,634  $  287,403  $   5,084
Less liabilities assumed........................................................        518     105,787      3,972
                                                                                  ---------  ----------  ---------
Cash paid for acquisitions......................................................      4,116     181,616      1,112
Cash acquired in acquisitions...................................................          3      42,154        317
                                                                                  ---------  ----------  ---------
      NET CASH PAID IN ACQUISITIONS.............................................  $   4,113  $  139,462  $     795
                                                                                  ---------  ----------  ---------
                                                                                  ---------  ----------  ---------

          See accompanying notes to consolidated financial statements

              HEALTH SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                              COMMON STOCK
                           --------------------------------------------------
                                   CLASS A                   CLASS B           ADDITIONAL       TREASURY STOCK       ADVANCES TO
                           ------------------------  ------------------------    PAID-IN    ----------------------    REPURCHASE
                             SHARES       AMOUNT       SHARES       AMOUNT       CAPITAL      SHARES      AMOUNT    TREASURY STOCK
                           -----------  -----------  -----------  -----------  -----------  -----------  ---------  --------------
Balance at January 1,
  1994...................      23,007    $      23       25,684    $      26    $  64,488
  Exercise of stock
    options, including
    related tax
    benefit..............         401            1                                  5,298
  Employee stock purchase
    plan.................          54                                                 902
  Purchase of treasury
    stock................                                                                         (655)  $ (18,940)
  Unrealized loss on
    marketable securities
    held for sale, net...
    Net income
                           -----------         ---   -----------         ---   -----------  -----------  ---------  --------------
Balance at December 31,
  1994...................      23,462           24       25,684           26       70,688         (655)    (18,940)
  Exercise of stock
    options, including
    related tax
    benefit..............         629            1                                  5,234
  Employee stock purchase
    plan.................          48                                               1,071
  Purchase of treasury
    stock................                                                                         (841)    (24,418)
  Retirement of treasury
    stock................      (1,496)          (2)                               (10,846)       1,496      43,358
  Advance to repurchase
    Class A shares.......                                                                                             $  (16,330)
  Unrealized gain on
    marketable securities
    held for sale........
    Net income...........
                           -----------         ---   -----------         ---   -----------  -----------  ---------  --------------
Balance at December 31,
  1995...................      22,643           23       25,684           26       66,147                                (16,330)
  Exercise of stock
    options, including
    related tax
    benefit..............         766            1                                 20,053
  Employee stock purchase
    plan.................          52                                               1,204
  Employee profit sharing
    plan.................         166                                               4,558
  Sale of Common stock...       9,581           10       (6,386)          (7)      95,828
  Purchase of treasury
    stock................                                                                       (4,072)   (105,419)
  Retirement of treasury
    stock................        (878)          (2)                                  (704)         878       9,588        16,330
  Unrealized gain on
    marketable securities
    held for sale........
    Net income...........
                           -----------         ---   -----------         ---   -----------  -----------  ---------  --------------
Balance at December 31,
  1996...................      32,330    $      32       19,298    $      19    $ 187,086       (3,194)  $ (85,831)   $   --
                           -----------         ---   -----------         ---   -----------  -----------  ---------  --------------
                           -----------         ---   -----------         ---   -----------  -----------  ---------  --------------


                                         UNREALIZED
                                         GAIN (LOSS)
                                        ON MARKETABLE
                            RETAINED     SECURITIES
                            EARNINGS    HELD FOR SALE    TOTAL
                           -----------  -------------  ---------
Balance at January 1,
  1994...................   $  88,554     $   1,261    $ 154,352
  Exercise of stock
    options, including
    related tax
    benefit..............                                  5,299
  Employee stock purchase
    plan.................                                    902
  Purchase of treasury
    stock................                                (18,940)
  Unrealized loss on
    marketable securities
    held for sale, net...                    (6,083)      (6,083)
    Net income                 88,075                     88,075
                           -----------  -------------  ---------
Balance at December 31,
  1994...................     176,629        (4,822)     223,605
  Exercise of stock
    options, including
    related tax
    benefit..............                                  5,235
  Employee stock purchase
    plan.................                                  1,071
  Purchase of treasury
    stock................                                (24,418)
  Retirement of treasury
    stock................     (32,510)
  Advance to repurchase
    Class A shares.......                                (16,330)
  Unrealized gain on
    marketable securities
    held for sale........                     6,772        6,772
    Net income...........      89,592                     89,592
                           -----------  -------------  ---------
Balance at December 31,
  1995...................     233,711         1,950      285,527
  Exercise of stock
    options, including
    related tax
    benefit..............                                 20,054
  Employee stock purchase
    plan.................                                  1,204
  Employee profit sharing
    plan.................                                  4,558
  Sale of Common stock...                                 95,831
  Purchase of treasury
    stock................                               (105,419)
  Retirement of treasury
    stock................     (25,212)
  Unrealized gain on
    marketable securities
    held for sale........                   (10,371)     (10,371)
    Net income...........      73,592                     73,592
                           -----------  -------------  ---------
Balance at December 31,
  1996...................   $ 282,091     $  (8,421)   $ 364,976
                           -----------  -------------  ---------
                           -----------  -------------  ---------

          See accompanying notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND BASIS OF PRESENTATION

    These consolidated financial statements present the accounts of Health Systems International, Inc. and its wholly and majority-owned subsidiaries, including Health Net, QualMed, Inc. ("QualMed"), HN Reinsurance Limited ("HNR"), M.D. Enterprises of Connecticut, Inc. ("MDEC") and HSI Eastern Holdings, Inc. (collectively, the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

    NATURE OF OPERATIONS

    The Company provides a wide range of managed health care services through Health Net, a California health maintenance organization ("HMO"), QualMed, the parent company of a system of HMOs with operations in various Western states and through certain Northeast subsidiaries. In March 1995, the Company acquired MDEC, the parent company of M.D. Health Plan, Inc., an HMO operating in Connecticut ("M.D. Health Plan"), and in December 1995 the Company acquired G.H. Holding Corporation (now named HSI Eastern Holdings, Inc.) ("GHH") the parent company of Greater Atlantic Health Service, Inc. ("Greater Atlantic," now named QualMed Plans for Health, Inc.), an HMO operating in Pennsylvania and New Jersey. The Company also owns a preferred provider organization ("PPO") network with operations in 48 states and the District of Columbia and two health and life insurance companies with licenses to sell insurance in 33 states and the District of Columbia.

    In California, the Company generally provides services to its members by contract with participating medical groups on a capitated or fixed fee per member per month ("PMPM") basis. Outside of California, the Company generally provides services to its members through contracts with individual physicians and groups of physicians on a discounted fee-for-service basis and in certain areas through capitation arrangements with physician groups.

    HSI COMBINATION

    On January 28, 1994, the Company, successor by name change to HN Management Holdings, Inc. ("HNMH") (which was formed in 1990 for the purpose of acquiring Health Net) and QualMed completed a merger (the "HSI Combination"). In the HSI Combination, QualMed stockholders received one share of the Company's Class A Common Stock for each share of QualMed common stock and, at the same time, previously outstanding HNMH shares (both Class A voting and Class B nonvoting) were split in a ratio of 3.3618 shares of the Company's Common Stock for each previously existing share of HNMH stock. The HSI Combination was accounted for as a pooling-of-interests.

    TERMINATED WELLPOINT AND BLUE CROSS OF CALIFORNIA BUSINESS COMBINATION

    On March 31, 1995, the Company, WellPoint Health Networks Inc. and Blue Cross of California entered into a merger agreement which provided for, among other things, the business combination of the Company, WellPoint and certain commercial operations of Blue Cross of California. On December 28, 1995, the Company, WellPoint and Blue Cross of California announced that they had entered into an agreement that terminated the merger agreement. In connection with the terminated merger agreement, the Company incurred merger-related costs totaling approximately $20.2 million in 1995. Such costs include legal, accounting and consulting fees, as well as severance related costs of $12.2 million resulting from agreements with certain key executives in contemplation of the proposed merger.

    HEALTH NET CONVERSION

    On February 6, 1992, Health Net received approval from the California Department of Corporations ("DOC") for its conversion from nonprofit to for-profit status (the "Conversion"). Under the terms of the Conversion as approved by the DOC, on February 7, 1992, ownership of Health Net was transferred to the Company, and Health Net contributed $300 million to a qualifying independent charitable organization, The California Wellness Foundation (the "Foundation"). In addition, the Foundation received 7,640,000 (25,684,152 after giving effect to the 3.3618:1 stock split) shares of Class B nonvoting common stock of the Company. The Foundation was established by Health Net to provide public awareness and educational programs to promote healthy lifestyles, and other health-related programs. The contribution by Health Net in connection with the Conversion included $75 million in cash and $225 million in notes payable to the Foundation. The Conversion was accounted for under the purchase method of accounting and the excess of the Conversion price over the fair value of net assets acquired was recorded as goodwill. During 1995, the Company eliminated approximately $33.0 million of associated goodwill (See Note
8).

    STATUTORY ACCOUNTING PRACTICES

    All of the Company's health plans as well as its insurance subsidiaries are required to periodically file financial statements with regulatory agencies in accordance with statutory accounting and reporting practices. Under the California Knox-Keene Health Care Service Plan Act, Health Net must comply with certain minimum capital or tangible net equity ("TNE") requirements. The Company's non-California health plans, as well as its health and life insurance companies, must comply with their respective state's minimum regulatory net worth requirements generally under the regulation of the respective state's department of insurance.

    The long-term portion of Health Net's debt to the Foundation, as discussed in Note 5, is subordinated to Health Net satisfying its TNE requirements. Dividends and loans by Health Net are restricted to the extent that the payment of such would reduce its TNE below the minimum requirement. As of December 31, 1996 and 1995, all of the Company's health plans exceeded their respective minimum TNE requirements. On a cumulative basis, the regulatory net worth of the Company's health plans exceeded the minimum aggregate requirement by approximately $223 million and $172 million at December 31, 1996 and 1995, respectively.

    REVENUE RECOGNITION AND HEALTH CARE EXPENSES

    Each of the Company's individual HMOs generally provide health care to their members for a prepaid monthly fee. Premiums for members are recognized as revenue in the month in which the members are entitled to service. Premiums collected in advance are deferred and recorded as unearned subscriber premiums.

    The cost of health care services is recognized in the period in which it is provided and includes an estimate of the cost of services which have been incurred but not yet reported. Such costs include payments to primary care physicians, specialists, hospitals, out-patient care facilities and the costs associated with managing the extent of such care. The estimate for accrued health care costs is based on actuarial projections of hospital and other costs using historical studies of claims paid. Estimates are continually monitored and reviewed and, as settlements are made or estimates adjusted, differences are reflected in current operations.

    CAPITATION AND SHARED-RISK ARRANGEMENTS

    The Company generally contracts in California with various medical groups to provide professional care to certain of its members on a capitation or fixed fee PMPM. Capitation contracts generally include provisions for stop-loss and non-capitated services for which the Company is liable. Professional capitated contracts also generally contain provisions for shared risk, whereby the Company and the medical groups share in the variance between actual hospital costs and predetermined goals. Additionally, the Company contracts with certain hospitals to provide hospital care to enrolled members on a capitated basis.

    CASH AND EQUIVALENTS

    Cash equivalents include all highly liquid investments with a maturity of three months or less when purchased.

    The Company and its consolidated subsidiaries are required to set aside certain funds for restricted purposes. As of December 31, 1996 and 1995, balances of $0.7 million and $2.0 million, respectively, which are held in financial depository accounts, are restricted as to use.

    MARKETABLE SECURITIES

    The Company accounts for investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities" and has determined that all marketable securities (which are primarily comprised of debt securities) held as of December 31, 1996 and 1995 are held for sale. Accordingly, such securities are carried at fair value determined using quoted market prices, and unrealized gains or losses, net of applicable income taxes, are recorded in stockholders' equity. The Company has also determined that such marketable securities are available for use in current operations and, accordingly, has classified such securities as current assets without regard to the securities' contractual maturity dates.

    The cost of marketable securities sold is determined in accordance with the specific identification method and realized gains and losses are included in investment income.

    The Company and its consolidated subsidiaries are required to set aside funds for the protection of their plan members in accordance with the laws of the various states in which they operate. Such restricted funds totaled $5.2 million and $9.3 million at December 31, 1996 and 1995, respectively, and are held in U.S. Treasury bills and certificates of deposit with commercial banks. These investments are included in marketable securities held for sale. Interest earned on such investments accrues to the Company and its consolidated subsidiaries and is not restricted as to use. In addition, $20.3 million of securities are restricted in connection with a debt agreement at December 31, 1996 and 1995. (See Note 5).

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets or the lease term, whichever is less. Lives of the assets range from three to 40 years.

    SOFTWARE DEVELOPMENT AND SYSTEM CONVERSION COSTS

    With respect to internal costs incurred in the development of computer software, the Company expenses such costs in the period they are incurred. External costs incurred in the development of computer software are capitalized. In addition, certain internal systems conversion costs are capitalized. The Company capitalized approximately $8.3 million and $12.7 million of computer software development and systems conversion costs in 1996 and 1995, respectively. Such capitalized costs are amortized using the straight-line method over the remaining estimated economic life of the product or system. Amortization expense amounted to $4.6 million, $2.2 million and $.6 million in 1996, 1995 and 1994 respectively.

    LONG-LIVED ASSETS

    The Company accounts for certain long-lived assets, identifiable intangibles, and goodwill in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The standard requires long lived assets awaiting disposition or with impaired service potential to be valued at the lower of cost or undiscounted expected cash flows attributable to the assets.

    Goodwill and other intangible assets have resulted from the Conversion, as well as acquisitions which have been accounted for under the purchase method. Other intangible assets consist of the value of employer group contracts and provider networks. The Company routinely evaluates the recoverability of goodwill and other intangible assets based on estimated future cash flows.

    Intangible assets consisted of the following at December 31, 1996 (in thousands):

                                                                            BALANCE AT
                                                             ACCUMULATED   DECEMBER 31    AMORTIZATION
                                                    COST     AMORTIZATION      1996          PERIOD
                                                 ----------  ------------  ------------  --------------
Goodwill.......................................  $  296,053   $   34,718    $  261,335      27-35 years
Provider network...............................      19,125        2,024        17,101       5-20 years
Employer group contracts.......................      94,951       45,719        49,232         11 years
Other..........................................       6,261        5,210         1,051       4-15 years
                                                 ----------  ------------  ------------
                                                 $  416,390   $   87,671    $  328,719
                                                 ----------  ------------  ------------
                                                 ----------  ------------  ------------

    Intangible assets consisted of the following at December 31, 1995 (in thousands):

                                                                            BALANCE AT
                                                             ACCUMULATED   DECEMBER 31    AMORTIZATION
                                                    COST     AMORTIZATION      1995          PERIOD
                                                 ----------  ------------  ------------  --------------
Goodwill.......................................  $  279,815   $   25,041    $  254,774      27-35 years
Provider network...............................      19,125        1,068        18,057       5-20 years
Employer group contracts.......................      94,951       37,354        57,597         11 years
Other..........................................       6,261          324         5,937       4-15 years
                                                 ----------  ------------  ------------
                                                 $  400,152   $   63,787    $  336,365
                                                 ----------  ------------  ------------
                                                 ----------  ------------  ------------

    CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of marketable securities as described in Note 2, cash equivalents and premiums receivable. All cash equivalents and investments are managed within established guidelines which limit the amounts which may be invested with one issuer. Concentrations of credit risk with respect to premiums receivable are limited due to the large number of payers comprising the Company's customer base. The Company's ten largest employer groups accounted for 37.4% and 23.9% of receivables and 21.4% and 24.8% of premium revenue as of December 31, 1996 and 1995, respectively, and for the years then ended. In addition, the

Company has a receivable in the amount of $22.1 million from the State of Connecticut that represents claims paid by the Company and reimbursable by the State of Connecticut pursuant to a previous ASO arrangement. Such receivable is included in other assets.

    INCOME TAXES

    Deferred income taxes reflect the net effects of temporary differences between the carrying values of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The differences result in taxable or deductible amounts for income tax purposes when the reported amount of the asset or liability in the financial statements is recovered or settled, respectively. The Company has recorded a deferred tax asset of $29.3 million as of December 31, 1996. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized.

    EARNINGS PER SHARE

    Earnings per share is calculated based on the weighted average shares of common stock and common stock equivalents outstanding during the periods presented. Common stock equivalents arising from dilutive stock options are computed using the treasury stock method.

    In February 1997, the Financial Accounting Standards Board issued SFAS 128, "Earnings Per Share" effective for periods ending after December 15, 1997, including interim periods; earlier adoption is not permitted. This statement requires restatement of all prior period earnings per share ("EPS") data presented. The statement establishes standards for computing and presenting EPS.

    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company estimates the fair value of financial instruments in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts of cash equivalents, marketable securities held for sale and notes payable approximate their carrying amounts in the financial statements and have been determined by the Company using available market information and appropriate valuation methodologies. The carrying amount of cash equivalents approximate fair value due to the short maturity of those instruments. The fair values of marketable securities are estimated based on quoted market prices and dealer quotes for similar investments. The fair value of notes payable is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. Considerable judgment is required to develop estimates of fair value. Accordingly, the estimates are not necessarily indicative of the amounts the Company could have realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

    The fair value estimates are based on pertinent information available to management as of December 31, 1996 and 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly.

    STOCK-BASED COMPENSATION

    During 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which encourages but does not require companies to record stock-based compensation cost at fair value. The Company has chosen to continue accounting for stock-based compensation under the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value method, compensation cost for stock options is measured at the date of grant as the excess, if any, of the quoted market price of the Company's stock over the exercise price of the option. See Note 10, Stock Option and Employee Stock Purchase Plans.

2.  MARKETABLE SECURITIES HELD FOR SALE

    The following is a summary of marketable securities held for sale as of December 31, 1996 (in thousands):

                                                                         GROSS         GROSS
                                                                      UNREALIZED    UNREALIZED   ESTIMATED
                                                            COST         GAINS        LOSSES     FAIR VALUE
                                                         ----------  -------------  -----------  ----------
U.S. Government securities.............................  $   66,159    $      45     $    (426)  $   65,778
Asset-backed securities................................     187,059          487          (972)     186,574
Debt securities........................................      88,576          355        (1,113)      87,818
Securities held by depository..........................      25,019                                  25,019
Other..................................................      48,654           18       (11,733)      36,939
                                                         ----------        -----    -----------  ----------
                                                         $  415,467    $     905     $ (14,244)  $  402,128
                                                         ----------        -----    -----------  ----------
                                                         ----------        -----    -----------  ----------

    Included in other securities is the Company's investment in Medaphis Corporation. At December 31, 1996, the unrealized loss on such investment was $11.6 million. See Note 3.

    During the year ended December 31, 1996, marketable securities held for sale with a fair value at the date of sale of $224.2 million were sold. The gross realized gains on such sales totaled $2.4 million, and the gross realized losses totaled $270,000.

    The following is a summary of marketable securities held for sale as of December 31, 1995 (in thousands):

                                                                        GROSS        GROSS
                                                                     UNREALIZED   UNREALIZED   ESTIMATED
                                                            COST        GAINS       LOSSES     FAIR VALUE
                                                         ----------  -----------  -----------  ----------
U.S. Government securities.............................  $   99,640   $     445    $    (136)  $   99,949
Asset-backed securities................................     146,363       2,194         (214)     148,343
Debt securities........................................      60,093         940         (250)      60,783
Securities held by depository..........................      28,040                      (83)      27,957
Other..................................................      29,042         640          (85)      29,597
                                                         ----------  -----------  -----------  ----------
                                                         $  363,178   $   4,219    $    (768)  $  366,629
                                                         ----------  -----------  -----------  ----------
                                                         ----------  -----------  -----------  ----------

    During the year ended December 31, 1995, marketable securities held for sale with a fair value at the date of sale of $249.5 million were sold. The gross realized gains on such sales totaled $618,000, and the gross realized losses totaled $38,000.

    The amortized cost and estimated fair value of marketable securities at December 31, 1996 by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties. Asset-backed securities do not have single maturity dates.

                                                                                              ESTIMATED
                                                                                     COST     FAIR VALUE
                                                                                  ----------  ----------
Available for sale:
  Due in one year or less.......................................................  $  113,078  $  112,375
  Due after one year through five years.........................................      69,140      68,693
  Due after five years through ten years........................................      17,613      17,490
  Due after ten years...........................................................         648         654
                                                                                  ----------  ----------
                                                                                     200,479     199,212
Asset-backed securities.........................................................     187,059     186,574
Equity securities...............................................................      27,929      16,342
                                                                                  ----------  ----------
                                                                                  $  415,467  $  402,128
                                                                                  ----------  ----------
                                                                                  ----------  ----------

3.  ACQUISITIONS

    The following summarizes acquisitions and strategic investments by HSI for the three years ended December 31, 1996:

    GHH--On December 1, 1995, the Company acquired the outstanding stock of GHH and certain of its for-profit subsidiaries, including Greater Atlantic, an HMO operating in Pennsylvania and New Jersey, for $114 million in cash and notes (the "GHH Transaction"). In connection with the GHH Transaction, the Company also paid an aggregate of $12.5 million to certain affiliated hospitals of Graduate Health System, Inc. ("GHS"), GHH's previous parent company, in return for the extension of term and other amendments to such hospitals' provider contracts with Greater Atlantic. In addition, pursuant to the GHH Transaction, the Company established a hospital management company to manage GHS's Philadelphia-area hospitals pursuant to hospital management agreement and acquired certain other healthcare services businesses that provide services primarily to the hospitals in the GHS system. The acquisition has been accounted using purchase accounting and the excess of the purchase price over the fair value of assets acquired in the amount of $88.4 million was recorded as goodwill. In the fourth quarter of 1996, the Company sold certain of the healthcare services businesses for $2 million in cash and recorded revenue of $3 million in connection with the termination of the hospital management agreement. No gain or loss was recognized on the sale of such businesses because the Company's investment in such companies approximated the sales price.

    CARE MANAGEMENT SCIENCES CORPORATION--On September 6, 1996, the Company purchased shares of preferred stock of Care Management Sciences Corporation ("CMS") for an aggregate purchase price of $4.1 million, which, together with the shares of CMS preferred stock purchased by the Company in 1995 for $2 million, represent approximately 43.9% of the outstanding capital of CMS. In connection with its 1995 and 1996 purchases, the Company was issued warrants to purchase additional shares of CMS preferred stock at the same per share purchase price of such purchases, which warrants, if fully exercised, would increase the Company's ownership in CMS to 56.42%. In addition, the Company (as part of the stock acquisition in 1996) has provided CMS with line of credit in the amount of $2,684,675, which is in addition to a previously granted $1 million line of credit, under which CMS has borrowed $1 million. CMS develops, licenses and supports proprietary software related to the health care industry. The Company has accounted for its investment in CMS using the cost method and such investment is included in other assets.

    HDS--On June 30, 1995, the Company acquired shares of preferred stock of Health Data Sciences Corporation ("HDS"), representing a minority equity interest in HDS, for an aggregate purchase price of approximately $15.6 million. In addition, the Company entered into certain software licensing and development agreements with HDS. HDS develops, licenses and supports proprietary software and technology related to health care information management systems. On November 13, 1995 and December 29, 1995, the Company acquired additional shares of preferred stock of HDS for an aggregate purchase price of approximately $6.3 million.

    In July 1996, HDS was acquired by Medaphis Corporation ("Medaphis") and the Company's preferred stock in HDS was converted into 976,771 shares of Medaphis common stock. Since the acquisition of HDS by Medaphis the value of Medaphis common stock has substantially declined, and the Company has therefore recorded an unrealized loss of $11.6 million related to its investment in Medaphis common stock. In connection with the decline in value in November 1996, the Company filed a lawsuit against Medaphis claiming, among other things, that misleading financial performance information was given to the Company prior to the acquisition. The complaint seeks rescission of the transaction or damages in excess of $38.0 million. As of December 31, 1996, the litigation is ongoing.

    MDEC--On March 15, 1995, the Company acquired all of the outstanding stock of M.D. Enterprises of Connecticut, Inc. ("MDEC"), and its wholly-owned subsidiary, M.D. Health Plan, an HMO operating in Connecticut, for $95.4 million. In addition, the Company assumed certain contractual obligations related to MDEC stock appreciation rights equal in value to $5.1 million. The acquisition has been accounted using purchase accounting and the excess of the purchase price over the fair value of assets acquired totaling $97.1 million was recorded as goodwill in the amount of $89.1 million and employer group contracts in the amount of $8.0 million.

    QMPHP--In October 1994, the Company purchased 51% of the outstanding stock of QualMed Plans for Health of Pennsylvania, Inc. ("QMPHP"), a Pennsylvania managed health care provider, for $1.1 million in cash. HSI subsequently increased its ownership interest in QMPHP to 83% through additional capital contributions of approximately $6.5 million. The QMPHP acquisition resulted in $3 million of provider network intangible assets. QMPHP's accounts are consolidated with those of the Company, and the minority stockholders' interest in QMPHP's net assets and income (loss) is included in the Company's financial statements as minority interest. The Company is also in the process of purchasing 17,000 shares of preferred stock of QMPHP from its current holder for $1.7 million.

    ADVANTAGE HEALTH--On May 14, 1996, the Company announced that it had reached a definitive agreement with St. Francis Health System to acquire an 80% interest in Advantage Health, a managed health care company headquartered in Pittsburgh, Pennsylvania, for approximately $10 million in cash. The transaction is subject to approvals from regulatory authorities, and other customary conditions of closing.

    FIRST OPTION HEALTH PLAN. Pursuant to an amended purchase agreement, dated February 10, 1997, as amended, and effective on March 19, 1997 among the Company, FOHP, Inc., a New Jersey corporation ("FOHP") and First Option Health Plan of New Jersey, Inc., a New Jersey corporation ("FOHP-NJ"), the Company agreed to invest an initial amount of approximately $43 million in FOHP. FOHP is owned by physicians, hospitals and other health care providers and is the sole shareholder of FOHP-NJ, a managed health care company providing a full line of commercial products for businesses and individuals, along with Medicare, Medicaid and Workers' Compensation programs.

    At closing, the Company will purchase approximately $43 million worth of FOHP convertible subordinated debentures, a portion of which will reflect fees owed to the Company by FOHP pursuant to a management agreement to be entered into by the Company and FOHP. This portion of the $43 million initial investment (estimated to be approximately $1.5 million as of the closing) will immediately be converted into FOHP stock. The initial investment, and further amounts to be forwarded by the Company to FOHP prior to December 31, 1997 (such further amounts not to exceed $8.4 million), will be convertible into 71% of the outstanding equity of FOHP at the Company's discretion. The timing of payment for these contractual obligations may be subject to revision pursuant to required regulatory approvals. In 1999, the Company may effect either a cash offer for shares or a merger, business combination or consolidation transaction for the remaining shares of FOHP not owned by the Company.

4. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following at December 31, 1996 and 1995 (in thousands):

                                                       1996        1995
                                                    ----------  ----------
Furniture, equipment and software.................  $  173,653  $  170,342
Leasehold improvements............................      12,308      13,105
Land and building.................................       4,588       4,256
                                                    ----------  ----------
                                                       190,549     187,703
Less accumulated depreciation and amortization....     118,763     102,960
                                                    ----------  ----------
  Total property and equipment....................  $   71,786  $   84,743
                                                    ----------  ----------
                                                    ----------  ----------

5. NOTES PAYABLE

    WELLNESS NOTE

    In connection with the Conversion, Health Net issued two non-negotiable promissory notes to the Foundation in the aggregate original principal amount of $225 million. The notes, a $150 million original principal amount senior secured promissory note and a $75 million original principal amount subordinated secured promissory note, bore interest at 10.27% in years 1996 and 1995. The rate adjusts to 2.5% above the three-year treasury bill auction rate on the last business day before December 31, 1997, 2000, and 2003, but will not be less than 5%. Principal and interest is due in quarterly installments, currently based on a 25-year amortization schedule; in 1996, the amortization schedule is changed to 20 years, and in 1997, the amortization schedule is changed to 15 years. In addition, commencing in 1995, additional payments of principal becomes due to the extent that Health Net has an "Excess Cash Ratio," as defined, in any calendar year. Any remaining unpaid principal and interest is due on December 31, 2006. In January 1994, the Company made a discretionary $50 million prepayment to the Foundation on the subordinated secured promissory note. In April 1995, the Company paid down $135 million of the outstanding Foundation debt, leaving a remaining principal balance on the senior secured promissory note of $19.6 million. As of December 31, 1996, the remaining principal balance was $19.3 million. (See discussion of credit facility below).

    Health Net's performance under the note obligations has been guaranteed by the Company. In accordance with the provisions of the promissory notes described above, Health Net has provided the Foundation a security interest in the following collateral: premiums receivable, property and equipment and debt securities held by depository (Note 2). Health Net is required to maintain a minimum of funds in a depository sufficient to cover the total amount outstanding. These funds totaled $20.3 million and $20.3 million at December 31, 1996 and 1995, and were included in marketable securities held for sale. In addition, Health Net is required to make payments to a sinking fund, commencing in 2003, in order to provide funds for the unpaid principal balloon payment (plus any interest) due in 2006.

    The long-term portion of the principal and interest payments under these notes is subordinated to Health Net meeting its tangible net equity requirements under the Knox-Keene Health Care Service Plan Act.

    Based on the terms of the Conversion as approved by the DOC, Health Net may treat as a deemed principal payment with respect to the senior secured note payable to the Foundation any taxes, penalties or interest assessed with respect to the Conversion (whether resulting from the recently completed examination or otherwise) up to a maximum of $28 million. In March 1995, Health Net and the IRS entered into a settlement of all outstanding issues raised in the audit. The settlements paid were treated as a principal payment on the notes due to the Foundation. (See Note 8).

    CREDIT FACILITY

    On April 26, 1996, the Company replaced its five-year unsecured $400 million revolving credit facility obtained on April 12, 1995 with a $700 million revolving credit facility (the "Credit Facility") from a lending syndicate led by Bank of America. Under the new Credit Facility, the Company may incur permitted subordinated indebtedness in a maximum aggregate amount not to exceed $150 million which is available for acquisition purposes and to provide short-term financing to repurchase shares of stock. The Company may elect from various short-term interest rates based upon a spread above the LIBOR rate, or the greater of the bank's reference rate or the federal funds rate plus 1/2%. In addition, the Company may elect a "competitive bid auction" in which participating banks are offered an opportunity to bid alternative rates. The Credit Facility is for a term of five years from the date of execution, with two one year extension options. As of December 31, 1996, $319 million had been borrowed against the new $700 million Credit Facility.

    In 1995, the Company had used $310 million of the Credit Facility to fund the prepayment by Health Net of $135 million in debt to the Foundation, $100 million to fund the MDEC acquisition, and $75 million to fund the purchase of GHH. As of December 31, 1996, the Company had used an additional $9 million to repurchase treasury stock and fund certain acquisitions.

    OTHER NOTES PAYABLE

    The Company also has various other notes payable outstanding, both secured and unsecured, totaling $25.7 million and $26.8 million at December 31, 1996 and 1995, respectively. In connection with its acquisition of GHH in 1995, the Company issued a promissory note in the amount of $22.5 million to GHS. Such note bears interest at 7.95% and is payable in 2005.

    The weighted average annual interest rate on the Company's long-term debt was approximately 6.3%, 7.4%, and 8.0% for the years 1996, 1995, and 1994, respectively.

    The following table presents the principal payments due with respect to all of the above referenced notes for the five years ending December 31 (in thousands):

1997.........................................................  $    1,608
1998.........................................................         848
1999.........................................................         932
2000.........................................................       1,025
2001.........................................................         886
Thereafter...................................................     358,774
                                                               ----------
                                                                  364,073
Less: current portion........................................       1,608
                                                               ----------
Long-term portion............................................  $  362,465
                                                               ----------
                                                               ----------

6. OPERATING LEASES

    The Company leases administrative and medical office space under various operating leases. Certain medical office space is subleased to Participating Medical Groups doing business with the Company. Certain leases contain renewal options and rent escalation clauses. Future minimum lease commitments for noncancelable operating leases at December 31, 1996 are as follows (in thousands):

1997.........................................................  $   19,755
1998.........................................................      14,699
1999.........................................................      12,048
2000.........................................................      11,027
2001.........................................................      10,167
Thereafter...................................................       3,226
                                                               ----------
Total minimum lease commitments..............................  $   70,922
                                                               ----------
                                                               ----------

Rent expense totaled $18.6 million, $17.7 million and $13.8 million in 1996, 1995 and 1994, respectively.

7. EMPLOYEE BENEFIT PLANS

    RETIREMENT PLANS

    In 1995 the Company had five separate 401(k) retirement savings plans. All five of the 401(k) plans were consolidated into a single plan effective January 1, 1996. The plan is available to substantially all employees of certain subsidiaries age 21 or older who have completed various periods of continuous service. Non-highly compensated employees as defined by the Internal Revenue Code may defer up to a maximum of 15% of their annual compensation under the 401(k) plan, while highly compensated employees are limited to lesser maximums in compliance with discrimination tests. The Company made certain matching contributions to the plan in 1996.

    Effective April 30, 1994, the Company's defined benefit pension plan in effect at such time was amended to cease benefit accruals. The plan was subsequently terminated effective December 31, 1994. This freezing of the plan affects the comparability of net periodic pension cost and funded status with that of prior years. In 1994, the Company recorded a $3.1 million gain from the freeze. The plan covered substantially all Health Net employees. Benefits were based on years of service and the employee's compensation during the last five years of employment. The plan's assets consist of investments in a bank's pooled trust fund. Expenses under the 401(k) and defined benefit pension plans totaled $1.4 million in 1996, $1.3 million in 1995 and $2.9 million in 1994.

    The following table sets forth the plans' funded status and the amounts recognized in the Company's consolidated financial statements at December 31 (in thousands):

                                                      1996      1995
                                                    --------  --------
Actuarial present value of benefit obligations:
  Accumulated vested benefit obligation...........  $    946  $  6,988
  Projected benefit obligation....................  $    946  $  6,988
  Plan assets at fair value.......................     1,080     6,751
                                                    --------  --------
  Projected benefit obligation greater than/(less
    than) plan assets.............................      (134)      237
Unrecognized net loss.............................       (98)     (832)
Additional minimum liability                                       832
                                                    --------  --------
  Net pension liability/(prepaid cost)............  $   (232) $    237
                                                    --------  --------
                                                    --------  --------

    Net pension costs included the following components for the years ended December 31 (in thousands):

                                                     1996     1995      1994
                                                    -------  -------  ---------
Interest cost on projected benefit obligation.....  $   227  $   614  $     644
Actual return on plan assets......................     (209)    (749)       123
Net amortization and deferral.....................     (487)     644     (1,119)
                                                    -------  -------  ---------
  Total cost/(income).............................  $  (469) $   509  $    (352)
                                                    -------  -------  ---------
                                                    -------  -------  ---------

    The projected benefit obligation was determined using a discount rate of 5.25% for 1996 and 1995 and an assumed rate of compensation increase was not applicable in 1996 nor 1995. The net pension costs were determined using the aforementioned assumptions and an expected long-term rate of return on plan assets of 8% for each of the years 1996, 1995 and 1994.

    On December 15, 1992, the Company adopted a Supplemental Executive Retirement Plan (the "Prior SERP"). Certain key executives were eligible to participate in the Prior SERP. Under the provisions of the Prior SERP, these executives could elect to credit amounts to the Prior SERP in lieu of compensation. The annual amount so credited was equal to 50% of the premium that would be required to fund a premium variable life insurance policy. The Company then credited the executive's SERP account with the remaining 50% premium. Upon death, beneficiaries are entitled to receive the entire death benefit under the policy plus an additional 78.5% of policy benefits. At retirement or termination, the executive is entitled to the cash surrender value of the policy plus an additional 78.5% of such cash surrender value. The termination or retirement benefit must be paid to the executive in a lump sum. This Prior SERP was discontinued in December 1995.

    A new SERP program (the "Current SERP") was approved effective January 1, 1996. The new SERP plan ensures that executives who retire at age 62 or later and have worked for the Company or a predecessor organization for at least 15 years receive 50% of average pay (salary and bonus) when combined with Social Security and all other employer provided retirement benefits provided under current and prior programs including the accumulated value of company contributions to the Company's 401(k) plan (including the profit sharing component of such plan) for the account of such individuals, along with benefits accrued under the prior SERP frozen in 1995. Executives with less than 15 years of service at age 62 will receive a reduced benefit under this plan, and executives must accrue at least five years of service to receive a partial benefit. Those terminating with between 5 and 10 years of service are entitled to receive a partial benefit, and executives who terminate with 10 or more years of service will be 100% vested on earned benefits.

    The Company also has adopted the Health Net Board of Directors Retirement Plan. The plan covers all outside members of the Health Net Board of Directors retiring on or after age 65 for a duration not to exceed the period of service as a director.

    Expense under the SERP programs and Health Net Board of Directors Retirement Plan totaled $2.7 million in 1996, $1.8 million in 1995 and $2.5 million in 1994.

    POST-RETIREMENT HEALTH AND LIFE BENEFITS

    The Company sponsors a defined-benefit health care plan for its Health Net employees that provides post-retirement medical benefits to full-time employees and their eligible dependents for employees who have worked ten years and attained age 55. The Company pays 100% of the cost of medical, dental, prescription and vision benefits for those employees who retired on or before December 1, 1995; for employees retiring after December 1, 1995, the Company pays 25% of the cost of medical coverage for those employees with ten years of service, increasing 5% a year to 25 years or more of service, at which time 100% of the cost is borne by the Company. The health care plan includes certain cost-sharing features such as deductibles, coinsurance and maximum annual benefit amounts for certain benefits.

    The following table presents this plan's funded status and the amounts recognized in the Company's consolidated financial statements at December 31 (in thousands):

                                                      1996      1995
                                                    --------  --------
Accumulated post-retirement benefit obligations:
  Retirees........................................  $  2,345  $  1,251
  Active..........................................     1,822     2,800
                                                    --------  --------
                                                       4,167     4,051
Plan assets at fair value.........................     --        --
Accumulated benefit obligation in excess of plan
  assets..........................................     4,167     4,051
                                                    --------  --------
Unrecognized net gain from past experience
  different from that assumed and from changes in
  assumptions.....................................       753       328
                                                    --------  --------
Accrued post-retirement benefit cost at year
  end.............................................  $  4,920  $  4,379
                                                    --------  --------
                                                    --------  --------

    Net periodic post-retirement cost includes the following for the years ended December 31 (in thousands):

                                                      1996      1995      1994
                                                    --------  --------  --------
Service cost......................................  $    405  $    390  $    413
Interest cost.....................................       266       266       211
Net amortization and deferral.....................       (25)       (4)
                                                    --------  --------  --------
  Total cost......................................  $    646  $    656  $    620
                                                    --------  --------  --------
                                                    --------  --------  --------

    The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health-care cost-trend rate) is 7.75% for 1997, and is assumed to decrease gradually to 5.5% for 2007 and remain at that level thereafter. The health-care cost- trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost-trend rates by one percentage point in each year would increase the accumulated post-retirement benefit obligation as of December 31, 1996 by $650,000 and the aggregate of service and interest cost components of net periodic post-retirement benefit cost for the year then ended by $200,000. The weighted-average discount rate used in determining the accumulated post-retirement benefit obligation was 7.5% in 1996 and 1995 and 8.5% in 1994.

    The Company also sponsors a life insurance plan, funded entirely by the Company. The amount of coverage varies with the maximum amount of three times earnings not to exceed $500,000. The Company's policy is to fund the cost of benefits for the health care and life insurance plans in amounts determined at the discretion of management, after consultation with an independent actuary.

    EMPLOYEE STOCK PURCHASE PLAN

    In 1993 the Company's Board of Directors approved the Health Systems International Employee Stock Purchase Plan, effective February 15, 1993. See note 10, Stock-Based Compensation.

    PERFORMANCE-BASED ANNUAL BONUS PLAN

    The Company has a Performance-Based Annual Bonus Plan that qualifies under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Under the plan, if the Company meets certain financial and operating targets, certain executives subject to the limitations of Section 162(m) of the Code become eligible to receive annual cash bonuses based on a maximum pool of 2.5% of consolidated operating income and on the executives' salaries in relation to the pool. Amounts payable to such executives from such pool are subject to downward adjustment by the Company's Compensation and Stock Option Committee.

    MANAGEMENT BONUS PLAN

    The Company also has a Management Bonus Plan whereby certain executives become eligible to receive annual cash bonuses if the Company and such executives meet certain financial and operating targets.

8. COMMITMENTS AND CONTINGENCIES

    INCOME TAX EXAMINATIONS

    Health Net was under audit by the IRS during 1995 and 1994. The principal issue during the course of the audit was whether Health Net qualified as a tax-exempt entity for certain periods prior to the Conversion. In March 1995, Health Net and the IRS entered into a settlement of all outstanding issues raised in the audit. The settlement paid was treated as a payment on the notes due to the Foundation, in accordance with the terms of such notes. A deferred tax liability account was previously established by the Company to cover potential liabilities relating to the audit. As a result of this settlement, the deferred tax liability and associated goodwill of approximately $33.0 million have been eliminated.

    Health Net is currently under examination by the California Franchise Tax Board. Issues under examination include, among other issues, tax ramifications of the Conversion. Additionally, certain

QualMed plans are currently under examination by the Internal Revenue Service. Issues under examination include, among other issues, tax treatment of goodwill related to various acquisitions. Although it is not possible to predict with any certainty the outcome of these examinations, the Company's management believes, based on advice of legal counsel, that QualMed and Health Net have substantial bases for their positions on issues likely to arise during the course of the examinations. The ultimate resolution of these matters should not have a material adverse effect on the financial statements of the Company.

    LITIGATION

    In January 1995, two purported class action lawsuits were filed against the Company and the members of its Board of Directors alleging breach of fiduciary duties to the Company's public stockholders by refusing to seriously consider certain acquisition bids for the Company. Such lawsuits were dismissed without prejudice in April 1996.

    The Company is involved in various other legal proceedings, which are routine in its business. In the opinion of management, based upon current facts and circumstances known by the Company, the resolution of these matters should not have a material adverse effect on the financial position or results of operations of the Company.

9. TRANSACTIONS WITH RELATED PARTIES

    Three directors of the Company are partners of law firms which received legal fees totaling $1.0 million, $1.9 million and $1.5 million in 1996, 1995 and 1994, respectively. An officer of a contracted hospital is also a member of the Company's Board of Directors. Medical costs paid to the provider totaled $58.7 million, $55.3 million and $14.0 million in 1996, 1995 and 1994, respectively. Such contracted hospital is also an employer group of the Company. The Company received annual premium revenues of $3.4 million in 1996 and $3.0 million in 1995 and 1994. A director of the Company was an officer of an employer group until October 1994. In 1994, the Company received premium revenues of $17 million from the group. Certain stockholders and directors of the Company are officers of consulting firms which received approximately $1,250,000 in 1996 and $140,000 in 1995 and $70,000 in 1994 pursuant to consulting agreements to pay for certain consulting services provided to the Company.

    In 1995, the Company advanced an aggregate sum of approximately $16.3 million to three of its former executive officers and directors in connection with the future repurchase of shares of HSI Class A Common Stock held by such individuals. This repurchase agreement was entered into in connection with certain severance agreements between the Company and each such individual in connection with his or her termination of employment. Such advances were non-interest bearing and were secured by a pledge of shares of Class A Common Stock, which shares were ultimately repurchased by the Company in January 1996.

    During the first quarter of 1996, the Company repurchased 303,879 shares of its Class A Common Stock from certain current and former management employees of the Company and HN Management Holdings, Inc., a predecessor to the Company. The repurchased shares were held pursuant to the Amended and Restated Health Net Associate Trust Agreement dated as of May 1, 1994 on behalf of certain founding stockholders of the Company at the date of the conversion of Health Net to for-profit status. The repurchased shares, having an aggregate value of $9.6 million, were immediately canceled and netted against Class A Common Stock, Additional Paid-in-Capital, and Retained Earnings.

10. STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLANS

    The company has various outstanding stock option and stock purchase plans which cover certain employees, officers, and non-employee directors. Such plans have been adopted by the stockholders and options have been granted under such plans. The Company grants stock options at prices at or above the market value of the stock on the date of grant. The options generally carry a maximum term of 10 years and vest either ratably over 5 years or over the 3rd, 4th and 5th anniversaries of the date of grant. A summary of the plans in existence as of December 31, 1996 is as follows:

    1989 PLAN--In 1989, 2,210,000 shares of the Company's Class A Common Stock were authorized to be issued under future grants to officers, directors and certain employees of the Company pursuant to the 1989 Stock Option Plan.

    1991 PLAN--In 1991, 1,000,000 shares of the Company's Class A Common Stock were authorized to be issued under future grants to officers and employees of the Company pursuant to the 1991 Stock Option Plan. The authorized number of shares was subsequently increased to 5,000,000.

    NON-EMPLOYEE DIRECTOR PLAN--In 1991, 100,000 shares of the Company's Class A Common Stock were authorized to be issued under grants to non-employee directors of the Company pursuant to the Non-Employee Director Stock Option Plan. The authorized number of shares was subsequently increased to 300,000.

    EMPLOYEE STOCK PURCHASE PLAN--In 1993, 1,000,000 shares of the Company's Class A Common Stock were reserved for issuance under the Company's Employee Stock Purchase Plan. The plan provides employees of the Company with an opportunity to purchase stock through payroll deductions. Eligible employees may purchase up to $25,000 in fair market value annually of the Company's Common Stock at 85% of the lower of the market price on either the first or the last day of each offering period.

    Stock option activity and weighted average exercise prices for the years ended December 31, 1996, 1995, and 1994 is present below:

                                              1996                     1995                     1994
                                     -----------------------  -----------------------  -----------------------
                                                  EXERCISE                 EXERCISE                 EXERCISE
                                      OPTIONS       PRICE      OPTIONS       PRICE      OPTIONS       PRICE
                                     ----------  -----------  ----------  -----------  ----------  -----------
Outstanding at January 1...........   1,672,564   $   24.02    2,617,815   $   17.71    1,770,264   $    7.61
  Granted..........................   1,445,000       34.56       71,586       28.73    1,297,665       29.32
  Exercised........................    (790,200)      21.65     (915,637)       5.96     (401,114)       9.41
  Canceled.........................     (72,550)      32.49     (101,200)      28.16      (49,000)      18.16
                                     ----------               ----------               ----------
Outstanding at December 31.........   2,254,814   $   31.30    1,672,564   $   24.02    2,617,815   $   17.71
                                     ----------               ----------               ----------
                                     ----------               ----------               ----------
Exercisable at December 31.........   2,202,314                1,618,564                1,280,030
                                     ----------               ----------               ----------
                                     ----------               ----------               ----------

    During 1996 and 1995, 51,623 shares and 48,530 shares, respectively, were issued under the Employee Stock Purchase Plan at a weighted average issuance price of $23.30 and $22.07, respectively. The shares were issued at prices of $21.25 and $25.93 in 1996 and $20.93 and $23.06 in 1995.

    The weighted average fair value at date of grant for options granted during 1996 and 1995 was $9.78 and $8.49, respectively. The fair value of options granted during 1996 and 1995 were estimated using the Black-Scholes option-pricing model with the following weighted average assumptions: (i) risk-free interest rate of 6.26%; (ii) expected lives of 2.92 years; (iii) expected volatility of 38.4%; and (iv) no expected dividend yield.

    The following table summarizes the weighted average price and life information for significant option groups outstanding at December 31, 1996:

                                                         OPTIONS OUTSTANDING
                                              -----------------------------------------    OPTIONS EXERCISABLE
                  RANGE OF                                    REMAINING                  -----------------------
                  EXERCISE                      OPTIONS      CONTRACTUAL     EXERCISE     OPTIONS     EXERCISE
                   PRICES                     OUTSTANDING       LIFE           PRICE     EXERCISABLE    PRICE
--------------------------------------------  -----------  ---------------  -----------  ----------  -----------
11.63-14.88.................................     156,699           2.60          13.39      156,699       13.39
18.25-26.75.................................     200,365           6.49          23.53      165,365       22.85
27.75-31.91.................................     710,500           5.90          28.85      693,000       28.86
34.69-44.06.................................   1,187,250           9.00          36.43    1,187,250       36.43
                                              -----------                                ----------
11.63-44.06.................................   2,254,814           7.35          31.30    2,202,314       31.39
                                              -----------                                ----------
                                              -----------                                ----------

    No stock-based compensation cost was recognized for 1996 and 1995. Had the stock-based compensation cost been determined based on the fair value of options granted, net income would have decreased by $8.1 million and $381,000, respectively, and earnings per share would have decreased by $0.16 in 1996 and would have remained unchanged in 1995. As fair value criteria were not applied to awards prior to 1995, and additional awards in future years are anticipated, the effects on net income and earnings per share in this pro forma disclosure may not be indicative of future amounts.

11. INCOME TAXES

    Significant components of the Company's deferred tax liabilities and assets as of December 31 are as follows (in thousands):

                                                                            1996       1995
                                                                          ---------  ---------
Deferred tax liabilities:
  Tax over book amortization............................................  $          $     230
  Unrealized gain on marketable securities..............................      1,501
  Other.................................................................      2,130      2,454
                                                                          ---------  ---------
    Total deferred tax liabilities......................................      2,130      4,185
                                                                          ---------  ---------
Deferred tax assets:
  Unrealized loss on marketable securities..............................      4,918
  Estimated book reserves in excess of tax reserves.....................     13,581     12,925
  Other post-employment benefit obligations.............................      1,341      1,034
  Book over tax depreciation............................................      4,017      1,765
  Book over tax amortization............................................         32
  Accrued compensation..................................................      2,915      1,447
  State franchise tax...................................................      3,123      3,244
  Accrued merger related costs..........................................      2,986
  Deferred rent.........................................................        912      1,296
  Other.................................................................        637        348
                                                                          ---------  ---------
    Total deferred tax assets...........................................     31,476     25,045
                                                                          ---------  ---------
    Net deferred tax assets.............................................  $  29,346  $  20,860
                                                                          ---------  ---------
                                                                          ---------  ---------

    During the years ended December 31, 1996, 1995 and 1994, tax benefits totaling $3.9 million, $8.7 million and $1.5 million, respectively, were realized as a result of compensation recognized for tax purposes relating to the exercise of stock options and were recorded as an increase in additional paid-in capital.

    The Company has utilized pre-acquisition operating losses of subsidiaries acquired which could differ from amounts allowed by the tax authorities. Management believes it has adequately provided for any increases in taxes that might result from any reduction of the realization of net operating loss carryforwards.

    Significant components of the provision for income taxes are as follows for the three years ended December 31 (in thousands):

                                                                 1996       1995       1994
                                                               ---------  ---------  ---------
Current:
  Federal....................................................  $  44,013  $  39,273  $  49,641
  State......................................................     10,032     11,552     12,971
                                                               ---------  ---------  ---------
    Total current............................................     54,045     50,825     62,612
                                                               ---------  ---------  ---------
Deferred:
  Federal....................................................     (2,095)    12,596        (27)
  State......................................................       (230)     3,886        174
                                                               ---------  ---------  ---------
  Total deferred.............................................     (2,325)    16,482        147
                                                               ---------  ---------  ---------
                                                               $  51,720  $  67,307  $  62,759
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

Following is a reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense for the three years ended December 31 (in thousands):

                                                                 1996       1995       1994
                                                               ---------  ---------  ---------
Income taxes at the federal statutory rate...................  $  43,850  $  54,825  $  52,769
State income taxes, net of federal tax benefit...............      6,371     10,035      8,544
Merger-related expenses......................................        262
Goodwill amortization........................................      3,546      2,099
Other, net...................................................        348      1,184     (2,047)
                                                               ---------  ---------  ---------
                                                               $  51,720  $  67,307  $  62,759
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

12. COMMON STOCK

    The Company has two classes of Common Stock. The Company's Class B Common Stock has the same economic benefits as the Company's Class A Common Stock but is non-voting. Upon the sale or transfer of shares of Class B Common Stock by the Foundation to an unrelated third party, such shares automatically convert to Class A Common Stock. The Foundation is the only holder of record of the Company's Class B Common Stock.

    PUBLIC OFFERING

    On May 15, 1996, the Company completed a public offering in which the Company sold 3,194,374 shares of Class A Common Stock and the Foundation sold 6,386,510 shares of Class A Common Stock (constituting 6,386,510 shares of Class B Common Stock which automatically converted into shares of Class A Common Stock upon the sale) for a per share purchase price to the public of $30.00 (the "Offering"). The net proceeds received by the Company from the sale of the 3,194,374 shares of Class A

Common Stock were approximately $92.4 million after deducting underwriting discounts and commissions and estimated expenses of the Offering payable by the Company. The Company used its net proceeds from the Offering to repurchase 3,194,374 shares of Class A common Stock held pursuant to the Associate Trust Agreement from certain Class A Stockholders. The Company repurchased these shares of Class A Common Stock from the Class A Stockholders at $30.00 per share less transaction costs associated with the Offering, amounting to $1.08 per share. All of these 3,194,374 shares of Class A Common Stock repurchased are currently held in treasury. The Company did not receive any of the proceeds from the sale of shares of Class A Common Stock in the Offering by the Foundation.

    SHAREHOLDER RIGHTS PLAN

    On May 20, 1996, the Board of Directors of the Company declared a dividend distribution of one right (a "Right") for each outstanding share of the Company's Class A Common Stock and Class B Common Stock (collectively, the "Common Stock"), to stockholders of record at the close of business on July 31, 1996 (the "Record Date"). The Board of Directors of the Company also authorized the issuance of one Right for each share of Common Stock issued after the Record Date and prior to the earliest of the Distribution Date (as defined below), the redemption of the Rights, and the expiration of the Rights and in certain other circumstances Rights will attach to all Common Stock certificates representing shares then outstanding and no separate Rights Certificates will be distributed. The Rights will separate from the Common Stock in the event any person acquires 15% or more of the outstanding Class A Common Stock, the Board of Directors of the Company declares a holder of 10% or more of the outstanding Class A Common Stock to be an "Adverse Person," or any person commences a tender offer for 15% of the Class A Common Stock (each event causing a "Distribution Date").

    Except as set forth below and subject to adjustment as provided in the Rights Agreement, each Right entitles its registered holder, upon the occurrence of a Distribution Date, to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, at a price of $170.00 per one-thousandth share. However, in the event any person acquires 15% or more of the outstanding Class A Common Stock, or the Board of Directors of the Company declares a holder of 10% or more of the outstanding Class A Common Stock to be an "Adverse Person," the Rights (subject to certain exceptions contained in the Rights Agreement) will instead become exercisable for Class A Common Stock having a market value at such time equal to $340.00. The Rights are redeemable under certain circumstances at $.01 per Right and will expire, unless earlier redeemed, on July 31, 2006.

13. RESTRUCTURING AND OTHER CHARGES

    In the fourth quarter of 1996, the Company recorded $44.1 million, or $.53 per share, in restructuring and other charges. These charges included restructuring charges of $35.6 million, the components of which were: executive, workforce and facilities consolidation costs of approximately $11.9 million; software and hardware write-offs of approximately $15.0 million; and other components which aggregated approximately $8.7 million.

    In addition, the Company provided loss reserves totaling $8.5 million relating primarily to contracts with governmental employer groups in the Company's non-California markets. The Company expects to utilize these reserves over the remaining lives of these contracts, which expire at varying dates through 1999.

14. FOUNDATION MERGER

    On October 1, 1996 the Company and FH Acquisition Corp., a wholly owned subsidiary of the Company ("Merger Sub"), entered into a Agreement and Plan of Merger (the "Merger Agreement") with

FHC, whereby Merger Sub will merge (the "Merger") with and into FHC and FHC will survive as a wholly owned subsidiary of the Company. Pursuant to the Merger Agreement FHC stockholders will receive 1.3 shares of the Company's Class A Common Stock for every share of FHC common stock held. The shares of the Company's Class A Common Stock issued to FHC's stockholders in the Merger will constitute approximately 61% of the outstanding stock of the Company after the Merger, and the Company's current stockholders will hold approximately 39% of the outstanding stock of the Company after the Merger.

    Pursuant to the Merger Agreement, the Company will amend its Certificate of Incorporation to change the name of the Company to Foundation Health Systems, Inc. and to increase the number of authorized shares of the Company's Common Stock to 380,000,000 shares consisting of 350,000,000 shares of Class A Common Stock and 30,000,000 shares of Class B Common Stock. The transaction is structured to be a tax-free combination accounted for as a pooling of interests. The new company will operate on a calendar year for financial reporting purposes.

    On February 12, 1996, shareholders of the Company and FHC approved the Merger Agreement at separate special meetings. The transaction is anticipated to be completed in April 1997 subject to regulatory approvals and other customary conditions.

15. QUARTERLY INFORMATION (UNAUDITED)

    The following interim financial information presents the 1996 and 1995 results of operations on a quarterly basis (in thousands except per share data):

                                                                     1996 QUARTER ENDED
                                                     --------------------------------------------------
                                                      MARCH 31    JUNE 30    SEPTEMBER 30  DECEMBER 31
                                                     ----------  ----------  ------------  ------------
Revenues...........................................  $  801,349  $  797,959   $  802,818    $  802,030
Restructuring and other charges....................                                             44,108
Income (loss) from operations......................      42,508      39,660       43,084       (14,205)
Net income (loss)..................................      26,040      24,448       25,314        (2,210)
Earnings (loss) per share..........................        0.54        0.51         0.52         (0.05)


                                                                     1995 QUARTER ENDED
                                                     --------------------------------------------------
                                                      MARCH 31    JUNE 30    SEPTEMBER 30  DECEMBER 31
                                                     ----------  ----------  ------------  ------------
Revenues...........................................  $  627,497  $  660,712   $  702,882    $  740,961
Merger-related costs...............................       8,927       2,185        2,328         6,724
Income from operations.............................      29,173      39,036       38,955        35,984
Net income.........................................      18,911      22,966       24,284        23,431
Earnings per share.................................        0.38        0.47         0.50          0.48

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

    Not Applicable.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

DIRECTORS

    The Third Amended and Restated Certificate of Incorporation of the Company (the "Restated Certificate") provides that the Board of Directors shall consist of not less than three nor more than twenty members, the exact number to be determined in accordance with the Company's Third Amended and Restated By-Laws (the "By-Laws"). In accordance with the By-Laws, the number of members of the Board of Directors has currently been set at fourteen (14). The Restated Certificate provides for the Board of Directors to be divided into three classes, each class to serve for staggered three-year terms. Each class is to consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors.

    The following sets forth certain information with respect to the directors of the Company, which are divided by the class in which they serve. It should be noted that pursuant to the documents evidencing the FHC Merger, all directors other than Dr. Hasan and Messrs. Deukmejian, Bouchard, Farley and Greaves will resign effective upon consummation of the FHC Merger.

                                                                                                                   TERM TO
                NAME OF DIRECTOR                                PRINCIPAL OCCUPATION                    AGE        EXPIRE
------------------------------------------------  ------------------------------------------------      ---      -----------
CLASS I
  Charles T. Braden.............................  President, CBS Associates, Inc.                           53         1997
  Gov. George Deukmejian........................  Partner of Sidley & Austin                                68         1997
  Michael E. Gallagher..........................  General Partner of Shamrock Investments                   47         1997
  Robert L. Montgomery..........................  President and Chief Executive Officer of Alta             60         1997
                                                   Bates Health System
  J. Kevin Murphy...............................  Business Consultant                                       70         1997
CLASS II
  J. Thomas Bouchard............................  Senior Vice President, Human Resources of                 56         1998
                                                   International Business Machines Corporation
  Thomas T. Farley..............................  Senior Partner of Petersen, Fonda, Farley,                62         1998
                                                   Mattoon, Crockenberg and Garcia, P.C.
  Jay M. Gellert................................  President and Chief Operating Officer of the              43         1998
                                                   Company
  Douglas M. Mancino............................  Partner of McDermott, Will & Emery                        47         1998
CLASS III
  Malik M. Hasan, M.D...........................  Chairman of the Board of Directors, Treasurer             58         1999
                                                   and Chief Executive Officer of the Company
  Lawrence E. Austin, M.D.......................  Retired Northwest Vice President of Medical               62         1999
                                                   Affairs of the Company
  Dale T. Berkbigler, M.D.......................  Vice Chairman of the Board, Executive Vice                47         1999
                                                   President and Chief Medical Officer of the
                                                   Company
  Roger F. Greaves..............................  Previous Co-Chairman of the Board of Directors,           59         1999
                                                   Co-President and Co-Chief Executive Officer of
                                                   the Company
  Kenneth W. Kizer, M.D.........................  Health Care Consultant                                    45         1999

    Dr. Hasan became Chairman of the Board of Directors and Chief Executive Officer of the Company on March 31, 1995. Dr. Hasan also assumed the position of President of the Company on March 31, 1995, an office he held until June 1996. In addition, Dr. Hasan was elected Treasurer in November 1996. Dr. Hasan was the Co-Chairman, Co-President and Co-Chief Executive Officer of the Company from January 1994 (upon consummation of the HSI Combination) until March 31, 1995. Dr. Hasan has served as Chairman of the Board of Directors of QualMed since its formation in 1985. Dr. Hasan assumed the additional position of Chief Executive Officer of QualMed in June 1990. Effective March 2, 1991, Dr. Hasan also became President of QualMed, an office he held until February 1995. A board- certified neurologist in Pueblo, Colorado since June 1975, Dr. Hasan maintained a limited practice until July 1992. From 1980 to 1984, Dr. Hasan was a director of the Colorado Medical Society and Parkview Episcopal Medical Center. In 1989, he was appointed by the Governor of Colorado to the Colorado Health Data Commission, on which he continued to serve until 1993. Dr. Hasan served as a Clinical Assistant Professor of Neurology at the University of Colorado from 1976 until 1990 and has been a member of the London Royal College of Physicians since 1964.

    Dr. Austin became a director of the Company in January 1994 (upon consummation of the HSI Combination). Dr. Austin served as a director of QualMed from 1986 until February 1995 and served as Northwest Vice President of Medical Affairs of QualMed from July 1989 until May 1993. Dr. Austin was a founding principal, director and president of Pueblo Physicians, Inc. He served as Medical Director for the Pueblo HMO service area from December 1986 to June 1989. Dr. Austin was a practicing board-certified psychiatrist in Pueblo, Colorado from 1968 to 1989. Dr. Austin served as the Chief of Staff of Parkview Episcopal Hospital in Pueblo, Colorado and as a member of the Board of Parkview Episcopal Medical Center from 1978 to 1980.

    Dr. Berkbigler became Executive Vice President of Medical Affairs of the Company and a director of the Company in January 1994 (upon consummation of the HSI Combination). Dr. Berkbigler has been a director of QualMed since July 1987 and has served as the Executive Vice President of Medical Affairs of QualMed since July 1989. Dr. Berkbigler became President of QualMed in February 1995, an office he held until July 1996. He was appointed Vice Chairman of the Board, Executive Vice President and Chief Medical Officer of the Company in July 1996. Prior to 1986, Dr. Berkbigler served as the President of San Luis Valley Physicians Service Corporation, and from August 1986 to March 1991 held the position of San Luis Valley HMO Medical Director. He was promoted to QualMed Medical Director in April 1987, and assumed the title of Vice President of Medical Affairs of QualMed in January 1988. He also served as a member of the Board of Directors of St. Joseph Hospital, Del Norte, Colorado, from September 1983 through September 1989 and as its Chairman of the Board from October 1986 through September 1988. Dr. Berkbigler was a practicing internist in Del Norte, Colorado from 1979 until 1991.

    Mr. Bouchard became a director of the Company in January 1994 (upon consummation of the HSI Combination). Mr. Bouchard served as a director of QualMed from May 1991 until February 1995. Since October 1994, Mr. Bouchard has served as Senior Vice President, Human Resources of International Business Machines Corporation. From June 1989 until October 1994, Mr. Bouchard served as Senior Vice President & Chief Human Resources Officer of U.S. West, Inc., a diversified global communications company, and prior to that time he was Senior Vice President--Human Resources and Organization for United Technologies Corp. Mr. Bouchard has served on the Board of Directors of the Labor Policy Association since March 1991 and Nordstrom National Credit Bank since April 1991.

    Mr. Braden became a director of the Company in January 1994 (upon consummation of the HSI Combination). Mr. Braden was elected to the Health Net Board of Directors in September 1987. Mr. Braden is President of CBS Associates, Inc., a real estate advisory group. Prior to his association with CBS Associates, Inc., Mr. Braden provided business consulting services primarily to the real estate and financial industries. Mr. Braden served as Executive Vice President at Fidelity Federal Savings and Loan from 1977 to 1991.

    Mr. Deukmejian became a director of the Company in January 1994 (upon consummation of the HSI Combination). Mr. Deukmejian has served as a director of QualMed from April 1992 until February 1995 and, since February 1991, has been a partner in the law firm of Sidley & Austin, Los Angeles, California. Mr. Deukmejian served as Governor of the State of California for two terms, from January 1983 to January 1991. Mr. Deukmejian also served the State of California as Attorney General from 1979 to 1982, as a State Senator from 1967 to 1978 and as a State Assemblyman from 1963 to 1966. Mr. Deukmejian became a director of Burlington Northern Santa Fe Corporation ("BNSF"), a railroad company, in September 1995 upon consummation of the BNSF merger. Mr. Deukmejian served as a director of Santa Fe Pacific Corporation from January 1991 through September 1995 and he became a director of Whittaker Corporation in January 1997.

    Mr. Farley became a director of the Company in January 1994 (upon consummation of the HSI Combination). Mr. Farley served as a director of QualMed from February 1991 until February 1995, and is a senior partner in the law firm of Petersen, Fonda, Farley, Mattoon, Crockenberg and Garcia, P.C., Pueblo, Colorado. Mr. Farley was formerly President of the governing board of Colorado State University, the University of Southern Colorado and Ft. Lewis College and Chairman of the Colorado Wildlife Commission. He served as Minority Leader of the Colorado House of Representatives from 1967 to 1975. Mr. Farley has been a director of the Public Service Company of Colorado, a public gas and electric company, since 1983 and a director/advisor of Norwest Banks of Pueblo and Sunset since 1985. Mr. Farley has been a member of the Board of Regents of Santa Clara University, a Jesuit institution, since 1987.

    Mr. Gallagher has been a director of the Company since January 1994 (upon consummation of the HSI Combination). Mr. Gallagher was a director of QualMed from November 1993 until February 1995. Mr. Gallagher has been a general partner of Shamrock Investments, a financial advisory firm specializing in the health care service industry, since 1987. From May 1995 to May 1996, Mr. Gallagher served as President and Chief Executive Officer of Health Net. From 1980 to 1987, Mr. Gallagher was an officer of American Medical International, Inc. ("AMI"), where he most recently served as Group Vice President. Before joining AMI, his professional career included various positions with the accounting firm of Coopers & Lybrand in Los Angeles and service as an officer in the U.S. Marine Corps.

    Mr. Gellert became a director and President and Chief Operating Officer of the Company in June 1996. Mr. Gellert also holds the position of Chairman of the Board of Directors for the Company's principal operating subsidiaries, Health Net and QualMed. Prior to joining the Company, Mr. Gellert directed Shattuck Hammond Partners Inc.'s strategic advisory engagements in the area of integrated delivery systems development, managed care network formation and physician group practice integration. Prior to joining Shattuck Hammond Partners, Mr. Gellert was an independent consultant, and from 1988 to 1991, he served as President and Chief Executive Officer of Bay Pacific Health Corporation. From 1985 to 1988 Mr. Gellert was Senior Vice President and Chief Operating Officer for California Healthcare System.

    Mr. Greaves, who serves as a consultant to the Company, served as Co-Chairman of the Board of Directors, Co-President and Co-Chief Executive Officer of the Company from January 1994 (upon consummation of the HSI Combination) until March 31, 1995. Prior to January 1994, Mr. Greaves served as Chairman of the Board of Directors, President and Chief Executive Officer of H.N. Management Holdings, Inc. (a predecessor of the Company) since its incorporation in June 1990. Mr. Greaves is also a past Chairman of the Board of Directors, President and Chief Executive Officer of Health Net. Prior to joining Health Net, Mr. Greaves held various management roles at Blue Cross of Southern California, including Vice President of Human Resources and Assistant to the President, and held various management positions at Allstate Insurance Company from 1962 until 1968. Mr. Greaves currently serves as a Commissioner on the California Senate Advisory Commission on Life and Health Insurance, as a member of the Board of Directors of the Group Health Association of America and as a member of the Board of Directors of Quidel Corporation.

    Dr. Kizer became a director of the Company in August 1994. He has been a director of the Foundation since 1992 and was Chairman of the Board of the Foundation from December 1993 through December 1995. Dr. Kizer was Chairman of the Department of Community and International Health and Professor of Emergency Medicine and Clinical Toxicology in the Department of Internal Medicine at the University of California, Davis from July 1991 through October 1994. Dr. Kizer is also currently an adjunct professor of public policy at the University of Southern California. From 1985 to 1991, Dr. Kizer was the Director of the California Department of Health Services. Since October 1994, Dr. Kizer has been the Chief Executive Officer Under Secretary for Health, U.S. Department of Veterans Affairs of the veterans health care system of the United States .

    Mr. Mancino became a director of the Company in January 1994 (upon consummation of the HSI Combination). Mr. Mancino has been a partner in the Los Angeles office of the law firm McDermott, Will & Emery since 1987. Mr. Mancino also is a past President of the American Academy of Healthcare Attorneys of the American Hospital Association.

    Mr. Montgomery became a director of the Company in January 1994 (upon consummation of the HSI Combination). Mr. Montgomery served as a director of QualMed from May 1991 until February 1995, and since January 1989 has served as the President and Chief Executive Officer of Alta Bates Health System, a holding company consisting of acute care hospitals, long-term care facilities, home care services and a management service company for physician practice groups and independent practice associations. Mr. Montgomery served as Executive Vice President for VHA Enterprises, Inc., a subsidiary of Voluntary Hospitals of America, Inc., from 1986 to 1988. Mr. Montgomery was a director of Blue Cross of Northern California from December 1972 to April 1984, and from 1989 to April 1991 was a director of Bay Pacific Health Plan. Mr. Montgomery has been a director of Health Risk Management, Inc., a managed care information system company, since October 1993.

    Mr. Murphy became a director of the Company in January 1994 (upon consummation of the HSI Combination). Mr. Murphy served as a director of QualMed from August 1990 until February 1995 and as Vice Chairman of the Board of Directors of QualMed during such service from July 1991. Since January 1992, Mr. Murphy has been self-employed as a business consultant, from November 1985 until December 1991 he was employed as the President of 655 Associates, Inc., a crisis management firm, and from August 1985 to January 1989 he was a Managing Director and a Senior Vice President of the Gabelli Group, Inc., a New York-based financial services company. Prior to 1985 Mr. Murphy was President of Purolator Courier Corp. and Trailways, Inc. Mr. Murphy has been a director of Pinkerton's, Inc., a security services company, since October 1990 and a member of the St. Mary College Board of Trustees since November 1995.

                               EXECUTIVE OFFICERS

    The following sets forth certain information with respect to the current executive officers of the Company. Please refer to the information contained above under the heading "Directors" for biographical information of executive officers who are also directors of the Company.

NAME                            AGE                       POSITION
------------------------------  ---   -------------------------------------------------
Malik M. Hasan, M.D...........  58    Director and Chairman of the Board of Directors,
                                        Treasurer and Chief Executive Officer

Jay M. Gellert................  43    Director, President and Chief Operating Officer

Dale T. Berkbigler, M.D.......  47    Director, Vice Chairman of the Board, Executive
                                      Vice President and Chief Medical Officer

Michael D. Pugh...............  43    Senior Vice President of the Company and
                                      President and Chief Executive Officer of QualMed

Arthur M. Southam, M.D........  40    Senior Vice President of the Company and
                                      President and Chief Executive Officer of Health
                                        Net

Andrew Wang...................  55    Senior Vice President and Chief Actuary

Douglas C. Werner.............  52    Senior Vice President of Planning and Business
                                        Development

B. Curtis Westen, Jr..........  36    Senior Vice President, General Counsel and
                                      Secretary

Terry Fouts, M.D..............  53    Senior Vice President for Medical Affairs and
                                      Chief Medical Officer of QualMed

James J. Wilk.................  46    Senior Vice President of Human Resources and
                                        Administrative Services of Health Net

Philip A. Katz, Ph.D..........  54    Vice President and Chief Information Officer

    Mr. Pugh became Senior Vice President of the Company and the President and Chief Executive Officer of QualMed in July 1996. Mr. Pugh is responsible for all of the Company's western operations outside the state of California. He currently serves as a Commissioner of the Joint Commission on Accreditation of Health Care Organizations. Prior to 1996, Mr. Pugh was President/CEO of Columbia Hospital at Medical City Dallas in Dallas, Texas. From June 1984 to July 1995 he was President/CEO of Parkview Health System, Pueblo, Colorado and from September 1979 to June 1984 he was Administrator/ CEO of United General Hospital, Sedro Woolley, Washington.

    Dr. Southam became Senior Vice President of the Company and the President and Chief Executive Officer of Health Net in July 1996. Prior to accepting this position, Dr. Southam was President and Chief Executive Officer for CareAmerica Health Plans. He currently serves as Chairman of the California Association of HMOs, an organization representing 32 health plans throughout the State of California. Dr. Southam earned his medical degree from the University of California at Los Angeles School of Medicine and served his residency in internal medicine at Cedars-Sinai Medical Center in Los Angeles.

    Mr. Wang joined Health Net in April 1992 as Vice President and Chief Actuary. In September 1994 he assumed the title of Senior Vice President and Chief Actuary for Health Net, the Company and QualMed. Mr. Wang was a consulting actuary with Milliman & Robertson, Inc. from 1974 to 1992 prior to joining Health Net. From 1972 to 1974 he was a Professor of Mathematics at the University of Colorado in Boulder, Colorado. Mr. Wang is a Fellow of the Society of Actuaries and is a Member of the American Academy of Actuaries.

    Mr. Werner became Senior Vice President, Strategic Planning and Business Development of the Company in October 1996. Mr. Werner is also the acting executive responsible for all of the Company's eastern operations. Since 1987, Mr. Werner was employed by Aetna Health Plans in several regional vice president positions, most recently as Regional Vice President, western region, for Aetna Health Plans, where he developed and led commercial and government health plan operations. He has also served in executive positions at Western Health Plans, National Medical Enterprises, Healthcare Affiliates, Inc. and CIGNA Healthplans.

    Mr. Westen has served as Senior Vice President of the Company since January 1995, and as Senior Vice President, General Counsel and Secretary of the Company since April 1995. Mr. Westen also serves as a director of certain subsidiaries of the Company. Mr. Westen has served as Senior Vice President, General Counsel and Secretary of QualMed since February 1994, and has served as Vice President of Administration of QualMed from August 1993 until February 1994. Since February 1995, he has served as a director of QualMed. Mr. Westen served as Assistant General Counsel and Assistant Secretary of QualMed since joining QualMed in March 1992. From September 1986 until March 1992, Mr. Westen was an attorney with the firm of Lord, Bissell & Brook in Chicago, Illinois.

    Dr. Fouts became Senior Vice President of Medical Affairs of the Company in January 1994 upon consummation of the HSI Combination. In July 1996 Dr. Fouts was appointed Chief Medical Officer of QualMed. Dr. Fouts has been Senior Vice President of Medical Affairs of QualMed since November 1991, and served as QualMed's Associate Vice President of Medical Affairs from August 1990 to November 1991. He served as medical director for the Company's Colorado Springs/Pueblo service areas from November 1989 through June 1992. From April 1986 until November 1989, he served as a regional medical director for a competitor of the Company. Prior to such time, Dr. Fouts was a practicing physician in Pueblo, Colorado.

    Mr. Wilk has served as Senior Vice President or Vice President, Human Resources and Administrative Services of Health Net since March 1992 and has functioned as the chief human resources officer since he joined Health Net in September 1990. Mr. Wilk is currently the executive in charge of the Company's developing "Customer Rewards Initiative" business. From time to time during the period 1973 to 1990, Mr. Wilk was responsible for the Human Resources functions at Allied-Signal, Johnson & Johnson, Bell Atlantic Corporation and CitiCorp.

    Dr. Katz has served as Vice President and Chief Information Officer of the Company since July 1995. Prior to joining the Company, Dr. Katz was Vice President, Planning and Technology at Graduate Health System from March 1990 until July 1995. His other past positions include President of Integrated Technologies Resources Corporation and Associate Vice President, Technology and Information Management at Thomas Jefferson University.

ITEM 11. EXECUTIVE COMPENSATION

    The following tables and descriptive materials set forth separately, for the fiscal years indicated, each component of compensation paid or awarded to, or earned by, (i) Dr. Hasan, the Chief Executive Officer of the Company, and (ii) each of the four other most highly compensated executive officers serving as of the end of the 1996 fiscal year (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                                              ----------------------------
                                                                                AWARDS
                                                                              -----------
                                                                              SECURITIES       PAYOUT
                                                      ANNUAL COMPENSATION     UNDERLYING   ---------------       ALL OTHER
NAME AND PRINCIPAL                                  ------------------------   OPTIONS/         LTIP           COMPENSATION
POSITION WITH HSI                          YEAR     SALARY ($)    BONUS ($)     SARS(#)      PAYOUT ($)           ($)(1)
---------------------------------------  ---------  -----------  -----------  -----------  ---------------  -------------------

Malik M. Hasan, M.D....................       1996     937,417            0      300,000         --                 825,343(2)
  Chairman of the Board of Directors,         1995     910,441      800,000       --             --                 181,274(3)
  Treasurer and Chief Executive Officer       1994     833,221      585,000      350,000         --               1,237,120(4)

Dale T. Berkbigler, M.D................       1996     360,000            0       92,000         --                   2,633(5)
  Vice Chairman of the Board,                 1995     359,099      115,000       --             --                  79,478(6)
  Executive Vice President and                1994     304,558      208,234       25,000         --                 382,524(7)
  Chief Medical Officer

James J. Wilk..........................       1996     273,535            0       22,000         --                   3,941(8)
  Senior Vice President, Human                1995     279,804       69,999       --             --                  38,455(9)
  Resources of Health Net                     1994     247,546      101,250       12,000         --                  43,008(10)

Andrew Wang............................       1996     258,060            0       18,000         --                   6,086(11)
  Senior Vice President and                   1995     265,100       66,300       --             --                  20,345(12)
  Chief Actuary                               1994     229,309       97,500        6,000         --                  24,039(13)

Arthur M. Southam, M.D.................       1996     174,519(14)    137,500(15)     65,000       --                   459(16)
  Senior Vice President of the                1995      --           --           --             --                 --
  Company and President and                   1994      --           --           --             --                 --
  CEO of Health Net

------------------------

(1) The figures contained in this column do not include the value of the following number of shares of the Company's Class A Common Stock which were awarded to the named individuals for the 1995 plan year under the Company's profit sharing component of its 401(k) plan: Dr. Hasan (265 shares), Dr. Berkbigler (172 shares), Mr. Wilk (254 shares), Mr. Wang (254 shares) and Dr. Southam (no shares). No such shares were awarded for the 1996 plan year to any of the named individuals.

(2) This amount includes $818,918 in accrued employer contributions under the Company's prior SERP, $2,375 in matching contributions under the Company's 401(k) plan and $4,050 in premiums paid by the Company on life insurance policies.

(3) This amount includes $178,046 in accrued employer contributions under the Company's prior SERP, $2,310 in matching contributions under the Company's 401(k) plan and $918 in premiums paid by the Company on a life insurance policy.

(4) This amount includes $1,232,500 paid to Dr. Hasan in connection with the HSI Combination with respect to the termination of a change in control agreement.

(5) This amount includes $1,067 in matching contributions under the Company's 401(k) plan and $1,566 in premiums paid by the Company on a life insurance policy.

(6) This amount includes $75,486 in accrued employer contributions under the Company's prior SERP, $2,310 in employer matching contributions made under the Company's 401(k) plan and $1,682 in premiums paid by the Company on a life insurance policy.

(7) This amount includes $377,730 paid to Dr. Berkbigler with respect to the termination of a change in control agreement in connection with the HSI Combination.

(8) This amount includes $2,375 in matching contributions under the Company's 401(k) plan and $1,566 in premiums paid by the Company on a life insurance policy.

(9) This amount includes $35,337 in accrued employer contributions under the Company's prior SERP, $2,310 in employer matching contributions made under the Company's 401(k) plan and $808 in premiums paid by the Company on a life insurance policy.

(10) This amount includes $35,337 in accrued employer contributions under the Company's prior SERP, $6,930 in employer matching contributions made under the Company's 401(k) plan and $741 in premiums paid by the Company on a life insurance policy.

(11) This amount includes $2,036 in matching contributions under the Company's 401(k) plan and $4,050 in premiums paid by the Company on a life insurance policy.

(12) This amount includes $16,083 in accrued employer contributions under the Company's prior SERP, $1,980 in employer matching contributions made under the Company's 401(k) plan and $2,282 in premiums paid by the Company on a life insurance policy.

(13) This amount includes $16,083 in accrued employer contributions under the Company's prior SERP, $5,940 in employer matching contributions made under the Company's 401(k) plan and $2,016 in premiums paid by the Company on a life insurance policy.

(14) Dr. Southam became an officer of Health Net in July 1996 and this base salary therefore represents only the six months of 1996 during which he was so employed.

(15) This amount includes $75,000 paid to Dr. Southam as a signing bonus upon his hire and $62,500 as a guaranteed bonus earned in 1996.

(16) This amount represents premiums paid by the Company on a life insurance policy.

OPTION GRANTS IN 1996

    The following table summarizes option grants in 1996 to the Named Executive Officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL REALIZABLE
                                                                                                       VALUE
                                                                                                     AT ASSUMED
                                     NUMBER OF       % OF TOTAL                                   ANNUAL RATES OF
                                    SECURITIES      OPTIONS/ SARS   EXERCISE OR               STOCK PRICE APPRECIATION
                                    UNDERLYING       GRANTED TO        BASE                      FOR OPTION TERM(D)
                                   OPTIONS/SARS       EMPLOYEES      PRICE(A)    EXPIRATION   ------------------------
NAME                               GRANTED(#)(A)   IN FISCAL YEAR    ($/SHARE)      DATE        5% ($)       10% ($)
--------------------------------  ---------------  ---------------  -----------  -----------  -----------  -----------
Malik M. Hasan, M.D.(b).........       100,000          6.9%         $   35.25     02/23/06   $ 2,216,854  $ 5,617,942
                                       100,000          6.9%         $   40.54     02/23/06   $ 1,688,104  $ 5,089,192
                                       100,000          6.9%         $   44.06     02/23/06   $ 1,335,604  $ 4,736,692
Arthur Southam, M.D.(c).........        50,000          3.5%         $   21.75     07/15/06   $   683,923  $ 1,733,195
                                        15,000          1.0%         $   26.10     07/15/06   $   139,927  $   454,708
James J. Wilk...................        22,000          1.5%         $   35.25     02/23/06   $   487,709  $ 1,235,947
Dale T. Berkbigler, M.D.........        92,000          6.4%         $   35.25     02/23/06   $ 2,039,505  $ 5,168,507
Andrew Wang.....................        18,000          1.2%         $   35.25     02/23/06   $   399,034  $ 1,011,230

------------------------

(a) All options granted in 1996 were non-qualified stock options pursuant to the Health Systems International, Inc. Second Amended and Restated 1991 Stock Option Plan. All grants in 1996 to the Named Executive Officers (except for the grant to Dr. Southam (see note (c)) provide for vesting of 33 1/3% of the options during each of the third, fourth and fifth years of the term of the options. Except for grants to Dr. Hasan (see note (b)) and Dr. Southam (see note (c)), all 1996 grants to the Named Executive Officers were at an exercise price equal to the closing price of Class A Common Stock on the NYSE on the date on which such grants were made. Under the terms of the Health Systems International, Inc. Second Amended and Restated 1991 Stock Option Plan, all options became exercisable on October 1, 1996 as a result of approval by the Board of Directors of the FHC Merger.

(b) Dr. Hasan was granted stock options on February 23, 1996 to purchase (1) 100,000 shares at an exercise price equal to the fair market value of Class A Common Stock on the date on which the options were granted, (2) an additional 100,000 shares at an exercise price set equal to 115% of the fair market value of Class A Common Stock on the date on which the options were granted and (3) as additional incentive, an additional 100,000 shares at an exercise price equal to 125% of the fair market value of Class A Common Stock on the date on which the options were granted.

(c) Dr. Southam was granted stock options on July 15, 1996 to purchase (1) 50,000 shares at an exercise price equal to the fair market value of Class A Common Stock on the date on which the options were granted which were subject to the 33 1/3% vesting schedule described in note (a) above and (2) 15,000 shares at an exercise price equal to 120% of the fair market value of Class A Common Stock on the date on which the options were granted which were immediately exercisable.

(d) The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with exercise. The amounts shown are the assumed rates of appreciation only, do not constitute projections of future stock price performance, and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of Class A Common Stock, continued employment of the optionee through the term of the option, and other factors.

OPTION EXERCISES IN 1996

    The following table summarizes the number and value of options exercised during 1996, as well as the number and value of unexercised options as of December 31, 1996, held by the Named Executive Officers.

             AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                                                     VALUE OF
                                                                                                    UNEXERCISED
                                                                                                    IN-THE-MONEY
                                                                       NUMBER OF SECURITIES         OPTIONS/SARS
                                                                      UNDERLYING UNEXERCISED             AS OF
                                                                        OPTIONS/SARS AS OF           DECEMBER
                                       SHARES         VALUE            DECEMBER 31, 1996(B)         31, 1996(D)
                                     ACQUIRED ON    REALIZED    ----------------------------------  -----------
NAME                                EXERCISE (#)       ($)      EXERCISABLE    UNEXERCISABLE(C)     EXERCISABLE
----------------------------------  -------------  -----------  -----------  ---------------------  -----------
Malik M. Hasan, M.D...............        5,367(a)  $ 240,000(a)    710,000                0         $ 757,500
Dale T. Berkbigler, M.D...........        1,742(a)  $  84,768(a)    137,000                0         $ 197,500
James J. Wilk.....................            0             0       34,000                 0         $       0
Andrew Wang.......................            0             0       24,000                 0         $       0
Arthur M. Southam, M.D............            0             0       65,000                 0         $ 150,000


NAME                                  UNEXERCISABLE(C)
----------------------------------  ---------------------
Malik M. Hasan, M.D...............        $       0
Dale T. Berkbigler, M.D...........        $       0
James J. Wilk.....................        $       0
Andrew Wang.......................        $       0
Arthur M. Southam, M.D............        $       0

------------------------

(a) An aggregate of 14,633 shares and 3,258 shares otherwise issuable were withheld from the exercises by Dr. Hasan and Dr. Berkbigler, respectively, of non-qualified stock options to purchase 20,000 shares and 5,000 shares, respectively, of the Company's Class A Common Stock at exercise prices of $12.125 (in the case of Dr. Hasan) and $14.875 (in the case of Dr. Berkbigler) per share (all of which exercise prices were equal to the fair market value of the underlying shares on the date of grant) to satisfy exercise price and tax withholding obligations, with the result that 5,367 net shares of Class A Common Stock were issued to Dr. Hasan and 1,742 net shares of Class A Common Stock were issued to Dr. Berkbigler in these exercises.

(b) The exercise price of outstanding options at December 31, 1996 ranges from $12.125 to $44.06 per share. Options to purchase an aggregate of 400,000 shares held by Dr. Hasan have an exercise price of either 115% or 125% of the fair market value of the underlying shares on the date of grant, options to purchase an aggregate of 15,000 shares held by Dr. Southam have an exercise price of 120% of the fair market value of the underlying shares on the date of grant and all other options held by Dr. Hasan, Dr. Southam and the other Named Executive Officers have exercise prices equal to the fair market value of the underlying shares on the date of grant.

(c) Under the terms of the Health Systems International, Inc. Second Amended and Restated 1991 Stock Option Plan, all outstanding options became exercisable on October 1, 1996 as a result of approval by the Board of Directors of the FHC Merger.

(d) Based on the difference between the closing price of $24.75 of Class A Common Stock on the NYSE on December 31, 1996 (the last trading day in 1996) and the option exercise price.

SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAMS

    The Company had in effect through December 31, 1995 a Supplemental Executive Retirement Plan ("SERP") program that allowed executives to defer income on a non-qualified pre-tax basis. The Company matched 100% of the deferral amounts up to a pre-set limit. These amounts accumulate earnings based upon executive investment elections. Under the program the executive receives an additional 78.5% of the accumulated deferral and Company match amounts upon termination. Contributions, including executive deferral and company match, were terminated December 31, 1995 and participating executives will be eligible for a payment equal to their account value as of December 31, 1995 upon termination of employment. The total value under this plan as of December 31, 1996 for Drs. Hasan and Berkbigler, and Messrs. Wilk and Wang, including deferral amounts, matching amounts and the 78.5% termination award, is approximately $1,185,000, $109,000, $420,000 and $192,000, respectively. Dr. Southam is not a participant in this prior SERP.

    A new SERP program was approved effective January 1, 1996. The new SERP plan ensures that executives who retire at age 62 or older and have worked for HSI or a predecessor organization for at least 15 years receive 50% of average pay (salary and bonus) when combined with Social Security and all other employer provided retirement benefits provided under current and prior programs including the accumulated value of Company contributions to the Company's 401(k) Plan (and the profit sharing component of such plan) for the account of such individuals, along with benefits accrued under the SERP frozen in 1995. Executives with less than 15 years of service at age 62 will receive a reduced benefit under this plan, and executives must accrue at least five years of service to receive a partial benefit. Those terminating with between 5 and 10 years of service are entitled to receive a partial benefit, and executives who terminate with 10 or more years of service will be 100% vested on earned benefits.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS

    EMPLOYMENT AGREEMENTS WITH DRS. HASAN AND BERKBIGLER. Each of Drs. Hasan and Berkbigler has an Employment Agreement with the Company (collectively, the "Employment Agreements"). Each of the Employment Agreements became effective or, was assumed by the Company, on consummation of the HSI Combination. Each of the Employment Agreements has a five-year term, with an automatic one-year extension on each anniversary of the agreement.

    The Employment Agreements provide for a minimum 7% increase in annual salary each year. During the term of their employment, each of Drs. Hasan and Berkbigler is eligible to participate in the various insurance, stock option, pension, incentive compensation and other fringe benefit plans and programs of the Company. Each of Drs. Hasan and Berkbigler also is reimbursed for reasonable business expenses in performing his duties.

    If the Company terminates the employment of either of Drs. Hasan or Berkbigler without "cause" or such an executive terminates his or her employment for "good reason" (each as defined in the Employment Agreements), during the period commencing on the effective date of such termination and ending 36 months after the date of such termination, the Company will pay such executive his base salary and shall continue such executive's medical, health and accident insurance at the same coverage level maintained for such executive's benefit immediately prior to the date of termination. In the event that payments to Dr. Hasan were subject to the "golden parachute" excise tax under section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company would provide them with a tax gross-up payment in an amount sufficient to offset the effects of such excise tax.

    On March 10, 1997, in connection with the FHC Merger, Dr Hasan's Employment Agreement was amended and restated effective as of January 1, 1997 (the "Amended Employment Agreement"). The Amended Employment Agreement has a five-year term beginning on the Effective Date, with an automatic one-year extension on each anniversary of the agreement. The Amended Employment Agreement provides for a three year stay bonus to be paid for the fiscal years ending in 1997, 1998 and 1999 in the event that the FHC Merger is consummated. The stay bonus is subject to certain performance objectives as set forth in the Amended Employment Agreement. In addition, the Amended Employment Agreement provides that the base amount of the 36-month severance benefit provided for in the Employment Agreement will include an amount equal to the average of the annual bonus paid to Dr. Hasan (excluding the stay bonus referred to above) for the three fiscal years ending before the date of his resignation or termination.

    EMPLOYMENT AGREEMENT WITH DR. SOUTHAM. Dr. Southam has an Employment Letter Agreement with the Company dated June 4, 1996 (the "Employment Letter Agreement"). During the term of Dr. Southam's employment, he is eligible to participate in various insurance, stock option, pension, incentive compensation and other fringe benefit plans and programs of the Company. Dr. Southam also is reimbursed for reasonable business expenses in performing his duties and is provided with a monthly automobile allowance.

    The Employment Letter Agreement provides Dr. Southam with two potential severance arrangements. If during a two-year period following a change-of-control transaction, the Company terminates the employment of Dr. Southam or he voluntarily resigns for "good reason" (each as defined in the Employment Letter Agreement) he will receive severance pay equal to three years of his then current annual base salary. Such severance pay will not exceed the lessor of (i) $1.2 million or (ii) the applicable Code Section 280G limitations to avoid penalty taxes and deduction limitations on "excess parachute payments."

    If the Company terminates the employment of Dr. Southam other than following a change-of control or for "just cause" or if Dr. Southam terminates his employment for "good reason" (each as defined in the Employment Letter Agreement) he will be entitled to receive a severance payment equal to two years of his then current annual base salary. Such severance payment will not exceed $800,000.

    Each of the severance payments described above will be made to Dr. Southam on a monthly basis for a two-year period. Such severance payments are contingent upon Dr. Southam's compliance with the non-compete provisions set forth in the Employment Letter Agreement.

    SEVERANCE PAYMENT AGREEMENT WITH MR. WILK. Mr. Wilk has a Severance Payment Agreement (the "Severance Agreement") with the Company and Health Net, effective as of May 1, 1995. The Severance Agreement has a two-year term.

    If during the term of the Severance Agreement, the Company terminates the employment of Mr. Wilk without "cause" or Mr. Wilk terminates his employment for "good reason" within 12 months after a change of control (each as defined in the Severance Agreement), for a period of six months from the date of termination Mr. Wilk will be entitled to a continuation of his base salary and all medical, health, disability, life and accident insurance maintained for his benefit immediately prior to the date of termination. In addition, in the event that Mr. Wilk has not been employed at any time during such six month period, Mr. Wilk will be entitled to an additional continuation of his salary and benefits for a period of six months, provided that such payments for such additional continuance of salary and benefits shall only be made until the earlier of (i) the date he is so employed and (ii) a date 12 months after his termination of employment with the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Decisions regarding the Company's executive compensation are made by the Compensation and Stock Option Committee of the Board of Directors (the "Compensation Committee"), which in 1996 consisted of: (i) until February 26, 1996, Dr. Austin and Messrs. Bouchard (Chairman), Mancino and Montgomery and
(ii) commencing February 26, 1996 (at which time the Compensation Committee was reconstituted), Messrs. Bouchard (Chairman), Farley and Murphy, each of whom was a non-employee director of the Company and a "disinterested person" as such term is defined in Rule 16b-3 adopted under the Securities Exchange Act of 1934, as amended, with respect to the plans administered by the Compensation Committee at the time of service on such committee.

    The composition of the Compensation Committee was modified effective February 23, 1996 to comply with certain requirements of Section 162(a) of the Code.

    Mr. Mancino is a partner in the law firm of McDermott, Will & Emery. The Company paid McDermott, Will & Emery approximately $302,000 in fees for legal services rendered to the Company and certain of its subsidiaries in 1996.

    Mr. Montgomery is the President and Chief Executive Officer of Alta Bates Health System, a health system holding company. Subsidiaries of Alta Bates Health System have provided hospital and other services to a Company subsidiary since December 1990. Payments by such subsidiary for such services totaled approximately $58.7 million in 1996. In addition, Alta Bates Health System was an employer group of a Company subsidiary in 1996 and continues to be such an employer group. Premiums paid by Alta Bates Health System to such subsidiary totaled approximately $3.4 million in 1996.

    Mr. Farley, a director of the Company, is a partner in the law firm of Petersen, Fonda, Farley, Mattoon, Crockenberg and Garcia, P.C. The Company and certain of its subsidiaries paid to Petersen, Fonda, Farley, Mattoon, Crockenberg and Garcia, P.C. approximately $13,000 in fees for legal services in 1996. In addition, Petersen, Fonda, Farley, Mattoon, Crockenberg and Garcia, P.C. was an employer group of a Company subsidiary in 1996 and continues to be such an employer group. Premiums paid by such firm to this Company subsidiary totaled approximately $27,000 in 1996.

DIRECTORS' COMPENSATION FOR 1996

    No fees are paid to employees of the Company for service as a director of the Company. In 1996, the annual retainer payable to non-employee directors of the Company was $20,000 per year, and each non-employee director who chairs a committee of the Company's Board is eligible to receive an annual additional retainer of $4,000. Such non-employee directors also receive a $1,000 fee for each meeting of the board or committee thereof attended.

    In addition, non-employee directors of the Company participate in the Health Systems International, Inc. Second Amended and Restated Non-Employee Director Stock Option Plan (the "Director Plan"), which provides for initial grants and automatic annual grants of nonqualified stock options to such directors. Each such grant entitles the optionee to purchase up to 5,000 shares of Class A Common Stock at an exercise price equal to the fair market value of Class A Common Stock on the date of grant. Each grant vests as to 20% of the shares each year on the anniversary of the date of grant, provided, that the options become immediately exercisable in the event of a "change in control" of the Company, as defined in the Director Plan. Under the Director Plan, 300,000 shares of HSI Class A Common Stock have been reserved for grant. Under the terms of the Director Plan, all options granted prior to October 1, 1996 became fully exercisable on such date as a result of approval by the Board of Directors of the proposed business combination involving the Company and FHC.

    On each of February 26, 1996 and May 21, 1996, options to purchase 5,000 shares at an exercise price of $34.25 per share and $28.875 per share, respectively, were granted to each of Drs. Austin and Kizer and to each of Messrs. Bouchard, Braden, Deukmejian, Farley, Greaves, Mancino, Montgomery and Murphy pursuant to the formula provisions of the Director Plan.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    Set forth below is a tabulation indicating those persons or groups who are known to the Company to be beneficial owners of more than 5% of the outstanding shares of HSI Class A Common Stock as of March 24, 1997. The following information is based on reports on Schedules 13D or 13G filed with the Securities and Exchange Commission or other reliable information.

                                                          AMOUNT AND NATURE OF
                                                              PERCENTAGE OF
                                                               BENEFICIAL         PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                          OWNERSHIP(1)            CLASS
--------------------------------------------------------  ---------------------  ---------------
Malik M. Hasan, M.D.  ..................................         5,014,637(2)            16.8%
  225 North Main Street
  Pueblo, Colorado 81003

FMR Corp.  .............................................         1,703,900(3)             5.9%
  82 Devonshire Street
  Boston, Massachusetts 02109

Sanford C. Bernstein & Co., Inc.  ......................         2,664,980(4)             9.1%
  767 Fifth Avenue
  New York, New York 10153

Franklin Resources, Inc.  ..............................         3,884,500(5)            13.3%
  777 Mariners Island Blvd.
  San Mateo, California 94403

------------------------

(1) The nature of beneficial ownership for shares shown in this column is sole voting and investment power unless otherwise indicated herein, subject to community property laws where applicable.

(2) Includes 710,000 shares of Class A Common Stock with respect to which Dr. Hasan has the right to acquire beneficial ownership by virtue of outstanding vested options, 265 shares under the profit sharing plan component of the Company's 401(k) plan and an aggregate of 82,815 shares owned by Dr. Hasan's wife (982 shares) or held by the Hasan Family Foundation (a private charitable foundation of which Mrs. Hasan is the chairperson) (81,833 shares), as to which shares Dr. Hasan disclaims beneficial ownership. This number of shares does not include 138,036 shares held by three trusts, the beneficiaries of which are the three children of Dr. and Mrs. Hasan and the sole trustee of which is an unrelated third party.

(3) FMR Corp. owns and controls Fidelity Management and Research Company, an investment company, which directly owns 1,394,900 shares of the Company's Class A Common Stock. FMR Corp. has sole power to dispose of all such shares. The sole power to vote or direct the voting of these 1,394,900 shares resides with the Board of Trustees of Fidelity Management and Research Company. This amount also includes 309,000 shares that are owned by Fidelity Management Trust Company, a subsidiary of FMR Corp.

(4) Sanford C. Bernstein & Co., Inc. ("SBC") is a registered investment advisor/broker dealer. An aggregate of 2,664,980 of the Company's Class A Common Stock are held for the accounts of one or more discretionary clients of SBC. SBC has sole power to dispose of all such shares. SBC has sole voting authority with respect to 1,331,434 of such shares. In addition, one or more of SBC's clients have appointed an independent voting agent with instructions to vote an additional 381,875 of such shares in the same manner as SBC. SBC's clients have the right to receive dividends from and the proceeds of the sale of such shares.

(5) Franklin Resources, Inc. ("FRI") is a parent holding company whose wholly-owned subsidiaries Franklin Mutual Advisers, Inc. ("FMAI") and Franklin Advisers, Inc. ("FAI") are investment advisors registered under the Investment Advisors Act of 1940. One or more of FMAI's advisory clients is the legal owner of an aggregate of 3,597,000 shares of the Company's Class A Common Stock and one or more of FAI's advisory clients is the legal owner of 287,000 shares of the Company's Class A Common Stock. Pursuant to investment advisory agreements with its respective advisory clients, each of FMAI and FAI has sole investment discretion and voting authority with respect to such shares. Charles B. Johnson and Rupert H. Johnson, Jr. (the "Principal Stockholders") each own in excess of 10% of the outstanding common stock of FRI and are the principal shareholders of FRI. Each of the Principal Stockholders, therefore, may be deemed to have indirect beneficial ownership over such shares. Neither the Principal Stockholders, FRI, FMAI nor FAI has any interest in dividends or proceeds from the sale of such shares, owns any such shares for his or its own account, and disclaims beneficial ownership of all the shares owned by FMAI's and FAI's advisory clients. The address of each of the Principal Stockholders and FRI is as set forth in the table above. The address for FMAI is: 51 John F. Kennedy Parkway, Short Hills, NJ 94404.

    The foregoing information relates only to the ownership of the Company's Class A Common Stock. In addition, the Foundation holds 19,297,642 shares of the Company's Class B Common Stock, constituting all of the shares of that class and approximately 40% of the Company's aggregate equity. Under the Restated Certificate, the shares held of record by the Foundation are entitled to the same economic benefits as all shares of Class A Common Stock, but are non-voting in nature. Upon the sale or other transfer of any such shares by the Foundation to an unrelated third party, such shares are automatically converted on a one-to-one basis into fully voting shares of Class A Common Stock. Until 1998, transfer of such shares is subject to certain restrictions imposed by the DOC.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the number of shares of Class A Common Stock beneficially owned by each of the current directors of the Company, by each Named Executive Officer and by all directors and executive officers as a group as of March 24, 1997, and the percentage that these shares bear to the total number of shares of Class A Common Stock outstanding as of such date:

                                                                AMOUNT OF SHARES
NAME OF INDIVIDUAL OR NUMBER                                      BENEFICIALLY      PERCENTAGE OF
OF PERSONS IN GROUP                                                 OWNED(1)            CLASS
------------------------------------------------------------  --------------------  -------------
Malik M. Hasan, M.D. .......................................         5,014,637(2)          16.8%
Dale T. Berkbigler, M.D. ...................................           509,292(3)           1.7%
Lawrence E. Austin, M.D. ...................................           420,115(4)           1.4%
J. Thomas Bouchard..........................................            25,000(5)         *
Charles T. Braden...........................................           108,550(6)         *
George Deukmejian...........................................            26,399(7)         *
Thomas T. Farley............................................            63,000(8)         *
Michael E. Gallagher........................................            12,603(9)         *
Jay M. Gellert..............................................           100,000(10)        *
Roger F. Greaves............................................            38,943(11)        *
Kenneth M. Kizer, M.D. .....................................            15,500(12)        *
Douglas M. Mancino..........................................            20,781(13)        *
Robert L. Montgomery........................................            21,446(14)        *
J. Kevin Murphy.............................................            35,500(15)        *
James Wilk..................................................            53,374(16)        *
Andrew Wang.................................................            25,153(17)        *
Arthur Southam, M.D. .......................................            65,300(18)        *
All executive officers and directors as a group (21                  6,734,954(19)         22.0%
  persons)..................................................

------------------------

*   The amount shown is less than 1% of the outstanding shares of each class.

 (1) The information contained in this table is based upon information furnished to the Company by the persons named above or obtained from records of the Company. The nature of beneficial ownership for shares shown in this column is sole voting and investment power unless otherwise indicated herein, subject to community property laws where applicable.

 (2) Includes 710,000 shares of Class A Common Stock with respect to which Dr. Hasan has the right to acquire beneficial ownership by virtue of outstanding vested options, 265 shares under the profit sharing plan component of the Company's 401(k) plan and an aggregate of 82,815 shares owned by Dr. Hasan's wife (982 shares) or held by the Hasan Family Foundation (a private charitable foundation of which Mrs. Hasan is the chairperson) (81,833 shares), as to which shares Dr. Hasan disclaims beneficial ownership. This number of shares does not include 138,036 shares held by three trusts, the beneficiaries of which are the three children of Dr. and Mrs. Hasan and the sole trustee of which is an unrelated third party.

 (3) Includes 132,000 shares with respect to which Dr. Berkbigler has the right to acquire beneficial ownership by virtue of outstanding vested options, 373,086 shares held by Berkbigler Family Partners, Ltd., of which Dr. Berkbigler is the general partner, and 172 shares held by Dr. Berkbigler under the profit sharing component of the Company's 401(k) Plan.

 (4) Includes 20,000 shares with respect to which Dr. Austin has the right to acquire beneficial ownership by virtue of outstanding vested options and 49,882 shares owned by Dr. Austin's wife, as to which shares Dr. Austin disclaims beneficial ownership.

 (5) Includes 25,000 shares with respect to which Mr. Bouchard has the right to acquire beneficial ownership by virtue of outstanding vested options.

 (6) Includes 17,781 shares with respect to which Mr. Braden has the right to acquire beneficial ownership by virtue of outstanding vested options.

 (7) Includes 25,699 shares with respect to which Mr. Deukmejian has the right to acquire beneficial ownership by virtue of outstanding vested options. Such amount also includes 700 shares held in the C. George Deukmejian Defined Benefit Pension Plan, of which Mr. Deukmejian is a trustee.

 (8) Includes 30,000 shares with respect to which Mr. Farley has the right to acquire beneficial ownership by virtue of outstanding vested options. Such amount also includes 10,000 shares held by the Farley Family Trust over which trust Mr. Farley has investment power. Mr. Farley disclaims beneficial ownership of the shares held by the Farley Family Trust.

 (9) Includes 8,603 shares with respect to which Mr. Gallagher has the right to acquire beneficial ownership by virtue of outstanding vested options. This amount does not include 50,000 SARs held by Mr. Gallagher and described in
    Item 13 below.

(10) Include 100,000 shares with respect to which Mr. Gellert has the right to acquire beneficial ownership by virtue of outstanding vested options.

(11) Includes 10,000 shares with respect to which Mr. Greaves has the right to acquire beneficial ownership by virtue of outstanding vested options.

(12) Excludes all of the 19,297,642 shares of Class B Common Stock held by the Foundation of which Dr. Kizer is a director. Dr. Kizer disclaims any beneficial interest in the Class B Common Stock. Includes 15,000 shares with respect to which Dr. Kizer has the right to acquire beneficial ownership by virtue of outstanding vested options.

(13) Includes 2,700 shares held by the McDermott, Will & Emery Profit Sharing Trust, of which trust Mr. Mancino is a beneficiary, and 17,781 shares with respect to which Mr. Mancino has the right to acquire beneficial ownership by virtue of outstanding vested options.

(14) Includes 20,000 shares with respect to which Mr. Montgomery has the right to acquire beneficial ownership by virtue of outstanding vested options.

(15) Includes 30,000 shares with respect to which Mr. Murphy has the right to acquire beneficial ownership by virtue of outstanding vested options.

(16) Includes 34,000 shares with respect to which Mr. Wilk has the right to acquire beneficial ownership by virtue of outstanding vested options and 254 shares held by Mr. Wilk under the profit sharing component of the Company's 401(k) plan.

(17) Includes 24,000 shares with respect to which Mr. Wang has the right to acquire beneficial ownership by virtue of outstanding vested options and 254 shares held by Mr. Wang under the profit sharing component of the Company's 401(k) plan.

(18) Includes 65,000 shares with respect to which Mr. Southam has the right to acquire beneficial ownership by virtue of outstanding vested options.

(19) Includes an aggregate of 1,407,864 shares with respect to which all executive officers and directors as a group have the right to acquire beneficial ownership by virtue of outstanding vested options.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The following information relates to transactions by the Company with certain directors and executive officers of the Company.

    On April 14, 1995, the Company loaned Mr. Braden, a director of the Company, $1 million in consideration for a Secured Promissory Note in the principal amount of $1 million made by Mr. Braden in favor of the Company (the "Braden Note"). The principal of the Braden Note and accrued interest thereon were due on the earlier of (a) December 31, 1996 or (b) the date on which the Company repurchases shares of its Class A Common Stock of which Mr. Braden holds a beneficial interest pursuant to the terms of the Trust Agreement (as defined and described below) or otherwise and bear interest at a rate per annum, adjusted on the first day of each month, equal to the lesser of (i) the most favorable rate then available to the Company under the Company's revolving credit facility (or such other revolving credit facility as shall then be in effect) or (ii) the applicable Federal rate under Section 1274(d) of the Code, compounded semiannually, in effect on April 14, 1995. The Braden Note was secured by 188,000 shares of Class A Common Stock pursuant to a security and pledge agreement. On February 29, 1996, the Company repurchased 15,540 shares of Class A Common Stock from Mr. Braden for an aggregate purchase price of $490,240, $313,754 of which was used to pay-down outstanding interest and principal pursuant to the terms of such note. In addition, on May 15, 1996 in connection with the Offering, the Company repurchased 75,278 shares of Class A Common Stock from Mr. Braden for an aggregate purchase price of $2,175,594, $805,324 of which was used to pay down all remaining principal and interest on such note. As of such time the Braden Note was fully paid. See "Other Information--Public Offering."

    Mr. Braden is President of CBS Associates, Inc. The Company paid CBS Associates, Inc. approximately $242,000 in 1996 for certain warehouse, printing, purchasing and real estate services. Mr. Braden has also provided consulting services to a Company subsidiary. Such subsidiary paid Mr. Braden fees of $27,000 for such consulting services rendered in 1996.

    Gov. Deukmejian, a director of the Company, is a partner in the law firm of Sidley & Austin. The Company and certain of its subsidiaries paid Sidley & Austin approximately $733,000 in fees for legal services in 1996.

    Mr. Farley, a director of the Company, is a partner in the law firm of Petersen, Fonda, Farley, Mattoon, Crockenberg and Garcia, P.C. The Company and certain of its subsidiaries paid to Petersen, Fonda, Farley, Mattoon, Crockenberg and Garcia, P.C. approximately $13,000 in fees for legal services in 1996. In addition, Petersen, Fonda, Farley, Mattoon, Crockenberg and Garcia, P.C. was an employer group of a Company subsidiary in 1996 and continues to be such an employer group. Premiums paid by such firm to this Company subsidiary totaled approximately $27,000 in 1996.

    Mr. Gallagher, a director of the Company, is a general partner of Shamrock Investments. The Company paid Shamrock Investments approximately $900,000 in fees for financial advisory services in connection with potential business transactions in 1996. Mr. Gallagher served as Chairman, President and Chief Executive Officer of Health Net from May 1995 until May 1996, during which time the Company and Health Net had in place an arrangement with Shamrock Investments (a financial advisory firm of which Mr. Gallagher is a general partner) pursuant to which Mr. Gallagher was retained to serve in such capacity. Pursuant to such arrangement, during such service Mr. Gallagher and Shamrock Investments received a fee of approximately $67,390 per month. During such time, Mr. Gallagher was also eligible to participate in all insurance, pension and other fringe benefit plans and programs of the Company, and receives certain other perquisites.

    On May 21, 1995, the Company adopted the Health Systems International, Inc. 1995 Stock Appreciation Rights Plan and granted Mr. Gallagher a stock appreciation right (the "SAR") thereunder with respect to 50,000 shares of Class A Common Stock. The SAR entitles Mr. Gallagher to receive, upon exercise thereof, an amount in cash equal to (i) the excess of (A) the fair market value of one share of Class A Common Stock over (B) $26.75 (the "Base Price," which is equal to the fair market value of Class A Common Stock on May 21, 1995), multiplied by (ii) the number of shares with respect to which the SAR is being exercised. The term of the SAR will expire on May 21, 2000. The SAR became fully exercisable on December 27, 1995. The number and class of shares to which the SAR relates and the Base Price are each subject to adjustment in the event of any change in the capital stock of the Company.

    Prior to his employment by the Company, Mr. Gellert directed Shattuck Hammond's strategic advisory engagements in the area of integrated delivery systems development, managed care network formation and physician group practice integration. The Company paid financial advisory and consulting fees to Shattuck Hammond in 1996 in connection with certain of its acquisitions and proposed transactions.

    In connection with Mr. Greaves's resignation as Co-Chairman of the Board of Directors, Co-President and Co-Chief Executive Officer of the Company on March 31, 1995, in settlement of any benefits to which Mr. Greaves would otherwise have been entitled under his employment agreement dated August 28, 1993 with the Company (the "Greaves Employment Agreement"), Mr. Greaves and the Company entered into a Confidential Settlement Agreement and General Release dated as of March 31, 1995 (the "Greaves Settlement Agreement"). Concurrently with the execution of the Greaves Settlement Agreement, the Company and Mr. Greaves entered into a Consulting Agreement (the "Greaves Consulting Agreement").

    Pursuant to the Greaves Settlement Agreement, Mr. Greaves received the following benefits: (a) a lump sum payment of $2,517,299, which represents the present value of Mr. Greaves' Base Salary (as defined in the Greaves Employment Agreement) payable to Mr. Greaves during the 36-month period commencing on March 31, 1995 at the rate of Base Salary in effect immediately prior to March 31, 1995, as adjusted to give effect to the minimum 7% annual increase set forth in the Greaves Employment Agreement; (b) the right to require the Company to repurchase within 30 days of March 31, 1995 up to 50% of the shares of Class A Common Stock held by Mr. Greaves as of March 31, 1995, which repurchase was completed on April 11, 1995, (i) at a price per share equal to the average closing prices of Class A Common Stock on the NYSE for each trading day during the month of March 1995 (which was approximately $29.36 per share) and (ii) subject to transaction costs, payable to the Company, equal to 2 1/2% of the aggregate repurchase price as so determined; (c) all stock options granted to Mr. Greaves under the Company's stock option plans became immediately vested and exercisable in full, and remained exercisable until March 31, 1996; (d) a lump sum payment in the amount of $125,000, representing the prorated portion of the estimated bonus Mr. Greaves would have earned during 1995 under the Company's Performance-Based Annual Bonus Plan; (e) a lump sum payment equal to Mr. Greaves' aggregate accrued benefits under certain of the Company's retirement benefit plans and programs; (f) free lifetime medical benefits for Mr. Greaves and his spouse at the level provided from time to time for the Company's senior executives; and (g) certain other benefits.

    Mr. Greaves and the Company agreed in the Greaves Settlement Agreement to a mutual general release of each other and their respective affiliates, representatives, successors and assigns from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, that either had, now has, or may thereafter claim to have against the released parties arising out of or relating in any way to Mr. Greaves' relationship with the Company as an employee, and the termination of such employment, or to any other matter, event or cause arising on or before March 31, 1995.

    Pursuant to the Greaves Consulting Agreement, Mr. Greaves will serve the Company as an independent consultant for the three-year period commencing March 31, 1995 (the "Greaves Consulting Period"). Pursuant to the Greaves Consulting Agreement, Mr. Greaves will perform such services on a limited-time basis, and will not be required to devote more than (a) 50% of his time to the performance of such services during the first 12 months of the Greaves Consulting Period,
(b) 25% of his time to the performance of such services during the second months of the Greaves Consulting Period and (c) such time as may be reasonably necessary during the last 12 months of the Greaves Consulting Period.

    The Greaves Consulting Agreement provides that the Company will pay Mr. Greaves a consulting fee (i) during the first 12 months of the Greaves Consulting Period, at the rate of $800,000 per year, (ii) during the second 12 months of the Greaves Consulting Period, at the rate of $700,000 per year and
(iii) during the third 12 months of the Greaves Consulting Period, at the rate of $500,000 per year. Mr. Greaves will also accrue certain retirement and fringe benefits, as specified in the Greaves Consulting Agreement, and the Company will transfer ownership or otherwise assign to Mr. Greaves the split-dollar life insurance policy maintained by the Company on Mr. Greaves' life. In addition, in the event that any payment received by Mr. Greaves pursuant to the Greaves Settlement Agreement and the Greaves Consulting Agreement will be subject to the "golden parachute" excise tax imposed under section 4999 of the Code, the Company will pay to Mr. Greaves an additional amount to offset the effects of such excise tax. The Company believes, however, that none of such payments will be subject to the excise tax under section 4999 of the Code.

    Pursuant to the Greaves Consulting Agreement, Mr. Greaves has agreed to keep confidential certain nonpublic information regarding the Company. Mr. Greaves has also agreed to certain provisions that do not allow him to compete with the Company during the Greaves Consulting Period. The Company and Mr. Greaves are currently negotiating a final settlement and termination of the Greaves Consulting Agreement in connection with the FHC Merger in order for Mr. Greaves to qualify as an independent director under the terms of the documents evidencing the FHC Merger.

    Dr. Kizer, a director of the Company, served as a director of the Foundation since 1992 and, since December 1993, Dr. Kizer has been Chairman of the Board of the Foundation. Under the relevant provisions of California law, when a corporation converts from nonprofit to for-profit corporate status, the equivalent of the fair market value of the nonprofit corporation must be contributed to a successor charity that has a charitable purpose consistent with the purposes of the nonprofit entity. The Foundation was formed to be the charitable recipient of the conversion settlement when Health Net effected a conversion from nonprofit to for- profit status, which occurred in February 1992 (the "Conversion"). In connection with the Conversion, Health Net issued to the Foundation promissory notes in the original principal amount of $225 million and shares of Class B Common Stock, which immediately prior to the HSI Combination were split to become the 25,684,152 shares of Class B Common Stock then held by the Foundation. While such shares are held by the Foundation, they are entitled to the same economic benefit of Class A Common Stock, but are non-voting in nature. If the Foundation sells or transfers such shares to an unrelated third party, they automatically convert to Class A Common Stock. In connection with the Offering in May 1996, the Foundation sold 6,386,510 shares of Class B Common Stock which were automatically converted to Class A Common Stock. The Foundation now holds 19,297,642 shares of Class B common Stock and as of December 31, 1996, approximately $19.4 million in principal of such notes remained outstanding.

    Pursuant to the Amended Foundation Shareholder Agreement, dated as of January 28, 1992 (the "Foundation Shareholder Agreement") by and among the Company, the Foundation and certain stockholders of HN Management Holdings, Inc. named therein, the Foundation is subject to various volume and manner of sale restrictions specified in the Foundation Shareholder Agreement which limit the number of shares that the Foundation may dispose of prior to December 31, 1998. In addition, the Foundation Shareholder Agreement, in conjunction with the Letter Agreement executed by the Company and the Trustees of the Trust (each as defined below) on March 9, 1995 and ratified by the Company's Board of Directors on March 16, 1995 (the "Letter Agreement") requires the Foundation to offer its shares of Class B Common Stock to the Company prior to selling such shares to any other person. In this respect, the Foundation Shareholder Agreement permits the Foundation to offer and sell up to 80% of the Foundation's interest in the Class B Common Stock (or all but 5,136,830 of such shares) to the Company prior to December 31, 1998 (including up to 3,852,623 shares in 1997 and up to the balance of the 80% not previously sold in 1998). The Foundation Shareholder Agreement, in conjunction with the Letter Agreement, requires the Foundation to provide the Company with notice on or before January 31 of each year setting forth the number of shares, if any, being offered to the Company. The Company then has 45 days following receipt of such notice to notify the Foundation of its intention to purchase such number of shares. On January 27, 1997, the Foundation provided the Company with notice of its offer to sell 3,852,653 shares of Class B Common Stock, provided that at the Company's option the number of shares may be increased to not more than 5,000,000 shares. Pursuant to such offer to sell, the Foundation agreed to extend until May 31, 1997 the time in which the Company must notify the Foundation of its intention to purchase or redeem such number of shares of Class B Common Stock. The Company has no current intention to purchase or redeem such shares consistent with the pooling of interest accounting rules and any such decision to purchase or redeem such shares will be made by the full Board of Directors of the Company.

    Mr. Mancino, a director of the Company, is a partner in the law firm of McDermott, Will & Emery. The Company paid McDermott, Will & Emery approximately $302,000 for legal services rendered to the Company and certain of its subsidiaries in 1996.

    Mr. Montgomery, a director of the Company, is the President and Chief Executive Officer of Alta Bates Health System, a health system holding company. Subsidiaries of Alta Bates Health System have provided hospital and other services to a Company subsidiary since December 1990. Payments by such subsidiary for such services totaled approximately $58.7 million in 1996. In addition, Alta Bates Health System was an employer group of a Company subsidiary in 1996 and continues to be such an employer group. Premiums paid by Alta Bates Health System to such subsidiary totaled approximately $3.4 million in 1996.

    On March 9, 1995, the Company and Roger F. Greaves, Stephen D. Vogt and Gerald M. Cooper (in their capacities as such, the "Trustees") as Trustees of the trust (the "Trust") created pursuant to an Amended and Restated Trust Agreement dated as of May 1, 1994 (the "Trust Agreement"), on behalf of the founding stockholders of HNMH who were stockholders as of the Conversion (the "Original Stockholders"), executed a Letter Agreement (the "Letter Agreement"), which agreement was ratified by the Board of Directors of the Company on March 16, 1995. The following persons are directors or Executive Officers of the Company and are among the Original Stockholders: Roger F. Greaves, Charles T. Braden and James Wilk. Pursuant to the Letter Agreement, the Original Stockholders agreed to waive their right to purchase shares of Class B Common Stock from the Foundation pursuant to the Amended Foundation Shareholder Agreement dated as of January 28, 1992 (the "Foundation Shareholder Agreement") among the Company, the Foundation and the Original Stockholders through the term of the Foundation Shareholder Agreement. The Letter Agreement provides that, during the 10-day period commencing immediately after the 120-day period following Board approval of the Letter Agreement, the Original Stockholders could have elected to sell to the Company a number of shares of Class A Common Stock up to the entire number of shares of Class A Common Stock owned by such stockholder under the Trust at a purchase price equal to the average closing price of Class A Common Stock on the NYSE over the last 20 trading days occurring in the 120-day period. However, the Company currently has no such obligation to repurchase shares from the Original Stockholders pursuant to the terms of the Letter Agreement because, prior to the end of the 120-day period, the Board of Directors of the Company approved a proposed business combination (the "HSI/WellPoint Transaction") with WellPoint Health Networks Inc. ("WellPoint") and certain commercial operations of Blue Cross of California ("BCC"). Nevertheless, the Letter Agreement also provided that, because the proposed HSI/WellPoint Transaction was not ultimately consummated, the Company and the Original Stockholders were to commence good faith discussions to determine a procedure, consistent with the terms and conditions of the Letter Agreement, whereby each such Original Stockholder may elect to sell to the Company a number of shares of Class A Common Stock up to the entire number of such shares beneficially owned by such Original Stockholder under the Trust. In accordance with such good faith discussions, in February 1996 the Company repurchased an aggregate of 303,879 shares of Class A Common Stock from the Original Stockholders. Pursuant to the terms of the Trust Agreement the Trust was terminated effective February 7, 1997.

    On September 30, 1996 the Board of Directors terminated all of the Company's stock repurchase programs in connection with the FHC Merger. Prior to such termination, in February of 1996 the Company repurchased an aggregate of 303,879 shares at a price of $31.547 per share (or $9,586,470 in the aggregate) pursuant to the Letter Agreement. In this transaction the Company repurchased 15,540 shares from Mr. Braden for an aggregate purchase price of $490,240, and 3,108 shares from Mr. Wilk for an aggregate purchase price of 98,048. In addition, in connection with the Offering in May 1996, the Company repurchased an aggregate of 3,194,374 shares of the Company's Class A Common Stock at a price of $28.92, including 425,000 shares from Mr. Greaves, 75,228 shares from Mr. Braden and 15,000 shares from Mr. Wilk.

    In August 1995, the Company loaned to Philip Katz, Ph.D., a Vice President and the Chief Information Officer of the Company, an amount of $125,000 to facilitate the relocation of Dr. Katz from the Philadelphia, Pennsylvania area to the Company's Woodland Hills, California office. The loan did not bear interest and was due upon the sale of Dr. Katz's home in Philadelphia. Accordingly, such loan was paid off in full in March 1996.

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENTS, SCHEDULES, AND REPORTS ON FORM 8-K

(a)  Financial Statements, Schedules and Exhibits

    1.  Financial Statements

    The following consolidated financial statements are included in this Annual Report on Form 10-K:

        Report of Deloitte & Touche LLP

        Consolidated balance sheets at December 31, 1996 and 1995

        Consolidated statements of income for each of the three years in the period ended December 31, 1996

        Consolidated statements of stockholders' equity for each of the three years in the period ended December 31, 1996

        Consolidated statements of cash flows for each of the three years in the period ended December 31, 1996.

        Notes to consolidated financial statements

    2.  Financial Statement Schedules

    The following financial statement schedules are filed as a part of this Annual Report on Form 10-K:

        Schedule I-Condensed Financial Information of the Company

        Schedule II-Valuation and Qualifying Accounts

    All other schedules are omitted because they are not applicable, not required, or because the required information is included in the consolidated financial statements or notes thereto.

    3.  Exhibits

The following exhibits are filed as part of this Annual Report on Form 10-K or are incorporated herein by reference:

 EXHIBIT
   NO.   DESCRIPTION
-----------------------------------------------------------------------------------
   2.1   Agreement and Plan of Merger, dated August 28, 1993, between and among HN
           Management Holdings, Inc., QualMed, Inc. and QM Merger Sub, Inc.
           (included as Annex A to the HSI Proxy Statement/Prospectus filed with
           HSI's Registration Statements on Forms S-1 and S-4 (File nos. 33-72892
           and 33-72892-01, respectively) which is incorporated by reference herein).

   2.1.1 Aendment No. 1 to the Agreement and Plan of Merger, dated August 29, 1993, between and among HN Management Holdings, Inc., QualMed, Inc. and QM
           Merger Sub, Inc. (included in Annex A to the HSI Proxy
           Statement/Prospectus filed with HSI's Registration Statements on Forms
           S-1 and S-4 (File nos. 33-72892 and 33-72892-01, respectively) which is incorporated by reference herein).

   2.1.2 Letter Agreement re: Split Ratio, dated December 6, 1993, by and among HN
           Management Holdings, Inc., QualMed, Inc. and QM Merger Sub, Inc.
           (included in Annex A to the HSI Proxy Statement/Prospectus filed with
           HSI's Registration Statements on Forms S-1 and S-4 (File nos. 33-72892 and 33-72892-01, respectively) which is incorporated by reference herein).

 EXHIBIT
   NO.   DESCRIPTION
-----------------------------------------------------------------------------------
   2.2   Agreement and Plan of Merger, dated September 14, 1994, by and among
           Health Systems International, Inc., M.D. Enterprises of Connecticut,
           Inc., M.D. Health Plan, Inc. and MDE Merger Sub, Inc., (included in
           Annex A to the Proxy Statement/Prospectus with HSI's Registration
           Statement on Form S-4 (File No. 33-86524) which is incorporated by reference herein).

   2.2.1 Amendment No. 1 to the Agreement and Plan of Merger, dated November 14,
           1994, by and among Health Systems International, Inc., M.D. Enterprises of Connecticut, Inc., M.D. Health Plan, Inc. and MDE Merger Sub, Inc.
           (included in Annex A to the Proxy Statement/ Prospectus with HSI's
           Registration Statement on Form S-4 (File No. 33-86524) which is incorporated by reference herein).

   2.2.2 Amended and Restated Agreement and Plan of Merger dated January 13, 1995 by and among Health Systems International, Inc., M.D. Enterprises of
           Connecticut, Inc., M.D. Health Plan, Inc. and MDE Merger Sub, Inc.,
           (included in Annex A to the Proxy Statement/ Prospectus, filed with
           Amendment No. 1 to HSI's Registration Statement on Form S-4 (File No.
           33-86524) which is incorporated by reference herein).

   2.4   Purchase Agreement, dated as of June 13, 1995, between Health Systems
           International, Inc. and G.H. Holding Corporation (including the Addendum thereto dated as of July 10, 1995) (filed as Exhibit 2.1 to HSI's
           Current Report on Form 8-K dated July 10, 1995, which is incorporated by reference herein).

   2.5   Agreement and Plan of Merger, dated October 1, 1996, by and among Health
           Systems International, Inc., FH Acquisition Corp. and Foundation Health
           Corporation (included in Appendix I to the Joint Proxy
           Statement/Prospectus filed with HSI's Registration Statement on Form S-4
           (File No. 333-19273) which is incorporated by referenced herein).

   3.1 Third Amended and Restated Certificate of Incorporation of HSI (included as Exhibit 4.1 to the HSI Registration Statement on Form S-8 (File No.
           33-74780) which is incorporated by reference herein).

   3.2   Third Amended and Restated By-Laws of HSI (included as Exhibit 4.1 to
           HSI's Quarterly Report on Form 10-Q for the quarter ended September 30,
           1995, which is incorporated by reference herein).

   3.2.1 Amendment to Third Amended and Restated Bylaws of HSI (included as Exhibit
           3.2.1 to HSI's Quarterly Report on Form 10-Q for the quarter ended
           September 30, 1996, which is incorporated by reference herein).

   4.1 Form of Class A Common Stock Certificate of HSI (included as Exhibit 4.2 to HSI's Registration Statements on Forms S-1 and S-4 (File Nos.
           33-72892 and 33-72892-01, respectively which is incorporated by reference herein).

   4.2 Form of Class B Common Stock Certificate of HSI (included as Exhibit 4.3 to HSI's Registration Statements on Forms S-1 and S-4 (File Nos.
           33-72892 and 33-72892-01, respectively) which is incorporated by reference herein).

   4.3.1 Nonnegotiable Senior Secured Promissory Note in the original principal amount of $150,000,000, dated January 28, 1992, made by Health Net in favor of The California Wellness Foundation (filed as Exhibit 4.8 to
           HSI's Registration Statements on Forms S-1 and S-4 (File Nos. 33-72892 and 33-72892-01, respectively) which is incorporated by reference herein).

 EXHIBIT
   NO.   DESCRIPTION
-----------------------------------------------------------------------------------
   4.3.2 Nonnegotiable Subordinated Secured Promissory Note in the original principal amount of $75,000,000, dated January 28, 1992, made by Health
           Net in favor of The California Wellness Foundation (filed as Exhibit 4.9 to HSI's Registration Statements on Forms S-1 and S-4 (File Nos.
           33-72892 and 33-72892-01, respectively) which is incorporated by reference herein).

   4.3.3 Senior Security Agreement, dated January 28, 1992, between Health Net and
           The California Wellness Foundation (filed as Exhibit 4.10 to HSI's
           Registration Statements on Forms S-1 and S-4 (File Nos. 33-72892 and
           33-72892-01, respectively) which is incorporated by reference herein).

   4.3.4 Subordinated Security Agreement, dated January 28, 1992, between Health
           Net and The California Wellness Foundation (filed as Exhibit 4.11 to
           HSI's Registration Statements on Forms S-1 and S-4 (File Nos. 33-72892 and 33-72892-01, respectively) which is incorporated by reference herein).

   4.3.5 Cash Pledge Agreement, dated January 28, 1992, by and between Health Net and The California Wellness Foundation (filed as Exhibit 4.12 to HSI's
           Registration Statements on Forms S-1 and S-4 (File Nos. 33-72892 and
           33-72892-01, respectively) which is incorporated by reference herein).

   4.3.6 Sinking Fund Agreement, dated as of January 28, 1992, by and between
           Health Net and The California Wellness Foundation (filed as Exhibit 4.13 to HSI's Registration Statements on Forms S-1 and S-4 (File Nos.
           33-72892 and 33- 72892-01, respectively) which is incorporated by reference herein).

   4.3.7 Charitable Contribution Grant and Subordination Agreement, dated January
           28, 1992, between Health Net and The California Wellness Foundation
           (filed as Exhibit 4.14 to HSI's Registration Statements on Forms S-1 and
           S-4 (File Nos. 33-72892 and 33-72892-01, respectively) which is incorporated by reference herein).

   4.3.8 Guaranty Agreement, dated January 28, 1992, between Health Net and The
           California Wellness Foundation (filed as Exhibit 4.15 to HSI's
           Registration Statements on Forms S-1 and S-4 (File Nos. 33-72892 and
           33-72892-01, respectively) which is incorporated by reference herein).

   9.1.1 Amended and Restated Trust Agreement, dated as of May 1, 1994, among Roger
           F. Greaves, Gerald M. Cooper and Stephen D. Vogt, as Trustees, and the
           shareholders on Exhibit 1 therein (filed as Exhibit 9.1 to HSI's
           Quarterly Report on Form 10-Q for the quarter ended March 31, 1994)
           which is incorporated by reference herein).

   9.1.2 Letter Agreement, dated March 31, 1995, among Health Systems
           International, Inc., WellPoint Health Networks Inc. and Roger F.
           Greaves, Stephen D. Vogt and Gerald M. Cooper, as Trustees of the Trust
           created pursuant to the Amended and Restated Trust Agreement dated as of
           May 1, 1994 (filed as Exhibit 10.3 to HSI's Quarterly Report on Form
           10-Q for the quarter ended March 31, 1995, which is incorporated by reference herein).

   9.1.3 Letter Agreement dated as of January 26, 1995, among Health Systems
           International, Inc., The California Wellness Foundation and the founding stockholders of Health Systems International, Inc. (filed as Exhibit
           28.1 to HSI's Current Report on Form 8-K dated January 26, 1995, which is incorporated by reference herein).

   9.1.4 Letter Agreement, dated March 9, 1995, among Health Systems International,
           Inc. and Roger F. Greaves, Stephen D. Vogt and Gerald M. Cooper, as
           Trustees of the Trust created pursuant to the Amended and Restated Trust
           Agreement dated as of May 1, 1994 (filed as Exhibit 10.1 to HSI's
           Current Report on Form 8-K dated March 9, 1995, which is incorporated by reference herein).

 EXHIBIT
   NO.   DESCRIPTION
-----------------------------------------------------------------------------------
   9.2   Voting Agreement, dated October 1, 1996 between Malik M. Hasan, M.D. and
           Foundation Health Corporation (filed as Exhibit 9.1 to HSI's
           Registration Statement on Form S-4 (File No. 333-19273) which is incorporated by reference herein).

  10.1   Amended Foundation Shareholder Agreement, dated as of January 28, 1992, among HN Management Holdings, Inc., the California Wellness Foundation
           and the stockholders of HN Management Holdings, Inc. named therein
           (filed as Exhibit 10.1 to HSI's Registration Statements on Forms S-1 and
           S-4 (File Nos. 33-72892 and 33-72892-01, respectively) which is incorporated by reference herein).

  10.2   Officers' Agreement, dated August 28, 1993, by and among HN Management holdings, Inc., QualMed, Inc., Roger F. Greaves, Stephen D. Vogt and
           Gerald M. Cooper (filed as Exhibit 10.2 to HSI's Registration Statements on Forms S-1 and S-4 (File Nos. 33-72892 and 33-72892-01, respectively)
           which is incorporated by reference herein).

*+10.3   Amended and Restated Employment Agreement, dated March 10, 1997, by and between HSI and Malik M. Hasan, M.D, a copy of which is filed herewith.

 *10.4   Employment Agreement, dated August 28, 1993, by and among QualMed, Inc.,
           HN Management Holdings, Inc. and Dale T. Berkbigler, M.D. (filed as
           Exhibit 10.20 to HSI's Registration Statements on Forms S-1 and S-4
           (File Nos. 33-72892 and 33-72892-01, respectively) which is incorporated by reference herein).

 *10.5   Severance Payment Agreement, dated as of April 25, 1994, among HSI, Health
           Net and James J. Wilk (filed as Exhibit 10.9 to HSI's Annual Report on
           Form 10-K for the year ended December 31, 1994, which is incorporated by reference herein).

 *10.6   Severance Payment Agreement, dated as of April 25, 1994, among HSI,
           QualMed, Inc. and B. Curtis Westen (filed as Exhibit 10.10 to HSI's
           Annual Report on Form 10-K for the year ended December 31, 1994, which is incorporated by reference herein).

 *10.7   Severance Payment Agreement, dated as of April 25, 1994, among HSI,
           QualMed, Inc. and Terry Fouts, M.D. (filed as Exhibit 10.11 to HSI's
           Annual Report on Form 10-K for the year ended December 31, 1994, which is incorporated by reference herein).

 *10.8   Amendment No. 1 to Employment Agreement dated as of April 27, 1994, by and among HSI, QualMed, Inc. and Dale T. Berkbigler, M.D. (filed as Exhibit
           10.17 to HSI's Annual Report on Form 10-K for the year ended December
           31, 1994, which is incorporated by reference herein).

 *10.9   The Health Net Supplemental Executive Retirement Program, which includes
           The Health Net Executive Deferred Plan, The Health Net Supplemental
           Credit Plan and The Health Net Frozen Accrued Benefit Plan (filed as
           Exhibit 10.24 to HSI's Registration Statements on Forms S-1 and S-4
           (File Nos. 33-72892 and 33-72892-01, respectively) which is incorporated by reference herein).

  10.10  Office Lease, dated as of January 1, 1992, by and between Warner
           Properties III and Health Net (filed as Exhibit 10.23 to HSI's
           Registration Statements on Forms S-1 and S-4 (File Nos. 33-72892 and
           33-72892-01, respectively) which is incorporated by reference herein).

 *10.11  The Health Net Supplemental Executive Retirement Program (filed as Exhibit
           10.24 to HSI's Registration Statements on Form S-1 and S-4 (File Nos.
           33-72892 and 33-72892-01, respectively) which is incorporated by reference herein).

 *10.12  Health Net Annual Management Incentive Compensation Plan (filed as Exhibit
           10.25 to HSI's Registration Statements on Forms S-1 and S-4 (File Nos.
           33-72892 and 33-72892-01, respectively) which is incorporated by reference herein).

 EXHIBIT
   NO.   DESCRIPTION
-----------------------------------------------------------------------------------
 *10.13  Health Net Long-Term Executive Incentive Compensation Plan (filed as
           Exhibit 10.26 to HSI's Registration Statements on Forms S-1 and S-4
           (File Nos. 33-72892 and 33-72892-01, respectively) which is incorporated by reference herein).

 *10.14  HN Management Holdings, Inc. Restricted Stock Plan (filed as Exhibit 10.27 to HSI's Registration Statements on Forms S-1 and S-4 (File Nos.
           33-72892 and 33-72892-01, respectively) which is incorporated by reference herein).

 *10.15  Health Systems International, Inc. Second Amended and Restated 1991 Stock
           Option Plan (filed as Exhibit 10.30 to Registration Statement on Form
           S-4 (File No. 33-86524) which is incorporated by reference herein).

 *10.16  Health Systems International, Inc. Second Amended and Restated
           Non-Employee Director Stock Option Plan (filed as Exhibit 10.31 to
           Registration Statement on Form S-4 (File No. 33-86524) which is incorporated by reference herein).

 *10.17  Health Systems International, Inc. Second Amended and Restated 1989 Stock
           Option Plan (filed as Exhibit 10.32 to Registration Statement on Form
           S-4 (File No. 33-86524) which is incorporated by reference herein).

 *10.18  Health Systems International, Inc. Employee Stock Purchase Plan (filed as
           Exhibit 10.33 to HSI's Registration Statements on Forms S-1 and S-4
           (File Nos. 33-72892 and 33-72892-01 respectively) which is incorporated by reference herein).

 *10.19  Health Systems International, Inc. 1994 Optional Stock Repurchase Program
           (filed as Exhibit 10.1 to HSI's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, filed May 13, 1994, which is incorporated by reference herein).

 *10.20  Health Systems International, Inc. Performance-Based Annual Bonus Plan
           (filed as Exhibit 10.35 to Registration Statement on Form S-4 (File No.
           33-86524) which is incorporated by reference herein).

 *10.21  Deferred Compensation Agreement dated as of March 3, 1995, by and among
           Malik M. Hasan, M.D., HSI and the Compensation and Stock Option
           Committee of the Board of Directors of HSI (filed as Exhibit 10.31 to
           HSI's Annual Report on Form 10-K for the year ended December 31, 1994, which is incorporated by reference herein).

 *10.22  Trust Agreement for Deferred Compensation Arrangement for Malik M. Hasan,
           M.D., dated as of March 3, 1995, by and between HSI and Norwest Bank
           Colorado N.A. (filed as Exhibit 10.32 to HSI's Annual Report on Form
           10-K for the year ended December 31, 1994, which is incorporated by reference herein).

 *10.23 Registration Rights Agreement dated as of March 2, 1995 between HSI and the Foundation (filed as Exhibit No. 28.2 to HSI's Current Report on
           Form 8-K dated March 2, 1995, which is incorporated by reference herein).

 *10.24  Description of Retention Payment Arrangement between Health Systems
           International, Inc. and Andrew Wang (filed as Exhibit 10.10 to HSI's
           Quarterly Report on Form 10-Q for the quarter ended September 30, 1995).

 *10.25  Health Systems International, Inc. 1995 Stock Appreciation Right Plan
           (filed as Exhibit 10.12 to HSI's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, which is incorporated by reference herein).

  10.26 Letter Agreement Re: Temporary Warehouse/Mail Center Operations Support, dated October 16, 1995, between Health Net and CBS Associates, Inc. (an affiliate of Charles Braden, a director of HSI) (filed as Exhibit 10.15 to HSI's Quarterly Report on Form 10-Q for the quarter ended September
           30, 1995, which is incorporated by reference herein).

 EXHIBIT
   NO.   DESCRIPTION
-----------------------------------------------------------------------------------
 *10.27  Employment Letter, dated June 9, 1995, between Philip Katz, Ph.D. and
           Health Net (filed as Exhibit 10.38 to HSI's Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated by reference herein).

 *10.28 Agreement and accompanying Promissory Note, each dated August 17, 1995, between Philip Katz, Ph.D. and Health Net (filed as Exhibit 10.39 to
           HSI's Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated by reference herein)

  10.29  Credit Agreement dated as of April 12, 1995 among Health Systems
           International, Inc., Bank of America National Trust and Savings
           Association, as Agent, and financial institutions party thereto (filed as Exhibit 10.17 to HSI's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, which is incorporated by reference herein).

  10.30  Amended and Restated Credit Agreement dated as of April 26, 1996 among
           Health Systems International, Inc., Bank of America National Trust and
           Savings Association, as Agent, and financial institutions party thereto
           (filed as Exhibit 10.1 to HSI's Current Report on Form 10-K dated May 3,
           1996, which is incorporated by reference herein).

  10.31  Amendment No. 1 to Credit Agreement dated as of May 10, 1996 among Health
           Systems International, Inc., Bank of America National Trust and Savings
           Association, as Agent, and financial institutions party thereto (filed as Exhibit 10.32 to HSI's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, which is incorporated by reference herein).

  10.32  Amendment No. 2 to Credit Agreement dated as of May 28, 1996 among Health
           Systems International, Inc., Bank of America National Trust and Savings
           Association, as Agent, and financial institutions party thereto (filed as Exhibit 10.33 to HSI's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, which is incorporated by reference herein).

 +10.33  Amendment No. 3 to Credit Agreement dated as of January 31, 1997 among
           Health Systems International, Inc., Bank of America National Trust and
           Savings Association, as Agent, and financial institutions party thereto, a copy of which is filed herewith.

  10.34  Confidential Settlement and Separation Agreement and General Release dated as of June 15, 1996 by and between E. Keith Hovland and HSI (filed as
           Exhibit 10.34 to HSI's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 which is incorporated by reference herein).

 *10.35  Employment Letter Agreement dated May 28, 1996 between Michael D. Pugh and
           QualMed, Inc. (filed as Exhibit 10.35 to HSI's Quarterly Report on Form
           10-Q for the quarter ended June 30, 1996, which is incorporated by reference herein).

 *10.36  Employment Letter Agreement dated June 4, 1996 between Arthur M. Southam and HSI and Health Net (filed as Exhibit 10.36 to HSI's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, which is incorporated by reference herein).

 *10.37  Employment Letter Agreement dated July 3, 1996 between Jay M. Gellert and
           HSI (filed as Exhibit 10.37 to HSI's Quarterly Report on Form 10-Q for
           the quarter ended September 30, 1996, which is incorporated by reference herein).

 *10.38  Employment Letter Agreement dated September 30, 1996 between Douglas C.
           Werner and HSI (filed as Exhibit 10.38 to HSI's Quarterly Report on Form
           10-Q for the quarter ended September 30, 1996, which is incorporated by reference herein).

  10.39  Rights Agreement dated as of June 1, 1996 by and between the Company and
           Harris Trust and Savings Bank, as Rights Agent (filed as Exhibit 99.1 to the Company's Registration Statement on Form 8-A (File No. 001-12718)
           which is incorporated by reference herein).

 EXHIBIT
   NO.   DESCRIPTION
-----------------------------------------------------------------------------------
  10.40  First Amendment to the Rights Agreement dated as of October 1, 1996, by and between the Company and Harris Trust and Savings Bank, as Rights
           Agent (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K
           filed October 9, 1996, which is incorporated by reference herein).

 +11.1   Statement relative to computation of per share earnings of the Company, a copy of which is filed herewith.

 +21.1   Subsidiaries of HSI, a copy which is filed herewith.

 +23.1   Consent of Deloitte & Touche LLP, a copy of which is filed herewith.

 +27     Financial Data Schedule, a copy of which has been filed with the EDGAR version of this filing.

------------------------

* Management contract or compensatory plan or arrangement required to be filed as an exhibit to this Annual Report on Form 10-K pursuant to Item 14(c) of Form 10-K.

+   A copy of the Exhibit is filed herewith.

    (b)  Reports on Form 8-K

    A Current Report on Form 8-K dated October 1, 1996 was filed by the Company announcing that:

        (a) On October 1, 1996 the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Foundation Health Corporation ("FHC") and FH Acquisition Corp., a wholly-owned subsidiary of the Company ("Merger Sub"), pursuant to which Merger Sub will be merged with and into FHC, subject to regulatory and stockholder approvals.

        (b) On October 1, 1996 the Company entered into and Amendment to its Rights Agreement with Harris Trust and Savings Bank to exempt the Merger Agreement with FHC from the Rights Agreement and modify the circumstances under which the Company's Board of Directors can terminate the Rights Agreement.

    No other Current Reports on Form 8-K were filed by the Company during the quarterly period ended December 31, 1996.

                           SUPPLEMENTAL SCHEDULE I--
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                       HEALTH SYSTEMS INTERNATIONAL, INC.
                            CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                        DECEMBER 31   DECEMBER 31
                                                                                            1996          1995
                                                                                        ------------  ------------
                                                      ASSETS
  Current assets:
    Cash and equivalents..............................................................   $    9,460    $   12,661
    Marketable securities held for sale...............................................       24,130        15,866
    Other current assets..............................................................       23,197         2,428
                                                                                        ------------  ------------
  Total current assets................................................................       56,787        30,955
  Property and equipment, net.........................................................        3,515           720
  Intangibles, net....................................................................      203,309       185,771
  Investment in subsidiaries..........................................................      561,450       496,556
  Other assets........................................................................       (1,179)       (3,104)
                                                                                        ------------  ------------
    Total assets......................................................................   $  823,882    $  710,898
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Due to subsidiaries...............................................................      106,907        78,302
    Other current liabilities.........................................................        9,984        13,952
                                                                                        ------------  ------------
    Total current liabilities.........................................................      116,891        92,254
  Notes payable.......................................................................      342,373       333,373
  Other liabilities...................................................................         (358)         (256)
Stockholders' equity:
  Common stock........................................................................      187,137        66,196
  Retained earnings...................................................................      282,091       233,711
  Interest in unrealized (loss) gain on marketable securities held for sale by
    subsidiaries, net.................................................................       (8,421)        1,950
  Treasury stock......................................................................      (95,831)       --
  Advance to repurchase Class A common stock..........................................       --           (16,330)
                                                                                        ------------  ------------
    Total stockholders' equity........................................................      364,976       285,527
                                                                                        ------------  ------------
    Total liabilities and stockholders' equity........................................   $  823,882    $  710,898
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                             See accompanying notes

                           SUPPLEMENTAL SCHEDULE I--
           CONDENSED FINANCIAL INFORMATION OF REGISTRANT (CONTINUED)

                       HEALTH SYSTEMS INTERNATIONAL, INC.
                 CONDENSED STATEMENTS OF INCOME (IN THOUSANDS)

                                                                                    YEAR ENDED DECEMBER 31
                                                                             ------------------------------------
                                                                                1996        1995         1994
                                                                             ----------  -----------  -----------
Investment income..........................................................  $    1,571  $     2,966  $       598
Miscellaneous income.......................................................       3,600
                                                                             ----------  -----------  -----------
                                                                                  5,171        2,966          598
Expenses:
  Interest.................................................................      22,063       13,234        1,470
  Depreciation and amortization............................................       7,217        1,899      --
  Restructuring/Merger-related costs.......................................       2,500       20,164          672
  Other....................................................................      11,879        4,811          153
                                                                             ----------  -----------  -----------
  Loss before income taxes and equity in net income of subsidiaries........     (38,488)     (37,142)      (1,697)
Income tax benefit.........................................................      11,861       14,596          652
Equity in net income of subsidiaries.......................................     100,219      112,138       89,120
                                                                             ----------  -----------  -----------
  Net income...............................................................  $   73,592  $    89,592  $    88,075
                                                                             ----------  -----------  -----------
                                                                             ----------  -----------  -----------

                             See accompanying notes

                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    YEAR ENDED DECEMBER 31
                                                                             ------------------------------------
                                                                                1996        1995         1994
                                                                             ----------  -----------  -----------
OPERATING ACTIVITIES
Net income.................................................................  $   73,592  $    89,592  $    88,075
Equity in net income of subsidiaries.......................................    (100,219)    (112,138)     (89,120)
Changes in operating assets and liabilities................................      37,018      (90,808)      (4,923)
                                                                             ----------  -----------  -----------
  Net cash provided (used) by operating activities.........................      10,391     (113,354)      (5,968)
INVESTING ACTIVITIES
Sales or redemption of marketable securities held for sale.................      --          --             8,146
Purchases of marketable securities held for sale                                (20,160)     (15,574)     --
Purchases of property and equipment, net...................................      (3,273)        (743)
Investment in other companies..............................................      (4,146)
Acquisition of companies...................................................      (4,113)    (139,462)     --
Other......................................................................       1,205
                                                                             ----------  -----------  -----------

  Net cash (used) provided by investing activities.........................     (30,487)    (155,779)       8,146
FINANCING ACTIVITIES
Purchase of treasury stock.................................................    (105,419)     (24,418)     (18,940)
Proceeds from sale of stock................................................      95,831
Advances to repurchase shares of Class A common stock......................      --          (16,330)
Proceeds from exercise of stock options and employee stock plan
 purchases.................................................................      17,483        4,524        4,686
Net subsidiary activity....................................................      --          --           --
Borrowings.................................................................       9,000      310,000      --
                                                                             ----------  -----------  -----------
  Net cash (used) provided by financing activities.........................      16,895      273,776      (14,254)
                                                                             ----------  -----------  -----------
Increase (decrease) in cash and equivalents................................      (3,201)       4,643      (12,076)
Cash and equivalents, beginning of period..................................      12,661        8,018       20,094
                                                                             ----------  -----------  -----------
Cash and equivalents, end of period........................................  $    9,460  $    12,661  $     8,018
                                                                             ----------  -----------  -----------
                                                                             ----------  -----------  -----------

                             See accompanying notes

                           SUPPLEMENTAL SCHEDULE I--
           CONDENSED FINANCIAL INFORMATION OF REGISTRANT (CONTINUED)

                      HEALTH SYSTEMS INTERNATIONAL, INC.,
       NOTES TO SUPPLEMENTAL SCHEDULE I -- CONDENSED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

    HSI's investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries. HSI's share of net income of its unconsolidated subsidiaries is included in consolidated income using the equity method. Parent company only financial statements should be read in conjunction with HSI's consolidated financial statements.

2.  GUARANTEES

    Health Net, the principal subsidiary of HSI, has $19.3 million of long-term debt outstanding as of December 31, 1996 due to The California Wellness Foundation. Such debt was incurred in connection with the conversion of Health Net to a for-profit enterprise. In connection with the issuance of the original debt totaling $225 million, HSI has guaranteed the performance of Health Net under the debt agreements, including payment of all principal and interest.

                           SUPPLEMENTAL SCHEDULE II--
                       VALUATION AND QUALIFYING ACCOUNTS

                       HEALTH SYSTEMS INTERNATIONAL, INC.
                                 (IN THOUSANDS)

                                                                   COL. C
                                                       ------------------------------
                                            COL. B               ADDITIONS
                                         ------------  ------------------------------    COL. D         COL. E
                COL. A                    BALANCE AT   CHARGED TO                      -----------  --------------
---------------------------------------  BEGINNING OF   COSTS AND   CHARGED TO OTHER   DEDUCTIONS-  BALANCE AT END
              DESCRIPTION                   PERIOD      EXPENSES    ACCOUNTS-DESCRIBE   DESCRIBE      OF PERIOD
---------------------------------------  ------------  -----------  -----------------  -----------  --------------
Year ended December 31, 1996...........   $   13,408    $  12,894     $    --           $ (14,932)    $   11,370
Year ended December 31, 1995...........   $   11,235    $  14,575     $     2,168(1)    $ (14,570)    $   13,408
Year ended December 31, 1994...........   $   13,367    $   6,432     $    --           $  (8,564)    $   11,235

------------------------

(1)  Additional balance due to acquisitions of MDEC and Greater Atlantic

                                   SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized on March 31, 1997.

                                HEALTH SYSTEMS INTERNATIONAL, INC.

                                By:           /s/ MALIK M. HASAN, M.D.
                                     -----------------------------------------
                                                Malik M. Hasan, M.D.
                                        CHAIRMAN OF THE BOARD OF DIRECTORS,
                                        TREASURER (PRINCIPAL ACCOUNTING AND
                                       FINANCIAL OFFICER) AND CHIEF EXECUTIVE
                                       OFFICER (PRINCIPAL EXECUTIVE OFFICER)

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this Report has been signed below by the following persons on behalf of the Company and in the capacities indicated on March 31, 1997.

          SIGNATURE                                  TITLE
------------------------------  ------------------------------------------------

 /s/ LAWRENCE E. AUSTIN, M.D.
------------------------------  Director
   Lawrence E. Austin, M.D.

 /s/ DALE T. BERKBIGLER, M.D.
------------------------------  Director, Vice Chairman of the Board, Executive
   Dale T. Berkbigler, M.D.       Vice President and Chief Medical Officer

    /s/ CHARLES T. BRADEN
------------------------------  Director
      Charles T. Braden

    /s/ J. THOMAS BOUCHARD
------------------------------  Director
      J. Thomas Bouchard

    /s/ GEORGE DEUKMEJIAN
------------------------------  Director
      George Deukmejian

     /s/ THOMAS T. FARLEY
------------------------------  Director
       Thomas T. Farley

   /s/ MICHAEL E. GALLAGHER
------------------------------  Director
     Michael E. Gallagher

          SIGNATURE                                  TITLE
------------------------------  ------------------------------------------------

      /s/ JAY M. GELLERT
------------------------------  Director, President and Chief Operating Officer
        Jay M. Gellert

     /s/ ROGER F. GREAVES
------------------------------  Director
       Roger F. Greaves

                                Director, Chairman of the Board of Directors,
   /s/ MALIK M. HASAN, M.D.       Treasurer (Principal Financial and Accounting
------------------------------    Officer) and Chief Executive Officer
     Malik M. Hasan, M.D.         (Principal Executive Officer)

  /s/ KENNETH W. KIZER, M.D.
------------------------------  Director
    Kenneth W. Kizer, M.D.

     /s/ DOUGLAS MANCINO
------------------------------  Director
       Douglas Mancino

   /s/ ROBERT L. MONTGOMERY
------------------------------  Director
     Robert L. Montgomery

       /s/ KEVIN MURPHY
------------------------------  Director
         Kevin Murphy

PROXY                                                                PROXY
                      FOUNDATION HEALTH SYSTEMS, INC.
                            21600 Oxnard Street
                      Woodland Hills, California 91367
                           225 North Main Street
                           Pueblo, Colorado 81003

                    This Proxy is solicited on behalf of
                        the Board of Directors and
                Management of Foundation Health Systems, Inc.

The undersigned does hereby appoint Malik M. Hasan, M.D., Jay M. Gellert and
B. Curtis Westen as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Class A Common Stock of Foundation Health Systems, Inc. (the "Company") held of record by the undersigned on July 3, 1997 at the annual meeting of stockholders to be held on August 6, 1997 or any adjournment or postponement thereof.

              PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                             USING THE ENCLOSED ENVELOPE.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER
                           USING DARK INK ONLY. /X/

If no direction is made this Proxy will be voted FOR proposals 1 through 7 and in the direction of the Proxies as to any other matter that may properly come before the Annual Meeting.

1.  Election of Directors--                   For      Withhold     For All
    Nominees: Malik M. Hasan, M.D.,           All         All        Except
    Daniel D. Crowley, Gov. George            / /         / /           / /
    Deukmejian and Adm. Earl B.
    Fowler.
    ________________________________
    (Except nominee(s) written above)

2.  Proposal to approve the Foundation          For       Against      Abstain
    Health Systems, Inc. 1997 Stock             / /         / /           / /
    Option Plan.

3.  Proposal to approve the Foundation         For        Against      Abstain
    Health Systems, Inc. Third Amended         / /          / /           / /
    and Restated Non-Employee Director
    Stock Option Plan.

4.  Proposal to approve the Foundation         For        Against      Abstain
    Health Systems, Inc. Employee Stock        / /          / /           / /
    Purchase Plan.




5.  Proposal to approve the availability       For        Against      Abstain
    of 650,000 shares of the Company's         / /          / /           / /
    Class A Common Stock for purchase
    under the Foundation Health Corporation
    Employee Stock Purchase Plan.

6.  Proposal to approve material terms of      For        Against      Abstain
    the Foundation Health Systems, Inc.        / /          / /           / /
    Performance-Based Annual Bonus Plan.

7.  Proposal to ratify the selection of        For        Against      Abstain
    Deloitte & Touche LLP as the Company's     / /          / /           / /
    independent public accountants.

8.  To authorize the proxies to vote in        For        Against      Abstain
    their discretion upon such other matters   / /          / /           / /
    as may properly come before the Annual
    Meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on August 6, 1997 and the related Proxy Statement. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.


                                        Dated: _________________________, 1997

Signature(s) ________________________________________________________________
_____________________________________________________________________________
Please sign exactly as name appears hereon, when shares are held jointly, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please in partnership name by authorized person.

                            FOLD AND DETACH HERE

                           YOUR VOTE IS IMPORTANT!

                PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT
                       PROMPTLY IN THE ENCLOSED ENVELOPE

                                                                       ANNEX II

                             FOUNDATION HEALTH CORPORATION

                              EMPLOYEE STOCK PURCHASE PLAN

     SECTION 1.  PURPOSE.

     The Plan was established to provide Eligible Employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions. The Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended.

     SECTION 2.  DURATION; PARTICIPATION PERIODS; SHARES AUTHORIZED.

     The Plan shall be in effect from October 1, 1990 to June 30, 2000. While the Plan is in effect, there shall be 117 Participation Periods, consisting of calendar months. The maximum aggregate number of shares of Stock available for purchase under the Plan shall be 500,000, subject to adjustment as provided in Section 11.

     SECTION 3. ADMINISTRATION.

     (a) The Plan shall be administered by the Board of Directors. The interpretation and construction by the Board of Directors of any provision of the Plan or of any right to purchase Stock granted under the Plan shall be conclusive and binding on all persons.

     (b) The Board of Directors may delegate the administration of the Plan to its Compensation Committee. The Committee may adopt such regulations and rules under the Plan as it considers appropriate.

     SECTION 4.  ELIGIBILITY AND PARTICIPATION.

     (a) Any individual who, on the date preceding the first day of a Participation Period, qualified as an Eligible Employee and has been employed by a Participating Company for not less than six months may elect to become a Participant in the Plan for a Participation Period by executing the enrollment form prescribed for such purpose by the Board of Directors. The enrollment form shall be filed with the Company not later than the 15th working day prior to the commencement of such Participation Period. The Eligible Employee shall designate on the enrollment form the percentage of his or her Compensation which he or she elects to have withheld for the purchase of Stock, which shall be a whole percentage of the Eligible Employee's Compensation, but not less than two percent (2%) nor more than ten percent (10%).

     (b) By enrolling in the Plan, a Participant is given the right to purchase the maximum number of whole and fractional shares of Stock which can be purchased with the amount of the Participant's Compensation which has been withheld during the Participation Period; provided, however, that with respect to any Participation Period no Participant shall purchase more than a maximum of 167 shares of Stock nor shares of Stock in excess of the amounts set forth in Section 12.

     (c) Once enrolled, a Participant shall continue to participate in the Plan for each succeeding Participation Period until he or she withdraws from the Plan or ceases to be an Eligible Employee. A Participant who withdraws from the Plan in accordance with Section 8 may again become a participant, if he or she then is an Eligible Employee, by following the procedure described in Section 4(a).

     SECTION 5.  EMPLOYEE CONTRIBUTIONS.

     A Participant may purchase shares of Stock solely by means of payroll deductions. Payroll deductions, as designated by the Participant pursuant to
Section 4(a), shall commence with the first payroll period in the Participation Period and shall continue in each subsequent payroll period during participation in the Plan. If a Participant wishes to change the rate of payroll withholding, he or she may do so by filing a new enrollment form with the Company not later than the 15th working day prior to the commencement of the Participation Period for which such change is to be effective.

     SECTION 6.  PLAN ACCOUNTS; PURCHASE OF SHARES.

     (a) The Company shall maintain a Plan Account on its books in the name of each Participant. As of the close of each payroll period in a Participation Period, the amount deducted from the Participant's Compensation shall be credited to the Participant's Plan Account. No interest shall be credited to Plan Accounts.

     (b) As of the last day of each Participation Period, the Participant is deemed to have elected to purchase the number of whole and fractional shares of Stock calculated in accordance with this subsection (b), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 8. The amount then in the Participant's Plan Account shall be divided by the Purchase Price, and the number of whole and fractional shares which results (subject to the limitations described in subsection 4(b) and subsection (c) below) shall be purchased from the Company with the funds in the Participant's Plan Account. At the election of the Participant, share certificates representing the number of shares of Stock so purchased shall be issued and delivered to the Participant as soon as reasonably practicable after the close of the Participation Period or a notation of noncertificated shares shall be made on the Stock records of the Company.

     (c) In the event that the aggregate number of shares which all Participants elect to purchase during a Participation Period exceeds the number of shares remaining available for issuance under the Plan, then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the number of shares which such Participant has elected to purchase and the denominator of which is the number of shares which all Participants have elected to purchase.

    (d) Any amount remaining in the Participant's Plan Account which represents cash equal to less than the price of the smallest fractional share which may be purchased under the Plan shall be carried over in the Participant's Plan Account to the next Participation Period. Any amount remaining in the Participant's Plan Account which represents the Purchase Price for whole and fractional shares which could not be purchased under subsection 4(b) or Subsection (c) above shall be refunded to the Participant in cash, without interest.

    SECTION 7.  PURCHASE PRICE.

    The Purchase Price for each share of Stock shall be 85 percent of the Fair Market Value of such share on the last trading day in the Participation Period.

     SECTION 8.  WITHDRAWAL FROM THE PLAN.

     A Participant may elect to withdraw from the Plan at any time before the last day of a Participation Period by filing the prescribed form with the Company. As soon as reasonably practicable thereafter, payroll deductions shall cease and the amount credited to the Participant's Plan Account shall be refunded to him or her in cash, without interest. A Participant who has withdrawn from the Plan shall not be a Participant in future Participation Periods, unless he or she again enrolls under Section 4.

     SECTION 9.  EFFECT OF TERMINATION OF EMPLOYMENT.

     Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 8. A transfer from one Participating Company to another shall not be treated as a termination of employment.

     SECTION 10.  RIGHTS NOT TRANSFERABLE.

     The rights of any Participant under the Plan, or any Participant's interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by will or the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by will or the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 8.

     SECTION 11.  RECAPITALIZATIONS, ETC.

     (a) The aggregate number of shares of Stock offered under the Plan and the number and price of shares which any Participant has elected to purchase shall be adjusted proportionately by the Board of Directors for any increase or decrease in the number of outstanding shares of Stock resulting from a subdivision or consolidation of shares, the payment of a stock dividend, or another increase or decrease in such shares effected without receipt or payment of consideration by the Company.

     (b) In the event of a dissolution or liquidation of the Company, or a merger or consolidation to which the Company is a constituent corporation, the Plan shall terminate, unless the plan of merger, consolidation or reorganization provides otherwise, and all amounts which have been withheld but not yet applied to purchase Stock hereunder shall be refunded, without interest. The Plan shall in no event be construed to restrict in any way the Company's right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

     SECTION 12.  LIMITATION ON STOCK OWNERSHIP.

     Any other provision hereof to the contrary notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if (a) such Participant, immediately after his or her election to purchase such Stock, would own stock possessing more than five percent (5%) of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company or (b) under the terms of the Plan such Participant's rights to purchase stock under this and all other qualified employee stock purchase plans of the Company or any parent or Subsidiary of the Company would accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined at the time when such right is granted) for each calendar year for which such right or option is outstanding at any time. Ownership of stock shall be determined after applying the attribution rules of Section 425(d) of the Internal Revenue Code of 1986, as amended. For purposes of this Section 12, each Participant shall be considered to own any stock which he or she has a right or option to purchase under this or any other plan, and each Participant shall be considered to have the right to purchase 167 shares of Stock under this Plan with respect to each Participation Period.

     SECTION 13. NO RIGHTS AS AN EMPLOYEE.

     Nothing in the Plan shall be construed to give any person the right to remain in the employ of a Participating Company. Each Participating Company reserves the right to terminate the employment of any person at any time, with or without cause.

     SECTION 14.  NO RIGHTS AS A STOCKHOLDER.

     A Participant shall have no rights as a stockholder with respect to any shares which he or she may have purchased, or may have a right to purchase, under the Plan until the date of issuance of a stock certificate for such shares or the date a notation of noncertificated shares shall have been made on the stock records of the Company.

     SECTION 15.  AMENDMENT OR DISCONTINUANCE.

     The Board of Directors shall have the right to amend, modify or terminate the Plan at any time and without notice; provided that no Participant's existing rights are adversely affected thereby and that, except as provided in Section 11, any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the stockholders of the Company in the manner provided in Section 16.

     SECTION 16.  STOCKHOLDER APPROVAL.

     The Plan and all elections to purchase shares hereunder shall be void, and all amounts which have been paid toward the Purchase Price of Stock hereunder shall be refunded without interest, unless the Plan is approved and ratified by the holders of the Company's outstanding voting shares within 12 months before or after the date when the Plan is adopted by the Board of Directors. The provisions of Section 6 notwithstanding, no stock certificates shall be issued to any Participant until the Plan has been approved and ratified in the above manner.

     SECTION 17.  DEFINITIONS.

     (a) BOARD OF DIRECTORS means the Board of Directors of the Company, as constituted from time to time.

     (b) COMMITTEE means the committee (if any) appointed to administer the Plan, as provided in Section 3(b).

     (c)  COMPANY means Foundation Health Corporation, a Delaware corporation.

     (d) COMPENSATION means the base compensation paid to a Participant by the Participating Companies, including shift differentials but excluding bonuses, commissions, overtime or any other pay for work outside the regular work schedule, as determined by the Board of Directors.

     (e) ELIGIBLE EMPLOYEE means any employee of a Participating Company who is customarily employed for more than twenty (20) hours per week and more than five (5) months per calendar year.

     (f) FAIR MARKET VALUE shall mean the market price of Stock, determined by the Board of Directors as follows:

          (i) If the Stock was traded over-the-counter on the date in question but was not classified as a national market issue, then the Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted by the NASDAQ system for such date;

         (ii) If the Stock was traded over-the-counter on the date in question and was classified as a national market issue, then the Fair Market Value shall be equal to the last-transaction price quoted by the NASDAQ system for such date;

        (iii) If the Stock was traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite-transactions report for such date; and

        (iv) If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Board of Directors in good faith on such basis as it deems appropriate. In all cases, the determination of Fair Market Value by the Board of Directors shall be conclusive and binding on all persons.

     (g) PARTICIPANT means an Eligible Employee who elects to participate in the Plan, as provided in Section 4(a).

     (h) PARTICIPATING COMPANY means the Company and each present or future Subsidiary, except Subsidiaries excluded by the Board of Directors.

     (i) PARTICIPATION PERIOD means a period during which contributions may be made toward the purchase of Stock under the Plan, as determined pursuant to Section 2.

     (j) PLAN means this Foundation Health Corporation Employee Stock Purchase Plan, as it may be amended from time to time.

     (k) PLAN ACCOUNT means the account established for each Participant pursuant to Section 6.

     (l) PURCHASE PRICE means the price at which Participants may purchase Stock under the Plan, as determined pursuant to Section 7.

     (m)  STOCK means the Common Stock of the Company.

     (n) SUBSIDIARY means a corporation, 50 percent or more of the total combined voting power of all classes of stock of which is owned by the Company or be another Subsidiary.

     SECTION 18.  EXECUTION.

     To record the adoption of the Plan by the Board of Directors on June 14, 1990, effective as of October 1, 1990, the Company has caused its authorized officer to execute the same this 12th day of September, 1990.


                                      FOUNDATION HEALTH CORPORATION


                                      By: /s/ Daniel D. Crowley
                                          ------------------------------
                                              Daniel D. Crowley
                                              Chief Executive Officer

                            FIRST AMENDMENT TO THE
                         FOUNDATION HEALTH CORPORATION
                         EMPLOYEE STOCK PURCHASE PLAN

     WHEREAS, Foundation Health Corporation, a Delaware corporation (the "Company"), has adopted and maintained an employee stock purchase plan for the benefit of its employees entitled the "Foundation Health Corporation Employee Stock Purchase Plan" (the "Plan");

     WHEREAS, effective as of April 1, 1997, a subsidiary of Foundation Health Systems, Inc. ("FHS") merged with and into the Company, and the Company became a wholly owned subsidiary of FHS;

     WHEREAS, the Company desires to amend the Plan so that it remains in effect following such merger, and to substitute FHS Class A Common Stock for the common stock of the Company to be available for purchase under the Plan after April 1, 1997; and

     WHEREAS, FHS has resolved to offer its Class A Common Stock to eligible employees of the Company for purchase under the Plan, subject to the approval of the shareholders of FHS.

     NOW THEREFORE, pursuant to the power of amendment contained in Section 15 of the Plan, the Plan is hereby amended as follows, effective April 1, 1997 and subject to approval and ratification by the holders of the outstanding voting shares of FHS no later than March 31, 1998:

     1. Sections 6(b), 11(a), 14, 15 and 16 of the Plan are hereby amended by deleting the references to "the Company" therein, and inserting references to "Foundation Health Systems, Inc." in lieu thereof.

     2. Section 2 of the Plan is hereby amended by deleting the reference to "500,000" in the second sentence thereof, and inserting a reference to "650,000" in lieu thereof.

     3. Section 3(b) of the Plan is hereby amended by deleting the first sentence thereof, and inserting the following sentence in lieu thereof:

          The Board of Directors may delegate the administration of the Plan to the Compensation and Stock Option Committee of the board of directors of Foundation Health Systems, Inc.

     4. Sections 4 and 12 of the Plan are hereby amended by deleting the reference to "167" therein and inserting a reference to "217" in lieu thereof.

     5. Section 8 of the Plan is hereby amended by deleting the first and second sentences thereof, and inserting the following sentences in lieu thereof:

          A Participant may elect to withdraw from the Plan at any time before the last day of a Participation Period, or by such later time as designated by the Board of Directors or by the Compensation and Stock Option Committee of the board of directors of Foundation Health Systems, Inc., if such committee is administering the Plan pursuant to Section 3(b) of the Plan, by filing the prescribed form with the

     Company. As soon as reasonably practicable after the Participant has effectively withdrawn from the Plan, payroll deductions shall cease and the amount credited to the Participant's Plan Account shall be refunded to him or her in cash, without interest.


     6. Sections 11(a) and 18(f) (as renumbered below) of the Plan are hereby amended by deleting the references to "the Board of Directors" therein, and inserting references to "the board of directors of Foundation Health Systems, Inc." in lieu thereof.

     7. Section 11(b) of the Plan is hereby amended by deleting the references to "the Company" therein, and inserting references to "the Company or Foundation Health Systems, Inc." in lieu thereof.

     8. Section 15 of the Plan is hereby amended by deleting the clause "at any time and without notice," and inserting the clause "with the prior approval of the Compensation and Stock Option Committee of the board of directors of Foundation Health Systems, Inc." in lieu thereof.

     9. Sections 17 and 18, and all references thereto, are renumbered as Sections 18 and 19, respectively, and the following new Section 17 is added to the Plan:

          SECTION 17. CONTINUATION OF PLAN FOLLOWING MERGER WITH FOUNDATION HEALTH SYSTEMS, INC.


          Notwithstanding anything in the Plan to the contrary, the Plan shall continue to be maintained for the benefit of Eligible Employees of Participating Companies on and after April 1, 1997, and amounts credited to Plan Accounts on and after such date shall be used to purchase shares of Foundation Health Systems, Inc. Class A Common Stock. The continuation of the Plan and all elections to purchase shares of Stock under the Plan on or after April 1, 1997 shall be void, and all amounts which are credited to Plan Accounts on or after such date or which are paid toward the Purchase Price of Stock on or after April 30, 1997 shall be refunded without interest, unless such continuation is approved and ratified by the holders of the outstanding voting shares of the common stock of Foundation Health Systems, Inc., in accordance with section 423 of the Internal Revenue Code of 1986, as amended, no later than March 31, 1998. The provisions of Section 6 notwithstanding, no stock certificates shall be issued to any participant on or after April 30, 1997 until the continuation of the Plan has been approved and ratified in the manner described above.

     10. Section 18(m) (as renumbered) is hereby deleted in its entirety, and the following section is inserted in lieu thereof:

          (m) STOCK means the Class A Common Stock of Foundation Health Systems, Inc.









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